                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)


FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                      Xerographic Laser Images Corporation

                                      [ ]
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): one-fiftieth of one percent (1%) of cash payment of $15,000,000.

   4) Proposed maximum aggregate value of transaction: $15,000,000

   5) Total fee paid: $3,000

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                      XEROGRAPHIC LASER IMAGES CORPORATION
                              101 BILLERICA AVENUE
                                5 BILLERICA PARK
                           NORTH BILLERICA, MA 01862
                                 (978) 670-5999

                                                                          , 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Xerographic Laser Images Corporation ("XLI") to be held at 10:00 A.M. on
[               ], 1998 at the offices of Warner & Stackpole LLP, 75 State
Street, Sixth Floor, Boston, MA 02109.

     At the Special Meeting, the stockholders of XLI (the "XLI Stockholders") will be asked to consider and vote upon (i) the proposed merger (the "Merger") of OTI Acquisition Corporation, a Delaware corporation ("OTI Acquisition"), a newly formed, wholly-owned subsidiary of Pixel Magic, Inc., a Massachusetts corporation ("Pixel"), with and into XLI, pursuant to which XLI will become a wholly-owned subsidiary of Pixel; (ii) the adoption of the Plan of Reorganization and Agreement of Merger, dated as of January 29, 1998 (the "Merger Agreement"), among XLI, OTI Acquisition, Pixel, Oak Technology, Inc., a Delaware corporation ("Oak"), of which Pixel is a wholly-owned subsidiary, and certain stockholders of XLI (the "Party Stockholders"); and (iii) the appointment of representatives of the holders of the capital stock of XLI (the "Stockholder Representatives").

     The Merger Agreement provides, among other things, that at the effective time of the Merger, the holders of XLI Common Stock and XLI Preferred Stock will receive for each of their shares, a payment having a value to be determined in part on the basis of the total number of shares outstanding on a partially diluted basis at the effective time of the Merger ("Merger Cash"), and a conditional right to receive an additional amount per share having a value to be determined based upon XLI achieving certain milestones during the three-year period commencing with the quarter ending March 31, 1998, and ending December 31, 2000 ("Contingent Cash"). Merger Cash shall be an amount calculated by dividing $3,675,000 by the total number of shares of XLI Common Stock outstanding at the Effective Time of the Merger (which total includes the number of shares of XLI Common Stock into which the shares of XLI Preferred Stock are convertible and the number of shares of XLI Common Stock purchasable under any outstanding XLI Private Warrants). This total number of shares of XLI Common Stock is currently 4,369,370. Based upon the number of shares of XLI Common Stock and XLI Preferred Stock currently outstanding (which amount is not expected to change), holders of XLI Common Stock shall be entitled to receive approximately $0.84 per share in Merger Cash, and holders of XLI Preferred Stock shall be entitled to receive approximately $2.09 per share of Preferred Stock in Merger Cash. If XLI meets the milestones entitling XLI Stockholders to Contingent Cash, holders of XLI Common Stock will receive a maximum of approximately $2.59 per share in Contingent Cash, and holders of XLI Preferred Stock will receive a maximum of approximately $6.37 per share in Contingent Cash. The Merger Cash payment of approximately $0.84 per share to the holders of XLI Common Stock, and approximately $2.09 per share to the holders of XLI Preferred Stock, is the only unconditional consideration to be received by the XLI Stockholders. The terms of the Merger (including a more detailed description of the consideration to be received by XLI Stockholders), and the conditions to its completion, are described in the attached Proxy Statement. The complete text of the Merger Agreement appears as Appendix A to the Proxy Statement.

     Your Board of Directors believes that the Merger being presented to the XLI Stockholders is in the best interests of the XLI Stockholders and recommends that you vote in favor of the approval of the Merger, the adoption of the Merger Agreement, and the appointment of the Stockholder Representatives.

     A majority of the outstanding shares of XLI Common Stock and a majority of the outstanding shares of XLI Preferred Stock, each voting as a separate class, must vote in favor of the Merger Agreement for the Merger to become effective.

     We urge you to read the attached Proxy Statement and to consider your vote very carefully. REGARDLESS OF THE SIZE OF YOUR HOLDINGS, IT IS IMPORTANT THAT YOUR SHARES BE VOTED AT THE SPECIAL MEETING. Whether or not you are personally able to attend the Special Meeting, please be certain to complete, sign, date and return the enclosed Proxy Card promptly. If you do attend the Special Meeting, you may still revoke your proxy and vote in person. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          Anthony D. D'Amelio

                      XEROGRAPHIC LASER IMAGES CORPORATION
                              101 BILLERICA AVENUE
                                5 BILLERICA PARK
                           NORTH BILLERICA, MA 01862

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD [            ], 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Xerographic Laser Images Corporation ("XLI") will be held at 10:00
A.M. on [            ], 1998 at the offices of Warner & Stackpole LLP, 75 State
Street, Sixth Floor, Boston, MA 02109, for the purpose of considering and acting upon the following matters as set forth in the accompanying Proxy Statement:

          1. To consider and vote upon the proposed merger (the "Merger") of OTI Acquisition Corporation, a Delaware corporation ("OTI Acquisition"), a newly formed, wholly-owned subsidiary of Pixel Magic, Inc., a Massachusetts corporation ("Pixel"), with and into XLI, pursuant to which XLI will become a wholly-owned subsidiary of Pixel.

          2. To ratify and approve the Plan of Reorganization and Agreement of Merger, dated as of January 29, 1998 (the "Merger Agreement"), among XLI, OTI Acquisition, Pixel, Oak Technology, Inc., a Delaware corporation ("Oak"), of which Pixel is a wholly-owned subsidiary, and certain stockholders of XLI (the "Party Stockholders").

          3. To appoint Daniel J. Allen, Adam L. Carley, Anthony D. D'Amelio, Joseph L. Katz and Vincent J. Spoto as representatives of the holders of the capital stock of XLI (the "Stockholder Representatives") to act as attorneys-in-fact of the stockholders of XLI with authority to make all decisions on behalf of the XLI Stockholders with respect to any matters upon which the Stockholder Representatives are authorized to act under the Merger Agreement.

          4. The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


     In accordance with the By-Laws, the Board of Directors fixed the close of business on May 5, 1998, as the date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. A certified list of XLI Stockholders entitled to vote at the Special Meeting will be available at the offices of XLI, 101 Billerica Avenue, 5 Billerica Park, North Billerica, MA 01862, for examination, during business hours, by any stockholder for any purpose germane to the Special Meeting for a period of not less than ten days immediately preceding the Special Meeting.


     XLI Stockholders may dissent from the merger transaction and obtain payment for their shares as provided by Delaware law as described in the accompanying Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ JAMES L. SALERNO

                                          James L. Salerno, Secretary

[            ], 1998

                      XEROGRAPHIC LASER IMAGES CORPORATION
                              101 BILLERICA AVENUE
                                5 BILLERICA PARK
                           NORTH BILLERICA, MA 01862

                                PROXY STATEMENT

     This Proxy Statement is being furnished to the stockholders (the "XLI Stockholders") of Xerographic Laser Images Corporation, a Delaware corporation ("XLI"), in connection with the Special Meeting of Stockholders of XLI (the
"Special Meeting") to be held at 10:00 A.M. on [            ], 1998 at the
offices of Warner & Stackpole LLP, 75 State Street, Sixth Floor, Boston, MA 02109. The accompanying proxy is being solicited by XLI's Board of Directors (the "Board of Directors") to be voted at the Special Meeting and any adjournments or postponements thereof.


     The approximate date on which this Proxy Statement and the accompanying
proxy is intended to be mailed to XLI Stockholders is on or about [         ,
1998].


     At the Special Meeting, the XLI Stockholders will be asked to consider and vote upon (i) the proposed merger of OTI Acquisition Corporation, a Delaware corporation, ("OTI Acquisition"), a newly formed, wholly-owned subsidiary of Pixel Magic, Inc., a Massachusetts corporation ("Pixel"), with and into XLI, pursuant to which XLI will become a wholly-owned subsidiary of Pixel; (ii) the adoption of the Plan of Reorganization and Agreement of Merger, dated as of January 29, 1998 (the "Merger Agreement"), among XLI, OTI Acquisition, Pixel, Oak Technology, Inc., a Delaware corporation ("Oak"), of which Pixel is a wholly-owned subsidiary, and certain stockholders of XLI (the "Party Stockholders"); and (iii) the appointment of representatives of the holders of the capital stock of XLI (the "Stockholder Representatives"). A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A.

     The aggregate amount of consideration to be paid to the holders of XLI Common Stock and its equivalents, ranges from a minimum amount of $3,675,000 to be paid upon effectiveness of the transaction ("Merger Cash"), to a maximum amount of $15,000,000, with any amounts in excess of the Merger Cash to be paid during the period commencing with the quarter ending March 31, 1999 and ending December 31, 2000. Any amount payable in excess of the Merger Cash, but not to exceed $15,000,000, is contingent upon XLI achieving certain milestones for the three (3) year period commencing January 1, 1998 and ending December 31, 2000 ("Contingent Cash").

     The Merger Agreement provides for the merger (the "Merger") of OTI Acquisition with and into XLI, pursuant to which each outstanding share of XLI Common Stock and each outstanding share of XLI Preferred Stock (each share of XLI Preferred Stock shall be convertible into 2.4884 shares of XLI Common Stock) (collectively, the "XLI Stock"), will be converted into Merger Cash in accordance with the formula set forth in Section 2.4.3 of the Merger Agreement. Any XLI warrants that shall not have been exercised prior to the Effective Time of the Merger and by their terms do not expire at or prior to the Effective Time will be converted into the right to receive Merger Cash upon the exercise of the XLI warrant by the holder thereof and delivery of the exercise price therefor.
Section 2.4.3 of the Merger Agreement provides that Merger Cash shall be an amount calculated by dividing $3,675,000 by the total number of shares of XLI Common Stock outstanding at the Effective Time of the merger (which total includes the number of shares of XLI Common Stock into which the shares of XLI Preferred Stock are convertible and the number of shares of XLI Common Stock purchasable under any outstanding XLI Private Warrants). This total number of shares of XLI Common Stock is currently 4,369,370. Based upon the number of shares of XLI Common Stock and XLI Preferred Stock currently outstanding (which amount is not expected to change, based upon the assumption that any XLI Warrants currently outstanding will not be exercised, and will be fixed at the time of the shareholder vote), and based upon the fact that there are no XLI Private Warrants outstanding and XLI has no intention of issuing any additional Private Warrants, holders of XLI Common Stock shall be entitled to receive approximately $0.84 per share in Merger Cash, and holders of XLI Preferred Stock shall be entitled to receive approximately $2.09 per share of Preferred Stock in Merger Cash.

     In addition to Merger Cash, XLI Stockholders may receive Contingent Cash, the amount of which is contingent upon XLI achieving certain milestones during the three-year period commencing January 1, 1998 and ending December 31, 2000. There will be no Contingent Cash payments unless and until the sum of (i) 56% of XLI's Gross Product Revenue, (ii) $1.00 for each Digital Modulator Feature IC sold and (iii) $2.00 for each Multiple Feature IC sold, exceeds $3,675,000 plus any post-closing audit adjustments (which amount, based upon XLI's balance sheet as of March 31, 1998, is $226,180, and is expected to increase prior to closing) and indemnification amounts owed to Oak, if any. Thereafter, any Contingent Cash payments will be dependent on XLI's financial performance and will be subject to set-off for any indemnification claims for breach of the Merger Agreement, if any. If XLI meets the financial milestones specified in the Merger Agreement, holders of XLI Common Stock will receive a maximum of approximately $2.59 per share in Contingent Cash, and holders of XLI Preferred Stock will receive a maximum of approximately $6.37 per share in Contingent Cash. Payments of Contingent Cash amounts, if any, shall be made within 45 days after the end of each calendar quarter commencing with the quarter ending March 31, 1999, and ending with the quarter ending December 31, 2000. Upon the exercise of the XLI Warrants, in addition to any applicable Merger Cash, each warrant will be converted into the right to receive Contingent Cash. THE PAYMENT OF CONTINGENT CASH TO XLI STOCKHOLDERS IS CONTINGENT UPON XLI'S FUTURE FINANCIAL PERFORMANCE, AND IS NOT GUARANTEED. SEE "RISK FACTORS."


     IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER, PLEASE BE ADVISED THAT THE MERGER CASH PAYMENT OF APPROXIMATELY $0.84 PER SHARE TO THE HOLDERS OF XLI COMMON STOCK, AND APPROXIMATELY $2.09 PER SHARE TO THE HOLDERS OF XLI PREFERRED STOCK, IS THE ONLY UNCONDITIONAL CONSIDERATION TO BE RECEIVED BY THE XLI STOCKHOLDERS.

     Accompanying this Proxy Statement is a notice of the Special Meeting and a form of proxy, attached to this Proxy Statement as Appendix E, solicited by the Board of Directors. Proxies in the accompanying form which are properly executed and duly returned to XLI and not revoked prior to the voting at the Special Meeting will be voted as specified. If no contrary specification is made and if not designated as broker non-votes, the shares represented by the enclosed proxy will be voted FOR the approval of the Merger. In addition, the shares represented by the enclosed proxy will be voted by the persons named therein, in such persons' discretion, with respect to any other business which may properly come before the Special Meeting or any adjournments or postponements thereof. Any XLI Stockholder giving a proxy has the power to revoke it at any time prior to the voting by filing with the Secretary of XLI written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting.


     The Board of Directors has fixed the close of business on May 5, 1998 as the record date for the determination of XLI Stockholders who are entitled to receive notice of and to vote at the Special Meeting. A majority of the outstanding shares of XLI Common Stock and a majority of the outstanding shares of XLI Preferred Stock, each voting as a separate class, must vote in favor of the Merger Agreement for the Merger to become effective.



     On May 5, 1998, the record date for the Special Meeting, XLI had outstanding 3,574,941 shares of XLI Common Stock and 315,238 shares of XLI Preferred Stock. Each share of XLI Common Stock is entitled to one vote per share with respect to the proposed Merger and any other matters to be voted upon at the Special Meeting. Each share of XLI Preferred Stock is entitled to one vote per share with respect to the proposed Merger. For other matters, if any, which may be voted upon at the Special Meeting, the holders of XLI Preferred Stock shall vote with the holders of XLI Common Stock as a single class, with each share of XLI Preferred Stock entitled to the number of votes that he or she would have if such shares were converted into XLI Common Stock.


     In accordance with the laws of the State of Delaware, shares represented by proxies marked as abstentions or designated as broker non-votes will be counted for purposes of determining a quorum. Shares represented by proxies marked as abstentions will also be treated as present for purposes of determining the outcome of a vote on any matter, but will not constitute a vote "for" or "against" any matter. Shares represented by proxies designated as broker non-votes, however, will not be treated as present for purposes of determining the outcome of a vote on any matter.

     TO THE EXTENT THAT THIS PROXY STATEMENT DISCUSSES EXPECTATIONS ABOUT MARKET CONDITIONS OR ABOUT MARKET ACCEPTANCE AND FUTURE SALES OF XLI'S, PIXEL'S OR OAK'S PRODUCTS, OR OTHERWISE MAKES STATEMENTS ABOUT THE FUTURE, SUCH STATEMENTS ARE FORWARD-LOOKING AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE. THESE FACTORS INCLUDE THE ABILITY OF XLI TO COMPLETE THE MERGER, THE ABILITY OF XLI TO MEET THE MILESTONES ENTITLING XLI STOCKHOLDERS TO CONTINGENT CASH, THE CYCLICAL NATURE OF THE INDUSTRY, RISKS ASSOCIATED WITH THE ACCEPTANCE OF NEW PRODUCTS BY INDIVIDUAL CUSTOMERS AND BY THE MARKETPLACE, AND OTHER FACTORS DISCUSSED HEREIN AND IN THE BUSINESS DESCRIPTION AND MANAGEMENT'S DISCUSSION AND ANALYSIS SECTIONS OF XLI's QUARTERLY REPORT ON FORM 10-QSB FOR THE FISCAL QUARTER ENDED MARCH 31, 1998, AND XLI's ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS AMENDED.

                      XEROGRAPHIC LASER IMAGES CORPORATION

                                PROXY STATEMENT

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY OF PROXY STATEMENT..................................    6
RISK FACTORS................................................   10
GENERAL INFORMATION.........................................   11
  Purpose of the Special Meeting............................   11
  Vote Required and Ownership...............................   11
  Proxies...................................................   11
  Oak, Pixel, and OTI Acquisition Information...............   12
THE MERGER..................................................   13
  Introduction..............................................   13
  Parties to the Merger.....................................   13
  Background of and Reasons for the Merger..................   13
  Recommendation of Board of Directors......................   14
  Interest of Certain Persons in the Merger.................   14
  Payment of Merger Cash and Contingent Cash by Oak.........   15
  Accounting Treatment of the Merger........................   15
  Certain Federal Income Tax Consequences of the Merger.....   16
TERMS OF THE MERGER AGREEMENT...............................   17
  Effective Date and Time of the Merger.....................   17
  Effect of Merger on Outstanding Securities................   17
     Effect of Merger on XLI Common Stock and XLI Preferred
      Stock.................................................   17
     Effect of Merger on XLI Warrants.......................   17
     Effect of Merger on XLI Common Stock Equivalents.......   17
     Calculation of Merger Cash.............................   18
     Calculation of Contingent Cash.........................   18
  Exchange of Certificates; Payment of Merger Cash..........   19
     Exchange of Merger Cash for XLI Stock..................   19
     Escrow of Merger Cash for Private Warrants.............   19
     Exchange Procedures....................................   20
  Payment of Contingent Cash................................   20
  Escrow of Contingent Cash.................................   21
  Set-Off and Indemnity Hold Back...........................   22
  Audit Rights..............................................   22
  Distributions from Escrow.................................   22
     Initial Escrow Distribution............................   22
     Upon Exercise of XLI Warrants..........................   22
     Upon Termination of the Escrow Agreement...............   23
     Allocation of XLI Warrant Exercise Amounts.............   23
  Representations and Warranties; Covenants.................   24
  Conditions to the Merger..................................   24
  Termination; Amendment and Waiver.........................   24
  Post-Closing Adjustment...................................   25
  Non-Recourse Indemnification..............................   25
  Provisions Relating to the Stockholder Representatives....   26

                                                              PAGE
                                                              ----
APPRAISAL RIGHTS............................................   27
OPINION OF FINANCIAL ADVISOR................................   28
DIVIDENDS...................................................   33
MATERIAL CONTRACTS..........................................   33
MARKET PRICES...............................................   33
STATEMENT REGARDING ACCOUNTANTS' REPRESENTATIVES............   33
INFORMATION CONCERNING XLI..................................   33
  Description of Business...................................   33
  Products and Product Development..........................   34
  Sales and Marketing.......................................   34
  Patents and Proprietary Information.......................   35
  The Year 2000 Issue.......................................   35
  Personnel.................................................   35
  Description of Property...................................   36
  Legal Proceedings.........................................   36
  Further Information Concerning the Business of XLI........   36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF XLI FOR THE FISCAL QUARTER
  ENDED MARCH 31, 1998......................................   37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF XLI FOR THE FISCAL YEAR ENDED
  DECEMBER 31, 1997.........................................   38
MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER
  MATTERS...................................................   43
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE..................................   43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF XLI.........................................   44
INFORMATION CONCERNING OTI ACQUISITION......................   45
INFORMATION CONCERNING OAK AND ITS SUBSIDIARIES.............   45
  General...................................................   45
  Optical Storage Market....................................   45
  Consumer Electronics......................................   45
  Digital Office Equipment Market...........................   45
  Further Information Concerning the Business of Oak and its
     Subsidiaries...........................................   46
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........   47
FINANCIAL STATEMENTS OF XLI.................................  F-1
APPENDIX A  --   PLAN OF REORGANIZATION AND AGREEMENT OF MERGER..............
            --   Form of Escrow Agreement (Exhibit B of the Plan of
                 Reorganization and Agreement of Merger).....................
            --   Form of Exchange Agent Agreement (Exhibit C of the Plan of
                 Reorganization and Agreement of Merger).....................
APPENDIX B  --   SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.........
APPENDIX C  --   XLI's Annual Report on Form 10-KSB for the fiscal year ended
                 December 31, 1997, as amended...............................
            --   XLI's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998........................................

APPENDIX D  --   Oak's Annual Report on Form 10-K for the fiscal year ended
                 June 30, 1997...............................................
            --   Oak's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998........................................
            --   Oak's Form 8-K dated January 22, 1998.......................
APPENDIX E  --   FORM OF PROXY CARD..........................................

                           SUMMARY OF PROXY STATEMENT

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is necessarily incomplete and is qualified in its entirety by reference to the full text of, and to the documents referred to in, this Proxy Statement and its appendices. The descriptions in the following summary and in the full text of this Proxy Statement of the terms and conditions of the Merger Agreement are qualified in their entirety by reference to the Merger Agreement attached to this Proxy Statement as Appendix A.

DATE, TIME, AND PLACE OF
SPECIAL MEETING:...........  [               ], 1998 at 10:00 A.M. at the
                             offices of Warner & Stackpole LLP, 75 State Street,
                             Sixth Floor, Boston, MA 02109.

PURPOSE:...................  To consider and vote upon (i) the proposed Merger;
                             (ii) a proposal to adopt the Merger Agreement; and
                             (iii) the appointment of the Stockholder
                             Representatives. See "GENERAL
                             INFORMATION -- Purpose of the Special Meeting."

THE PARTIES:...............  XLI, Oak Technology, Inc., Pixel Magic, Inc., OTI
                             Acquisition Corporation, and the Party
                             Stockholders.


RECORD DATE:...............  May 5, 1998


VOTE REQUIRED:.............  The affirmative vote of a majority of the outstanding XLI Common Stock and a majority of the outstanding XLI Preferred Stock, each voting as a separate class.

RECOMMENDATION:............  XLI's Board of Directors has approved the Merger
                             Agreement, having determined that the acquisition of XLI pursuant to the Merger Agreement is fair and in the best interests of XLI and its shareholders. The Board recommends a vote in favor of approving the Merger, adopting the Merger Agreement, and appointing the Stockholder Representatives. See "THE MERGER -- Reasons for the Merger; Recommendation of Board of Directors."

                                   THE MERGER

BACKGROUND OF AND REASONS
FOR THE MERGER:............  On July 22, 1997, XLI received a telephone call from Peter Besen of Pixel indicating a conditional interest in a possible merger between Pixel and XLI in which shares of XLI Common Stock would be exchanged for cash. On November 5, 1997, XLI engaged Montgomery Capital Corporation ("Montgomery") to act as its exclusive financial advisor to assist XLI in evaluating the Pixel proposal and to advise XLI with respect to possible alternatives to maximize shareholder value, including remaining independent, effecting a corporate restructuring, initiating discussions with others, or evaluating other plans of business reorganization. From July until October 15, 1997, when Pixel and XLI entered into a letter of intent, XLI had several discussions and meetings with representatives of Pixel. At a meeting on January 21, 1998, XLI's Board approved the Merger Agreement, having determined that the acquisition of XLI pursuant to the Merger Agreement was fair to and in the best interests of XLI and its shareholders. In making such determination the Board considered many factors, including the factors discussed below with respect to the Merger Agreement. XLI's Board of Directors' determination that the acquisition of XLI pursuant to the Merger Agreement is fair to and in the best interests of XLI and its shareholders was based upon consideration of many factors, including: (i) XLI's business, financial condition, and future prospects and the current conditions of the industry in which it operates;
                             (ii) the alternatives available to XLI to maximize shareholder value; (iii) the price being offered to XLI's shareholders pursuant to the Merger Agreement; (iv) the potential interest of other parties who might be interested in a possible transaction with XLI; (v) Montgomery's opinion, based upon certain assumptions described in its opinion that the consideration proposed to be paid to XLI Stockholders pursuant to the Merger Agreement is fair to the shareholders from a financial point of view; (vi) the terms and conditions of the Merger Agreement; and (vii) XLI's continued ability under the Merger Agreement to provide information to and negotiate with any other parties interested in acquiring XLI, subject to the condition that XLI pay to Oak a termination fee of $450,000 in order to effectuate the termination of the Merger Agreement and the abandonment of the Merger. For additional information on the background of and reasons for the Merger, see "THE MERGER -- Background of and Reasons for the Merger; Recommendation of Board of Directors; and Opinion of Financial Advisor."

EFFECT OF MERGER ON
OUTSTANDING SECURITIES:....  At the Effective Time of the Merger, each outstanding share of XLI Common Stock and XLI Preferred Stock shall by virtue of the Merger be converted into an amount per share calculated as set forth in the Merger Agreement. Each XLI Warrant shall be converted into the right to receive an amount per share purchasable under the XLI Warrant, upon exercise of the XLI Warrant by the holder thereof and delivery of the exercise price therefor. See "TERMS OF THE MERGER
                             AGREEMENT -- Effect of Merger on Outstanding
                             Securities."

CONDITIONS TO THE
MERGER:....................  Consummation of the Merger is subject to the satisfaction of numerous conditions. See "TERMS OF THE MERGER AGREEMENT -- Conditions to the Merger."

EFFECTIVE TIME AND DATE:...  Effective Time means the Delaware local time at which the Statutory Certificate of Merger is filed with and is declared effective by the Secretary of State of the State of Delaware. Effective Date means the date on which the Statutory Certificate of Merger is filed with and is declared effective by the Secretary of State of the State of Delaware.

EXCHANGE OF CERTIFICATES;
  PAYMENT OF MERGER
  CASH:....................  Promptly after the Effective Date of the Merger,
                             Oak shall make available to the Exchange Agent, $3,675,000 to be made available for payment of Merger Cash. As soon as practicable after the Effective Time, transmittal letters will be mailed to all record holders of XLI Common Stock and XLI Preferred Stock, on such date for use in exchanging certificates formerly representing such XLI Common Stock and XLI Preferred Stock. See "TERMS OF THE MERGER AGREEMENT -- Exchange of Certificates; Payment of Merger Cash."

PAYMENT OF CONTINGENT
CASH:......................  At such time as the amount of Contingent Cash is a positive amount, it shall be delivered by Oak to the Escrow Agent and held in escrow. Following the quarter ending March 31, 1999, the Escrow Agent shall deliver to the Exchange Agent certain funds held in escrow for distribu-tion to the XLI Stockholders. Thereafter, payments of Contingent Cash shall be delivered to the Exchange Agent for distribution. See "TERMS OF THE MERGER AGREEMENT -- Payment of Contingent Cash."

RISK FACTORS:..............  The ability of XLI to meet the milestones entitling
                             XLI Stockholders to Contingent Cash is subject to certain risks and uncertainties, including but not limited to, successful integration of the businesses of XLI and Pixel, market acceptance of XLI products, and competition in the enhanced resolution printing industry. See "RISK FACTORS."

DISTRIBUTIONS FROM
ESCROW:....................  Distributions shall be made from the escrow by the
                             Escrow Agent in accordance with the Escrow
                             Agreement. See "TERMS OF THE MERGER
                             AGREEMENT -- Distributions from Escrow."

FEDERAL TAX
CONSEQUENCES:..............  As a consequence of the Merger, a holder of XLI
                             Common Stock or XLI Preferred Stock will recognize taxable gain or loss for federal income tax purposes equal to the difference between the shareholder's adjusted tax basis in his or her shares and the amount of Merger Cash and Contingent Cash received for such shares in the Merger. Each XLI Stockholder should consult his or her tax advisor with respect to individual tax consequences of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."

APPRAISAL RIGHTS:..........  Record holders of XLI Common Stock or XLI Preferred
                             Stock are entitled to seek appraisal of their shares if the Merger is consummated, provided that certain procedures are followed. Failure to take the necessary steps will result in a termination of Appraisal Rights. See "APPRAISAL RIGHTS."

MARKET PRICES:.............  The high and low sale prices of XLI Common Stock as of January 29, 1998, the date preceding public announcement of the Merger, were $0.53125 and $0.46875, respectively. The high and low sale prices of XLI Preferred Stock as of January 29, 1998 were both $0.65625.

TERMINATION:...............  The Merger Agreement may be terminated and the
                             Merger abandoned at any time prior to the Effective Date (whether before or after approval of the XLI Stockholders) under certain circumstances, including, but not limited to, the receipt by XLI of a transaction proposal from a third party that is deemed superior to the Merger proposal. Termination of the Merger by XLI in such instance would be conditional upon payment of a termination fee in the amount of $450,000 to Oak. See "TERMS OF THE MERGER AGREEMENT -- Termination; Amendment and Waiver."

                                  RISK FACTORS

     In addition to the other information included in this Proxy Statement, the following risk factors should be considered carefully in evaluating the proposed Merger, and, in particular, the likelihood that XLI will meet the financial milestones entitling XLI Stockholders to Contingent Cash.

     Risks Associated with Integration. The integration of the businesses of XLI and Pixel involves numerous risks, including the difficulty of assimilating their operations, technologies and products, the risks of entering markets in which XLI has no or limited direct prior experience and must compete with competitors having stronger market positions, and the potential loss of key employees of XLI. The integration of the businesses requires, among other things, integration of product offerings and coordination of sales, marketing, research and development. There can be no assurance that such integration will be accomplished efficiently or successfully.

     No Obligation to Fund XLI. During the term of the employment of Anthony D'Amelio pursuant to the employment agreement to be entered into by and between Pixel and Mr. D'Amelio, Mr. D'Amelio shall submit to Pixel for the review and approval of Pixel, prior to any funding of XLI operations by Pixel, an operating budget for XLI. To the extent that XLI is unable to fund its operations from cash flows, Pixel may provide such funding but is not so obligated under the terms of the Merger Agreement. If XLI's cash flows from operations are insufficient and no cash infusions are forthcoming from Pixel, XLI may be forced to reduce the scope of its operations which may have a negative effect on XLI's ability to meet the Contingent Cash financial milestones.

     Market Acceptance. XLI's target markets are the printer supplier market and printer controller OEMs. XLI's first ASIC (Application Specific Integrated Circuit) product, the XLI-2050 ImageChip, was introduced to the market in 1997. XLI's success is dependent upon its ability to gain market acceptance of its products, which will depend upon the ability of XLI to demonstrate the advantages of its products over other technology offered by other companies. The failure of XLI to penetrate its target markets would have a material adverse effect upon its operations and prospects.

     No Assurance of Successful Future Product Development; Rapid Technological Change; Technological Obsolescence. There can be no assurance that any of XLI's future products will be successfully developed or, if developed, will be successfully marketed. The printer market is characterized by extensive research and development and rapid technological change. XLI's future success will depend in large part on its ability to develop and introduce new products that keep pace with technological developments, achieve market acceptance and respond to customer requirements that are constantly evolving. Development by others of new or improved products, processes or technologies may make XLI's products or proposed products obsolete or less competitive. Any failure by XLI to anticipate or respond adequately to technological developments and customer requirements or any significant delays in product development or introduction could result in a loss of competitiveness or could materially and adversely affect XLI's operating results.

     No Assurance of Significant Revenues or Operating Profit. To date, XLI has not recognized any profits from product sales and has experienced significant operating losses since inception. XLI's independent accountants have expressed substantial doubt about XLI's ability to continue as a going concern. In light of XLI's operating losses, there can be no assurance that XLI will generate the product revenues necessary to entitle XLI Stockholders to Contingent Cash payments. XLI's ability to achieve significant revenue and profitability is dependent on successful marketing of its existing technology and further development of the XLI-2050 ImageChip, of which there can be no assurance.

     Competition. XLI's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price-to-performance characteristics. Competitive pressures often necessitate price reduction which may adversely affect operating results. There can be no assurance that XLI will be able to compete successfully against existing competitors or new entrants to the marketplace. Significant decreases in the cost of 1200 dpi printer engines and system memory may adversely affect the advantages of XLI's technology.


     Post-Closing Adjustment. Pursuant to Section 9 of the Merger Agreement, Oak shall have thirty (30) days following the Effective Date to conduct an audit of XLI's closing balance sheet. If such audit establishes that the net deficit of XLI is greater than $825,000, then any Contingent Cash payable shall be reduced by the amount of any deficit in excess of $825,000. As of March 31, 1998, XLI had a net deficit of $1,051,180, which is expected to increase prior to closing.

                              GENERAL INFORMATION

PURPOSE OF THE SPECIAL MEETING

     The purpose of the Special Meeting is to consider and vote upon (i) the proposed Merger pursuant to which OTI Acquisition will be merged with and into XLI, and XLI will become a wholly-owned subsidiary of Pixel; (ii) a proposal to adopt the Merger Agreement; and (iii) the appointment of the Stockholder Representatives. Pursuant and subject to the terms and conditions of the Merger Agreement, at the Effective Time of the Merger, each share of XLI Common Stock, except those XLI Stockholders who validly perfect Appraisal Rights (the "Dissenting Stockholders"), shall be converted into Merger Cash and the right to receive Contingent Cash. Each share of XLI Preferred Stock, except those of Dissenting Stockholders, shall be converted into an amount equal to Merger Cash multiplied by the number of shares of XLI Common Stock into which each share of XLI Preferred Stock is convertible, and the right to receive an amount equal to Contingent Cash multiplied by the number of shares of XLI Common Stock into which each share of XLI Preferred Stock is convertible. Each XLI Warrant shall be converted into the right to receive Merger Cash and Contingent Cash, upon exercise by the holder of the XLI Warrant by the holder thereof, and delivery of the exercise price therefor. Upon the exercise of any XLI Warrant and delivery of the exercise price therefor, such XLI Warrant shall be converted into an amount equal to Merger Cash, multiplied by the number of shares of XLI Common Stock purchasable under the XLI Warrant immediately before the Effective Time, and the right to receive an amount equal to Contingent Cash multiplied by the number of shares of XLI Common Stock purchasable under the XLI Warrant immediately before the Effective Time. See "TERMS OF THE MERGER
AGREEMENT -- Effect of Merger on Outstanding Securities" and "APPRAISAL RIGHTS."

     By virtue of the affirmative vote approving the Merger and the Merger Agreement, the XLI Stockholders shall irrevocably appoint the Stockholder Representatives to act as attorneys-in-fact of the XLI Stockholders with authority to make all decisions on behalf of the XLI Stockholders with respect to any matters upon which the Stockholder Representatives are authorized to act under the Merger Agreement, including without limitation, any Contingent Cash payments. See "TERMS OF THE MERGER AGREEMENT -- Provisions Relating to the Stockholder Representatives."

     AS STATED PREVIOUSLY, THE PAYMENT OF CONTINGENT CASH TO XLI STOCKHOLDERS IS CONTINGENT UPON XLI'S FUTURE FINANCIAL PERFORMANCE, AND IS NOT GUARANTEED. THE MERGER CASH PAYMENT OF APPROXIMATELY $0.84 PER SHARE TO THE HOLDERS OF XLI COMMON STOCK, AND APPROXIMATELY $2.09 PER SHARE TO THE HOLDERS OF XLI PREFERRED STOCK, IS THE ONLY UNCONDITIONAL CONSIDERATION TO BE RECEIVED BY THE XLI STOCKHOLDERS.

VOTE REQUIRED AND OWNERSHIP


     Only record holders of XLI Common Stock or XLI Preferred Stock on May 5, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. The affirmative vote, in person or by proxy, of a majority of the outstanding XLI Common Stock and a majority of the outstanding XLI Preferred Stock, each voting as a separate class, is required to adopt the Merger Agreement.


     On the Record Date, 3,574,941 shares of XLI Common Stock were issued and outstanding and entitled to vote at the Special Meeting. Each share of XLI Common Stock is entitled to one vote on whether to adopt the Merger Agreement. In addition, 315,238 shares of XLI Preferred Stock were issued and outstanding on the Record Date. Each share of XLI Preferred Stock is entitled to one vote per share with respect to the proposed Merger.

PROXIES

     The enclosed proxy is being solicited by XLI's Board of Directors to be voted at the Special Meeting. No such director will receive additional compensation for such solicitation. In addition, XLI will request banks, brokers, and other custodians, nominees, and fiduciaries to forward proxy materials to the beneficial owners of XLI Common Stock. XLI will reimburse those firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions. Shares represented by each properly executed proxy received by

XLI will be voted at the Special Meeting as directed by the shareholder on the proxy, and will be voted FOR adoption of the Merger Agreement if no direction is made. Any XLI Stockholder who executes a proxy may revoke it by giving written notice of revocation or a duly executed proxy bearing a later date than the proxy being revoked to the Secretary of XLI, at any time before such proxy is voted, or by appearing at the Special Meeting and voting in person.

     The Party Stockholders have executed and delivered to Oak irrevocable proxies appointing the directors on the board of directors of Oak as their sole and exclusive proxies, and authorizing said directors of Oak to vote their shares in favor of the approval of the Merger, the Merger Agreement, and the appointment of the Stockholder Representatives.

OAK, PIXEL AND OTI ACQUISITION INFORMATION

     Oak, Pixel and OTI Acquisition provided all information contained in this Proxy Statement concerning Oak, Pixel, OTI Acquisition, and their subsidiaries.

                                   THE MERGER

INTRODUCTION

     The following discussion includes summary information about the Merger Agreement, a copy of which is attached to this Proxy Statement as Appendix A, and makes reference to the escrow agreement (the "Escrow Agreement") and the exchange agent agreement (the "Exchange Agent Agreement"), forms of which are exhibits to the Merger Agreement and are attached to this Proxy Statement as Appendix A. The following information summarizing the terms of the Merger Agreement is expressly qualified by reference to the full Merger Agreement, Escrow Agreement and Exchange Agent Agreement, set forth in Appendix A. Defined terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement. The following summary is not a substitute for a careful reading of the Merger Agreement.

PARTIES TO THE MERGER

     XLI. XLI is a Delaware corporation which was founded in June, 1989 to develop, manufacture and market a proprietary technology which improves the quality of output from laser printers. XLI provides high technology products for printers, digital copiers, scanners, multi-function devices and fax systems.

     The executive offices of XLI are located at 101 Billerica Avenue, 5 Billerica Park, North Billerica, MA 01862, and its telephone number is (978) 670-5999.

     OAK. Oak is a Delaware corporation which designs, develops and markets high-performance integrated semiconductors and related software solutions to original equipment manufacturers worldwide that serve the optical storage, consumer electronics and digital office equipment markets. Oak has wholly-owned subsidiaries in Japan (Oak Technology K.K.), Taiwan (Oak Technology Taiwan) and Andover, Massachusetts (Pixel Magic, Inc.).

     The executive offices of Oak are located at 139 Kifer Court, Sunnyvale, CA 94086, and its telephone number is (408) 737-0888.

     PIXEL. Pixel is a Massachusetts corporation and wholly-owned subsidiary of Oak which provides advanced image processing chip technology to original equipment manufacturers (OEMs) and technology partners in the digital office equipment market worldwide.

     The executive offices of Pixel are located at 300 Brickstone Square, Andover, MA 01810, and its telephone number is (978) 470-8830.

     OTI ACQUISITION. OTI Acquisition is a wholly-owned subsidiary of Pixel formed for the purposes of effecting the Merger. As the surviving corporation in the Merger, XLI will become a wholly-owned subsidiary of Pixel.

     PARTY STOCKHOLDERS. The Party Stockholders include Anthony D. D'Amelio, Daniel J. Allen, Adam L. Carley, Joseph L. Katz, Roger F. Salava, James L. Salerno and Vincent J. Spoto. Anthony D. D'Amelio is a founder of XLI and is the Chairman of the Board, President and Chief Executive Officer. Daniel J. Allen is the Vice President of Research and Development of XLI. Adam L. Carley is the Chief Scientist, a Director and a founder of XLI. Joseph L. Katz is a Director and the Vice President of Corporate Development of XLI. Roger F. Salava is the Director of Strategic and Business Planning of XLI. James L. Salerno is the Chief Financial Officer, Treasurer and Secretary of XLI. Vincent J. Spoto is a Director and founder of XLI. The Party Stockholders have delivered to Oak irrevocable proxies to vote in favor of the approval of the Merger, the adoption of the Merger Agreement, and the appointment of the Stockholder Representatives.

BACKGROUND OF AND REASONS FOR THE MERGER

     On July 22, 1997, XLI received a telephone call from Peter Besen at Pixel indicating a conditional interest in a possible merger between Pixel and XLI in which shares of XLI Common Stock would be exchanged for cash. On November 5, 1997, XLI engaged Montgomery Capital Corporation ("Montgomery") to act as its exclusive financial advisor to assist XLI in evaluating the Pixel proposal and to advise XLI with respect to possible alternatives to maximize shareholder value, including remaining independent, effecting a corporate restructuring, initiating discussions with others, or evaluating other plans of business reorganization. From July until October 15, 1997, when Pixel and XLI entered into the letter of intent, XLI had several discussions and meetings with representatives of Pixel. At a meeting on January 21, 1998, XLI's Board approved the Merger Agreement, having determined that the acquisition of XLI pursuant to the Merger Agreement was fair to and in the best interests of XLI and its shareholders. In making such determination the Board considered many factors, including the factors discussed below with respect to the Merger Agreement. XLI's Board of Directors' determination that the acquisition of XLI pursuant to the Merger Agreement is fair to and in the best interests of XLI and its shareholders was based upon consideration of many factors, including: (i) XLI's business, financial condition, and future prospects and the current conditions of the industry in which it operates; (ii) the alternatives available to XLI to maximize shareholder value; (iii) the price being offered to XLI's shareholders pursuant to the Merger Agreement; (iv) the potential interest of other parties who might be interested in a possible transaction with XLI; (v) Montgomery's opinion, based upon certain assumptions described in its opinion that the consideration proposed to be paid to XLI Stockholders pursuant to the Merger Agreement is fair to the shareholders from a financial point of view; (vi) the terms and conditions of the Merger Agreement; and (vii) XLI's continued ability under the Merger Agreement to provide information to and negotiate with any other parties interested in acquiring XLI, subject to the condition that XLI pay to Oak a termination fee of $450,000 in order to effectuate the termination of the Merger Agreement and the abandonment of the Merger. For additional information on the background of and reasons for the Merger, see "THE MERGER -- Background of and Reasons for the Merger; Recommendation of Board of Directors; and Opinion of Financial Advisor."

RECOMMENDATION OF BOARD OF DIRECTORS

     THE XLI BOARD OF DIRECTORS HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF THE XLI STOCKHOLDERS AND RECOMMENDS THAT XLI STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE MERGER, THE ADOPTION OF THE MERGER AGREEMENT, AND THE APPOINTMENT OF THE STOCKHOLDER REPRESENTATIVES AT THE SPECIAL MEETING.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     Anthony D. D'Amelio ("D'Amelio") is the Chief Executive Officer and a Director of XLI and owns 17.7% of XLI Common Stock. Under the terms and conditions set forth in the Merger Agreement, it is a condition to the parties' obligations under the Merger Agreement that D'Amelio and Pixel shall have executed an employment agreement (the "D'Amelio Employment Agreement") pursuant to which D'Amelio shall be employed by Pixel to perform services in the capacity of General Manager of XLI, until the earlier of December 31, 2000 or payment in full by Oak of the amount of Contingent Cash due to the XLI Stockholders. D'Amelio has agreed to maintain his current base salary of $95,000 per year without benefits, salary increases or incentive pay, and without stock options or any other compensation over and above the base salary until the XLI Stockholders begin receiving the Contingent Cash payment. At that time, D'Amelio shall be eligible for salary reviews and other benefits generally available to executives of Pixel.

     Adam L. Carley ("Carley"), a Director of XLI and owner of 2.9% of XLI Common Stock, and Leonard Weisberg, a former director of XLI, are the shareholders of Carley Corporation, a corporation which is a party to an Agreement with XLI dated January 15, 1990, as amended by the First, Second, Third, Fourth and Fifth Agreement Amendments thereto. Contemporaneously with the execution of the Merger Agreement, Pixel and Carley Corporation entered into a Technology License and Assignment Agreement (the "License Agreement") pursuant to which Carley Corporation will grant to Pixel exclusive and non-exclusive rights under the rights of Carley (the "Carley Rights") to certain technology owned, developed or acquired by Carley (the "Carley Technology"). Under the terms and conditions of the License Agreement, Pixel shall pay Carley $500,000 upon effectiveness of the Merger, a further payment of $217,000 for amounts due and owing to Carley under the prior Agreement with XLI, and royalties of 11% of net revenues received by Pixel for sale of products incorporating or relating to the Carley Rights and Carley Technology.

     Daniel J. Allen ("Allen") owns 6.0% of XLI Common Stock. Under the terms and conditions set forth in the Merger Agreement, it is a condition to the parties' obligations under the Merger Agreement that Allen and Pixel shall have executed an employment agreement (the "Allen Employment Agreement") pursuant to which Allen shall be employed by Pixel to perform services in the capacity of Director, Research and Development of XLI, until the earlier of December 31, 2000 or payment in full by Oak of the amount of Contingent Cash due to the XLI Stockholders. Allen has agreed to an initial salary of $100,000 per year and shall be entitled to and shall receive annual merit reviews, benefits and conditions of employment which are available generally to employees and executives of Pixel.

PAYMENT OF MERGER CASH AND CONTINGENT CASH BY OAK


     It is anticipated that Oak will satisfy its Merger Cash and any Contingent Cash payment obligations from existing cash and cash equivalents, and, if necessary, from cash flow from operations. Oak has paid no cash dividends on its common stock since its incorporation and anticipates that for the foreseeable future it will continue to retain any earnings for use in its business. In addition, Oak's bank arrangements currently prohibit Oak from issuing cash dividends. The selected financial data for Oak and its subsidiaries for each of the last five fiscal years and for the nine months ended March 31, 1998 is set forth below.


                     OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                       NINE MONTHS
                                          ENDED
                                        MARCH 31,                   YEAR ENDED JUNE 30,
                                       -----------   --------------------------------------------------
                                          1998         1997       1996       1995      1994      1993
                                       -----------   --------   --------   --------   -------   -------
STATEMENT OF OPERATIONS DATA:
Net revenues.........................   $128,196     $167,395   $247,984   $110,982   $42,562   $30,058
Gross profit.........................     63,063       94,181    109,485     54,616    16,572     4,524
Operating income (loss)..............      2,927       32,848     57,147     29,440     4,200    (5,324)
Net income (loss)....................   $ 10,791     $ 23,719   $ 37,133   $ 21,222   $ 3,823   $(5,425)
Net income (loss) per diluted
  share..............................   $   0.25     $   0.55   $   0.87   $   0.67   $  0.15   $ (0.55)
Shares used in per share
  calculations.......................     42,644       42,757     42,614     31,474    25,756     9,940



                                          AS OF
                                        MARCH 31,                     AS OF JUNE 30,
                                        ---------   --------------------------------------------------
                                          1998        1997       1996       1995      1994      1993
                                        ---------   --------   --------   --------   -------   -------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.........................  $129,262    $145,269   $113,284   $150,943   $ 3,738   $ 2,606
Working capital.......................   158,322     168,168    134,686    156,258     7,723     1,224
Total assets..........................   277,879     287,595    256,308    193,953    27,413    15,864
Long-term debt, excluding current
  portion.............................        49       2,496      2,858      2,227     1,950     2,106
Total stockholders' equity............  $250,619    $238,697   $210,827   $162,643   $11,736   $ 3,449


ACCOUNTING TREATMENT OF THE MERGER

     It is anticipated that the Merger will be accounted for as a purchase transaction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Cash payments to XLI Stockholders upon consummation of the Merger and pursuant to the exercise of Appraisal Rights, if applicable, will be taxable transactions to such shareholders for federal income tax purposes and may also be taxable transactions under applicable state, local, and foreign tax laws. The federal income tax consequences, under currently applicable law, to a stockholder who is a citizen or resident of the United States will generally be as follows: a stockholder will recognize gain or loss on the cash paid to the stockholder pursuant to the Merger Agreement equal to the difference, if any, between (i) the amount of cash received and (ii) the tax basis of the shares converted. However, due to the contingent payments, the transaction is eligible for the installment method of tax treatment. Therefore, the calculation of immediate gain or loss must be distinguished from the calculation of deferred gain or loss. The tax basis of the shares that may be used to calculate immediate gain or loss may be all or less than a Stockholder's total basis, and the total potential gain may be calculated using the $15,000,000 maximum. In addition, if the amount of the aggregate installment payments due at the close of a taxable year exceeds $5,000,000, Section 453A(c) of the Internal Revenue Code imposes a deferred interest charge on the amount of the tax liability that is deferred by operation of the installment method. The additional charge is payable annually so long as the installment payment is unsatisfied and is based upon the applicable interest rate for underpayments of tax. In view of the individual nature of tax consequences (particularly as applicable to shareholders who acquired their XLI Common Stock by exercising stock options or otherwise as compensation), and uncertainties as to the computations when contingent payments are involved, stockholders are urged to consult their own tax advisors with respect to the Merger's specific tax consequences to them, including the applicability and effect of federal, state, local, and foreign tax laws.

                         TERMS OF THE MERGER AGREEMENT

EFFECTIVE DATE AND TIME OF THE MERGER

     The Merger Agreement provides that upon compliance with all applicable laws and upon receipt of any required approval of the outstanding shares of each party, a copy of the statutory Certificate of Merger as required by Section 251(c) of the Delaware General Corporation Law shall be filed in the office of the Secretary of State of the State of Delaware. The Merger shall become effective when the statutory Certificate of Merger is filed with and declared effective by the Secretary of State of the State of Delaware. The Merger Agreement provides that the Effective Time means the Delaware local time at which the statutory Certificate of Merger is filed with and declared effective by the Secretary of State of the State of Delaware.

EFFECT OF MERGER ON OUTSTANDING SECURITIES

  Effect of Merger on XLI Common Stock and XLI Preferred Stock

     Pursuant and subject to the terms and conditions of the Merger Agreement, at the Effective Time of the Merger, each share of XLI Common Stock shall be converted into Merger Cash and the right to receive Contingent Cash. Each share of XLI Preferred Stock shall be converted into an amount equal to Merger Cash multiplied by the number of shares of XLI Common Stock into which each share of XLI Preferred Stock is convertible, and the right to receive an amount equal to Contingent Cash multiplied by the number of shares of XLI Common Stock into which each share of XLI Preferred Stock is convertible.

  Effect of Merger on XLI Warrants

     Pursuant to the terms of the Merger Agreement, the term "XLI Warrants" is defined as any IPO Warrant, Representative's Warrant, Class A Warrant, Underwriter's Warrant, Private 1995 Warrant or Private 1996 Warrant that shall not have been exercised prior to the Effective Time and by its terms does not terminate at or prior to the Effective Time. As of the date of this Proxy Statement, all of the warrants falling within that definition, with the exception of the Class A Warrants and the Underwriter's Warrant, have expired or been exercised.

     Each XLI Warrant shall be converted into the right to receive Merger Cash and Contingent Cash upon exercise of the XLI Warrant by the holder thereof and delivery to the Exchange Agent of the exercise price therefor. Upon the exercise of any XLI Warrant and delivery to the Exchange Agent of the exercise price, such XLI Warrant shall be converted into an amount equal to Merger Cash multiplied by the number of shares of XLI Common Stock (on an as converted basis in the case of any exercise of an XLI Warrant for shares of XLI Preferred Stock) for which the exercise price has been paid to the Exchange Agent under the XLI Warrant, and the right to receive an amount equal to Contingent Cash multiplied by the number of shares of XLI Common Stock (on an as converted basis in the case of any exercise of an XLI Warrant for shares of XLI Preferred Stock) for which the exercise price has been paid to the Exchange Agent under such XLI Warrant.

     No XLI Warrant shall be exercisable for shares of the capital stock of XLI or of Oak or any Oak subsidiary subsequent to the Effective Time, and no adjustments in the number of shares of XLI Stock originally purchasable under the XLI Warrant or in the exercise price of such XLI Warrant shall be made subsequent to the Effective Time. Notwithstanding anything to the contrary contained in the Merger Agreement, any XLI Warrant that is not exercised in accordance with the provisions of the Merger Agreement, and prior to the date of termination or other expiration of such XLI Warrant, shall terminate and be of no further force and effect.

  Effect of Merger on XLI Common Stock Equivalents

     Any warrant (other than an XLI Warrant), option, convertible note, convertible security or other right to acquire shares of XLI Common Stock that is not exercised immediately prior to or in connection with the Merger shall terminate and be of no further force and effect, effective as of the Effective Time.

  Calculation of Merger Cash

     The amount of Merger Cash shall be an amount calculated by dividing $3,675,000 by the sum of (a) the total number of shares of XLI Common Stock outstanding at the Effective Time; (b) the total number of shares of XLI Common Stock into which the issued and outstanding shares of XLI Preferred Stock are convertible at the Effective Time; and (c) the total number of shares of the XLI Common Stock purchasable under any Private Warrants outstanding at the Effective Time. In the event that the conversion of XLI Preferred Stock results in fractional shares, the converting stockholders of such fractional shares will be paid a proportionate amount of cash for such fractional shares. See Section
2.4.3 of the Merger Agreement contained in Appendix A for a more complete description of the method by which the amount of Merger Cash will be computed.

  Calculation of Contingent Cash

     The amount of Contingent Cash shall be an amount calculated by dividing the Base Amount (determined as set forth below) less (a) $3,675,000 and (b) any set-off amounts due to Oak or Pixel under the terms of the Merger Agreement, by the sum of (i) the total number of shares of XLI Common Stock issued and outstanding at the Effective Time, plus the total number of shares of XLI Common Stock issued and outstanding as a result of the exercise of XLI Warrants after the Effective Time (including any shares of XLI Common Stock into which shares of XLI Preferred Stock were converted in connection with any such XLI Warrant exercise); (ii) the total number of shares of XLI Common Stock into which the issued and outstanding shares of XLI Preferred Stock are convertible at the Effective Time; and (iii) the total number of shares of XLI Common Stock (including any shares of XLI Common Stock into which shares of XLI Preferred Stock, that are issuable upon exercise of the Underwriter's Warrant, are convertible) purchasable under the XLI Warrants outstanding at the Effective Time, less the total number of shares of XLI Common Stock covered by XLI Warrants exercised after the Effective Time (including any shares of XLI Common Stock into which shares of XLI Preferred Stock were converted in connection with any such XLI Warrant exercise), and less the total number of shares of XLI Common Stock covered by XLI Warrants that lapsed unexercised after the Effective Time and prior to any calculation pursuant to Section 2.6.1 of the Merger Agreement.

     The Base Amount will be determined in the manner described in Section 2.4.5 of the Merger Agreement. In general, until such time as the Base Amount in the aggregate equals $3,675,000 (the "Threshold Amount"), the Base Amount shall be equal to the sum of: (i) 56% of gross revenue from the sale or license of XLI products, less any product returns and less any delivery costs and sales or transfer taxes incurred but not otherwise payable by an End User or OEM, plus gross revenue from nonrecurring engineering fees, calibration fees and fees for any other services performed by XLI ("Gross XLI Product Revenue"); and (ii) $1.00 for each Digital Modular Feature IC sold by Oak or Pixel or their related parties, agents or distributors to an end user or OEM (net of product returns); and (iii) $2.00 for each Multiple Feature IC sold by Oak or Pixel or their related parties, agents or distributors to an end user or OEM (net of product returns). If Oak or Pixel sells XLI Products bundled with other products, for purposes of calculating Base Amount, Base Amount, until such time as Base Amount is equal to the Threshold Amount, shall include fifty-six percent (56%) of an amount equal to Pixel's standard sales price for the XLI product included in the bundled product at similar volumes.

     At such time as Base Amount in the aggregate is equal to the Threshold Amount, then Base Amount thereafter shall be equal to the Threshold Amount plus the sum of (i) thirty-two percent (32%) of Gross XLI Product Revenue; and (ii) One Dollar ($1.00) for each Digital Modulator Feature IC sold by Oak or Pixel or their related parties, agents or distributors to an end user or an OEM; and
(iii) Two Dollars ($2.00) for each Multiple Feature IC sold by Oak or Pixel or their Related Parties, agents or distributors to an end user or an OEM; in the case of each of clauses (ii) and (iii) above, net of product returns. If Oak or Pixel sells XLI Products bundled with other products, for purposes of calculating Base Amount, at such time as Base Amount is equal to the Threshold Amount, then Base Amount thereafter shall include thirty-two percent (32%) of an amount equal to Pixel's standard sales price for the XLI product included in the bundled product at similar volumes. Gross XLI Product Revenue shall be as determined for financial reporting purposes using generally accepted accounting principles, consistently applied. Base Amount shall be calculated for each calendar quarter during the period commencing January 1, 1998 and ending December 31, 2000. The maximum aggregate amount of Base Amount shall be $15,000,000. At such time as Base Amount in the amount of $15,000,000 is accrued, no further Contingent Cash shall be accrued or payable.

     Based upon the formulas for calculating Merger Cash and Contingent Cash, the minimum consideration to be received by XLI Stockholders is $3,675,000 and the maximum is $15,000,000. If XLI does not generate sufficient revenues, the Base Amount will not exceed the Threshold Amount, and there will be no Contingent Cash paid to the XLI Stockholders. In that event, the aggregate consideration that will be received by the XLI Stockholders is the Merger Cash payment of $3,675,000, or approximately $.84 per share of XLI Common Stock, and approximately $2.09 per share of XLI Preferred Stock. If XLI generates sufficient product revenues to meet the financial milestones, holders of XLI Common Stock will receive a maximum of approximately $2.59 per share in Contingent Cash, and holders of XLI Preferred Stock will receive a maximum of approximately $6.37 per share in Contingent Cash.

     The amount of Contingent Cash shall be subject to adjustment under certain circumstances set forth in Sections 9 and 10 of the Merger Agreement. In general, the amount of Contingent Cash shall be reduced by the amount, if any, by which the net deficit of XLI on its Closing Balance Sheet is greater than Eight Hundred Twenty-Five Thousand Dollars. See "TERMS OF THE MERGER
AGREEMENT -- Post Closing Adjustment". The amount of Contingent Cash will also be reduced to the extent that XLI becomes obligated to indemnify Oak and Pixel under the terms and conditions of the Merger Agreement. In such event, Oak and Pixel shall be entitled solely to a right of set-off against otherwise payable Contingent Cash payments. See "TERMS OF THE MERGER AGREEMENT -- Non-Recourse Indemnification."

     At the Effective Time, each then outstanding share of OTI Acquisition Stock shall by virtue of the Merger be converted into one share of XLI Common Stock.

EXCHANGE OF CERTIFICATES; PAYMENT OF MERGER CASH

     Oak has selected State Street Bank and Trust Company to act as the exchange agent (the "Exchange Agent") in the Merger.

     Promptly after the Effective Date of the Merger (but in no event later than one business day thereafter), Oak shall make available to the Exchange Agent for exchange in accordance with the Merger Agreement, through such reasonable procedures as Oak may adopt, $3,675,000, less amounts held in reserve as set forth below, to be made available for payment of Merger Cash in accordance with
Section 2.5 of the Merger Agreement.

  Exchange of Merger Cash for XLI Stock

     The Merger Agreement provides that an amount equal to Merger Cash multiplied by the sum of (i) the total number of shares of XLI Common Stock outstanding at the Effective Time, plus (ii) the total number of shares of XLI Common Stock into which outstanding shares of XLI Preferred Stock are convertible at the Effective Time, shall be made available in exchange for outstanding shares of XLI Stock in accordance with the terms of the Merger Agreement. Oak shall deduct from such amount, an amount equal to Merger Cash multiplied by the total number of shares of XLI Stock (on an as converted basis) held by Dissenting Stockholders, such amount to be retained by Oak. Any Dissenting Stockholder that does not perfect its rights to dissent shall be paid its allowable Merger Cash directly by Oak.

  Escrow of Merger Cash for Private Warrants

     The Merger Agreement further provides that an amount equal to Merger Cash multiplied by the total number of shares of XLI Common Stock purchasable under the Private Warrants outstanding at the Effective Time shall be delivered by Oak to State Street Bank and Trust Company, the escrow agent (the "Escrow Agent"), to be held in escrow by the Escrow Agent and disbursed by the Escrow Agent in accordance with Section 2.7 of the Merger Agreement and the terms of the Escrow Agreement. Pursuant to the terms and conditions of the Escrow Agreement, Oak shall deliver to the Escrow Agent amounts equal to Merger Cash and any Contingent Cash, which amounts together with interest earned thereon (collectively, the "Escrowed Funds"), are to be held by the Escrow Agent and released in accordance with the provisions of the Escrow Agreement. The Escrow Agent shall open an account and, pending disposition of the Escrowed Funds in accordance with the Escrow Agreement, the Escrow Agent shall invest the Escrowed Funds as the Stockholder Representatives shall direct. The Escrowed Funds may, at the direction of the Stockholder Representatives, be invested by the Escrow Agent in certain investment vehicles such as U.S. backed obligations, certificates of deposit and money market accounts, as set forth in the Escrow Agreement. Any action required to be taken, or notice or instructions required to be given under the Escrow Agreement may be taken or given by a majority of the Stockholder Representatives. A form of the Escrow Agreement is attached to this Proxy Statement and is a part of Appendix A.

  Exchange Procedures

     As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of XLI Common Stock and XLI Preferred Stock (the "Certificates") whose shares are being converted into Merger Cash and Contingent Cash, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Oak may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Cash and Contingent Cash. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Oak, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Cash and Contingent Cash which the holder of XLI Stock is entitled pursuant to
Section 2.4 of the Merger Agreement and are represented by the Certificates so surrendered. The Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of XLI Common Stock or XLI Preferred Stock which is not registered in the transfer records of XLI, the appropriate amount of Merger Cash and Contingent Cash may be delivered to a transferee if the Certificate representing such XLI Common Stock or XLI Preferred Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent the right to receive upon such surrender the amount of Merger Cash and Contingent Cash as provided under the Merger Agreement and the provisions of the Delaware General Corporation Law.

     All XLI Common Stock and XLI Preferred Stock delivered upon the surrender for exchange into Merger Cash and Contingent Cash in accordance with the terms of the Merger Agreement shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of XLI Common Stock and XLI Preferred Stock. There shall be no further registration of transfers on the stock transfer books of XLI of the shares of XLI Common Stock and XLI Preferred Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to XLI for any reason, they shall be canceled and exchanged as provided in the Merger Agreement.

PAYMENT OF CONTINGENT CASH

     The Merger Agreement provides that within forty-five (45) days after the end of each calendar quarter commencing with the quarter ending March 31, 1998 and ending with the quarter ending December 31, 2000, Pixel shall prepare and deliver to the Stockholder Representatives a certificate calculating the Base Amount as set forth in Section 2.4.5 of the Merger Agreement and the amount of Contingent Cash as set forth in Section 2.4.4 of the Merger Agreement. Subject to Sections 2.4 and 2.6 of the Merger Agreement, at such time as the amount of Contingent Cash is a positive amount, it shall be delivered by Oak to either the Escrow Agent or the Exchange Agent as provided in the Merger Agreement.

     The amount, if any, of Contingent Cash payable by Oak for any calendar quarter ending prior to June 30, 1999 shall be delivered by Oak to the Escrow Agent as provided in Section 2.6.1.2 of the Merger Agreement.

Commencing with the calendar quarter ending June 30, 1999, until such time as the Escrow Agreement shall terminate, the amount, if any, of Contingent Cash payable by Oak for a calendar quarter shall be delivered by Oak to the Exchange Agent in accordance with the terms of the Merger Agreement, less any amount required to be delivered by Oak to the Escrow Agent in connection with the escrow of Contingent Cash for XLI Warrants, as set forth below, and less any amount representing shares formerly held by Dissenting Stockholders, which amount shall be retained by Oak. Quarterly amounts, if any, payable by Oak to the Exchange Agent pursuant to Section 2.6.1.1. of the Merger Agreement shall be delivered by Oak to the Exchange Agent at least five (5) business days prior to any distribution required to be made to the XLI Stockholders by the Exchange Agent under Section 2.6.1.1., together with written instructions regarding calculation of the amount payable by Oak thereunder for any calendar quarter. Any such amount delivered to the Exchange Agent by Oak thereunder or to the Exchange Agent by the Escrow Agent pursuant to Section 2.7 of the Merger Agreement and the terms of the Escrow Agreement, shall be allocated by the Exchange Agent pro rata to (a) all outstanding shares of XLI Common Stock held by XLI Stockholders at the Effective Time (excluding any shares of XLI Common Stock into which shares of XLI Preferred Stock were convertible at the Effective
Time), (b) all shares of XLI Preferred Stock held by XLI Stockholders at the Effective Time, on an as converted basis, and (c) all shares of XLI Common Stock (including shares of XLI Common Stock into which shares of XLI Preferred Stock, that were issued upon exercise of the Underwriter's Warrant, were converted), attributable to XLI Warrants exercised after the Effective Time and prior to the end of the calendar quarter for which such payment is being made. Any such amount due to the XLI Stockholders as described in the immediately preceding sentence, including, without limitation, the Initial Distribution Amount (set forth below), shall be deposited by the Exchange Agent in the United States mail, not later than forty-five (45) days after the close of the calendar quarter to which the distribution relates, first class postage prepaid, to the addresses as set forth in the stock and warrants records of XLI, provided that the amount allocated to shares formerly held by Dissenting Stockholders shall be paid to Oak.

     The Stockholder Representatives shall deliver, or cause to be delivered, to the Exchange Agent and the Escrow Agent, not later than one business day following the Effective Date, and from time to time thereafter, such information as is requested by the Exchange Agent or the Escrow Agent to effect such distributions, including, without limitation, that information which XLI is delivering to Oak pursuant to Section 7.2.11 of the Merger Agreement. Any Dissenting Stockholder that does not perfect its rights to dissent shall be paid its allowable Contingent Cash directly by Oak.

ESCROW OF CONTINGENT CASH

     Commencing with the calendar quarter ending March 31, 1998 and terminating with the calendar quarter ending March 31, 1999, the amount, if any, of Contingent Cash payable by Oak for a calendar quarter shall be delivered by Oak to the Escrow Agent. Thereafter, until such time as the Escrow Agreement terminates in accordance with its terms, Oak shall deliver to the Escrow Agent an amount equal to the amount of Contingent Cash due by Oak for any calendar quarter, multiplied by the total number of shares of XLI Common Stock purchasable under the Private Warrants outstanding at the end of such calendar quarter. The Contingent Cash amount for any calendar quarter shall be delivered by Oak to the Escrow Agent within forty-five (45) days after the end of such calendar quarter, provided, however, that the Contingent Cash amount, if any, due for the calendar quarter ended March 31, 1999 shall be delivered by Oak to the Escrow Agent within thirty (30) days after the end of such calendar quarter. All such Contingent Cash amounts shall be held in escrow by the Escrow Agent and disbursed by the Escrow Agent in accordance with Section 2.7 of the Merger Agreement and the terms of the Escrow Agreement. Written instructions regarding calculation of the amount, if any, payable by Oak for any calendar quarter shall be delivered to the Escrow Agent concurrent with payment to the Escrow Agent of any amount due. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of an XLI Warrant instructions for use in effecting the exercise of any XLI Warrant.

SET-OFF AND INDEMNITY HOLD BACK

     The Merger Agreement provides that in the event of any Contingent Cash Adjustment, the Contingent Cash payment shall be reduced by the amount of the Contingent Cash Adjustment until such time as the amount of the Contingent Cash Adjustment shall have been satisfied in full. See "TERMS OF THE MERGER AGREEMENT -- Post-Closing Adjustment."

     The Merger Agreement also provides that in the event Oak or Pixel has made an indemnity claim under Section 10 of the Merger Agreement which has not been liquidated or has not been agreed to by the Stockholder Representatives, then Oak shall hold back from amounts otherwise payable as Contingent Cash the amount of such claim as specified in the notice to the Stockholder Representatives delivered by Oak or Pixel pursuant to Section 10 of the Merger Agreement until such time as the Oak or Pixel claim is resolved. Immediately after such resolution, any amounts payable by Oak shall be paid by Oak within thirty (30) days of such resolution together with interest at the rate of eight percent (8%) per annum from the date payment was otherwise due. See "TERMS OF THE MERGER AGREEMENT -- Non-Recourse Indemnification."

AUDIT RIGHTS

     Under the terms and conditions set forth in the Merger Agreement, the Stockholder Representatives shall have the right, at their sole cost and expense, to have an independent certified public accountant conduct during normal business hours and not more frequently than quarterly, an audit of the calculation of Base Amount and Contingent Cash. If such amounts are found to be different than those reported by Pixel, any additional Contingent Cash shall be payable, together with an eight percent (8%) per annum late payment charge, within thirty (30) days of notice of such discrepancy from the Stockholder Representatives. If the discrepancy in Contingent Cash to date reported by the Stockholder Representatives is greater than five percent (5%) of the Contingent Cash reported to date by Pixel, then Oak will pay the reasonable expenses associated with such audit.

DISTRIBUTIONS FROM ESCROW

     The Merger Agreement provides that distributions from escrow shall be made by the Escrow Agent in accordance with the Escrow Agreement.

  Initial Escrow Distribution

     Not later than fifteen (15) calendar days following delivery to the Escrow Agent of the amount, if any, of Contingent Cash payable by Oak for the calendar quarter ended March 31, 1999, the Escrow Agent shall deliver to the Exchange Agent, for distribution to the XLI Stockholders, all funds, if any, held in escrow by the Escrow Agent, less the sum of (i) Merger Cash paid into escrow by Oak pursuant to Section 2.5.2.2 of the Merger Agreement with respect to any Private Warrant that has not been exercised and has not otherwise terminated ("Unexpired Private Warrant"), (ii) Contingent Cash paid into escrow by Oak pursuant to Section 2.6.1.2 of the Merger Agreement with respect to any Unexpired Private Warrant, and (iii) the net exercise price, if any, paid into escrow with respect to any XLI Warrant exercised after the Effective Time (the "Initial Distribution Amount"). The Initial Distribution Amount shall be allocated pro rata to all shares of XLI Stock outstanding prior to March 31, 1999, including shares of XLI Stock attributable to XLI Warrant exercises occurring prior to March 31, 1999, subject to and in accordance with the provisions of Section 2.6.1.1 of the Merger Agreement. The net exercise price, if any, paid into escrow with respect to any XLI Warrant exercised after the Effective Time, to the extent not previously delivered to Oak, shall be delivered to Oak, subject to and in accordance with Section 2.7.4 of the Merger Agreement.

  Upon Exercise of XLI Warrants

     Upon the exercise of any XLI Warrant in accordance with the provisions of the Merger Agreement and the Escrow Agreement, and delivery to the Exchange Agent of the exercise price per share therefor, such XLI Warrant shall be converted into Merger Cash and a right to receive Contingent Cash, subject to and in accordance with Section 2.4.2.2 and Section 2.7 including, without limitation, Section 2.7.1 of the Merger

Agreement, and the terms of the Escrow Agreement. There shall be no adjustment in the exercise price of the XLI Warrants as a result of this transaction. Promptly following delivery to the Exchange Agent of documentation evidencing exercise of any XLI Warrant, and receipt by the Exchange Agent of the exercise price per share, the Exchange Agent shall deliver to the former holder of such XLI Warrant the sum of Merger Cash and Contingent Cash per share of XLI Common Stock for which the exercise price amount has been paid to the Exchange Agent. Merger Cash payable to the holder of any Private Warrant under Section 2.7.2 of the Merger Agreement shall be paid by the Escrow Agent to the holder of such Private Warrant from the escrow proceeds delivered by Oak to the Escrow Agent pursuant to Section 2.5.2.2 of the Merger Agreement. Merger Cash payable to the holder of any XLI Warrant, other than a Private Warrant, under Section 2.7.2 of the Merger Agreement shall be paid by the Exchange Agent to the holder of such XLI Warrant from the proceeds received by the Exchange Agent upon delivery to the Exchange Agent by the holder of such XLI Warrant of the exercise price per share due upon exercise of the XLI Warrant. Contingent Cash payable to the holder of any XLI Warrant (including any Private Warrant) under Section 2.7.2 of the Merger Agreement for the period commencing on January 1, 1998 and ending on March 31, 1999, shall be paid to the holder of such XLI Warrant in accordance with the provisions of Section 2.7.1 of the Merger Agreement. Contingent Cash payable to the holder of any Private Warrant under Section 2.7.2 of the Merger Agreement, who exercises such Private Warrant subsequent to March 31, 1999, shall be paid by the Escrow Agent to the holder of such Private Warrant from the escrow proceeds delivered by Oak to the Escrow Agent with respect to such Private Warrant pursuant to Section 2.6.1.2 of the Merger Agreement. Following exercise of such Private Warrant, any Contingent Cash amount payable to the holder of such Private Warrant thereafter shall be paid to such Private Warrant holder by the Exchange Agent pursuant to Section 2.6.1.1 of the Merger Agreement.

  Upon Termination of the Escrow Agreement

     Upon termination of the Escrow Agreement (which shall occur upon expiration or exercise of all rights to purchase XLI Common Stock under the XLI Warrants) all funds, if any, remaining in escrow upon termination of the Escrow Agreement, less any exercise price amounts required to be delivered to Oak pursuant to
Section 2.7.4 of the Merger Agreement, shall be distributed. Such amount shall be promptly delivered by the Escrow Agent to the Exchange Agent for distribution to the XLI Stockholders, and shall be allocated and distributed by the Exchange Agent subject to and in accordance with Section 2.6.1.1 of the Merger Agreement; provided, however, that such amount shall be paid out within fifteen (15) business days following delivery of the amount to the Exchange Agent.

  Allocation of XLI Warrant Exercise Amounts

     All amounts received by the Escrow Agent or the Exchange Agent in connection with the exercise of any XLI Warrants, net of the Merger Cash amounts payable under the terms of the Escrow Agreement from the proceeds of any XLI Warrant exercises other than Private Warrant exercises, shall be delivered to Oak pursuant to the provisions of the Merger Agreement and the Escrow Agreement. If, upon expiration of the Escrow Agreement, the aggregate exercise price paid to Oak in connection with any exercise of XLI Warrants, net of amounts, if any, of Merger Cash payable with respect to any XLI Warrant (other than a Private Warrant) upon exercise of such XLI Warrant, exceeds the aggregate costs and expenses incurred by Oak in connection with the Escrow Agreement and the Exchange Agent Agreement, including all costs and expenses that Oak reasonably expects to incur prior to and in connection with termination of the Exchange Agent Agreement, then the amount representing such difference shall be promptly delivered by Oak to the Exchange Agent for distribution to the XLI Stockholders (including any XLI Stockholders who exercised their XLI Warrants prior to termination of the Escrow Agreement). Any such amount due to the XLI Stockholders shall be allocated and distributed to the XLI Stockholders subject to and in accordance with Section 2.6.1.1 of the Merger Agreement; provided, however, that such amount shall be paid out within thirty (30) business days following delivery of the amount to the Exchange Agent.

REPRESENTATIONS AND WARRANTIES; COVENANTS

     Except as otherwise disclosed in the Merger Agreement, Oak, Pixel, XLI and OTI Acquisition each made certain representations and warranties in the Merger Agreement with respect to, among other things, their organization and good standing, authorization and authority to enter into and perform their respective obligations under the Merger Agreement, their compliance with other instruments, and the acquisition of necessary government consents, and, in the case of Oak and XLI, the accuracy of their filings with the SEC and their financial statements. Each Party Stockholder represents and warrants to Oak, Pixel and OTI Acquisition that it has the capacity and authority to enter into the Merger Agreement and to execute and deliver to Oak its Irrevocable Proxy to vote in favor of the adoption of the Merger Agreement, the approval of the Merger and the appointment of the Stockholder Representatives. The parties' representations and warranties are contained in Sections 3 and 4 of the Merger Agreement.

     In addition, Oak, Pixel, OTI Acquisition and XLI each made certain covenants in the Merger Agreement as an inducement to the other parties to enter into the Merger Agreement. The parties' covenants are contained in Section 6 of the Merger Agreement. The covenants made by Oak, Pixel and OTI Acquisition, include but are not limited to, a covenant as to the maintenance of XLI operations. Subject to the provisions of the Merger Agreement and the terms of the Employment Agreement to be entered into by and between Pixel and D'Amelio, until the earlier of December 31, 2000 or payment in full by Oak of the amount of Contingent Cash due to the XLI Stockholders, XLI shall be maintained as a subsidiary or separate division of Pixel; and D'Amelio shall submit to the President of Pixel for the review and approval of Pixel, prior to any funding of XLI operations by Pixel, an operating budget for XLI for each calendar quarter of XLI. In addition, Oak covenants to pay within thirty (30) days following the Effective Date certain accounts payable of XLI, set forth in the Merger Agreement.

CONDITIONS TO THE MERGER

     The obligations of each of Oak, Pixel, OTI Acquisition and XLI to effect the Merger are subject to the satisfaction of certain conditions, including, but not limited to, the condition that all necessary government approvals shall have been filed, occurred, or obtained; the condition that no preliminary or permanent injunction or other order by any court having jurisdiction over the matter or other legal restraint or prohibition that prevents consummation of the Merger is in effect; and the condition that no statute, rule or regulation shall have been enacted which would make the consummation of the Merger illegal.

     Each party's obligation to effect the Merger is also subject to the condition that the Merger Agreement be adopted and approved by the requisite vote of the XLI and OTI Acquisition shareholders, and the condition that the parties have agreed on a mutually acceptable satisfaction of XLI's obligations to the Carley Corporation. With respect to the agreement between XLI and the Carley Corporation, and all amendments thereto, Pixel covenants to pay $500,000 of XLI's obligations to Carley Corporation provided that the royalty rates are reduced from 15% to 11% as of the Effective Time.

     The obligations of Oak, Pixel and OTI Acquisition under the Merger Agreement are subject to additional conditions, including, but not limited to, the condition that each of D'Amelio and Allen shall have executed and delivered to Pixel his Employment Agreement with Pixel; the condition that all Private Warrants shall have been exercised on or prior to the Effective Date; the condition that each Party Stockholder and any employee of XLI who holds or will hold immediately prior to the Effective Time, any shares of the capital stock of XLI, shall have executed and delivered to Oak and Pixel non-compete agreements; the condition that there shall not have occurred any material adverse change since September 30, 1997 in the business, properties, results of operations or business or financial condition or prospects of XLI; and the condition that the holders of no more than 2% of all shares of the capital stock of XLI shall have requested appraisal of their shares.

TERMINATION; AMENDMENT AND WAIVER

     The Merger Agreement may be terminated and the Merger abandoned before the Effective Date, by the mutual consent of the respective Boards of Directors of Oak, Pixel and XLI, or by any of the parties if one of the parties has not fulfilled its obligations under the Merger Agreement on or prior to the date specified for fulfillment thereof, or if such conditions shall have become incapable of fulfillment, and shall not have been waived on or before March 31, 1998.

     XLI may also terminate the Merger Agreement under the terms and conditions set forth in Section 8.1.7 of the Merger Agreement if XLI receives an offer which is deemed superior by its Board of Directors.

     In the event that the Merger Agreement is terminated and the Merger abandoned, the Merger Agreement, except as otherwise set forth therein, shall become void and of no force and effect, without any liability on the part of any of the parties to the Merger Agreement. Under the terms and circumstances set forth in the Merger Agreement, a termination fee in the amount of $450,000 may be payable by XLI or Oak to the non-terminating party.

POST-CLOSING ADJUSTMENT

     The Merger Agreement provides that Oak shall have thirty (30) days following the Effective Date to conduct an audit ("Post Closing Audit") of the closing balance sheet of XLI in accordance with generally accepted accounting principles consistently applied as of the date of XLI's closing balance sheet.

     If the Post Closing Audit establishes that the net deficit of XLI as of the date of the closing balance sheet is greater than Eight Hundred Twenty-Five Thousand Dollars ($825,000), then the payments of Contingent Cash shall be reduced by the amount of such shortfall. Written notice of any reduction in payments of Contingent Cash shall be provided to the Stockholder Representatives promptly following Oak's receipt of the Post Closing Audit.

NON-RECOURSE INDEMNIFICATION

     The Merger Agreement provides that effective as of the Effective Date, all XLI Stockholders, and, in the case of any holders of XLI Warrants who become XLI Stockholders, effective as of the date such holders of XLI Warrants become XLI Stockholders (collectively, the "Indemnifying Stockholders"), shall jointly and severally indemnify and hold Oak and Pixel harmless against all claims, losses, liabilities, damages, deficiencies, costs, interest, penalties and expenses, including reasonable attorneys' fees and expenses of investigation (individually a "Loss" and collectively "Losses") incurred by Pixel or Oak as a result of (i) any inaccuracy of a representation or breach of any warranty contained in the Merger Agreement, (ii) any failure of XLI or the Stockholder Representatives to perform or comply with any covenant contained in the Merger Agreement, or (iii) any inaccuracy in any certificate or other information delivered by XLI or the Stockholder Representatives pursuant to Section 7.2.11 of the Merger Agreement,
Section 4.2.2 of the Escrow Agreement or Section 4 of the Exchange Agent Agreement. In addition, the Indemnifying Stockholders agree, jointly and severally, to indemnify and hold Oak and Pixel harmless against all losses which may be sustained by Pixel, its subsidiaries, affiliates, sublicensees or customers as a result of any claims that any Carley Technology, and documentation, any product (to the extent of the Carley Technology or documentation contained therein or practiced thereby) or any Carley Right infringes or violates any patent, copyright, trade secret or other proprietary right of any third party. Payments with respect to XLI Stockholders who perfect appraisal rights shall not constitute a "Loss" under the Merger Agreement. The term "Loss" does not include any changes to XLI Financial Statements (including balance sheet valuations) caused by a change in accounting methods used after the Effective Time of the Merger as opposed to those used by XLI before the Effective Time of the Merger. The limitation of the definition of Loss does not apply to Losses caused as a result of XLI's failure to prepare the XLI Financial Statements in accordance with generally accepted accounting principles consistently applied.

     Notwithstanding anything in the Merger Agreement to the contrary, the Indemnifying Stockholders shall be liable and shall be obligated with respect to the indemnity provided in the Merger Agreement only to the extent that claims individually or in the aggregate exceed $50,000, provided that once such claims exceed $50,000 the Indemnifying Stockholders shall be responsible for the first $50,000 of such claims.

     The indemnity obligations of the Indemnifying Stockholders shall survive the Effective Date and shall remain in effect until the later of March 31, 2001 or the date on which the final payment of any Contingent Cash is payable.

     With respect to any amounts that may become due under the indemnity provision of the Merger Agreement, Oak and Pixel shall have no recourse against the XLI Stockholders personally and Oak and Pixel shall be entitled solely to a right of setoff against amounts otherwise payable as Contingent Cash. The sole recourse of Oak and Pixel with respect to any amounts that may become due under the indemnity provision of the Merger Agreement shall be to withhold payments otherwise due to the XLI Stockholders as part of the Contingent Cash payments. Oak and Pixel shall not have recourse to amounts already paid to XLI Stockholders as Contingent Cash.

PROVISIONS RELATING TO THE STOCKHOLDER REPRESENTATIVES

     By virtue of the affirmative vote approving the Merger and the Merger Agreement, the XLI Stockholders shall irrevocably appoint Stockholder Representatives to act as attorneys-in-fact of the XLI Stockholders with authority to make all decisions on behalf of the XLI Stockholders with respect to any matters upon which the Stockholder Representatives are authorized to act under the Merger Agreement, including without limitation, any Contingent Cash payments. The following is a summary of the principal occupations during the past five years of each of the nominee Stockholder Representatives:

     Anthony D'Amelio is a founder of the Company and has served as Chairman of the Board, President and Chief Executive Officer since July 1994. From March 1993 to July of 1994, Mr. D'Amelio served as a consultant to the Company and from June 1989 to March 1993, Mr. D'Amelio was Treasurer, Chief Financial Officer, and Director of the Company. From July 1988 to July 1990, Mr. D'Amelio served as senior consultant to Alcan Corp., an aluminum and chemicals producer in the areas of business development and joint ventures. Previously, Mr. D'Amelio was Vice President, Computer Operations for Honeywell, Inc. and held several executive positions at General Electric and Cie Bull.

     Daniel Allen, Vice President of Research and Development. Mr. Allen joined the Company in May 1991. Prior to joining the Company, Mr. Allen was Chief Engineer at Cirrus Technology, Inc., responsible for the design and manufacturing of high resolution color laser film recorders and Senior Engineer at Analogic Corp. Mr. Allen graduated from Penn State University and holds a B.S. degree in Mathematics with a minor in Computer Science.

     Joseph L. Katz was appointed Vice President, Corporate Development, in November 1996 and has been a Director since September 30, 1996. From 1977 to 1996 Dr. Katz has held the positions of Group Leader, Department Head, Senior Principal Engineer of Network and Systems Management at Mitre Corp. Dr. Katz holds Ph.D. and M.S. degrees in Electrical Engineering from Purdue University.

     Vincent J. Spoto, a founder of the Company; previously served as President, Chief Executive Officer and Chairman of the Board of Directors from June 1989 to November 10, 1993. Mr. Spoto was a consultant to the Company from November 1994 to 1996. Presently, Mr. Spoto is President of ImageLabs, Inc. On January 6, 1997, Mr. Spoto was appointed to fill a vacancy on the Board of Directors. Mr. Spoto holds an Associates Degree in Electrical Engineering from the Wentworth Institute of Technology.

     Adam Carley, Chief Scientist, Director and founder of the Company. Dr. Carley invented the laser printing technology that forms the basis of XLI's imaging enhancement technology. For the past five years, Dr. Carley has been a consultant to the Company and President of Carley Corporation, a developer of advanced electronic circuitry for high quality laser image printing. Dr. Carley received his Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology.

     Any action required to be taken, or notice or instructions required to be given, to Oak, the Escrow Agent or the Exchange Agent under the Merger Agreement, the Escrow Agreement or the Exchange Agent Agreement may be taken or given by a majority of the Stockholder Representatives; however, less than a majority may take such action or give such notice or instructions upon written consent signed by a majority of the Stockholder Representatives and delivered to Oak, the Escrow Agent or the Exchange Agent, as the case may be. The XLI Stockholders may reject one or more of the Stockholder Representatives when voting whether to approve the Merger.

                                APPRAISAL RIGHTS

     If the Merger is consummated, a holder of record of shares of XLI Common Stock or XLI Preferred Stock (together referred to as "XLI Stock") who objects to the terms of the Merger may seek an appraisal under Section 262 of the Delaware General Corporation law of the "fair value" of such holder's shares. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached to this Proxy Statement as Appendix B. Failure to take any action required by
Section 262 will result in a termination or waiver of a shareholder's rights under Section 262.

     1. A shareholder electing to exercise Appraisal Rights must (a) deliver to XLI, before XLI Stockholders vote on the Merger Agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of the XLI Stock for which appraisal is demanded and (b) not vote in favor of adopting the Merger Agreement. The demand must be delivered to XLI at 101 Billerica Avenue, 5 Billerica Park, North Billerica, MA 01862, Attention: James
L. Salerno, Chief Financial Officer. A proxy or vote against adopting the Merger Agreement does not constitute a demand. A shareholder electing to take such action must do so by a separate written demand that reasonably informs XLI of the identity of the holder of record and of such shareholder's intention to demand appraisal of such holder's XLI Stock. Because a proxy left blank will, unless revoked, be voted FOR adoption of the Merger Agreement, a shareholder electing to exercise Appraisal Rights who votes by proxy must not leave the proxy blank but must vote AGAINST adoption of the Merger Agreement or ABSTAIN from voting for or against adoption of the Merger Agreement.

     2. Only the holder of record of XLI Stock is entitled to demand Appraisal Rights for the XLI Stock registered in that holder's name. The demand must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the XLI Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand should be executed in that capacity. If the XLI Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

     A holder of record, such as a broker, who holds XLI Stock as nominee for beneficial owners may exercise a holder's right of appraisal with respect to the XLI Stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of XLI Stock covered by the demand. Where no number of shares of XLI Stock is expressly mentioned, the demand will be presumed to cover all XLI Stock standing in the name of the holder of record.

     3. Within 10 days after the Effective Date, XLI will send notice of the effectiveness of the Merger to each person who prior to the Effective Date satisfied the foregoing conditions.

     4. Within 120 days after the Effective Date, XLI or any shareholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the XLI Stock. Shareholders seeking to exercise Appraisal Rights should not assume that XLI will file a petition to appraise the value of their XLI Stock or that XLI will initiate any negotiations with respect to the "fair value" of such XLI Stock. Accordingly, XLI Stockholders should initiate all necessary action to perfect their Appraisal Rights within the time periods prescribed in Section 262.

     5. Within 120 days after the Effective Date, any shareholder who has complied with the requirements for exercise of Appraisal Rights, as discussed above, is entitled, upon written request, to receive from XLI a statement setting forth the aggregate number of shares of XLI Stock not voted in favor of the Merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such XLI Stock. XLI is required to mail such statement within 10 days after it receives a written request to do so.

     6. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the shareholders entitled to Appraisal Rights and will appraise the XLI Stock owned by such shareholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine the amount of interest, if any, to be paid upon the value of the XLI Stock of the shareholders entitled to appraisal. Any such judicial determination of the "fair value" of the XLI Stock could be based upon considerations other than or in addition to the price paid in the Merger and the market value of the XLI Stock, including asset values, the investment value of the XLI Stock and any other valuation considerations generally accepted in the investment community. The value so determined for XLI Stock could be more, less than, or the same as the consideration paid pursuant to the Merger Agreement. The Court may also order that all or a portion of any shareholder's expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the XLI Stock entitled to appraisal.

     7. Any shareholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Date, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on that XLI Stock (other than those payable or deemed to be payable to shareholders of record as of a date prior to the Effective Date).

     8. Holders of XLI Stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Date, or if a shareholder delivers to XLI a written withdrawal of such shareholder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Date requires XLI's written approval. If Appraisal Rights are not perfected or a demand for Appraisal Rights is withdrawn, a shareholder will be entitled to receive the consideration otherwise payable pursuant to the Merger Agreement.

     9. If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any shareholder who has perfected a right of appraisal without the approval of the Delaware Court of Chancery.

                          OPINION OF FINANCIAL ADVISOR

     At the request of XLI, a financial advisory opinion with respect to the fairness of the consideration to be received by the XLI Stockholders in the Merger, has been received from Montgomery Capital Corporation ("Montgomery"), a summary of which follows.

     On November 21, 1997, in connection with the evaluation of the Merger Agreement by the Board of Directors of XLI, Montgomery made a presentation to the Board of Directors with respect to the consideration to be received by XLI Stockholders and rendered its opinion, for the reasons set forth below, that the Merger Cash and Contingent Cash to be received by the XLI Stockholders as consideration in the Merger, is fair, solely from a financial point of view.

     Montgomery has not acted as financial advisor to XLI in connection with the initiation, solicitation of, or negotiation of any of the terms of the Merger. As set forth below, Montgomery will receive a fee for its services in the rendering of its opinion. Montgomery will not receive any additional fees from any of the parties related to the Merger and Montgomery has not, nor does it expect to, perform any investment banking services for XLI, Oak, Pixel or OTI Acquisition. Montgomery does not now, nor has it ever, maintained either a long or short position in any of the securities of either XLI, Oak or Pixel.

     No limitations were imposed by XLI on the scope of Montgomery's investigation or the procedures to be followed by Montgomery in rendering its opinion. Montgomery's opinion is directed to the Board of Directors of XLI and does not constitute a recommendation to an XLI Stockholder as to how such stockholder should vote at the Special Meeting. Montgomery was not requested to opine as to, and does not address, XLI's underlying business decision to proceed with or effect the Merger Agreement.

     In arriving at its opinion, Montgomery reviewed and analyzed (i) the Merger Agreement as first proposed on November 5, 1997, and as further proposed in the Merger Agreement dated January 6, 1998; (ii) publicly available information concerning XLI that Montgomery believed to be relevant to its inquiry; (iii) financial and operating information with respect to the business, operations and prospects of XLI furnished to Montgomery by the management of XLI, and discussions held with various members of the senior management of XLI concerning the historical and current operations, financial condition, and future prospects of XLI; (iv) the prices and trading histories of XLI Common Stock and XLI Preferred Stock and a comparison with the stock prices of other companies that Montgomery deemed relevant; (v) a comparison of the historical financial results and present financial condition of XLI with those of other companies which Montgomery deemed relevant; (vi) the actual Merger Cash and Contingent Cash to be received by each stockholder; and (vii) such other financial studies, analyses, investigations and other factors as Montgomery deemed relevant or appropriate.

     In connection with its review, Montgomery assumed and relied upon the accuracy and completeness of the financial and other information provided to it or discussed with it by XLI or otherwise used by it in arriving at its opinion, without independent verification. Montgomery further relied upon the assurances of the management of XLI that such management was not aware of any facts that would make such information inaccurate or misleading with respect to the financial plan of XLI. With respect to the financial plan provided to Montgomery by XLI, Montgomery assumed that such plan was reasonably prepared and reflects the best currently available estimates and judgments of the management of XLI. In arriving at its opinion, Montgomery did not conduct physical inspections of the properties, or inventories at the facility of XLI with the goal of arriving at a valuation of XLI based upon an analysis of its tangible assets. Montgomery's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its review and analysis.

     In connection with its presentation to the XLI Board of Directors advising the Board of its opinion on November 21, 1997, and subsequent discussions with the Directors pertaining to the amended terms of the Merger Agreement as of January 6, 1998, Montgomery performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Montgomery has used several methods to arrive at a fair value for XLI Common Stock and common equivalent stock on a fully diluted basis, with each method requiring different assumptions and calculations and, therefore resulting in different values. Furthermore, in arriving at its fairness opinion, Montgomery did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Montgomery believes that its analysis must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all the analyses and factors, could create misleading or incomplete view of the process underlying the opinion. In its analyses, Montgomery reviewed and analyzed the issued, outstanding and reserved for issuance amounts of both XLI Common Stock and XLI Preferred Stock. However, at the time of the review by Montgomery, there existed some uncertainty with regard to the exact amount of fully diluted shares assuming conversion of all of the outstanding warrants and options. Therefore, for the purpose of its analysis, Montgomery used the amount as provided by both the legal and accounting firms engaged by XLI. In its analysis, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of XLI. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of the business do not purport to be an appraisal or to reflect the price at which XLI's business may actually be sold.

     The opinion of Montgomery was rendered initially on November 21, 1997, and updated on January 22, 1998. The opinion of Montgomery is limited to the date upon which it was updated, and there have been no material changes in the results of operations or financial condition of XLI which have occurred since the date of the updated opinion that XLI believes would cause Montgomery to no longer stand by its fairness opinion. Montgomery has no duty to further update its opinion.

PURCHASE PRICE ANALYSIS.

     The acquisition of XLI by a newly formed subsidiary of Pixel was announced by letter of intent and a distributed press announcement on November 17, 1997. At the time of the announcement, XLI Common Stock was bid at approximately $0.51 per share. However, the NASDAQ Bulletin Board was quoting a bid of $0.531 and an asking price of $0.781 for a share of XLI Common Stock. XLI Common Stock had traded quite sporadically during the 12 months prior to the announcement of the letter of intent of November 17, 1997. During that period of time, XLI Common Stock had traded as low as $0.09 and as high as $0.65. Since the time of the announcement of the proposed transaction, XLI Common Stock had traded infrequently and the last trade recorded by the NASDAQ Bulletin Board while Montgomery was preparing its opinion of value letter occurred on January 15, 1998 at a price of $0.562 per share. Therefore, the proposed transaction has not had a meaningful impact upon the enterprise value of XLI. For the purpose of its analysis, Montgomery did limited review of the historical trading activity of the outstanding XLI Preferred Stock on the premise that each share of XLI Preferred Stock was convertible into XLI Common Stock as per the Prospectus dated February 11, 1994. Therefore, Montgomery considered XLI Preferred Stock to be a common stock equivalent to its conversion ratio at the same trading value as XLI Common Stock as quoted on the NASDAQ Bulletin Board under the symbol XLCC.


     For the purposes of its assessment of the present value of XLI as of the time of the announcement of the letter of intent, Montgomery considered the total enterprise value of XLI to be the aggregate of the present full market value of all the fully converted and diluted outstanding shares of XLI multiplied by the most recent bid price of $0.562 per share. Additionally, a purchase of all the outstanding shares of XLI would also assume the total outstanding liabilities of the corporation since the acquirer would now be the sole owner of the corporation. The total enterprise value is a measurement often used by financial analysts to assess a company's worth. In this case, for XLI, the total enterprise value determined by Montgomery may reflect a value in excess of the current total enterprise value given that the most recent bid price for XLI Common Stock was $.375 per share on May 14, 1998.


     The aggregate enterprise value of XLI as of the date of Montgomery report would approximate the following:

Total Equity Value
  4,369,370 Common Equivalent at $0.562 per share...........  $2,455,585
Total Liabilities as of 9/30/97.............................  $  913,021
                                                              ----------
Total Enterprise Value......................................  $3,368,606
                                                              ==========

     Alternatively, the acquisition as proposed by Pixel on January 6, 1998 sets a minimum purchase amount equivalent to $3,675,000. The aggregate minimum value of the acquisition, without adjustment for Set-Off Amounts, as per the proposed agreement would be as follows:

Merger Cash.................................................  $3,675,000.00
TOTAL.......................................................  $3,675,000.00
                                                              =============

     The incremental enterprise value of the proposed transaction would consist of the excess minimum and maximum values from the transaction with Pixel in the amount of $306,394 Minimum Excess Enterprise Value and $11,631,394 Maximum Excess Enterprise Value.

     The aggregate minimum value of the proposed transaction to the holders of XLI Common Stock and common equivalent shareholders of XLI would equal the following:

                                                                                   MAXIMUM MERGER
                                                 ENTERPRISE      MINIMUM MERGER       CASH PLUS
                                               PURCHASE VALUE         CASH         CONTINGENT CASH
                                               --------------    --------------    ---------------
Total........................................  $3,368,606.00     $3,675,000.00     $15,000,000.00
Shares Outstanding...........................   4,369,370.00      4,369,370.00       4,369,370.00
Per Share Value..............................  $        0.77     $        0.84     $         3.43
                                               -------------     -------------     --------------

ANALYSIS OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES.

     Using publicly available information, Montgomery compared selected financial data of XLI with similar data of seven publicly traded companies involved in businesses considered to be generally comparable to the business of XLI. The following companies were included in the selected companies for analysis: Number Nine Visual Technology Corporation, Technology 80, Inc., Tseng Laboratories, Inc., Xionics Document Technology, Inc., Video Display Corporation, Metatec Corporation, and Electronic Designs, Inc.

     In the process of its analysis, Montgomery screened and reviewed 146 companies to attempt to find a sample universe of comparability. However, given XLI's transition from a low-volume niche market supplier to a supplier of mass market integrated circuit technology for printer and printer controller OEMs, Montgomery found it to be extremely difficult to identify a clear degree of comparability of these companies to XLI. Therefore, Montgomery elected to employ a Principal Peer Group definition of comparable companies, within the Standard Industrial Classification 3577, Computer Peripherals and Components, as defined by Standard and Poors (S & P). Within the designated S & P Peer Group, Montgomery then chose the seven companies based upon a number of factors: OEM distribution strategy, performance improvement based technology, as-on integration component, historical performance, market segmentation, revenue size and stage of business development.

     Using this framework and the available data on each company, Montgomery then constructed an analysis of each of the companies using the following valuation indicators: Market Value to Total Revenue, Market Value to Total Assets, Market Value to Net Income, and Market Value to Gross Cash Flow. The multiples were derived among the comparable companies based upon the most recent twelve months financials. A mean and median of each of these valuation multiples was derived and compared against the same multiples for XLI at present. In each instance, when applying the median multiple to XLI, the aggregate enterprise value was significantly lower than the minimum and maximum enterprise value of the proposed transaction.

DISCOUNTED CASH FLOW ANALYSIS.

     As part of its analysis and investigation, Montgomery calculated the future earnings of XLI based upon the financial projections included in XLI's Business Plan Summary for the years 1998, 1999 and 2000, as prepared by the management team. Additionally, Montgomery analyzed the projected results of the current year as well as the results of the previous four years to gauge the reasonableness of the management projections.

     The management projections anticipate a significant level of growth in revenues (1998-310%, 1999-184%, and 2000-46%) and a similarly aggressive growth in net income. For 1997, total revenues grew at a rate of 170%, as compared to management's projected growth rate of 144%, while net loss for 1997 was approximately 61% greater than the net loss projected by XLI's management. Using the management projections through the fiscal year end, December 31, 2000, Montgomery then generated a range of present values of the future cash flows and a terminal value based upon the operating results in the year 2000. Montgomery applied valuation multiples to both Revenue and Net Income as derived from the Comparison of Selected Public Companies. The aggregate cash flow plus the terminal value were then discounted to a present value using a stepped range of discount rates, to arrive at a value of approximately of $7.8 million, as compared to approximately $15.5 million using management's projections of revenue and net income.

     Additionally, Montgomery performed the same analysis on a cash flow stream reflecting a low growth scenario versus the aggressive growth in the management case. The low growth case is based on the management projections for years 1997 and 1998, then reduces the rate of growth in revenue, with appropriate adjustments to operating expenses, for the years 1999 and 2000.

     The analysis of both of these scenarios reflected the application of four multiples of net income, revenues, and discount rates all of which were analyzed. Further analysis for reasonableness and comparative purposes was done taking each of those present value data points and calculating the value as multiples of Sales, Operating Income, EBITDA and Unlevered Net Income.

     Finally, Montgomery chose the four midpoint values within each 16 value scenario to construct a range of values for XLI. Montgomery then used the range of values based upon the discounted cash flow analysis, determined to be $5,700,000 to $10,600,000, as compared to the minimum and maximum values of the proposed transaction with Pixel, of $3,675,000 to $15,000,000, to further support its opinion.

     Montgomery is a private, regional independent investment banking firm located in Boston, Massachusetts. As part of its business activities, the firm provides investment banking services, including the evaluation of businesses and their securities in connection with mergers and acquisitions, competitive bids, private placements of both debt and equity securities, secured debt financings with institutional and bank lenders, and valuations for corporate and other purposes. The Board of Directors of XLI selected Montgomery because of its expertise and the experience of its principals gained through numerous similar engagements over a number of years.

     Pursuant to a letter agreement dated November 5, 1997, XLI has paid Montgomery a fee of twenty three thousand ($23,000.00) dollars for Montgomery's review of the Merger Agreement as first proposed on November 5, 1997 and as further proposed on January 6, 1998, which form of Merger Agreement was not materially different from the executed Merger Agreement.

                                   DIVIDENDS

     No dividends on XLI Preferred Stock have accrued or become payable because XLI has never been profitable and has never had sufficient net worth to be able to declare dividends.

                               MATERIAL CONTRACTS

     XLI and Pixel entered into a Technology License and Supply Agreement on October 15, 1997, pursuant to which XLI granted to Pixel a non-exclusive, worldwide right and license under certain XLI technology in consideration for a license fee and a prepaid royalty fee.


     In connection with the Merger Agreement, XLI and Oak entered into a Promissory Note and Agreement on April 24, 1998 (the "Note and Agreement") pursuant to which Oak agrees to advance to XLI such amounts as XLI may request for working capital purposes, up to $500,000. XLI promises to pay to Oak the principal sum of $500,000, or such lesser principal amount, as the case may be, at an interest rate equal to the Prime Rate plus one-half percent. All principal and accrued interest shall be due on August 31, 1998. If the Merger has closed on or before August 31, 1998, then the principal and accrued interest shall become an intercompany debt and be eliminated, and the Note and Agreement shall terminate. If the Merger has not closed on or before August 31, 1998, then the principal and accrued interest shall at the option of Oak either convert to a prepaid royalty under the above-referenced Technology License and Supply Agreement between XLI and Pixel, or be immediately due and payable. XLI borrowed $60,000 on February 25, 1998, $50,000 on March 26, 1998, and $20,000 on April
16, 1998, which amounts are deemed Advances under the Note and Agreement.


                                 MARKET PRICES

     The high and low sales prices of XLI Common Stock as of January 29, 1998, the date preceding public announcement of the Merger, were $0.53125 and $0.46875, respectively. The high and low sales prices of XLI Preferred Stock as of January 29, 1998 were both $0.65625.

                STATEMENT REGARDING ACCOUNTANTS' REPRESENTATIVES

     Representatives of the principal accountants for the current year and for the most recently completed fiscal year: (i) are expected to be present at the Special Meeting; (ii) will have the opportunity to make a statement if they desire to do so; and (iii) are expected to be available to respond to appropriate questions.

                           INFORMATION CONCERNING XLI

     The information contained herein regarding the business of XLI is qualified by reference to the documents filed by XLI with the SEC and incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

DESCRIPTION OF BUSINESS

     Founded in 1989, XLI designs, develops and markets high-performance hardware and software products primarily for laser printing applications. XLI is a provider of high technology enhancement products for printers, digital copiers, multi-function devices, and fax systems.

     XLI's proprietary precision dot positioning technology enables high-quality text, line-art graphics and photographic images to be generated at low costs and high speeds using standard and inexpensive printing devices.

XLI's technology is used in the following applications:

     - High quality text and line art edge enhancement

     - Life-like photographs with gray scale rendition

     - Digital copier functions

     - Hi-Definition Fax

     - High Quality Color Images on inexpensive color laser printers

     - High performance image enhancement and modulation for demand printing applications

     - Application Specific Integrated Circuits (ASIC) and Core Modules to meet customer requirements and costs

PRODUCTS AND PRODUCT DEVELOPMENT

     During the past two years XLI has changed its focus from a low-volume niche market supplier of enhancement board products for VARs and end users toward a supplier of mass-market integrated circuit technology for printer and printer controller OEMs. During 1997, the sales of all board products were discontinued due to diminishing sales caused by the introduction of higher resolution printers, some with enhancement technology such as the new XLI integrated circuit chip designed directly into the printer controller. XLI's first ASIC (Application Specific Integrated Circuit) product, the XLI-2050 ImageChip, was introduced to the market in 1997. This ASIC is a highly integrated laser printer enhancement chip with fax, text and line-art edge enhancement plus single-bit grayscale enhancement. Additional features in the chip are multi-bit modes for digital copy functions. XLI is also selling the ImageChip technology used in the XLI-2050 to customers in the form of VHDL Core Modules (design modules that can be used by XLI customers to develop their own ASICs that incorporate multiple applications, including XLI's). The ASICs developed using the XLI Core Modules are incorporated by customers into printer controller boards that are imbedded into the printing device as an integral component. Engineering samples of the XLI-2050 ImageChip, with limited functionality (bugs in the first chip fabrication), are now being sampled to developers with full functionality chips planned for the second half of 1998. XLI believes that the XLI-2050 ImageChip will be available in commercial quantities during the second half of fiscal 1998. To date the company has entered into six license agreements for its ImageChip technology, including the recent licensing by Pixel Magic. Licenses have been signed with both major printer controller suppliers and printer OEMs.

     XLI also has in development (funded through a licensee non-recurring engineering development project) a scaling/enhancement ASIC for flat-panel displays. Although this is an extension of XLI's technology outside the printer market, there are no current plans to market such a product and, if done so, there is no assurance that this product would have market acceptance.

     Although the new product developments around the ImageChip technology look promising at this time, XLI is just beginning to enter the product life cycle where significant technical and sales support will be necessary to succeed in this highly competitive market. XLI will require additional funding and resources in order to maximize the potential of its new products. XLI also expects to continue development of subsequent generations of its ImageChip products to incorporate additional features and functions and also to reduce costs. No assurance can be given that these products will be developed or, if developed, will be successfully marketed. See "RISK FACTORS."

SALES AND MARKETING

     In the fall of 1997, XLI added a full-time Vice President of Sales and Marketing in charge of worldwide sales and marketing of its ASIC and VHDL product offerings. This individual manages the sales and marketing efforts in the US market and XLI currently has a sales agent in Japan to aid in covering the Japanese market. To assist in the sales cycle, an evaluation test board with the XLI-2050 ASIC is now available to customers. The XLI-2050 ImageChip is expected to be the major source of income (through licensing, chip sales and royalties) for the foreseeable future.

PATENTS AND PROPRIETARY INFORMATION

     XLI relies on a variety of methods to protect its products and technology, including patent, trademark, copyright and trade secret protection. Three patents have been awarded (2 US patents and 1 Korean patent) which cover an innovative method of modulating the laser devices found in laser printers for the desktop as well as network printers. Additional patents have been filed on edge enhancement technology applicable for both text and line graphics, a unique all digital implementation of the modulator used in the XLI enhancement technology capable of being implemented in integrated circuits and a single pass color engine method. An additional patent application is in process for an innovative grayscale enhancement method. This technology is applicable for both monochrome and color laser printers. XLI protects its technical innovations both domestically and internationally (Europe, Korea and Japan) through these patent filings. To protect its trade secrets, proprietary software and know-how, XLI requires that all employees, key resellers, consultants and licensees sign nondisclosure agreements.

     Although XLI believes that patent protection for its products is important to its ultimate success, no assurance can be given that any patents granted will be enforceable or provide XLI with meaningful protection from competitors. In light of XLI's goal of expanding into foreign markets, and given that most of Oak's revenues are derived from foreign source sales, the Merger is likely to increase significantly the exposure of XLI products in foreign countries that offer less protection of intellectual property than comparable United States laws. In addition, there can be no assurance that XLI proposed products will not infringe the patent rights of others. XLI may be forced to expend substantial resources if XLI is required to defend against any such infringement claims. Furthermore, there can be no assurance that XLI will be able to maintain the secrecy of any of its proprietary technology, know-how or trade secrets or that others will not independently develop substantially equivalent technology.

     The core technology for XLI was invented by Dr. Adam L. Carley (the "Carley Core Technology"), a founder, stockholder and director of XLI. Dr. Carley and the Carley Corporation, a company controlled by Dr. Carley, have assigned to XLI all printing rights to the Carley Core Technology held by him and the Carley Corporation in return for XLI Common Stock and certain royalties based upon revenues derived by XLI from the Carley Core Technology.

THE YEAR 2000 ISSUE

     Certain computer programs and microprocessors use two digits rather than four to define the applicable year. Any computer program that has date-sensitive software and microprocessors may recognize a date using "00" as the year 1900 rather than 2000. This phenomenon could cause a disruption of the Company's operations, including, among other things, a temporary inability to send invoices, or engage in similar normal business activities. Management believes the Company is substantially year 2000 compliant with respect to its selling, administration and general operations. Prior to purchasing any new equipment or software, it is Company policy to ensure that the specifications include year 2000 compliance. However, there can be no guarantee that the systems of other companies on which the Company's system will rely will be converted on a timely basis, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material impact on the Company. Based on its current assessment, management believes that year 2000 compliance will not have a material adverse impact on the future operations of the Company.

PERSONNEL


     As of May 1, 1998, XLI employed 14 people, 8 of whom were in research and development, 2 in marketing and sales, 1 in manufacturing and product service, and 3 in finance and administration. XLI uses part-time technical contractors, as needed, to augment its full-time staff. Due to XLI's limited cash flow, certain key personnel have been receiving reduced cash compensation and have been issued stock options and shares of Common Stock of XLI in lieu of cash compensation.

DESCRIPTION OF PROPERTY

     XLI's administrative, sales, marketing, research and development, and product testing facility is located in North Billerica, Massachusetts. The facility consists of approximately 4,850 square feet and is leased by XLI from an unaffiliated party for $3,293 per month under a lease that expires in April 1999.

LEGAL PROCEEDINGS

     XLI is not presently involved in any legal proceedings.

FURTHER INFORMATION CONCERNING THE BUSINESS OF XLI

     For further information on the business and financials of XLI, see the following documents filed by XLI with the SEC, which documents are incorporated by reference in and made a part of this Proxy Statement as of their respective dates:


     1. XLI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as amended, a copy of which is attached as Appendix C.



     2. XLI's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998, a copy of which is attached as Appendix C.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS OF XLI FOR THE FISCAL QUARTER ENDED MARCH 31, 1998



GENERAL



     In the first quarter of 1998, the Company continued to focus on the design and development of ASIC and VHDL (Virtual Hardware Description Language) enhancement product offerings for the OEM printer and printer controller market. During 1997 the Company delivered VHDL modules to OEMs and introduced the XLI-2050 ImageChip ASIC (Application Specific Integrated Circuit) that incorporates all of the Company's current enhancement technology into one chip design. The Company hopes to increase revenue through additional licensing of the ImageChip technology and through sales of its ImageChip ASICs to OEMs. The Company's strategy is to become the primary distributor of its ImageChip ASICs rather than solely a licensor of the ImageChip technology. The Company believes that its revenues and gross margins will ultimately be greater from chip sales than from royalties earned pursuant to technology licenses. Production quantities of the ImageChip are planned for the second half of 1998. The Company also plans to add additional engineering resources in 1998 in order to meet the demands from existing and anticipated OEM agreements. This will result in increased research and development costs that may negatively affect cash flow.



     On January 29, 1998 the Company entered into a Plan of Reorganization and Agreement of Merger by and among Oak Technology, Inc., Pixel Magic, Inc., and OTI Acquisition Corporation ("OTI") pursuant to which OTI will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Pixel Magic, Inc., which is a wholly-owned subsidiary of Oak Technology, Inc. The ASIC products of Pixel Magic and XLI are complementary to each other and are targeted to the same printer/digital copier market. The Company believes that the merger should enhance XLI's ability to bring its products to the OEM market. The merger is subject to the approval of the Company's shareholders.



RESULTS OF OPERATIONS



     The Company's strategy is to develop core ideas derived from XLI's current technology, then design products incorporating such ideas for production in collaboration with strategic partners.



     Revenues for the first quarter of 1998, which ended March 31, 1998, were $144,341, a decrease of approximately 45% from 1997's first quarter revenues of $261,721. Product revenues were $2,739 and contract and license revenues were $141,603 for the first quarter of 1998, as compared to product revenues of $20,054 and contract and license revenues of $241,667 for the same period in 1997.



     The Company recorded a net loss of $311,880 for the first quarter of 1998, as compared to a net loss of $52,081 for the same period in 1997. The increase is attributable primarily to the decrease in contract and license revenues of $100,064 and the increase in cost and expenses of $131,610.



     The Company's gross margin on total revenue was 75% for the first quarter of fiscal year 1998 compared to 81% for the same period in 1997. The decrease in gross margin was mostly due to the decrease in contract and license revenue of $100,064.



     Research and development costs for the three-month period ended March 31, 1998 were $158,401 or approximately 110% of revenues as compared to $112,491 or approximately 43% of revenues for the three-month period ended March 31, 1997. The increase in 1998 of $45,910 was primarily attributable to the hiring of additional personnel and to associated expenses to support the increase in ASIC and VHDL development activity. The Company's ongoing engineering emphasis continues to be on the development of image enhancement ASICs.



     Selling and marketing expenses for the three-month period ended March 31, 1998 were $41,707 or approximately 29% of revenues as compared to $7,330 or approximately 3% of revenues for the three-month period ended March 31, 1997. The increase of $34,377 is primarily attributable to the hiring of a vice president of marketing and sales in late 1997 and expenses associated with the introduction of the XLI-2050 ImageChip.

     General and administrative expenses for the three month-period ended March 31, 1998 were $211,342 or approximately 147% of revenues as compared to $145,268 or approximately 50% of revenues for the three-month period ended March 31, 1997. The increase of $66,074 is primarily attributable to costs incurred in connection with the proposed merger with OTI Acquisition Corporation.



LIQUIDITY AND CAPITAL RESOURCES



     At March 31, 1998 the Company had current assets of $61,459, current liabilities of $846,798 and cash of $39,832, resulting in a working capital deficit of $785,339. For the quarter ended March 31, 1998, the Company had a negative cash flow from operations of $239,553.



     In connection with the Merger Agreement, XLI and Oak entered into a Promissory Note and Agreement on April 24, 1998 (the "Note and Agreement") pursuant to which Oak Technology, Inc. ("Oak") agrees to advance to XLI such amounts as XLI may request for working capital purposes, up to $500,000. XLI promises to pay to Oak the principal sum of $500,000, or such lesser principal amount, as the case may be, at an interest rate equal to the Prime Rate plus one-half percent. All principal and accrued interest shall be due on August 31, 1998. If the Reorganization Agreement has not closed on or before August 31, 1998, then the principal and accrued interest shall at the option of the Lender either convert to a prepaid royalty under that Technology License and Supply Agreement entered into on October 15, 1997 by and between Pixel Magic, Inc., a Massachusetts corporation and wholly owned subsidiary of Lender, and Borrower or be immediately due and payable. Lender shall provide written notification to Borrower on August 31, 1998, indicating the form of repayment it has chosen.



     The Company plans to finance its operations from its available cash and through the working capital line provided by Oak.



CAPITAL EXPENDITURES



     The Company does not have any material commitments for capital expenditures at this time.



   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS OF XLI FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997


     The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. Except for historical information contained herein, the matters discussed in the Liquidity and Capital Resources section below contain potential risks and uncertainties, including, without limitation, risks related to the ability of XLI (hereinafter referred to in this section as the "Company") to successfully develop, test, produce and market its proposed products, identify and attract partners to help market its proposed products, identify and attract partners to help commercialize the Company's products; attract and retain key employees; obtain meaningful patent protection to cover the Company's proprietary technology; raise capital for future operations and commercialization of its products; and successfully respond to technological changes in the marketplace. The Company will need to complete the pending merger or attract partners in order to exploit its products, and there can be no assurance that the Company will be successful in completing such transactions. Additional information regarding potential factors which could affect the Company's financial results are included in the Company's public filings with the Securities and Exchange Commission.

GENERAL

     In 1997 the Company continued to focus on the design and development of ASIC and VHDL (Virtual Hardware Description Language) enhancement product offerings for the OEM printer and printer controller market. During 1997 the Company delivered VHDL modules to OEMs and introduced the XLI-2050 ImageChip ASIC (Application Specific Integrated Circuit) that incorporates all of the Company's current enhancement technology into one chip design. The Company hopes to increase revenue through additional licensing of the ImageChip technology and through sales of its ImageChip ASIC to OEMs. The Company's strategy is to become the primary distributor of its ImageChip ASICs rather than solely a licensor of the ImageChip technology. The Company believes that its revenues and gross margins will ultimately be greater from chip sales than from royalties earned pursuant to technology licenses. Production quantities of the ImageChip are planned for the second half of 1998. The Company also plans to add additional engineering resources in 1998 in order to meet the demands from existing and anticipated OEM agreements. This will result in increased research and development costs that may negatively affect cash flow. For the fiscal year ended December 31, 1997, the Company had a negative cash flow from operations of $102,122.

     On January 29, 1998 the Company entered into a Plan of Reorganization and Agreement of Merger by and among Oak Technology, Inc., Pixel Magic, Inc., and OTI Acquisition Corporation ("OTI") pursuant to which OTI will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Pixel Magic, Inc., which is a wholly-owned subsidiary of Oak Technology, Inc. The ASIC products of Pixel Magic and XLI are complementary to each other and are targeted to the same printer/digital copier market. The Company believes that the merger should enhance XLI's ability to bring its products to the OEM market. The merger is subject to the approval of the Company's shareholders.

     The following table sets forth, for the periods indicated, statements of operation data of the Company expressed as a percentage of revenues.

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                           1997       1996       1995
                                                           ----       ----       ----
Revenue..................................................  100%        100%       100%
Cost of Revenue..........................................   18%         29%        45%
Research and Development.................................   33%         32%        30%
Selling and Marketing....................................    5%          5%        11%
General and Administrative...............................   48%         50%        33%
Loss from Operations.....................................  (4)%       (16)%      (19)%
Other Income (Expense)...................................  (1)%        (5)%       (2)%
Net Loss.................................................  (5)%       (21)%      (21)%

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996.

     Revenue. Revenue for the fiscal year ended December 31, 1997 was $1,520,781 as compared to $898,618 for the fiscal year ended December 31, 1996, an increase of $622,163 or 69%. Contract and license revenue for the fiscal year ended December 31, 1997 was $1,422,990 as compared to $698,250 for the fiscal year ended December 31, 1996. Product revenues for the fiscal year ended December 31, 1997 were $97,791 as compared to $200,368 for fiscal year ended December 31, 1996, a decrease of $102,577 or approximately 51%. There were no product revenues from sales of ImageChip ASICs. License revenue attributable to the ImageChip technology was $1,197,990, which represented 78.8% of total revenues in 1997. The 104% increase in contract and license revenue is due to an increase in the number and value of license agreements entered into by the Company for its ImageChip technology, while the decrease in product revenue was attributable to a reduction in revenues from sales of board products. XLI ceased the production and promotion of its board products in the second half of 1996, and is in the process of selling off its remaining board inventory. XLI expects its board product revenues to continue to decrease in the future.

     Cost of Revenue. Cost of revenue for the fiscal year ended December 31, 1997 was $281,123 or 18% of revenue, as compared to $258,440 or 29% of revenue for the fiscal year ended December 31, 1996, an increase of $22,683. The increase was due mostly to the foundry cost for manufacturing the prototype XLI-2050 ImageChip partially offset by the decrease in board sales.

     Research and Development. Research and development expense for the fiscal year ended December 31, 1997 was $507,051 or 33% of revenue as compared to $287,748 or 32% of revenue for the fiscal year ended December 31, 1996. The increase in 1997 of $219,303 was primarily attributable to the hiring of additional personnel and to associated expenses to support the increase in development activity. The Company's ongoing engineering emphasis continued to be on the development of ASICs.

     Selling and Marketing. Selling and marketing expenses for the fiscal year ended December 31, 1997 were $72,485 or 5% of revenue as compared to $42,942 or 5% of revenue for the fiscal year ended December 31, 1996. The increase of $29,543 was primarily attributable to the hiring of a Vice President of Sales & Marketing in late 1997 and expenses associated with the introduction of the XLI-2050 ImageChip.

     General and Administrative. General and administrative expenses were $718,832 or 48% of revenue for the fiscal year ended December 31, 1997 as compared to $456,156 or 50% of revenue for the fiscal year ended December 31, 1996. The $262,678 increase in general and administrative expenses was attributable to the increase in royalty expenses associated with increased contract and license revenue, increased insurance costs, increased legal fees associated with the merger, increased consulting fees and additional salary costs. These increases were partially offset by a recovery of Korean taxes and negotiated settlements with vendors.

     Interest Expense. Net interest expense for the fiscal year ended December 31, 1997 was $19,361 or 1% of revenue as compared to $49,252 or 5% of revenue for the fiscal year ended December 31, 1996. Interest expense for the fiscal year ended December 31, 1997 was primarily attributable to interest on leased equipment.

     Net Loss. The Company recorded a net loss of $72,283 for the fiscal year ended December 31, 1997 as compared to a net loss of $192,588 for the fiscal year ended December 31, 1996. The decrease in the net loss of $120,305 was primarily the result of significantly higher contract and licensing revenues.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.

     Revenue. Revenue for the fiscal year ended December 31, 1996 was $898,618 as compared to $1,097,550 for the fiscal year ended December 31, 1995, a decrease of $198,932 or 18%. Product board revenues for the fiscal year ended December 31, 1996 were $200,368 as compared to $397,550 for fiscal year ended December 31, 1995, a decrease of $197,182 or approximately 50%. Contract and license revenue for the fiscal year ended December 31, 1996 was $698,250 as compared to $700,000 for the fiscal year ended December 31, 1995. The decrease in product revenue was primarily attributable to a reduction in revenues from sales of board products. XLI ceased the production and promotion of its board products in the second half of 1996, and is in the process of selling off its remaining board inventory. XLI expects its board product revenues to continue to decrease in the future.

     Cost of Revenue. Cost of revenue for the fiscal year ended December 31, 1996 was $258,440 or 29% of revenue, as compared to $496,866 or 45% of revenue for the fiscal year ended December 31, 1995, a decrease of $238,426. The decrease was primarily due to the approximately 50% decrease in product revenue and inventory write-offs of $30,516 in connection with the discontinuation of the Company's board product lines.

     Research and Development. Research and development expense for the fiscal year ended December 31, 1996 was $287,748 or 32% of revenue as compared to $331,279 or 30% of revenue for the fiscal year ended December 31, 1995. The decrease in 1996 of $43,531 was primarily attributable to a decrease in sub-contract work associated with the Company's agreement with Samsung Electronics. The Company's ongoing engineering emphasis continued to be on the development of ASICs.

     Selling and Marketing. Selling and marketing expenses for the fiscal year ended December 31, 1996 were $42,942 or 5% of revenue as compared to $117,896 or 11% of revenue for the year ended December 31, 1995. The decrease of $74,954 was primarily attributable to use of commissioned personnel in lieu of salaried personnel.

     General and Administrative. General and administrative expenses were $456,156 or 50% of revenue for the fiscal year ended December 31, 1996 as compared to $358,040 or 33% of revenue for the fiscal year ended December 31, 1995. The $98,116 increase in general and administrative expenses was primarily attributable to an increase in professional fees and expenses associated with an unsuccessful merger transaction.

     Interest Expense. Net interest expense for the fiscal year ended December 31, 1996 was $49,252 or 5% of revenue as compared to $24,655 or 2% of revenue for the fiscal year ended December 31, 1995. Interest expense for the fiscal year ended December 31, 1996 was primarily attributable to interest accrued on subordinated notes issued by the Company and factoring charges associated with receivables.

     Net Loss. The Company recorded a net loss of $192,588 for the fiscal year ended December 31, 1996 as compared to a net loss of $223,457 for the fiscal year ended December 31, 1995. The decrease in the net loss of $30,869 was the result of lower operating expenses partially offset by reduced revenues.

LIQUIDITY AND CAPITAL RESOURCES

     For the fiscal year ended December 31, 1997, the Company had a negative cash flow from operations of $102,122. This is primarily attributable to an increase in personnel and expenses associated with the development and introduction of the XLI-2050 ASIC. At December 31, 1997 the Company had current assets of $116,001, current liabilities of $647,525 and a working capital deficit of $531,524. The Company's cash balance at December 31, 1997 was $112,401 as compared to $219,723 at December 31, 1996.

     The Company's working capital deficit in 1997, 1996 and 1995 was $531,524, $473,687 and $540,447, respectively. During these periods, the Company incurred significant losses and expended significant amounts on research and development. Additionally, the administrative costs and professional fees associated with being a public company contributed to the working capital deficits.

     During 1995, the Company entered into an agreement with the Silicon Valley Bank to factor up to $500,000 against outstanding receivables. Silicon Valley Bank has no obligation to provide funding and the factoring agreement may be terminated at any time by Silicon Valley Bank or the Company. The agreement calls for interest at a monthly rate of 2.5% and requires an administrative fee of 1% of the receivables factored. Silicon Valley Bank has been granted a security interest in all of the assets of the Company. As of December 31, 1997, there were no outstanding loan amounts payable to Silicon Valley Bank.

     The Company has no current plans to raise additional capital in 1998. The Company hopes to fund its ongoing operations and development efforts from ongoing and additional license and royalty fees as well as from funds generated from ASIC sales. If the Company is unable to generate sufficient cash flow from license agreements and ASIC sales, the Company's development efforts and ability to continue as a going concern will be materially adversely affected. The Company's auditors have included in their opinion a paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern.

     In the year ended December 31, 1997, the Company funded its operations from its available cash balance at the beginning of the year of approximately $219,700. After accounting for cash used by operating activities of approximately $102,000 and cash expended in connection with financing activities of $5,200, the Company had approximately $112,000 of available cash at December 31, 1997. In the fiscal year ended December 31, 1996, the Company began the year with no cash available. However, the Company did generate approximately $155,000 of cash from financing activities in 1996, primarily through the sale of subordinated notes. This combined with approximately $64,000 of cash provided from operations, resulting primarily from the collection of approximately $259,000 of accounts receivable which offset an approximately $193,000 net loss from operations, left the Company with approximately $219,700 at December 31, 1996. In the fiscal year ended December 31, 1995, the Company began the year with approximately $75,900 in cash and ended the year with no cash. Net cash used by operating activities was approximately $60,000 due primarily to a $223,000 net loss from operations. Additionally, the Company expended approximately $15,800 through financing activities, with approximately $43,000 used to meet capital lease obligations for computer and office equipment. This amount was offset by approximately $26,000 of proceeds from the issuance of short-term promissory notes.

CAPITAL EXPENDITURES

     The Company does not have any material commitments for capital expenditures at this time.

EFFECTS OF INFLATION

     The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant impact on the Company's sales or operating results.

INCOME TAXES

     The Company adopted Statement No. 109 "Accounting for Income Taxes" in 1993 and its implementation has had no effect on the Company's financial position and results of operation.

ACCOUNTING TREATMENT OF THE MERGER

     It is anticipated that the Merger will be accounted for as a purchase transaction. The holders of XLI Common Stock and XLI Preferred Stock will receive a minimum cash payment of $.84 per share, and $2.09 per share, respectively. In addition, if the sum of (i) 56% of XLI's gross product revenue,
(ii) $1.00 for each Digital Modular Feature IC sold and (iii) $2.00 for each Multiple Feature IC sold exceeds $3,675,000 plus any post-closing audit adjustments and any indemnification claims for breach of the Merger Agreement, the holders of XLI Common Stock and XLI Preferred Stock will receive a maximum cash payment of $2.59 per share, and $6.37 per share, respectively, during the period commencing with the quarter ending March 31, 1999, and ending December 31, 2000. Record holders of XLI Common Stock or XLI Preferred Stock are entitled to seek appraisal of their shares if the Merger is consummated, provided that certain procedures are followed. See "APPRAISAL RIGHTS."

FINANCIAL STATEMENTS


     The Company's financial statements for the fiscal year ended December 31, 1997 are shown on pages F1 through F14. The accounting firm of Wolf & Company, P.C. has been engaged as the Company's independent accountant for the past three years and its Report of Independent Accountants for fiscal 1997 is shown on page F2. The Company's financial statements (unaudited) for the fiscal quarter ended March 31, 1998 are shown on pages F15-F17.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     XLI Common Stock is currently traded on the NASDAQ Bulletin Board under the symbol "XLCC", and XLI Preferred Stock is traded on NASDAQ Bulletin Board under the symbol "XLCCP". On January 4, 1995, XLI stock was delisted from the NASDAQ Small Cap market as it did not meet the minimum requirement for maintaining listing.

     The following table sets forth the range of high and low sale prices quoted on NASDAQ for the Common Stock for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions.

                                                              COMMON STOCK
                                                           -------------------
                                                             HIGH       LOW
                                                           --------   --------
1997
  First Quarter..........................................  $0.37500   $0.09375
  Second Quarter.........................................  $0.28425   $0.09375
  Third Quarter..........................................  $0.50000   $0.12500
  Fourth Quarter.........................................  $0.81250   $0.34375
1996
  First Quarter..........................................  $   0.10   $  0.001
  Second Quarter.........................................  $ 0.1875   $  0.001
  Third Quarter..........................................  $ 0.4375   $  0.125
  Fourth Quarter.........................................  $ 0.4375   $  0.125

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     On January 24, 1996, XLI received confirmation from Coopers & Lybrand of the decision by XLI that Coopers & Lybrand would not be engaged as XLI's independent accountants. The accounting firm of Wolf & Company, P.C. was appointed and approved by the Board of Directors to replace Coopers & Lybrand. There was no adverse opinion or disclaimer of opinion or disagreement on any matter of accounting principles or practices in Coopers & Lybrand's report on the financial statements for the fiscal years ended December 31, 1994 and December 31, 1993.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF XLI


     The following table sets forth, as of May 1, 1998, the ownership of XLI Common Stock by (i) each person who is known by XLI to own of record or beneficially more than five percent of XLI Common Stock, (ii) each of XLI's directors and (iii) all directors and officers as a group. As Party Stockholders, all of the stockholders listed in the table have executed irrevocable proxies appointing the directors on the board of directors of Oak as their sole and exclusive proxies in connection with the Merger, with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to all of the shares of capital stock of XLI that they now own or hereafter may beneficially own. As of May 1, 1998, XLI had 263 stockholders of record.


                                                               COMMON STOCK            PREFERRED STOCK
                                                         BENEFICIALLY OWNED(1)(2)    BENEFICIALLY OWNED
                                                         ------------------------    -------------------
                   BENEFICIAL OWNER                        NUMBER        PERCENT     NUMBER     PERCENT
                   ----------------                      -----------    ---------    -------    --------
Anthony D. D'Amelio....................................     634,554        17.7%      6,000        1.9%
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Roger F. Salava........................................     182,750         5.1%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

James L. Salerno.......................................     163,584         4.6%     50,000       15.9%
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Daniel J. Allen........................................     215,001         6.0%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Joseph L. Katz, Trustee of Research Investment Trust...     186,422         5.2%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Joseph L. Katz, Individually...........................      30,000         0.8%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Vincent J. Spoto.......................................      97,108         2.7%         --         --
50 Cypress Road
Wellesley, MA 02181

Adam L. Carley.........................................     104,917         2.9%         --         --
6 Hillside Road
Windham, NH 03087

All directors and executive officers as a group (7
  persons).............................................   1,614,336        45.0%     56,000       17.8%

---------------
(1) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group.

(2) Does not include 42,777 shares issuable upon exercise of a warrant issued to Thomas James Associates, Inc. in connection with XLI's offering of Series A Preferred Stock in February 1994; 254,765 shares issuable upon exercise of the Underwriter's Warrant included in the offering in February 1994; and 427,758 shares issuable upon exercise of Class A Warrants.

                     INFORMATION CONCERNING OTI ACQUISITION

     OTI Acquisition is a corporation organized and existing under the laws of the State of Delaware as a wholly-owned subsidiary of Pixel for the sole purpose of effecting the Merger. On the Effective Date, OTI Acquisition shall merge with and into XLI and the separate corporate existence of OTI Acquisition shall cease. The Certificate of Incorporation and By-laws of OTI Acquisition, as in effect at the Effective Time, shall be the Certificate of Incorporation and By-laws of XLI, except that the name of the surviving corporation shall be Xerographic Laser Images Corporation.

                INFORMATION CONCERNING OAK AND ITS SUBSIDIARIES

     The information contained herein regarding the business of Oak and its subsidiaries is qualified by reference to the documents filed by Oak with the SEC and incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

GENERAL

     Oak was incorporated in California on July 2, 1987, and reincorporated in Delaware on February 8, 1995. Oak's principal executive offices are located at 139 Kifer Court, Sunnyvale, California 94086 and its telephone number is (408) 737-0888. Oak has wholly owned subsidiaries in Japan (Oak Technology K.K.), Taiwan (Oak Technology Taiwan) and Andover, Massachusetts (Pixel Magic, Inc.). Oak also has a software design center in Boca Raton, Florida and a mixed signal design center in Austin, Texas. Oak currently has over 450 employees worldwide.

     Oak designs high-performance semiconductors and related software solutions for the optical storage, consumer electronics and digital office equipment markets, targeting applications ranging from business productivity to home entertainment and office automation.

OPTICAL STORAGE MARKET

     Oak pioneered the IDE/ATAPI CD-ROM controller chip in 1993 and is one of the industry's largest merchant suppliers of CD-ROM controllers. Oak's recent product introductions reflect the company's commitment to achieving higher levels of functional integration in future product offerings for the optical storage market. Oak's current optical storage solutions include integrated controllers for CD-ROM, CD-R/RW and DVD-ROM drives. The OTI-9325, Oak's recently announced three-in-one CD-ROM controller, integrates the block decoder, CD-DSP, servo and audio processor on a single chip, thereby offering drive OEMs a more cost-effective solution supporting high performance levels. For the coming generation of optical storage solutions, namely DVD-ROM drives, Oak is currently sampling the OTI-9800, its first 4x DVD-ROM controller with an integrated CSS processor.

CONSUMER ELECTRONICS

     Oak today offers a family of DVD solutions for the consumer electronics market. The TroikaCSS(TM), Oak's integrated MPEG-2/Dolby Digital (AC-3) decoder with CSS authentication and decryption, provides DVD playback capabilities for DVD players and DVD-enabled PCs. Oak also offers the Interactive DVD Browser(TM) software, currently the industry's only DirectShow-compliant DVD navigation tool. In addition, Oak recently introduced its third-generation MPEG-1 decoder for VideoCD players, the OTI-257. This solution is the first and only controller on the market to combine an MPEG-1 audio/video decoder, audio DSP for karaoke functions, on-screen display and a TV encoder that supports NTSC/PAL standards on a single chip.

DIGITAL OFFICE EQUIPMENT MARKET

     The emergence of the multifunction peripheral (MFP) in the small business/home office environment has created opportunities for Oak to leverage its subsidiary Pixel Magic's digital image processing technologies for the growing digital office equipment market. Pixel Magic offers a family of high-performance imaging processors that target applications such as scanners, digital color copiers, fax machines and MFPs.

FURTHER INFORMATION CONCERNING THE BUSINESS OF OAK AND ITS SUBSIDIARIES

     For further information concerning the business of Oak and its subsidiaries, see the following documents filed by Oak with the SEC, which documents are incorporated by reference in and made a part of this Proxy Statement as of their respective dates:

          1. Oak's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, a copy of which is attached as Appendix D.


          2. Oak's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, a copy of which is attached as Appendix D, and Oak's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.


          3. Oak's Form 8-K dated January 22, 1998, a copy of which is attached as Appendix D.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, filed by XLI with the Securities and Exchange Commission ("SEC"), are incorporated by reference in and made a part of this Proxy Statement as of their respective dates:

          1. XLI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as amended, a copy of which is attached as Appendix C.


          2. XLI's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998, a copy of which is attached as Appendix C.


     The following documents, filed by Oak with the Securities and Exchange Commission ("SEC"), are incorporated by reference in and made a part of this Proxy Statement as of their respective dates:

          1. Oak's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, a copy of which is attached as Appendix D.


          2. Oak's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, a copy of which is attached as Appendix D, and Oak's Quarterly Report on form 10-Q for the quarter ended December 31, 1997.


          3. Oak's Form 8-K dated January 22, 1998, a copy of which is attached as Appendix D.

     All documents filed by Oak pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") after the date of this Proxy Statement and before the date of the Special Meeting will be deemed to be incorporated by reference in and to be a part of this Proxy Statement from the date such documents are filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     Copies of any XLI document incorporated by reference in and not attached as an appendix to this Proxy Statement may be obtained without cost by any person to whom a Proxy Statement is delivered by written or oral request (telephone number (978) 670-5999) to XLI at 101 Billerica Avenue, 5 Billerica Park, North Billerica, MA 01862, Attention: James L. Salerno, Chief Financial Officer.

     Copies of any Oak document incorporated by reference in and not attached as an appendix to this Proxy Statement may be obtained without cost by any person to whom a Proxy Statement is delivered by written or oral request (telephone number (408) 737-0888) to Oak Technology at 139 Kifer Court, Sunnyvale, CA 94086, Attention: Sidney S. Faulkner, Chief Financial Officer.

                      XEROGRAPHIC LASER IMAGES CORPORATION
                         INDEX TO FINANCIAL STATEMENTS


                                                                  PAGE(S)
                                                                -----------
Report of Independent Accountants...........................        F-2
Balance Sheets as of December 31, 1997 and 1996.............        F-3
Statements of Loss for the Years Ended December 31, 1997,
  1996 and 1995.............................................        F-4
Statements of Changes in Stockholders' Deficit for the Years
  Ended December 31, 1997, 1996 and 1995....................        F-5
Statements of Cash Flows for the Years Ended December 31,
  1997, 1996 and 1995.......................................        F-6
Notes to Financial Statements...............................    F-7 to F-14
Balance Sheets as of March 31, 1998 (unaudited) and December
  31, 1997..................................................       F-15
Statements of Operations for the Three-Month Period Ended
  March 31, 1998 and 1997 (unaudited).......................       F-16
Statements of Cash Flows for the Three-Month Period Ended
  March 31, 1998 and 1997 (unaudited).......................       F-17

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Xerographic Laser Images Corporation:

     We have audited the accompanying balance sheets of Xerographic Laser Images Corporation as of December 31, 1997 and 1996 and the related statements of loss, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xerographic Laser Images Corporation as of December 31, 1997 and 1996 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the Financial Statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters, which include a merger for which they will be seeking shareholder approval, are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          WOLF & COMPANY, P.C.

Boston, Massachusetts
February 27, 1998

                      XEROGRAPHIC LASER IMAGES CORPORATION

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996
                                    (NOTE 1)

                                                                  1997            1996
                                                              ------------    ------------
                                          ASSETS
Current assets:
  Cash......................................................  $   112,401     $   219,723
  Accounts receivable, less allowance for doubtful accounts
     of $5,000 in 1996......................................        3,600          20,314
                                                              -----------     -----------
          Total current assets..............................      116,001         240,037
Property and equipment, net (Note 4)........................       16,478          35,191
Other assets................................................        3,499           4,432
                                                              -----------     -----------
          Total assets......................................  $   135,978     $   279,660
                                                              ===========     ===========
                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $   237,873     $   352,346
  Deferred revenue..........................................       10,000         101,000
  Accrued payroll...........................................      101,705          33,750
  Accrued expenses (Note 7).................................      286,216         146,193
  Accrued severance costs (Note 8)..........................           --          68,704
  Current portion of capital lease obligations (Note 6).....       11,731          11,731
                                                              -----------     -----------
          Total current liabilities.........................      647,525         713,724
Capital lease obligations (Note 6)..........................        5,176          16,908
Subordinated notes payable (Note 13)........................      283,688         283,688
                                                              -----------     -----------
          Total liabilities.................................      936,389       1,014,320
                                                              -----------     -----------
Stockholders' deficit (Notes 5 and 9)
  Series A Preferred stock, $.01 par value; authorized
     1,000,000 shares; 315,238 issued and outstanding.......        3,152           3,152
  Common stock, $.01 par value; 30,000,000 shares
     authorized; 2,039,310 and 1,778,646 issued and
     outstanding at December 31, 1997 and 1996,
     respectively...........................................       20,393          17,786
  Additional paid-in capital................................    8,438,278       8,434,353
  Accumulated deficit.......................................   (9,262,234)     (9,189,951)
                                                              -----------     -----------
          Total stockholders' deficit.......................     (800,411)       (734,660)
                                                              -----------     -----------
          Total liabilities and stockholders' deficit.......  $   135,978     $   279,660
                                                              ===========     ===========

    See accountants' report and accompanying notes to financial statements.

                      XEROGRAPHIC LASER IMAGES CORPORATION

                               STATEMENTS OF LOSS
                                    (NOTE 1)

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1997          1996          1995
                                                         ----------    ----------    ----------
Revenues (Note 7):
  Product revenues.....................................  $   97,791    $  200,368    $  397,550
  Contract and license revenues........................   1,422,990       698,250       700,000
                                                         ----------    ----------    ----------
          Total revenues...............................   1,520,781       898,618     1,097,550
                                                         ----------    ----------    ----------
Costs and expenses:
  Cost of product revenues.............................      29,358       176,886       294,851
  Cost of contract and license revenue.................     251,765        81,554       202,015
  Research and development.............................     507,051       287,748       331,279
  Selling and marketing................................      72,485        42,942       117,896
  General and administrative...........................     718,832       456,156       358,040
                                                         ----------    ----------    ----------
          Total cost and expenses......................   1,579,491     1,045,286     1,304,081
                                                         ----------    ----------    ----------
Loss from operations...................................     (58,710)     (146,668)     (206,531)
                                                         ----------    ----------    ----------
Other income (expense):
  Interest expense.....................................     (19,361)      (49,252)      (24,655)
  Interest income......................................          --            --           396
  Other income.........................................       5,788         3,332         7,333
                                                         ----------    ----------    ----------
          Total other expense, net.....................     (13,573)      (45,920)      (16,926)
                                                         ----------    ----------    ----------
Net loss...............................................  $  (72,283)   $ (192,588)   $ (223,457)
                                                         ==========    ==========    ==========
Net loss per common share -- basic.....................  $    (0.04)   $    (0.12)   $    (0.18)
Weighted average common and common equivalent shares
  outstanding -- basic.................................   1,799,999     1,565,105     1,255,314

    See accountants' report and accompanying notes to financial statements.

                      XEROGRAPHIC LASER IMAGES CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                                    (NOTE 1)

                                            PREFERRED STOCK          COMMON STOCK
                                         ---------------------   ---------------------
                                         NUMBER OF               NUMBER OF               ADDITIONAL                     TOTAL
                                          SHARES                  SHARES                  PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                          ISSUED     PAR VALUE    ISSUED     PAR VALUE    CAPITAL       DEFICIT        DEFICIT
                                         ---------   ---------   ---------   ---------   ----------   -----------   -------------
Balance at December 31, 1994...........   331,558     $3,316     1,075,023    $10,750    $8,418,088   $(8,773,906)    $(341,752)
Conversion of Series A Preferred Stock
  into common stock....................   (16,320)      (164)      13,623         136            28            --            --
Issuance of common stock to key
  employees in lieu of full cash
  compensation.........................        --         --      250,000       2,500         5,312            --         7,812
Net loss...............................        --         --           --          --            --      (223,457)     (223,457)
                                          -------     ------     ---------    -------    ----------   -----------     ---------
Balance at December 31, 1995...........   315,238      3,152     1,338,646     13,386     8,423,428    (8,997,363)     (557,397)
Issuance of common stock to key
  employees in lieu of full cash
  compensation.........................        --         --      440,000       4,400        10,925            --        15,325
Net loss...............................        --         --           --          --            --      (192,588)     (192,588)
                                          -------     ------     ---------    -------    ----------   -----------     ---------
Balance at December 31, 1996...........   315,238      3,152     1,778,646     17,786     8,434,353    (9,189,951)     (734,660)
Exercise of stock options..............        --         --      260,664       2,607         3,925            --         6,532
Net loss...............................        --         --           --          --            --       (72,283)      (72,283)
                                          -------     ------     ---------    -------    ----------   -----------     ---------
Balance at December 31, 1997...........   315,238     $3,152     2,039,310    $20,393    $8,438,278   $(9,262,234)    $(800,411)
                                          =======     ======     =========    =======    ==========   ===========     =========

    See accountants' report and accompanying notes to financial statements.

                      XEROGRAPHIC LASER IMAGES CORPORATION

                            STATEMENTS OF CASH FLOWS
                                    (NOTE 1)

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1997         1996         1995
                                                          ---------    ---------    ---------
Cash flows from operating activities:
  Net loss..............................................  $ (72,283)   $(192,588)   $(223,457)
  Adjustments to reconcile net loss to net cash provided
     (used) by operating activities:
     Inventory write-offs...............................         --       30,516       41,855
     Write-offs of fixed assets.........................         --           --        3,471
     Depreciation and amortization......................     18,713       33,321       73,766
     Issuance of common stock for services rendered.....         --       15,325        7,812
     (Increase) decrease in operating assets:
       Accounts receivable..............................     16,714      258,957     (222,702)
       Inventory........................................         --       24,665       75,821
       Other assets.....................................        933       11,469        6,281
     Increase (decrease) in operating liabilities:
       Accounts payable.................................   (114,473)     (86,882)     118,854
       Deferred revenue.................................    (91,000)     101,000           --
       Accrued expenses.................................    207,978      (27,063)     186,467
       Accrued severance costs..........................    (68,704)    (104,404)    (128,221)
                                                          ---------    ---------    ---------
Net cash provided (used) by operating activities........   (102,122)      64,316      (60,053)
                                                          ---------    ---------    ---------
Cash flows from financing activities:
  Exercise of stock options.............................      6,532           --           --
  Receipts of notes payable.............................         --      204,500       26,000
  Payments of notes payable.............................         --      (35,500)          --
  Payments under capital lease obligations..............    (11,732)     (12,161)     (43,253)
  Increase (decrease) in cash overdraft.................         --       (1,432)       1,432
                                                          ---------    ---------    ---------
Net cash provided (used) by financing activities........     (5,200)     155,407      (15,821)
                                                          ---------    ---------    ---------
Net increase (decrease) in cash.........................   (107,322)     219,723      (75,874)
Cash at beginning of year...............................    219,723           --       75,874
                                                          ---------    ---------    ---------
Cash at end of year.....................................  $ 112,401    $ 219,723    $      --
                                                          =========    =========    =========
Supplemental disclosure of cash flow information(1):
  Interest paid.........................................  $  19,361    $  45,616    $  20,340

---------------
(1) See Note 12 "Supplementary Cash Flow Information" for noncash investing and financing activities.

    See accountants' report and accompanying notes to financial statements.

                      XEROGRAPHIC LASER IMAGES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Xerographic Laser Images Corporation (the "Company") was founded in June 1989 to develop, manufacture and market a proprietary technology which improves the quality of output from laser printers.

     For the fiscal years ended December 31, 1997, 1996 and 1995, the Company had net losses of $72,283, $192,588 and $223,457, respectively. The Company had a working capital deficit of $531,524 and total stockholders' deficit of $800,411 at December 31, 1997.

     On January 29, 1998, certain stockholders of the Company executed a "Plan of Reorganization and Agreement of Merger" (the "Merger Agreement") with OTI Acquisition Corporation, a wholly-owned subsidiary of Pixel Magic, Inc. ("Pixel"). Under the terms of the Merger Agreement, the Company will become a wholly-owned subsidiary of Pixel and the Company's stockholders will receive a cash payment based on the number of shares outstanding at the time of the merger and the conditional right to receive additional cash payments based on the Company meeting certain milestones through December 31, 2000. A majority of the Company's Preferred Stockholders and Common Stockholders, each voting as a separate class, must vote in favor of the Merger Agreement in order for it to be effective. Among other things, the Merger Agreement, once effective, appoints stockholder representatives, adjusts the terms of the Carley Agreement (see note
7), requires the execution of employment agreements and provides for unexercised stock options and warrants. Please refer to the Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 which accompanies these financial statements.

     Should the Merger Agreement not be consummated, there would be substantial doubt regarding the Company's ability to continue as a going concern. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the amounts of revenues and expenses recorded during the reporting period. Actual results could differ from those estimates. Such estimates primarily relate to accrued expenses and the valuation allowance on deferred taxes.

Revenue Recognition

     Revenues from product sales are recognized at the time of shipment or in accordance with contractual acceptance terms. Research, development and licensing contract revenues are recognized when the related costs are incurred and performance criteria in the contract are met. The Company defers revenue associated with future services over the term of the related services.

Inventory

     Inventory was stated at the lower of cost (first in, first out) or market. During 1996, all remaining board product inventory became obsolete due to changing technology, and was written off.

Property and Equipment

     Purchased property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, which is generally five years. Property and

                      XEROGRAPHIC LASER IMAGES CORPORATION
equipment leased under capital leases are stated at cost and are amortized over the lesser of the lease term or estimated useful life.

     Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss, if any, is reflected in the results of operations.

Research and Development

     Research and development costs are expensed as incurred.

Product Warranty Costs

     The Company's warranty period on sales of its board products is generally one year. The Company warrants that its board products are free from defects in workmanship and materials and conform in all material respects to specifications. In the event of a warranty claim, the Company may elect to replace the defective board product or refund to the customer the amount paid for such product. Estimated future costs for initial product warranties are considered immaterial.

Income Taxes

     Deferred tax assets and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using the currently enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss and tax credit carryforwards to the extent their realization is more likely than not. The deferred tax expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages all entities to adopt a fair value based method of accounting for stock compensation, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for employee plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Entities electing to continue to apply APB Opinion No.25 for employee stock-based compensation must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied.

     Generally, stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under APB Opinion No. 25 no compensation cost is recognized. The Company will continue its current accounting treatment for employee stock options and make the pro forma disclosures proscribed by this Statement.

Net Income (Loss) Per Share

     In February 1997, FASB issued SFAS No. 128, "Earnings per Share" which requires that earnings per share be calculated on a basic and dilutive basis. Basic earnings per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the

                      XEROGRAPHIC LASER IMAGES CORPORATION
assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options and warrants, and are determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options and warrants would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. For the years ended December 31, 1997 and 1996, options and warrants applicable to 3,410,584 shares and 3,469,790 shares, respectively were anti-dilutive and excluded from the diluted earnings per share computation. The statement is effective for interim and annual periods ending after December 15, 1997, and requires the restatement of all prior period earnings per share data presented. No restatement was necessary as the adoption of SFAS No. 128 did not impact the Company's earnings per share calculations.

3. INCOME TAXES

     The Company has generated operating loss carryforwards for federal and state income tax and federal alternative minimum tax purposes of approximately $9,110,000 for the period June 9, 1989 (inception) through December 31, 1997. These net operating losses will expire at various dates through 2012. The Company has also generated research and development credits of approximately $268,000 through December 31, 1997, which expire at various dates through 2012. Utilization of these net operating loss carryforwards and research and development credits will be subject to annual limitations based on Internal Revenue Code provisions relating to changes in the Company's ownership.

     The approximate tax effect of each type of temporary difference before allocation of the valuation allowance is as follows:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1997           1996
                                                    -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards................  $ 3,655,000    $ 3,484,000
  Tax credit carryforwards........................      268,000        211,000
  Allowance for doubtful accounts.................           --          2,000
  Accrued severance costs.........................           --         27,500
                                                    -----------    -----------
Total deferred tax asset..........................    3,923,000      3,724,500
Valuation allowance...............................   (3,923,000)    (3,724,500)
                                                    -----------    -----------
Net deferred tax asset............................  $        --    $        --
                                                    ===========    ===========

     Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a 100% valuation allowance against deferred tax assets.

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            DECEMBER 31,
                                                       ----------------------
                                                         1997         1996
                                                       ---------    ---------
Equipment............................................  $ 121,740    $ 121,740
Capitalized lease equipment..........................    368,964      368,964
                                                       ---------    ---------
                                                         490,704      490,704
Less accumulated depreciation and amortization.......   (474,226)    (455,513)
                                                       ---------    ---------
Property and equipment, net..........................  $  16,478    $  35,191
                                                       =========    =========

                      XEROGRAPHIC LASER IMAGES CORPORATION

5. STOCK OPTION PLANS

     The Company maintains two stock option plans (the "1990 Stock Option Plan" and the "1992 Stock Option Plan") whereby the Board of Directors, at their discretion, may issue either incentive stock options or nonqualified options to employees and nonqualified options to consultants, directors or other non-employees.

     Incentive stock options may not be granted at a price less than the fair market value of the shares at the grant date (or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock) while the nonqualified options may not be granted at a price lower than the lesser of 50% of the fair market value of the shares at the grant date or the book value of the shares as of the end of the fiscal year of the Company immediately preceding the date of the grant. All grants as of December 31, 1997 were at fair market value or greater. The options generally vest ratably over a period of zero to five years. Incentive stock options granted under the plan must expire not more than 10 years from the date of grant and not more than five years in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company. All options not exercised prior to the expiration date automatically expire.

     The following table summarizes all stock option activity:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                          NUMBER OF    EXERCISE
                                                           OPTIONS      PRICE
                                                          ---------    --------
Outstanding at December 31, 1994........................   137,986      $1.99
  Granted...............................................   287,000       0.03
  Canceled..............................................   (74,381)      1.50
  Terminated............................................   (25,638)      1.50
                                                          --------
Outstanding at December 31, 1995........................   324,967      $0.41
  Granted...............................................   125,500       0.02
  Canceled..............................................   (10,417)      0.03
  Terminated............................................    (1,176)      1.50
                                                          --------
Outstanding at December 31, 1996........................   438,874      $0.30
  Granted...............................................   205,000       0.127
  Exercised.............................................  (260,664)      0.025
  Terminated............................................    (3,542)      0.75
                                                          --------
Outstanding at December 31, 1997........................   379,668      $0.39
                                                          ========

     In January 1998, all options became exercisable in connection with the Merger Agreement. All options will terminate once the merger is completed. Information pertaining to options outstanding at December 31, 1997 is as follows:

   RANGE OF         NUMBER      WEIGHTED AVERAGE
EXERCISE PRICES   OUTSTANDING    EXERCISE PRICE
---------------   -----------   ----------------
$  .01-$.1375       344,169          $ 0.09
$     1.50           29,500          $ 1.50
$10.50-$22.50         5,999          $12.16
                    -------
                    379,668          $ 0.39

     At December 31, 1997, 59,143 shares are available for future grants. In January and February 1998, 334,169 options were exercised.

     The Company applies APB Opinion 25 and related interpretations in accounting for its employee option and warrant grants. Accordingly, no compensation cost has been recognized. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method

                      XEROGRAPHIC LASER IMAGES CORPORATION
prescribed by SFAS No. 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                                   YEARS ENDED DECEMBER 31,
                                              ----------------------------------
                                                1997        1996         1995
                                              --------    ---------    ---------
Net loss:                    As reported....  $(72,283)   $(192,588)   $(223,457)
                             Pro Forma......   (98,318)    (194,138)    (251,426)
Net loss per common share:   As reported....     (0.04)       (0.12)       (0.18)
                             Pro Forma......     (0.05)       (0.12)       (0.20)

     The fair value of each option or warrant granted is estimated on the grant date using the Black-Scholes option pricing model. Due to the historical volatility of the Company's stock price, the fair value of the option or warrant is generally equal to the fair value of the underlying stock. The weighted average fair value of options granted as of the grant dates was $.13 and $.01 for 1997 and 1996, respectively.

6. COMMITMENTS

     The Company leases its facilities and certain equipment under operating lease agreements which expire on various dates through 1999. Rental expense incurred under these agreements was $38,558, $36,100 and $56,179 during 1997, 1996, and 1995, respectively. The Company has entered into various capital leases for office equipment, the net book value of which were $16,478 and $28,638 at December 31, 1997 and 1996, respectively.

     The future minimum annual lease obligations under these leases for the respective years ending December 31 are as follows:

                                                         CAPITAL     OPERATING
                                                          LEASES      LEASES
                                                         --------    ---------
1998...................................................  $ 18,528     $42,234
1999...................................................     8,249      17,014
2000...................................................        --       2,936
                                                         --------     -------
          Total obligation.............................    26,777      62,184
Less amount representing interest......................    (9,870)
                                                         --------
Present value of minimum lease payments................    16,907
Less current portion...................................   (11,731)
                                                         --------
Long-term obligation...................................  $  5,176
                                                         ========

7. RELATED PARTY TRANSACTIONS

     In July 1989, the Company entered into an Agreement (the "Carley Agreement") with the Carley Corporation, a company founded by Dr. Adam L. Carley, a founder of the Company, pursuant to which the Company acquired an exclusive worldwide license to certain technology (the "Carley Technology") for the printing of text, graphics and photographic images. In consideration therefore, the Company issued 268,040 shares of common stock valued at $.0l per share to the two stockholders of the Carley Corporation and agreed to pay royalties equal to 5% of cash received in connection with sales of hardware or software products incorporating the Carley Technology and 33 1/3% on all related technology sublicensed to third parties, up to $2,400,000. The Carley Corporation has agreed that upon payment of the total royalty amount it will assign all rights, title and interest to the Carley Technology, including any improvements or future developments on the Carley Technology, to the Company. Upon the assignment the Company has agreed to sublicense the Carley Technology to the Carley Corporation, on an exclusive and royalty-free basis, for retail services including but not limited to stores, kiosks and booths for purposes of picture making and picture reproduction.

                      XEROGRAPHIC LASER IMAGES CORPORATION

     In December 1993, the Company and Carley Corporation amended the Carley Agreement such that Carley Corporation shall be paid minimum royalties of: (i) $75,000 in fiscal year 1994; (ii) $82,500 in fiscal year 1995; and (iii) $90,000 in fiscal year 1996. Additionally, Carley Corporation will be entitled to additional royalties not to exceed $225,000 in each of these years based on a percentage of net profit after interest, taxes and the minimum royalty payments.

     Effective January 1, 1997, the Company and the Carley Corporation again amended the Carley Agreement to provide a royalty of 15% of cash receipts from sales and licenses of products incorporating the Carley Technology, in lieu of the previous royalty rate of 5% on boards and 33 1/3% of license fees.

     Royalties expensed under the Carley Agreement were approximately $222,644, $90,000 and $82,500 for the years ended December 31, 1997, 1996 and 1995 respectively. Cumulative royalties expensed in connection with this agreement were $740,229 through December 31, 1997. Accrued expenses at December 31, 1997 includes $222,094 due under the Carley Agreement. (See Note 1).

8. SEVERANCE CHARGES

     On November 11, 1993, the Company recorded approximately $380,000 for severance charges relating to the resignation of the Company's President and Vice President of Engineering. The cash payments associated with these charges were completed in November 1997.

9. CAPITAL STOCK

Series A Preferred Stock

     On February 22, 1994, the Company completed an offering of 850,000 units, each consisting of one share of Series A Convertible Preferred Stock and one Class A redeemable Common Stock Purchase Warrant (see "Warrants"). Through December 31, 1997, 534,762 shares of Series A Convertible Preferred Stock have been converted into 445,635 shares of Common Stock. To date, there have been no dividends paid or accrued on Series A Preferred Stock. Series A Preferred stockholders are entitled to an annual cumulative dividend of 9% provided net income exceeds 150% of the aggregate dividend payable, and in any year in which the Company does not have net earnings after taxes in excess of 150% of the aggregate dividend payable, no dividend shall be paid.

     The number of shares of Common Stock that the Series A Convertible Preferred Stock is convertible into is subject to adjustment based upon the occurrence of certain events. Each share of convertible preferred stock is currently convertible into approximately 2.5 shares of the Company's Common Stock. At December 31, 1997 the 315,238 shares of Series A Preferred Stock are convertible into 784,429 shares of Common Stock.

Common Stock

     On January 20, 1993, the Company completed an initial public offering of 775,000 units, each consisting of two shares of Common Stock and one redeemable Common Stock Purchase Warrant. On November 29, 1994, the Company held a Special Meeting of the Stockholders and authorized a 1-for-6 reverse stock split of the Company's Common Stock. At December 31, 1997 and 1996 there were 2,039,310 and 1,778,646 shares of Common Stock outstanding, respectively. During 1996 and 1995 the Company awarded 440,000 and 250,000 shares of Common Stock, respectively, to key employees in lieu of cash compensation.

Warrants

     In connection with the Company's initial public offering in January 1993, the Company issued 775,000 Common Stock Purchase Warrants ("IPO Warrants") at a price of $5.00 per share if exercised prior to July 12, 1995, and at $7.00 per share if exercised thereafter until January 12, 1998. The Company also issued

                      XEROGRAPHIC LASER IMAGES CORPORATION
to Thomas James Associates, Inc., a warrant (the "Underwriter's IPO Warrant") to purchase 77,500 Units, each Unit consisting of two shares of Common Stock, and one IPO Warrant. The Underwriter's IPO Warrant is exercisable for a four year period commencing January 20, 1994, at an exercise price of $8.45 per unit.

     In connection with the Company's offering of Series A Preferred Stock in February 1994, the Company issued 850,000 Class A Warrants, each warrant allowing for the purchase of one share of Common Stock, at a price of $1.1375 per share if exercised prior to August 22, 1997, and at $1.3125 per share if exercised thereafter until February 22, 1999. The Company also issued to Thomas James Associates, Inc., a warrant (the "Underwriter's Class A Warrant") to purchase 85,000 Class A Units, each Class A Unit consisting of one share of Series A Preferred Stock, and one Class A Warrant. The Underwriter's Class A Warrant is exercisable for a five year period commencing February 22, 1994, at an exercise price of $4.80 per Class A Unit.

     The exercise price and the number of shares of Common Stock purchasable upon the exercise of the IPO, Class A, Underwriter's IPO and Underwriter's Class A Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with another corporation or sale of all or substantially all of the assets of the Company in order to enable Warrant holders to acquire the kind and the number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant. No adjustment to the exercise price of the Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to the Company's Stock Option Plans or other employee benefit plans of the Company.

     As a result of certain events, at December 31, 1997 the holders of the IPO Warrants were entitled to purchase 845,329 shares of Common Stock at a price of $6.42 per share and the Underwriter's IPO Warrant entitled the holder to purchase 301,602 shares of Common Stock and one Common Stock Purchase Warrant for $4.34 per share. These Warrants expired in January, 1998. Additionally, as of December 31, 1997 the holders of Class A Warrants are entitled to purchase 427,758 shares of Common Stock at $2.61 per share and the Underwriter's Class A Warrant entitles the Underwriter to purchase 254,765 Class A Units at a price of $1.60 per Unit. These Warrants expire on February 22, 1999. (See Note 1).

     At December 31, 1997, the Company had outstanding 818,462 warrants to the lenders, including insiders, for financings in 1995 and 1996 and 383,000 other warrants. These warrants were exercised and 1,201,462 shares of Common Stock were issued for $31,810 in January and February 1998.

10. EXPORT REVENUES

     The Company currently operates in one industry segment. Export product revenues are generated predominantly from Europe and accounted for approximately 6%, 19% and 16% of total revenues in fiscal years 1997, 1996 and 1995, respectively.

11. SIGNIFICANT CUSTOMERS

     For the year ended December 31, 1997, 1996 and 1995, the Company did not have any customers that accounted for greater than 10% of total product revenue. In 1997, three customers accounted for 43%, 33% and 16% of total contract and license revenue. One customer accounted for 72% of total contract and license revenues in 1996 and 59% in 1995.

                      XEROGRAPHIC LASER IMAGES CORPORATION

12. SUPPLEMENTARY CASH FLOW INFORMATION

     Noncash financing and investing activities are as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                      1997      1996       1995
                                                      -----    -------    ------
Issuance of common stock for services rendered....      --     15,325     7,812
Accrued interest converted to subordinated
  notes payable...................................      --     13,688        --

13. SUBORDINATED NOTES PAYABLE

     On May 31, 1996, the Company raised $283,688 in a limited private offering to accredited investors of subordinated nonrecourse promissory notes. Included in this amount was $13,688 of accrued interest and $75,000 of outstanding debt. In addition to a note, each subscriber received for each dollar invested a five year warrant to purchase two shares of the Company's Common Stock at an exercise price of $.0l per share. Principal and interest will be repaid, if at all, solely from the Company's pre-tax earnings for each of the five fiscal years commencing with the fiscal year ending December 31, 1996. Payments, if any, will be made annually to the holders of the notes within thirty days after the Company files its Form 10-KSB or its then equivalent form with the Securities and Exchange Commission. Such annual payments shall not exceed, in the aggregate, approximately 14% of the Company's pre-tax earnings, and shall not exceed over the five year term of the notes, three times the principal amount of the notes.

     In January, 1998 the holders of the notes agreed that if the Merger Agreement (see Note 1) were consummated, the notes could be repaid at face value.

14. FACTORING AGREEMENT

     On December 21, 1995, the Company entered into a financing arrangement with Silicon Valley Financial Services, a division of Silicon Valley Bank, to borrow against the Company's outstanding receivables. The advances bear interest at a monthly rate of 2.5% and require an advance fee of 1%. As of December 31, 1997 and 1996, there were no receivables factored with Silicon Valley Bank.

15. SIGNIFICANT RISKS AND UNCERTAINTIES

     In the normal course of business, the Company is exposed to certain risks and uncertainties which could have an impact on the Company's operations.

Patent protection

     The Company protects its products and technology through the use of patents. There can be no assurance that any patent granted will be enforceable or provide meaningful protection from competitors.

Foreign customers

     The Company derives a portion of its revenues from international sales (See
Note 10). The Company could be adversely affected by changes in foreign laws, regulations, tariffs, and taxes.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Pursuant to an amendment to the subordinated notes payable, the notes are expected to be repaid at face value (see Note 13), therefore, the fair value of the instruments is considered to be their face value. The fair value of capital lease obligations approximates their carrying value as they bear interest at market rates.

                      XEROGRAPHIC LASER IMAGES CORPORATION



                                 BALANCE SHEETS



                                                               MARCH 31,     DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                         ASSETS
Current assets:
  Cash......................................................  $    39,832    $   112,401
  Accounts receivable.......................................       21,627          3,667
                                                              -----------    -----------
  Total current assets......................................       61,459        116,069
                                                              -----------    -----------
Property and equipment, net.................................       15,465         16,478
Other assets................................................        3,432          3,432
                                                              -----------    -----------
  Total assets..............................................       80,356        135,979
                                                              ===========    ===========
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable.............................................  $   110,000    $        --
  Accounts payable..........................................      363,019        237,873
  Deferred revenue..........................................           --         10,000
  Accrued expenses..........................................      276,914        286,216
  Accrued payroll...........................................       85,133        101,705
  Current portion of capital leases.........................       11,731         11,731
                                                              -----------    -----------
  Total current liabilities.................................      846,798        647,525
                                                              -----------    -----------
Capital lease obligations...................................        1,049          5,176
Subordinated notes payable..................................      283,688        283,688
                                                              -----------    -----------
  Total liabilities.........................................    1,131,535        936,390
                                                              -----------    -----------
Stockholders' equity (deficit)
  Series A Preferred stock, $.01 par value; authorized
     1,000,000 shares; 315,238 issued and outstanding at
     March 31, 1998 and December 31, 1997...................        3,152          3,152
  Common stock, $.01 par value; 30,000,000 shares
     authorized; 3,574,941 issued and outstanding at March
     31, 1998 and 2,039,310 outstanding at December 31,
     1997...................................................       35,749         20,393
  Additional paid-in capital................................    8,484,033      8,438,278
  Accumulated deficit.......................................   (9,574,114)    (9,262,234)
                                                              -----------    -----------
  Total stockholders' equity (deficit)......................   (1,051,180)      (800,411)
                                                              -----------    -----------
  Total liabilities and stockholders' equity................  $    80,356    $   135,979
                                                              ===========    ===========

                      XEROGRAPHIC LASER IMAGES CORPORATION



                            STATEMENTS OF OPERATIONS



                                                          THREE MONTHS ENDED    THREE MONTHS ENDED
                                                            MARCH 31, 1998        MARCH 31, 1997
                                                          ------------------    ------------------
                                                             (UNAUDITED)           (UNAUDITED)
Product revenues........................................      $   2,739             $  20,054
Contract and license revenues...........................        141,603               241,667
                                                              ---------             ---------
  Total revenues........................................        144,341               261,721
                                                              ---------             ---------
Cost and expenses:
  Cost of product revenues..............................          2,052                10,795
  Cost of contract and license revenues.................         34,923                40,932
  Research and development..............................        158,401               112,491
  Sales and marketing...................................         41,707                 7,330
  General and administrative............................        211,342               145,268
                                                              ---------             ---------
          Total cost and expenses.......................        448,426               316,816
                                                              ---------             ---------
Loss from operations....................................       (304,085)              (55,095)
                                                              ---------             ---------
Other income............................................            100                 4,739
Net interest expense....................................          7,810                 1,725
Provision for taxes.....................................             85                    --
                                                              ---------             ---------
Net loss................................................      $(311,880)            $ (52,081)
                                                              =========             =========
Net loss per common share -- basic......................      $   (0.11)            $   (0.03)
Weighted average common and common equivalent shares
  outstanding -- basic..................................      2,807,125             1,778,646

                      XEROGRAPHIC LASER IMAGES CORPORATION



                            STATEMENTS OF CASH FLOWS



                                                          THREE MONTHS ENDED    THREE MONTHS ENDED
                                                            MARCH 31, 1998        MARCH 31, 1997
                                                          ------------------    ------------------
                                                           (UNAUDITED)             (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................      $(311,880)            $ (52,081)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
  Depreciation and amortization.........................          1,013                 4,678
  Increase (decrease):
     Accounts receivable................................        (17,960)               13,743
  Increase (decrease):
     Accounts payable...................................        125,147                (3,142)
     Deferred revenues..................................        (10,000)              (41,667)
     Accrued expenses...................................         (9,302)              (94,929)
     Accrued payroll....................................        (16,571)                   --
     Accrued severance costs............................             --               (22,144)
                                                              ---------             ---------
Net cash used in operating activities...................       (239,553)             (195,542)
                                                              ---------             ---------
Cash flows from financing activities:
  Issuance of common stock..............................         61,111
  Payments under capital lease obligations..............         (4,127)               (2,933)
  Issuance of Note Payable..............................        110,000                    --
                                                              ---------             ---------
Net cash provided (used) in investing activities........        166,984                (2,933)
                                                              ---------             ---------
Net increase (decrease) in cash.........................        (72,569)             (198,475)
Cash at beginning of period.............................        112,401               219,723
                                                              ---------             ---------
Cash at end of period...................................      $  39,832             $  21,248
                                                              =========             =========
Supplemental disclosure of cash flow information:
  Cash paid for interest................................      $   7,810             $   1,725

                                                                      APPENDIX A
--------------------------------------------------------------------------------

                             PLAN OF REORGANIZATION
                                      AND
                              AGREEMENT OF MERGER

                             OAK TECHNOLOGY, INC.,
                               PIXEL MAGIC, INC.
                      XEROGRAPHIC LASER IMAGES CORPORATION
                                      AND
                          OTI ACQUISITION CORPORATION

                                JANUARY 29, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SECTION NO.                                                                PAGE NO.
-----------                                                                --------
 1.  DEFINITIONS..
     1.1     "Allen".....................................................      1
     1.2     "Base Amount"...............................................      1
     1.3     "Carley Technology" and "Carley Rights".....................      2
     1.4     "Certificates"..............................................      2
     1.5     "Class A Warrants"..........................................      2
     1.6     "Closing Balance Sheet".....................................      2
     1.7     "COBRA".....................................................      2
     1.8     "Code"......................................................      2
     1.9     "Consideration".............................................      2
     1.10    "Contingent Cash"...........................................      2
     1.11    "Contingent Cash Adjustment"................................      2
     1.12    "D'Amelio"..................................................      2
     1.13    "Digital Modulator Feature IC"..............................      2
     1.14    "Dissenting Stockholder"....................................      2
     1.15    "Effective Date"............................................      2
     1.16    "Effective Time"............................................      2
     1.17    "Employment Agreements".....................................      2
     1.18    "End User"..................................................      2
     1.19    "ERISA".....................................................      2
     1.20    "Escrow Agent"..............................................      2
     1.21    "Escrow Agreement"..........................................      2
     1.22    "Exchange Act"..............................................      2
     1.23    "Exchange Agent"............................................      2
     1.24    "Exchange Agreement"........................................      2
     1.25    "Existing Carley Agreement".................................      2
     1.26    "Gross XLI Product Revenue".................................      3
     1.27    "Indemnifying Stockholders".................................      3
     1.28    "Initial Distribution Amount"...............................      3
     1.29    "IPO Warrants"..............................................      3
     1.30    "Irrevocable Proxy".........................................      3
     1.31    "Loss" or "Losses"..........................................      3
     1.32    "Merger"....................................................      3
     1.33    "Merger Cash"...............................................      3
     1.34    "Multiple Feature IC".......................................      3
     1.35    "Net Deficit"...............................................      3
     1.36    "Oak SEC Reports"...........................................      3
     1.37    "Oak Subsidiaries"..........................................      3
     1.38    "OEM".......................................................      3
     1.39    "Party Stockholders"........................................      3
     1.40    "Permitted XLI Contact".....................................      3
     1.41    "Pixel ASIC"................................................      3
     1.42    "Post-Closing Audit"........................................      3
     1.43    "Private 1995 Warrants".....................................      3
     1.44    "Private 1996 Warrants".....................................      3
     1.45    "Private Warrants"..........................................      3
     1.46    "Related Party".............................................      3
     1.47    "Representative's Warrant"..................................      3
     1.48    "SEC".......................................................      3
     1.49    "Securities Act"............................................      3

SECTION NO.                                                                PAGE NO.
-----------                                                                --------
     1.50    "Statutory Certificate of Merger"...........................      4
     1.51    "Stockholder Representatives"...............................      4
     1.52    "Sub Stock".................................................      4
     1.53    "Super Chip"................................................      4
     1.54    "Superior XLI Proposal".....................................      4
     1.55    "Technology License and Supply Agreement"...................      4
     1.56    "Termination Fee"...........................................      4
     1.57    "Threshold Amount"..........................................      4
     1.58    "Underwriter"...............................................      4
     1.59    "Underwriter's Warrant".....................................      4
     1.60    "Unexpired Private Warrant".................................      4
     1.61    "XLI Certificate of Objections".............................      4
     1.62    "XLI Common Stock"..........................................      4
     1.63    "XLI Employee Benefit Plan".................................      4
     1.64    "XLI Intellectual Property Rights"..........................      4
     1.65    "XLI Material Contracts"....................................      4
     1.66    "XLI Pension Plans".........................................      4
     1.67    "XLI Preferred Stock".......................................      4
     1.68    "XLI Products"..............................................      4
     1.69    "XLI SEC Reports"...........................................      4
     1.70    "XLI Special Meeting".......................................      4
     1.71    "XLI Stock".................................................      5
     1.72    "XLI Stockholders"..........................................      5
     1.73    "XLI Subordinated Notes"....................................      5
     1.74    "XLI Subsidiaries"..........................................      5
     1.75    "XLI Transaction Proposal"..................................      5
     1.76    "XLI Warrants"..............................................      5
 2.  MERGER..............................................................      5
     2.1     Merger......................................................      5
     2.2     Certificate of Incorporation and Bylaws.....................      5
     2.3     Directors and Officers......................................      5
     2.4     Effect of Merger on Outstanding Securities..................      5
     2.4.1   Sub Stock...................................................      5
     2.4.2   XLI Stock and XLI Warrants..................................      5
     2.4.3   Merger Cash.................................................      6
     2.4.4   Contingent Cash.............................................      6
     2.4.5   Base Amount.................................................      7
     2.5     Exchange of Certificates; Payment of Merger Cash............      7
     2.5.1   Exchange Agent..............................................      7
     2.5.2   Oak to Provide Cash.........................................      7
     2.5.3   Exchange Procedures.........................................      8
     2.5.4   No Further Ownership Rights in XLI Stock....................      8
     2.5.5   Lost, Stolen or Destroyed Certificates......................      8
     2.5.6   No Liability................................................      9
     2.6     Payment of Contingent Cash..................................      9
     2.6.1   Time and Payment Procedures.................................      9
     2.6.2   Set-Off and Indemnity Hold Back.............................     10
     2.6.3   Audit Rights................................................     10
     2.7     Distributions from Escrow...................................     11
     2.7.1   Initial Escrow Distribution.................................     11
     2.7.2   Upon Exercise of XLI Warrants...............................     11

SECTION NO.                                                                PAGE NO.
-----------                                                                --------
     2.7.3   Upon Termination of the Escrow Agreement....................     11
     2.7.4   Allocation of XLI Warrant Exercise Amounts..................     12
     2.8     Effective Date..............................................     12
 3.  REPRESENTATIONS AND WARRANTIES OF OAK...............................     12
     3.1     Organization and Good Standing..............................     12
     3.2     Authorization...............................................     12
     3.3     Oak SEC Filings; Financial Statements.......................     13
     3.4     Compliance with Other Instruments...........................     13
     3.5     Government Consents.........................................     13
 4.  REPRESENTATIONS AND WARRANTIES OF XLI...............................     13
     4.1     Organization and Good Standing..............................     14
     4.2     Capitalization..............................................     14
     4.3     Authorization...............................................     15
     4.4     XLI SEC Filings; Financial Statements.......................     15
     4.5     Ownership of Property.......................................     16
     4.6     Liabilities.................................................     16
     4.7     Inventories.................................................     16
     4.8     Raw Materials...............................................     17
     4.9     Sales Contracts and Bids....................................     17
     4.10    Quality and Conformance of Products.........................     17
     4.11    Accounts Receivable.........................................     17
     4.12    Taxes.......................................................     17
     4.13    FIRPTA Status...............................................     18
     4.14    Customer List...............................................     18
     4.15    Vendors List................................................     18
     4.16    Business Changes............................................     18
     4.17    XLI Intellectual Property Rights............................     20
     4.18    Compliance with Law.........................................     20
     4.19    Hazardous Materials; Environmental Matters..................     20
     4.20    ERISA and Related Matters...................................     21
     4.21    Employees...................................................     22
     4.22    Litigation..................................................     22
     4.23    Material Contracts..........................................     23
     4.24    Compliance with Other Instruments...........................     23
     4.25    Government Consents.........................................     23
     4.26    Certain Transactions........................................     23
     4.27    Brokers or Finders..........................................     23
     4.28    Additional Disclosure.......................................     23
     4.29    Complete Disclosure.........................................     25
     4.30    Materiality.................................................     25
 5.  REPRESENTATIONS AND WARRANTIES OF PARTY STOCKHOLDERS................     25
 6.  COVENANTS...........................................................     25
     6.1     XLI Covenants...............................................     25
     6.1.1   Special Meeting; Proxy Statement............................     26
     6.1.2   Appraisal Matters...........................................     26
     6.1.3   Amendment of XLI Certificate of Incorporation...............     26
     6.1.4   Notice of Default or Claim..................................     26
     6.1.5   No Solicitation.............................................     27
     6.1.6   Access......................................................     27
     6.1.7   Conduct of Business of XLI Pending the Merger...............     27

SECTION NO.                                                                PAGE NO.
-----------                                                                --------
     6.1.8   Notice Delivery Requirements................................     28
     6.1.9   Cooperation of XLI..........................................     28
     6.2     Oak, Pixel and Sub Covenants................................     28
     6.2.1   Sub Authorization...........................................     28
     6.2.2   Maintenance of XLI Operations...............................     28
     6.2.3   Payment by Oak of Certain XLI Accounts Payable..............     28
     6.2.4   Oak Options.................................................     28
 7.  CONDITIONS TO MERGER................................................     28
     7.1     Conditions to Each Party's Obligations to Effect the
             Transaction.................................................     28
     7.1.1   Stockholder Approval........................................     29
     7.1.2   Government Approval.........................................     29
     7.1.3   Legal Action................................................     29
     7.1.4   Statutes....................................................     29
     7.1.5   Carley Corporation..........................................     29
     7.2     Conditions to Oak's, Pixel's and Sub's Obligations..........     29
     7.2.1   Representations and Warranties..............................     29
     7.2.2   Performance of Obligations of XLI...........................     29
     7.2.3   Opinion of XLI's Counsel....................................     29
     7.2.4   Non-Compete and Confidentiality Agreements..................     29
     7.2.5   Satisfactory Form of Legal and Accounting Matters...........     30
     7.2.6   No Material Adverse Changes.................................     30
     7.2.7   Conditions Fulfilled........................................     30
     7.2.8   Board and Stockholder Resolutions...........................     30
     7.2.9   Appraisal Rights............................................     30
     7.2.10  Third-Party Approvals.......................................     30
     7.2.11  XLI Stock and Share Equivalents.............................     30
     7.2.12  Resignation of XLI Directors and Officers...................     30
     7.2.13  Bank Accounts...............................................     30
     7.2.14  Employment Agreements.......................................     31
     7.2.15  XLI Subordinated Notes......................................     31
     7.2.16  Exercise of Private Warrants................................     31
     7.3     Conditions to XLI's Obligations.............................     31
     7.3.1   Representations and Warranties..............................     31
     7.3.2   Performance of Obligations of Oak and Pixel.................     31
     7.3.3   Opinion of Oak's Counsel....................................     31
     7.3.4   Satisfactory Form of Legal Matters..........................     31
     7.3.5   Conditions Fulfilled........................................     31
     7.3.6   Board and Stockholders Resolutions..........................     31
     7.3.7   Employment Agreements.......................................     31
 8.  TERMINATION; AMENDMENT AND WAIVER...................................     31
     8.1     Termination.................................................     31
     8.2     Effect of Termination.......................................     32
     8.3     Amendment and Waiver........................................     33
 9.  POST-CLOSING ADJUSTMENT.............................................     33
     9.1     Post-Closing Audit..........................................     33
     9.2     Contingent Cash Adjustment..................................     33
10.  NON-RECOURSE INDEMNIFICATION........................................     33
     10.1    Indemnity...................................................     33
     10.2    Threshold...................................................     34
     10.3    Defense.....................................................     34

SECTION NO.                                                                PAGE NO.
-----------                                                                --------
     10.4    Term........................................................     34
     10.5    Non-Recourse Indemnity......................................     34
11.  PROVISIONS RELATING TO THE STOCKHOLDER REPRESENTATIVES..............     34
     11.1    Appointment of Stockholder Representatives..................     34
     11.2    Actions and Instructions of Stockholder Representatives.....     34
12.  MISCELLANEOUS.......................................................     35
     12.1    Governing Laws..............................................     35
     12.2    Binding upon Successors and Assigns.........................     35
     12.3    Severability................................................     35
     12.4    Entire Agreement............................................     35
     12.5    Counterparts................................................     35
     12.6    Expenses....................................................     35
     12.7    Other Remedies..............................................     35
     12.8    Survival of Agreements......................................     36
     12.9    Notices.....................................................     36
     12.10   Construction of Agreement...................................     36
     12.11   Pronouns....................................................     37
     12.12   Further Assurances..........................................     37
     12.13   Absence of Third Party Beneficiary Rights...................     37
     12.14   Obligations to Employees....................................     37

                             OAK TECHNOLOGY, INC.,
                               PIXEL MAGIC, INC.
                             PLAN OF REORGANIZATION
                           AND AGREEMENT OF MERGER OF
                          OTI ACQUISITION CORPORATION
                                 WITH AND INTO
                      XEROGRAPHIC LASER IMAGES CORPORATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is dated January 29, 1998, by and among Oak Technology, Inc., a Delaware corporation ("Oak"), Pixel Magic, Inc., a Massachusetts corporation ("Pixel"), OTI Acquisition Corporation, a Delaware corporation ("Sub"), and Xerographic Laser Images Corporation, a Delaware corporation ("XLI" or "Surviving Corporation") and certain stockholders of XLI set forth on the signature pages hereto (the "Party Stockholders").

                                    RECITALS

     A. Oak is a corporation organized and existing under the laws of the State of Delaware.

     B. Pixel, a wholly-owned subsidiary of Oak, is a corporation organized and existing under the laws of the Commonwealth of Massachusetts.

     C. Sub, a wholly-owned subsidiary of Pixel, is a corporation organized and existing under the laws of the State of Delaware.

     D. XLI is a corporation organized and existing under the laws of the State of Delaware.

     E. The Boards of Directors of Oak, Pixel, Sub and XLI deem it advisable for the welfare and best interests of said corporations and for the best interests of the respective stockholders of said corporations that Sub be merged with and into XLI, with XLI being the surviving corporation, on the terms and conditions hereinafter set forth and in accordance with the applicable provisions of the Delaware General Corporation Law which permit such a merger.

     F. The Party Stockholders have delivered to Pixel irrevocable proxies to vote in favor of the adoption of this Agreement, the approval of the merger transaction described herein and the appointment of representatives of the holders of the capital stock of XLI.

                                   AGREEMENT

     NOW, THEREFORE, in reliance on the foregoing recitals and in consideration of the mutual covenants and agreements contained herein, the parties hereto, subject to the approval of the stockholders of Sub and XLI as required by law, and the satisfaction or waiver of the other conditions contained herein, do hereby agree that Sub shall be merged with and into XLI pursuant to the law of the State of Delaware, and do hereby agree, prescribe and set forth the terms and conditions of the merger of Sub with and into XLI, the mode of carrying the same into effect and the manner of converting shares of XLI and share equivalents of XLI into cash and a contingent right to receive future cash payments.

                            SECTION 1.  DEFINITIONS

     The following terms shall have the meanings set forth herein:

     1.1 "Allen" shall mean Daniel J. Allen.

     1.2 "Base Amount" shall have the meaning set forth in Section 2.4 (Effect of Merger on Outstanding Securities).

     1.3 "Carley Technology" and "Carley Rights" shall have the meanings assigned to such terms in the license agreements to be entered into by and between Carley Corporation and Pixel pursuant to Section 7.1.5 (Carley Corporation).

     1.4 "Certificates" shall have the meaning set forth in Section 2.5.3 (Exchange Procedures).

     1.5 "Class A Warrants" shall mean the warrants issued by XLI in connection with its offering of Series A Preferred Stock in 1994 and currently held by the public and the Underwriter.

     1.6 "Closing Balance Sheet" shall mean XLI's consolidated balance sheet prepared for the end of the month immediately preceding the Effective Date or if the Effective Date is the end of the month, the Effective Date.

     1.7 "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     1.8 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.9 "Consideration" shall have the meaning set forth in Section 2.4.2 (XLI Stock and XLI Warrants).

     1.10 "Contingent Cash" shall mean an amount per share of XLI Common Stock as calculated in Section 2.4 (Effect of Merger on Outstanding Securities).

     1.11 "Contingent Cash Adjustment" shall have the meaning set forth in
Section 9.2 (Contingent Cash Adjustment).

     1.12 "D'Amelio" shall mean Anthony D. D'Amelio.

     1.13 "Digital Modulator Feature IC" shall have the meaning set forth in the Technology License and Supply Agreement.

     1.14 "Dissenting Stockholder" shall mean any XLI stockholder exercising his, her or its rights under Section 262 of the Delaware General Corporation Law.

     1.15 "Effective Date" shall mean the date on which the Statutory Certificate of Merger is filed with the Secretary of State of the State of Delaware.

     1.16 "Effective Time" shall mean the Delaware local time at which the Statutory Certificate of Merger is filed with the Secretary of State of the State of Delaware and is effective.

     1.17 "Employment Agreements" shall mean the agreements substantially in the forms of Exhibit "A-1" and "A-2" hereto entered into by Pixel with D'Amelio and Allen, respectively.

     1.18 "End User" shall mean a person or entity who acquires a Digital Modular Feature IC or a Multiple Feature IC directly or indirectly from Oak or Pixel or their Related Parties, agents or distributors, solely for personal or internal use and not for resale.

     1.19 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.20 "Escrow Agent" shall mean State Street Bank and Trust Company.

     1.21 "Escrow Agreement" shall mean the agreement substantially in the form of Exhibit "B" hereto among Oak, the Stockholder Representatives and the Escrow Agent.

     1.22 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.23 "Exchange Agent" shall mean State Street Bank and Trust Company.

     1.24 "Exchange Agreement" shall mean the agreement substantially in the form of Exhibit "C" hereto among Oak, the Stockholder Representatives and the Exchange Agent.

     1.25 "Existing Carley Agreement" shall have the meaning set forth in
Section 7.1.5 (Carley Corporation).

     1.26 "Gross XLI Product Revenue" shall mean gross revenue from the sale or license of XLI Products, less any product returns and less any delivery costs and sales or transfer taxes incurred but not otherwise payable by an End User or OEM, plus gross revenue from nonrecurring engineering fees, calibration fees and fees for any other services performed by XLI.

     1.27 "Indemnifying Stockholders" shall have the meaning set forth in
Section 10.1 (Indemnity).

     1.28 "Initial Distribution Amount" shall have the meaning set forth in
Section 2.7.1 (Initial Escrow Distribution).

     1.29 "IPO Warrants" shall mean the warrants issued by XLI in connection with its initial public offering in 1993 and currently held by the public and the Underwriter.

     1.30 "Irrevocable Proxy" shall mean the agreement in the form of Exhibit "D" hereto between Oak and each Party Stockholder.

     1.31 "Loss" or "Losses" shall have the meaning set forth in Section 10.1 (Indemnity).

     1.32 "Merger" shall mean the merger of Sub with and into XLI.

     1.33 "Merger Cash" shall mean an amount per share of XLI Common Stock calculated as set forth in Section 2.4 (Effect of Merger on Outstanding Securities).

     1.34 "Multiple Feature IC" shall have the meaning set forth in the Technology License and Supply Agreement.

     1.35 "Net Deficit" shall mean a negative shareholder's equity, as calculated in accordance with generally accepted accounting principles and consistently applied using the accounting treatment historically used by XLI.

     1.36 "Oak SEC Reports" shall have the meaning set forth in Section 3.3.1 (Oak SEC Filings; Financial Statements).

     1.37 "Oak Subsidiaries" shall mean any subsidiary of Oak.

     1.38 "OEM" shall mean an original equipment manufacturer who acquires a Digital Modulator Feature IC or Multiple Feature IC directly or indirectly from Oak or Pixel for incorporation into its product for resale.

     1.39 "Party Stockholders" shall have the meaning set forth in the preamble to this Agreement.

     1.40 "Permitted XLI Contact" shall have the meaning set forth in Section
6.1.5 (No Solicitation).

     1.41 "Pixel ASIC" shall mean an application-specific integrated circuit designed and/or offered for sale by Pixel for use in digital printers, scanners, copiers and multi-function devices.

     1.42 "Post-Closing Audit" shall have the meaning set forth in Section 9.1 (Post-Closing Audit).

     1.43 "Private 1995 Warrants" shall mean the warrants issued by XLI in 1995 to individual private lenders.

     1.44 "Private 1996 Warrants" shall mean the warrants issued by XLI in 1996 to individual private lenders.

     1.45 "Private Warrants" shall mean any Private 1995 Warrant or Private 1996 Warrant.

     1.46 "Related Party" shall mean any entity which is a member of a "controlled group of corporations" with, or is under "common control" with, a party as defined in Section 414(b) or (c) of the Code.

     1.47 "Representative's Warrant" shall have the meaning set forth in Section
4.2 (Capitalization).

     1.48 "SEC" shall mean the United States Securities and Exchange Commission.

     1.49 "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.50 "Statutory Certificate of Merger" shall mean the fully executed certificate of merger substantially in the form of Exhibit "E" hereto.

     1.51 "Stockholder Representatives" shall mean Allen, Adam L. Carley, D'Amelio, Joseph L. Katz and Vincent J. Spoto.

     1.52 "Sub Stock" shall mean the Common Stock of Sub.

     1.53 "Super Chip" shall mean any XLI proprietary chip or chip set that meets the chip specifications set forth in Exhibit "B" to the Technology License and Supply Agreement.

     1.54 "Superior XLI Proposal" shall have the meaning set forth in Section
6.1.5 (No Solicitation).

     1.55 "Technology License and Supply Agreement" shall mean that certain Technology License and Supply Agreement entered into on October 14, 1997 by and between Pixel and XLI.

     1.56 "Termination Fee" shall mean an amount equal to Four Hundred Fifty Thousand Dollars ($450,000).

     1.57 "Threshold Amount" shall have the meaning set forth in Section 2.4.5 (Base Amount).

     1.58 "Underwriter" shall mean Thomas James & Co.

     1.59 "Underwriter's Warrant" shall have the meaning set forth in Section
4.2 (Capitalization).

     1.60 "Unexpired Private Warrant" shall have the meaning set forth in
Section 2.7.1 (Initial Escrow Distribution).

     1.61 "XLI Certificate of Objections" shall have the meaning set forth in
Section 6.1.2 (Appraisal Matters).

     1.62 "XLI Common Stock" shall mean the Common Stock of XLI.

     1.63 "XLI Employee Benefit Plan" shall mean all "employee benefit plans," as defined by Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices including, without limitation, sick leave, vacation pay, salary continuation for disability, consulting or other compensation arrangements (whether funded or unfunded), retirement, deferred or incentive compensation, bonuses, stock purchase, hospitalization, medical insurance, severance, life insurance and scholarship programs maintained or made available by XLI or any Related Party.

     1.64 "XLI Intellectual Property Rights" shall mean all patents, copyrights, trademarks, trade names, service marks and any applications therefor, utility models, devices, designs, mask-works, net lists and all rights under documentation related thereto, trade secrets, drawings, schematics, technology, microcode, know-how, computer software programs or applications, any tangible or intangible proprietary information, and all other rights with respect thereto, in whatever form throughout the world, owned or licensed by XLI, including, but not limited to, the Carley Corporation technology and Carley Corporation rights licensed from Carley Corporation by XLI pursuant to the Existing Carley Agreement.

     1.65 "XLI Material Contracts" shall have the meaning set forth in Section
4.28 (Additional Disclosure).

     1.66 "XLI Pension Plans" shall mean all "employee pension plans" as defined in Section 3(2) of ERISA maintained or made available by XLI to any current or former employee of XLI.

     1.67 "XLI Preferred Stock" shall mean the Series A Preferred Stock of XLI.

     1.68 "XLI Products" shall mean Super Chips, any VHDL (virtual hardware design logic) of the aforementioned product, and any future product designed and developed exclusively by XLI.

     1.69 "XLI SEC Reports" shall have the meaning set forth in Section 4.4.1 (XLI SEC Filings; Financial Statements).

     1.70 "XLI Special Meeting" shall have the meaning set forth in Section
6.1.1 (Special Meeting; Proxy Statement).

     1.71 "XLI Stock" shall mean the Common and Preferred Stock of XLI.

     1.72 "XLI Stockholders" shall mean the holders of XLI Stock and any holder of XLI Warrants who exercises his, her or its XLI Warrants subject to and in accordance with this Agreement.

     1.73 "XLI Subordinated Notes" shall mean those certain subordinated nonrecourse promissory notes delivered to individual private lenders in 1996.

     1.74 "XLI Subsidiaries" shall mean any subsidiary of XLI.

     1.75 "XLI Transaction Proposal" shall have the meaning set forth in Section
6.1.5 (No Solicitation).

     1.76 "XLI Warrants" shall mean any IPO Warrant, Representative's Warrant, Class A Warrant, Underwriter's Warrant, Private 1995 Warrant or Private 1996 Warrant that shall not have been exercised prior to the Effective Time and by its terms does not terminate at or prior to the Effective Time.

                               SECTION 2.  MERGER

     2.1 Merger. On the Effective Date: Sub shall merge with and into XLI; the corporate existence of XLI shall continue until such time as XLI is merged with and into Pixel; and the separate corporate existence of Sub shall cease. The corporate identity, existence, name, purposes, franchises, powers, rights and immunities of Sub shall be merged into XLI which shall be fully vested therewith. XLI shall be subject to all of the debts and liabilities of Sub as if XLI had itself incurred them and all rights of creditors and all liens upon the property of each of Sub and XLI shall be preserved unimpaired, provided that such liens, if any, upon the property of Sub shall be limited to the property affected thereby immediately prior to the Effective Date.

     2.2 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation and Bylaws of XLI until changed in accordance with applicable law, except that the name of the surviving corporation as provided in such Certificate of Incorporation shall be Xerographic Laser Images Corporation.

     2.3 Directors and Officers. The directors and officers of XLI (until changed in accordance with applicable law and the Certificate of Incorporation and Bylaws of XLI) as of the Effective Time shall be:

                   NAME                                       OFFICE
                   ----                                       ------
Peter D. Besen............................  President, Secretary and Director
Anthony D. D'Amelio.......................  General Manager
                                            Treasurer, Chief Financial Officer and
Sidney S. Faulkner........................  Director

     2.4 Effect of Merger on Outstanding Securities. At the Effective Time of the Merger.

          2.4.1 Sub Stock. Each then outstanding share of the Sub Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of XLI Common Stock.

          2.4.2 XLI Stock and XLI Warrants. The then outstanding shares of XLI Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into Merger Cash and the right to receive Contingent Cash as set forth below, and the XLI Warrants shall be converted into the right to receive Merger Cash and Contingent Cash as set forth below (Merger Cash and Contingent Cash are hereafter collectively referred to as the "Consideration").

             2.4.2.1 XLI Stock. Each share of XLI Common Stock shall be converted into Merger Cash and the right to receive Contingent Cash. Each share of XLI Preferred Stock shall be converted into an amount equal to Merger Cash multiplied by the number of shares of XLI Common Stock into which each share of XLI Preferred Stock is convertible, and the right to receive an amount equal to Contingent Cash multiplied by the number of shares of XLI Common Stock into which each such share of Preferred Stock is convertible.

             2.4.2.2 XLI Warrants. Each XLI Warrant shall be converted into the right to receive Merger Cash and Contingent Cash, upon exercise of the XLI Warrant by the holder thereof and delivery to the Exchange Agent of the exercise price therefor. Upon the exercise of any XLI Warrant and delivery to the Exchange Agent of the exercise price therefor, such XLI Warrant shall be converted into an amount equal to Merger Cash multiplied by the number of shares of XLI Common Stock (on an as converted basis in the case of any exercise of an XLI Warrant for shares of XLI Preferred Stock) for which the exercise price has been paid to the Exchange Agent under the XLI Warrant, and the right to receive an amount equal to Contingent Cash multiplied by the number of shares of XLI Common Stock (on an as converted basis in the case of any exercise of an XLI Warrant for shares of XLI Preferred Stock) for which the exercise price has been paid to the Exchange Agent under the XLI Warrant. In the event of any dispute regarding the number of shares of XLI Common Stock (on an as converted basis in the case of any exercise of an XLI Warrant for shares of XLI Preferred Stock) purchasable under an XLI Warrant at the Effective Time, or the exercise price per share payable therefor, the written instructions of the Stockholder Representatives concerning such calculations, as delivered to the Escrow Agent and the Exchange Agent by the Stockholder Representatives, shall control. No XLI Warrant shall be exercisable for shares of the capital stock of XLI or of Oak or any Oak Subsidiary subsequent to the Effective Time, and no adjustments in the number of shares of XLI Stock originally purchasable under the XLI Warrant or in the exercise price of such XLI Warrant shall be made subsequent to the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Section 2.4.2.2 (XLI Warrants), any XLI Warrant that is not exercised in accordance with the provisions hereof, and prior to the date of termination or other expiration of such XLI Warrant, shall terminate and be of no further force and effect.

             2.4.2.3 XLI Common Stock Equivalents. Any warrant (other than an XLI Warrant), option, convertible note, convertible security or other right to acquire shares of XLI Common Stock that is not exercised immediately prior to or in connection with the Merger shall terminate and be of no further force and effect, effective as of the Effective Time.

          2.4.3 Merger Cash. Merger Cash shall be an amount calculated according to the following formula:

  MC     =    $3,675,000
              -----------------
              CS + PS + PW
  WHERE
  -----
  MC     =    Merger Cash
  CS     =    Total Number of Shares of XLI Common Stock Outstanding at
                the Effective Time
  PS     =    Total Number of Shares of XLI Common Stock into which the
                Issued and Outstanding Shares of XLI Preferred Stock are
                Convertible at the Effective Time
  PW     =    Total Number of Shares of XLI Common Stock Purchasable Under
                any Private Warrants Outstanding at the Effective Time

          2.4.4 Contingent Cash. Contingent Cash shall be an amount calculated pursuant to the following formula:

  CC     =    BA - $3,675,000 - SA
              -----------------------
              CS + PS + WS
  WHERE
  -----
  CC     =    Contingent Cash
  BA     =    Base Amount as Calculated in Section 2.4.5 (Base Amount)
  SA     =    Set Off Amounts Due Oak or Pixel Under Section 9
                (Post-Closing Adjustment) and Under Section 10
                (Non-Recourse Indemnification)
  CS     =    Total Number of Shares of XLI Common Stock Issued and
                Outstanding at the Effective Time, plus Total Number of
                Shares of XLI Common Stock Issued and Outstanding as a
                Result of the Exercise of XLI Warrants Exercised after the
                Effective Time (Including any Shares of XLI Common Stock
                into which Shares of XLI Preferred Stock were Converted in
                Connection with any such XLI Warrant Exercise)
  PS     =    The meaning set forth in Section 2.4.3 (Merger Cash)

  WS     =    Total Number of Shares of XLI Common Stock (Including Any
                Shares of XLI Common Stock into which Shares of Preferred
                Stock, that were issuable upon exercise of the
                Underwriter's Warrant, were Convertible) Purchasable Under the XLI Warrants Outstanding at the Effective Time, Less
                Total Number of Shares of XLI Common Stock Covered by XLI
                Warrants Exercised after the Effective Time (Including any
                Shares of XLI Common Stock into which Shares of XLI
                Preferred Stock were Converted in Connection with any such
                XLI Warrant Exercise), and Less Total Number of Shares of
                XLI Common Stock Covered by XLI Warrants that Lapsed
                Unexercised After the Effective Time and Prior to any
                Calculation Pursuant to Section 2.6.1 (Time and Payment
                Procedures)

     The maximum aggregate amount of Base Amount shall be Fifteen Million Dollars ($15,000,000). At such time as Base Amount in the amount of Fifteen Million ($15,000,000) is accrued, no further Contingent Cash shall be accrued or payable.

          2.4.5 Base Amount. For purposes of Section 2.4 (Effect of Merger on Outstanding Securities), Base Amount, until such time as Base Amount in the aggregate equals Three Million Six Hundred Seventy-Five Thousand Dollars ($3,675,000) (the "Threshold Amount"), shall be equal to the sum of: (i) fifty-six percent (56%) of Gross XLI Product Revenue; and (ii) One Dollar ($1.00) for each Digital Modulator Feature IC sold by Oak or Pixel or their Related Parties, agents or distributors to an End User or an OEM; and (iii) Two Dollars ($2.00) for each Multiple Feature IC sold by Oak or Pixel or their Related Parties, agents or distributors to an End User or an OEM; in the case of each of clauses (ii) and (iii) above, net of product returns. At such time as Base Amount in the aggregate is equal to the Threshold Amount, then Base Amount thereafter shall be equal to the sum of (i) thirty-two percent (32%) of Gross XLI Product Revenue; and (ii) One Dollar ($1.00) for each Digital Modulator Feature IC sold by Oak or Pixel or their Related Parties, agents or distributors to an End User or an OEM; and (iii) Two Dollars ($2.00) for each Multiple Feature IC sold by Oak or Pixel or their Related Parties, agents or distributors to an End User or an OEM; in the case of each of clauses (ii) and (iii) above, net of product returns. If Oak or Pixel sells XLI Products bundled with other products, for purposes of calculating Base Amount, Base Amount, until such time as Base Amount is equal to the Threshold Amount, shall include fifty-six percent (56%) of an amount equal to Pixel's standard sales price for the XLI Product included in the bundled product at similar volumes; at such time as Base Amount is equal to the Threshold Amount, then Base Amount thereafter shall include thirty-two percent (32%) of an amount equal to Pixel's standard sales price for the XLI Product included in the bundled product at similar volumes. Gross XLI Product Revenue from the sale of XLI Products shall be as determined for financial reporting purposes using generally acceptable accounting principles consistently applied. Samples and demonstration copies of Digital Modulator Feature ICs and Multiple Feature ICs provided free of charge shall not be considered sold. Base Amount shall be calculated for each calendar quarter during the period commencing January 1, 1998 and ending December 31, 2000; Base Amount for such calendar quarter shall be added to the aggregate amount of Base Amount accrued for the calendar quarters ended prior to such calendar quarter; provided, however, that in no event shall the maximum aggregate amount of Base Amount exceed Fifteen Million Dollars ($15,000,000).

     2.5  Exchange of Certificates; Payment of Merger Cash.

          2.5.1 Exchange Agent. Prior to the Effective Date, Oak shall appoint the Exchange Agent to act as exchange agent in the Merger.

          2.5.2 Oak to Provide Cash. Promptly after the Effective Date of the Merger (but in no event later than one business day thereafter), Oak shall make available to the Exchange Agent for exchange in accordance with this Agreement, through such reasonable procedures as Oak may adopt, Three Million Six Hundred Seventy-Five Thousand Dollars ($3,675,000), less amounts held in reserve under this Section 2.5.2, to be made available for payment of Merger Cash in accordance with Section 2.5 (Exchange of Certificates; Payment of Merger Cash).

             2.5.2.1 Exchange of Merger Cash for XLI Stock. An amount equal to Merger Cash multiplied by the sum of (i) the total number of shares of XLI Common Stock outstanding at the Effective Time, plus (ii) the total number of shares of XLI Common Stock into which outstanding shares of XLI Preferred Stock are convertible at the Effective Time, shall be made available in exchange for outstanding shares of XLI Stock in accordance with the terms of this Agreement. Oak shall deduct from such amount, an amount equal to Merger Cash multiplied by the total number of shares of XLI Stock (on an as converted basis) held by Dissenting Stockholders, such amount to be retained by Oak. Any Dissenting Stockholder that does not perfect its rights to dissent shall be paid its allowable Merger Cash directly by Oak.

             2.5.2.2 Escrow of Merger Cash for Private Warrants. An amount equal to Merger Cash multiplied by the total number of shares of XLI Common Stock purchasable under the Private Warrants outstanding at the Effective Time shall be delivered by Oak to the Escrow Agent to be held in escrow by the Escrow Agent and disbursed by the Escrow Agent in accordance with Section 2.7 (Distributions from Escrow) and the terms of the Escrow Agreement.

          2.5.3 Exchange Procedures. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of XLI Stock (the "Certificates") whose shares are being converted into the Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Oak may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Oak, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Consideration which the holder of XLI Stock is entitled pursuant to Section 2.4 (Effect of Merger on Outstanding Securities) and are represented by the Certificates so surrendered. The Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of XLI Stock which is not registered in the transfer records of XLI, the appropriate amount of Consideration may be delivered to a transferee if the Certificate representing such XLI Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2 (Merger), each Certificate shall be deemed at any time after the Effective Time of the Merger to represent the right to receive upon such surrender the amount of Consideration as provided by this Section 2 (Merger) and the provisions of the Delaware General Corporation Law. Notwithstanding anything to the contrary contained in this Section 2.5.3 (Exchange Procedures), no letter of transmittal or instructions for use in effecting the surrender of Certificates for the Consideration shall be mailed by the Exchange Agent to any Dissenting Stockholder, nor shall the Exchange Agent accept surrender of a Certificate held by a Dissenting Stockholder or pay the Consideration to such Dissenting Stockholder. Any Certificates or other correspondence received from Dissenting Stockholders shall be promptly forwarded to Oak by the Exchange Agent.

          2.5.4 No Further Ownership Rights in XLI Stock. All XLI Stock delivered upon the surrender for exchange into the Consideration in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of XLI Stock. There shall be no further registration of transfers on the stock transfer books of XLI of the shares of XLI Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates, other than Certificates held by Dissenting Stockholders, are presented to XLI for any reason, they shall be canceled and exchanged as provided in this Section 2 (Merger).

          2.5.5 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Oak or the Exchange Agent, a bond in such sum as Oak or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against

     Oak or the Exchange Agent with respect to the Certificate alleged to have been lost, the Exchange Agent will issue the Consideration as provided in this Section 2.5 (Exchange of Certificates; Payment of Merger Cash) in exchange for such lost, stolen or destroyed Certificate.

          2.5.6 No Liability. Notwithstanding anything to the contrary contained in this Section 2.5 (Exchange of Certificates; Payment of Merger
     Cash) or elsewhere in this Agreement, none of the Exchange Agent, the Escrow Agent, Oak, Pixel, XLI or any other party hereto shall be liable to any holder of XLI Stock (including any Dissenting Stockholder or any holder of an XLI Warrant who exercises such XLI Warrant) for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.6  Payment of Contingent Cash.

          2.6.1 Time and Payment Procedures. Within thirty (30) days after the end of each calendar quarter commencing with the quarter ending March 31, 1998 and ending with the quarter ending December 31, 2000, Pixel shall prepare and deliver to the Stockholder Representatives a certificate calculating the Base Amount as set forth in Section 2.4.5 (Base Amount) and the amount of Contingent Cash as set forth in Section 2.4.4 (Contingent
     Cash). Subject to Section 2.4 (Effect of Merger on Outstanding Securities) and this Section 2.6 (Payment of Contingent Cash), at such time as the amount of Contingent Cash is a positive amount, it shall be delivered by Oak to the Escrow Agent or the Exchange Agent, as the case may be, as provided in this Section 2.6 (Payment of Contingent Cash). Amounts due as payments of Contingent Cash shall be net of prior payments of Contingent Cash under this Section 2.6 (Payment of Contingent Cash).

             2.6.1.1 Payment of Contingent Cash to XLI Stockholders. The amount, if any, of Contingent Cash payable by Oak for any calendar quarter ending prior to June 30, 1999 shall be delivered by Oak to the Escrow Agent as provided in Section 2.6.1.2 (Escrow of Contingent Cash). Commencing with the calendar quarter ending June 30, 1999, until such time as the Escrow Agreement shall terminate in accordance with its terms, the amount, if any, of Contingent Cash payable by Oak for a calendar quarter shall be delivered by Oak to the Exchange Agent in accordance with this Section 2.6.1.1 (Payment of Contingent Cash to XLI Stockholders), less any amount required to be delivered by Oak to the Escrow Agent under Section 2.6.1.2 below (Escrow of Contingent Cash), and less any amount representing shares formerly held by Dissenting Stockholders, which amount shall be retained by Oak. Upon termination of the Escrow Agreement in accordance with its terms, the amount, if any of Contingent Cash payable by Oak for any calendar quarter thereafter shall be delivered by Oak to the Exchange Agent in accordance with this
        Section 2.6.1.1 (Payment of Contingent Cash to XLI Stockholders), less any amount representing shares formerly held by Dissenting Stockholders, which amount shall be retained by Oak. Quarterly amounts, if any, payable by Oak to the Exchange Agent pursuant to this Section 2.6.1.1 (Payment of Contingent Cash to XLI Stockholders) shall be delivered by Oak to the Exchange Agent at least five (5) business days prior to any distribution required to be made to the XLI Stockholders by the Exchange Agent under this Section 2.6.1.1 (Payment of Contingent Cash to XLI Stockholders), together with written instructions regarding calculation of the amount payable by Oak hereunder for any calendar quarter. Any such amount delivered to the Exchange Agent by Oak hereunder, or to the Exchange Agent by the Escrow Agent pursuant to Section 2.7 (Distributions from Escrow) and the terms of the Escrow Agreement, shall be allocated by the Exchange Agent pro rata (a) to all outstanding shares of XLI Common Stock held by XLI Stockholders at the Effective Time (excluding any shares of XLI Common Stock into which shares of XLI Preferred Stock were convertible at the Effective Time), (b) all shares of XLI Preferred Stock held by XLI Stockholders at the Effective Time, on an as converted basis, and (c) all shares of XLI Common Stock (including shares of XLI Common Stock into which shares of XLI Preferred Stock, that were issued upon exercise of the Underwriter's Warrant, were converted) attributable to XLI Warrants exercised after the Effective Time and prior to the end of the calendar quarter for which such payment is being made. Any such amount due to the XLI Stockholders as described in the immediately preceding sentence, including, without limitation, the Initial Distribution Amount, shall be deposited by the Exchange Agent in the United

        States mail, not later than forty-five (45) days after the close of the calendar quarter to which the distribution relates, first class postage prepaid, to the addresses as set forth in the stock and warrant records of XLI; provided that amount allocated to shares formerly held by Dissenting Stockholders shall be paid to Oak. The Stockholder Representatives shall deliver, or cause to be delivered, to the Exchange Agent and the Escrow Agent, not later than one business day following the Effective Date, and from time to time thereafter, such information as is requested by the Exchange Agent or the Escrow Agent to effect such distributions, including, without limitation, that information which XLI is delivering to Oak pursuant to Section 7.2.11 (XLI Stock and Share Equivalents). Any Dissenting Stockholder that does not perfect its rights to dissent shall be paid its allowable Contingent Cash directly by Oak.

             2.6.1.2 Escrow of Contingent Cash. Commencing with the calendar quarter ending March 31, 1998 and terminating with the calendar quarter ending March 31, 1999, the amount, if any, of Contingent Cash payable by Oak for a calendar quarter shall be delivered by Oak to the Escrow Agent. Thereafter, until such time as the Escrow Agreement terminates in accordance with its terms, Oak shall deliver to the Escrow Agent an amount equal to the amount of Contingent Cash due by Oak hereunder for any calendar quarter, multiplied by the total number of shares of XLI Common Stock purchasable under the Private Warrants outstanding at the end of such calendar quarter. The Contingent Cash amount for any calendar quarter shall be delivered by Oak to the Escrow Agent within forty-five (45) days after the end of such calendar quarter, provided, however, that the Contingent Cash amount, if any, due for the calendar quarter ended March 31, 1999 shall be delivered by Oak to the Escrow Agent within thirty (30) days after the end of such calendar quarter. All such Contingent Cash amounts shall be held in escrow by the Escrow Agent and disbursed by the Escrow Agent in accordance with Section 2.7 (Distributions from Escrow) and the terms of the Escrow Agreement. Written instructions regarding calculation of the amount, if any, payable by Oak hereunder for any calendar quarter shall be delivered to the Escrow Agent concurrent with payment to the Escrow Agent of any amount due hereunder. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of an XLI Warrant instructions for use in effecting the exercise of any XLI Warrant.

          2.6.2  Set-Off and Indemnity Hold Back.

             2.6.2.1 Set-Off. In the event of any Contingent Cash Adjustment under Section 9 (Post-Closing Adjustment), then the amounts otherwise payable under Section 2.6.1 (Time and Payment Procedures) shall be reduced by the amount of the Contingent Cash Adjustment until such time as the amount of the Contingent Cash Adjustment shall have been satisfied in full.

             2.6.2.2 Indemnity Hold Back. In the event that Oak or Pixel has made a claim under Section 10 (Non-Recourse Indemnification) which has not been liquidated or has not been agreed to by the Stockholder Representatives, then Oak shall hold back from amounts otherwise payable under Section 2.6.1 (Time and Payment Procedures) the amount of such claim as specified in the notice to the Stockholder Representatives delivered by Oak or Pixel pursuant to Section 10 (Non-Recourse Indemnification) until such time as the Oak or Pixel claim is resolved. Immediately after such resolution, any amounts payable by Oak pursuant to Section 2.6.1 (Time and Payment Procedures) shall be paid by Oak within thirty (30) days of such resolution, together with interest at the rate of eight percent (8%) per annum from the date payment was otherwise due.

          2.6.3 Audit Rights. The Stockholder Representatives shall have the right, at their sole cost and expense, to have an independent certified public accountant conduct, during normal business hours and not more frequently than quarterly, an audit of the calculation of Base Amount and Contingent Cash. If such amounts are found to be different than those reported by Pixel, any additional Contingent Cash shall be payable, together with an eight percent (8%) per annum late payment charge, within thirty (30) days of notice of such discrepancy from the Stockholder Representatives. If the discrepancy in Contingent Cash to date reported by the Stockholder Representatives is greater than five percent (5%) of the

     Contingent Cash reported to date by Pixel, then Oak will pay the reasonable costs and expenses associated with such audit.

     2.7 Distributions from Escrow. Distributions shall be made from the escrow by the Escrow Agent in accordance with the Escrow Agreement. The Escrow Agreement shall provide for distributions as follows:

          2.7.1 Initial Escrow Distribution. Not later than fifteen (15) calendar days following delivery to the Escrow Agent of the amount, if any, of Contingent Cash payable by Oak for the calendar quarter ended March 31, 1999, the Escrow Agent shall deliver to the Exchange Agent, for distribution to the XLI Stockholders, all funds, if any, held in escrow by the Escrow Agent, less the sum of (i) Merger Cash paid into escrow by Oak pursuant to Section 2.5.2.2 (Escrow of Merger Cash for Private Warrants) with respect to any Private Warrant that has not been exercised prior to March 31, 1999 and has not otherwise terminated ("Unexpired Private Warrant"), (ii) Contingent Cash paid into escrow by Oak pursuant to Section
     2.6.1.2 (Escrow of Contingent Cash) with respect to any Unexpired Private Warrant and (iii) the net exercise price, if any, paid into escrow with respect to any XLI Warrant exercised after the Effective Time (the "Initial Distribution Amount"). The Initial Distribution Amount shall be allocated pro rata to all shares of XLI Stock outstanding prior to March 31, 1999, including shares of XLI Stock attributable to XLI Warrant exercises occurring prior to March 31, 1999, subject to and in accordance with the provisions of Section 2.6.1.1 (Payment of Contingent Cash to XLI Stockholders). The net exercise price, if any, paid into escrow with respect to any XLI Warrant exercised after the Effective Time, to the extent not previously delivered to Oak, shall be delivered to Oak, subject to and in accordance with Section 2.7.4 (Allocation of XLI Warrant Exercise Amounts).

          2.7.2 Upon Exercise of XLI Warrants. Upon Exercise of any XLI Warrant in accordance with the provisions of this Agreement and the Escrow Agreement, and delivery to the Exchange Agent of the exercise price per share therefor, such XLI Warrant shall be converted into Merger Cash and a right to receive Contingent Cash, subject to and in accordance with Section
     2.4.2.2 (XLI Warrants), this Section 2.7 (Distributions from Escrow), including, without limitation, Section 2.7.1 (Initial Escrow Distribution), and the Escrow Agreement. Merger Cash payable to the holder of any Private Warrant under this Section 2.7.2 (Upon Exercise of XLI Warrants) shall be paid to the holder of such Private Warrant from the escrow proceeds delivered by Oak to the Escrow Agent pursuant to Section 2.5.2.2 (Escrow of Merger Cash for Private Warrants). Merger Cash payable to the holder of any XLI Warrant, other than a Private Warrant, under this Section 2.7.2 (Upon Exercise of XLI Warrants) shall be paid by the Exchange Agent to the holder of such XLI Warrant from the proceeds received by the Exchange Agent upon delivery to the Exchange Agent by the holder of such XLI Warrant of the exercise price per share due upon exercise of the XLI Warrant. (Net exercises of XLI Warrants, including any Private Warrants, shall be prohibited.) Contingent Cash payable to the holder of any XLI Warrant (including any Private Warrant) under this Section 2.7.2 (Upon Exercise of XLI Warrants), who exercises such XLI Warrant (including any Private Warrant) prior to March 31, 1999, shall be paid by the Escrow Agent, for the period commencing on January 1, 1998 and ending on March 31, 1999, in accordance with the provisions of Section 2.7.1 (Initial Escrow Distribution) and the terms of the Escrow Agreement. Contingent Cash payable to the holder of any Private Warrant under this Section 2.7.2 (Upon Exercise of XLI Warrants), who exercises such Private Warrant subsequent to March 31, 1999, shall be paid to the holder of such Private Warrant from the escrow proceeds delivered by Oak to the Escrow Agent with respect to such Private Warrant pursuant to Section 2.6.1.2 (Escrow of Contingent
     Cash) prior to exercise of such Private Warrant. Following exercise of such Private Warrant, any Contingent Cash amount payable to the holder of such Private Warrant thereafter shall be paid to such Private Warrant holder by the Exchange Agent pursuant to Section 2.6.1.1 (Payment of Contingent Cash to XLI Stockholders).

          2.7.3 Upon Termination of the Escrow Agreement. Upon Termination of the Escrow Agreement (which shall occur upon expiration or exercise of all rights to purchase XLI Common Stock under the XLI Warrants), all funds, if any, remaining in escrow upon termination of the Escrow Agreement, less any exercise price amounts required to be delivered to Oak pursuant to Section
     2.7.4 (Allocation of XLI Warrant Exercise Amounts), shall be paid out following the termination of the Escrow Agreement. Such amount shall be promptly delivered by the Escrow Agent to the Exchange Agent for distribution to the XLI Stockholders, and shall be allocated and distributed by the Exchange Agent subject to and in accordance with Section
     2.6.1.1 (Payment of Contingent Cash to XLI Stockholders); provided, however, that such amount shall be paid out within fifteen (15) business days following delivery of the amount to the Exchange Agent.

          2.7.4 Allocation of XLI Warrant Exercise Amounts. All amounts received by the Escrow Agent or the Exchange Agent in connection with the exercise of any XLI Warrants, net of the Merger Cash amounts payable under the terms of the Escrow Agreement from the proceeds of any XLI Warrant exercises other than Private Warrant exercises, shall be delivered to Oak pursuant to the provisions of the Escrow Agreement. If, upon expiration of the term of the Escrow Agreement, the aggregate exercise price paid to Oak in connection with any exercise of XLI Warrants, net of amounts, if any, of Merger Cash payable with respect to any XLI Warrant (other than a Private Warrant) upon exercise of such XLI Warrant, exceeds the aggregate costs and expenses incurred by Oak in connection with the Escrow Agreement and the Exchange Agreement, including all costs and expenses that Oak reasonably expects to incur prior to and in connection with termination of the Exchange Agreement, then the amount representing such difference shall be promptly delivered by Oak to the Exchange Agent for distribution to the XLI Stockholders of record at the Effective Time (which shall include any XLI Stockholders who exercised their XLI Warrants prior to termination of the Escrow Agreement). Any such amount due to the XLI Stockholders shall be allocated and distributed to the XLI Stockholders subject to and in accordance with Section 2.6.1.1 (Payment of Contingent Cash to XLI Stockholders); provided, however, that such amount shall be paid out within thirty (30) business days following delivery of the amount to the Exchange Agent.

     2.8 Effective Date. Pixel, Sub and XLI shall each take or cause to be taken all such actions, or do or cause to be done, all such things as are necessary, proper or advisable under the laws of the State of Delaware to make effective the Merger, subject, however, to receipt of any required approval by outstanding shares of any of them in accordance with Delaware law and subject, also, to compliance with all other applicable laws. Upon compliance with applicable laws and upon receipt of any required approval of the outstanding shares of every party, a copy of the statutory Certificate of Merger as required by Section 251(c) of the Delaware General Corporation Law shall be filed in the office of the Delaware Secretary of State. The Merger shall become effective upon such filing.

               SECTION 3.  REPRESENTATIONS AND WARRANTIES OF OAK

     Except as disclosed by Oak in Exhibit "F" to this Agreement, Oak represents and warrants to XLI that:

     3.1 Organization and Good Standing. Each of Oak and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted, and is duly qualified as a foreign corporation and is in good standing in all other jurisdictions in which such qualification is required; provided, however, that neither Oak nor Sub shall be required to be qualified in any jurisdiction in which its failure to qualify would not have a material and adverse effect on its operations or financial condition. Pixel is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted, and is duly qualified as a foreign corporation and is in good standing in all other jurisdictions in which such qualification is required; provided, however, that Pixel may not be qualified in jurisdictions in which its failure to qualify would not have a material and adverse effect on its operations or financial condition. Sub is a wholly-owned subsidiary of Pixel and Pixel is a wholly-owned subsidiary of Oak. Sub does not own, lease or operate any property.

     3.2 Authorization. All corporate action on the part of Oak, Pixel and Sub and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations of Oak, Pixel and Sub under this Agreement will be taken prior to the Effective Date. This

Agreement, when executed and delivered, will constitute a valid and legally binding obligation of Oak, Pixel and Sub.

     3.3  Oak SEC Filings; Financial Statements.

          3.3.1 Oak has filed all forms, reports and documents required to be filed with the SEC since March 1, 1995, and has made available to XLI complete and correct copies of (i) its Annual Report on Form 10-K for the fiscal year ended June 30, 1997, (ii) its Quarterly Report on Form 10-Q for the period ended September 30, 1997, (iii) all proxy statements relating to Oak's meetings of stockholders (whether annual or special) held since January 1, 1997, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above and Reports on Form SR) filed by Oak with the SEC since January 1, 1997 and (iv) all amendments and supplements to all such reports and registration statements filed by Oak with the SEC (collectively, the "Oak SEC Reports"). The Oak SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Oak Subsidiaries is required to file any forms, reports or other documents with the SEC.

          3.3.2 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Oak SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position of Oak and the Oak Subsidiaries as at the respective dates thereof and the consolidated results of Oak's operations and cash flows for the periods indicated.

          3.3.3 Oak has heretofore furnished to XLI a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Oak with the SEC pursuant to the Securities Act or the Exchange Act.

     3.4 Compliance with Other Instruments. Oak is not in violation of any provisions of its Certificate of Incorporation or Bylaws as amended and in effect on the date of this Agreement; Pixel is not in violation of any provisions of its Articles of Organization or Bylaws as amended and in effect on the date of this Agreement. Neither Oak nor Pixel is in violation in any material respect of any provisions of any material instrument or contract to which it is a party, or, to the best of Oak's knowledge, of any provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to Oak or Pixel. The execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or constitute a default under any material contract or agreement to which Oak or Pixel is a party, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the property or assets of Oak pursuant to any such provision, except as otherwise contemplated by this Agreement.

     3.5 Government Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any federal or state governmental authority on the part of Oak, Pixel or Sub required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained prior to, and be effective as of, the Effective Time.

               SECTION 4.  REPRESENTATIONS AND WARRANTIES OF XLI

     For purposes of this Section 4, all references to XLI shall include the XLI Subsidiaries and all such representations and warranties shall apply to the XLI Subsidiaries except where the context makes such reference inapplicable. Except as disclosed by XLI in Exhibit "G" to this Agreement, XLI warrants and represents to Oak, Pixel and Sub that:

     4.1  Organization and Good Standing.

          4.1.1 XLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted, and is duly qualified as a foreign corporation and is in good standing in all other jurisdictions in which such qualification is required; provided, however, that XLI may not be qualified in jurisdictions in which its failure to qualify would not have a material and adverse effect on its operations or financial condition.

          4.1.2 The XLI Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the country or state of their incorporation, and have all requisite corporate power and authority to carry on their businesses as now conducted and as proposed to be conducted, and are duly qualified as foreign corporations and are in good standing in all other jurisdictions in which such qualification is required; provided, however, that any XLI Subsidiary may not be qualified in a jurisdiction in which such failure to qualify would not have a material and adverse effect on its operations or financial condition.

          4.1.3 Other than the XLI Subsidiaries, XLI does not presently own or control, directly or indirectly, any other corporation, association, or other business entity.

     4.2  Capitalization.

          4.2.1 The authorized capital stock of XLI consists of Thirty Million (30,000,000) ($0.01 par value) shares of Common Stock, of which Two Million Thirty-Nine Thousand Three Hundred Ten (2,039,310) ($0.01 par value) shares are validly issued and outstanding, fully paid and non-assessable; and One Million (1,000,000) ($0.01 par value) shares of Preferred Stock, of which Eight Hundred Fifty Thousand (850,000) ($0.01 par value) shares are designated Series A Preferred Stock, of which Three Hundred Fifteen Thousand Two Hundred Thirty-Eight (315,238) ($0.01 par value) shares are validly issued and outstanding, fully paid and non-assessable, and of which Eighty-Five Thousand (85,000) shares are reserved for issuance upon exercise of the Underwriter's Warrant. The shares of Series A Preferred Stock of XLI issued and outstanding as of the date of this Agreement are convertible into Seven Hundred Eighty-Four Thousand Four Hundred Twenty-Nine (784,429) shares of XLI Common Stock in connection with the Merger, and the shares of XLI Preferred Stock reserved for issuance upon exercise of the Underwriter's Warrant are convertible into Two Hundred Fifty-Four Thousand Seven Hundred Sixty Five (254,765) shares of XLI Common Stock.

          4.2.2 XLI has adopted a 1990 Stock Option Plan and a 1992 Stock Option Plan under which options to purchase up to Two Hundred Ninety-Nine Thousand Nine Hundred Forty-Two (299,942) and One Fifty Thousand (150,000) shares of XLI Common Stock, respectively, may be granted to key employees, directors and consultants. Options to purchase Two Hundred Twenty-Nine Thousand Six Hundred Sixty-Eight (229,668) shares of XLI Common Stock and One Hundred Fifty Thousand (150,000) shares of XLI Common Stock are presently outstanding under the 1990 Stock Option Plan and the 1992 Stock Option Plan, respectively. No options to purchase shares of XLI Common Stock will be outstanding as of the Effective Time.

          4.2.3 Except as described below in this Section 4.2.3, no warrants or convertible notes to purchase shares of XLI Stock will be outstanding as of the Effective Time. Any such warrants or convertible notes outstanding at the Effective Time shall be exercisable only in exchange for the Consideration. The agreements governing the exercise of such warrants or convertible notes do not permit adjustments to be made in the number of shares of XLI Common Stock purchasable under such warrants or convertible notes or in the exercise prices of such warrants or convertible notes, at any time at or after the Effective Time.

             4.2.3.1 IPO Warrants to purchase Eight Hundred Forty-Five Thousand Three Hundred Twenty-Nine (845,329) shares of XLI Common Stock, at an exercise price of $6.4176 per share, are presently issued and outstanding. In addition, a warrant to purchase up to One Hundred Fifty Thousand Eight Hundred One (150,801) shares of XLI Common Stock and Eighty-Four Thousand

        Five Hundred Thirty-Two (84,532) IPO Warrants (the "Representative's Warrant") was issued to the Underwriter in connection with XLI's initial public offering on January 12, 1993, and is presently outstanding. The exercise price of the Representative's Warrant is Six Hundred Fifty-Four Thousand Eight Hundred Seventy-Five Dollars ($654,875) (or $4.3426 per share of XLI Common Stock included in the Representative's Warrant) and the exercise price of the IPO Warrants included in the Representative's Warrant is $6.4176 per share. All IPO Warrants, including any IPO Warrants underlying the Representative's Warrant, expire on January 12, 1998. The Representative's Warrant expires on January 20, 1998.

             4.2.3.2 Class A Warrants to purchase Four Hundred Twenty-Seven Thousand Seven Hundred Fifty-Eight (427,758) shares of XLI Common Stock, at an exercise price of $2.608 per share, are presently issued and outstanding. In addition, a warrant to purchase Eighty-Five Thousand (85,000) units, at an exercise price of $4.80 per unit (the "Underwriter's Warrant") was issued to the Underwriter in connection with XLI's public offering in February 1994, for a total exercise price of Four Hundred Eight Thousand Dollars ($408,000), and is presently outstanding. The units consist of up to Forty-Two Thousand Seven Hundred Seventy-Seven (42,777) Class A Warrants, having an exercise price of $2.608 per share, and Eighty-Five Thousand (85,000) shares of XLI Preferred Stock. The shares of XLI Preferred Stock underlying the Underwriter's Warrant are convertible into Two Hundred Fifty-Four Thousand Seven Hundred Sixty-Five shares of XLI Common Stock. All Class A Warrants, including any Class A Warrants underlying the Underwriter's Warrant, expire on February 11, 1999. The Underwriter's Warrant expires on February 22, 1999.

             4.2.3.3 Private 1995 Warrants to purchase Six Hundred Eight Thousand (608,000) shares of XLI Common Stock, at an exercise price ranging from $0.03125 to $0.10 per share, are presently issued and outstanding. All Private 1995 Warrants will have expired by no later than December 31, 2000.

             4.2.3.4 Private 1996 Warrants to purchase Five Hundred Ninety-Three Thousand Four Hundred Sixty-Two (593,462) shares of XLI Common Stock, at an exercise price of $0.01 per share, are presently issued and outstanding. All Private 1996 Warrants will have expired by no later than May 31, 2001.

          4.2.4 XLI has reserved sufficient shares of XLI Common Stock for issuance upon conversion of any issued and outstanding shares of XLI Preferred Stock and upon exercise of any options, warrants, convertible notes, convertible securities or other rights presently outstanding.

          4.2.5 All outstanding securities of XLI were issued in compliance with applicable federal and state securities laws.

          4.2.6 There are no other options, warrants, convertible notes, convertible securities or other rights presently outstanding to purchase any of the authorized but unissued capital stock of XLI or the XLI Subsidiaries.

     4.3 Authorization. All corporate action on the part of XLI and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations of XLI under this Agreement will be taken prior to the Effective Date. This Agreement, when executed and delivered, will constitute a valid and legally binding obligation of XLI.

     4.4  XLI SEC Filings; Financial Statements.

          4.4.1 XLI has filed all forms, reports and documents required to be filed with the SEC since January 1, 1993, and has made available to Oak and Pixel complete and correct copies of (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, (ii) its Quarterly Reports on Form 10-QSB for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) all proxy statements relating to XLI's meetings of stockholders (whether annual or special) held since January 1, 1993,
     (iv) all other reports or registration statements (other than Reports on Form 10-QSB not referred to in clause (ii) above and Reports on Form SR) filed by XLI with the SEC since January 1, 1993 and (iv) all amendments and supplements to all such reports and registration statements filed by XLI with the SEC (collectively, the "XLI SEC Reports"). The XLI SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the XLI Subsidiaries is required to file any forms, reports or other documents with the SEC.

          4.4.2 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the XLI SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position of XLI and the XLI Subsidiaries as at the respective dates thereof and the consolidated results of XLI's operations and cash flows for the periods indicated.

          4.4.3 XLI has heretofore furnished to Oak and Pixel a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by XLI with the SEC pursuant to the Securities Act or the Exchange Act.

     4.5  Ownership of Property.

          4.5.1 Except (a) as reflected in the XLI SEC Reports or in the notes thereto, (b) for liens for current taxes not yet delinquent, (c) for liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (d) for liens in respect of pledges or deposits under workers' compensation laws or similar legislation, or (e) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, XLI owns its property free and clear of all mortgages, liens, loans and encumbrances. With respect to the property it leases, XLI is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims and encumbrances, subject to clauses (b) through (e) above.

          4.5.2 All leases described in the list delivered pursuant to Section 4.28(xii) (Additional Disclosure) are in full force and effect, and there are no material defaults by either party thereunder. XLI owns no real property and will not acquire any real property before the Effective Date.

        4.5.3  The personal property described in the list delivered pursuant to
     Section 4.28(xiii) (Additional Disclosure) is not held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, nor is such property located other than in the possession of XLI. There will be no material and adverse changes in the amount and type of tangible personal property in the possession of, or used by, XLI during the period from September 30, 1997 to and including the Effective Date.

          4.5.4 All personal property owned by XLI, taken as a whole, is in good condition and repair, subject to normal wear and tear, and its use in the business of XLI is in compliance with all material, applicable, governmental regulations.

     4.6 Liabilities. XLI has no material liabilities except as disclosed herein and in the XLI SEC Reports.

     4.7 Inventories. The inventories of XLI, whether finished goods, work in process or raw materials, shown on the XLI SEC Reports or thereafter acquired, are all items of a quality usable or saleable in the ordinary and usual course of the business of XLI, except for inventory items which are obsolete or not usable or saleable in the ordinary course of business which have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided in the XLI SEC Reports. The values at which inventories are carried reflect the inventory valuation policy of XLI which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis.

     4.8 Raw Materials. All raw materials and finished goods purchased by XLI and placed in inventory were done so in the ordinary course of XLI's business and are presently available on reasonable terms and conditions from the vendors listed on the vendors list provided pursuant to Section 4.28(ix) (Additional Disclosure). There are no sole source providers of raw materials or finished goods material to XLI's business.

     4.9 Sales Contracts and Bids. All cost and pricing data stated in the bids, proposals, quotations, sales contracts and other commitments described on the list provided pursuant to Section 4.28(xv) (Additional Disclosure) were when made, accurate, complete and current in all material respects. To the best of XLI's knowledge, each such sales contract and other commitment is a valid agreement pursuant to which no default of any material nature exists or is contemplated thereunder, and no notice of cancellation thereof has been received by XLI nor is XLI aware of any contemplated cancellation thereof by the customer thereunder. To the best of XLI's knowledge, none of such documents (i) contains terms, conditions or requirements which exceed the current capacity or capabilities of XLI or calls for performance unattainable within XLI's current capabilities, (ii) is the subject of any change or adjustment yet to be negotiated with the customer thereunder, (iii) is subject to any dispute or (iv) provided Oak and Pixel make no material changes in XLI's performance standards or operating procedures or levels, will result upon completion of performance either in a total cost of performance which is in excess of the contract or bid price, or a cost to complete performance in excess of the remaining unbilled portion of the contract price. To the best of XLI's knowledge, no sales contract or other commitment of XLI completed or under performance is or will be the subject of any claim against XLI for reduction in the purchase price, return of excess profits or violation of any government regulations or contracting procedures.

     4.10 Quality and Conformance of Products. XLI's products and all components thereof, whether actually delivered or currently being produced, packaged or manufactured by XLI, have met or meet the specifications set forth in the sales contracts or purchase orders relating to such products and any applicable governmental minimum quality standards. To the best of XLI's knowledge, each such product and component is free from any defect in quality, materials or packaging standards that would subject XLI to any contract claim, product liability or other liability of any nature whatsoever, whether asserted by the purchaser thereof or any third party.

     4.11 Accounts Receivable. All of the accounts receivable of XLI shown on the XLI SEC Reports or thereafter acquired arose and are collectible in the ordinary and usual course of XLI's business, except that the value of any account receivable, the collection of which is doubtful or which is subject to a defense or set-off, has been written down to an amount not in excess of realizable market value or adequate reserves or allowances therefor have been provided in the XLI SEC Reports. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of XLI which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis.

     4.12 Taxes. XLI and the XLI Subsidiaries have prepared and filed all state, local, United States and other applicable domestic or foreign jurisdictions corporate income, real and personal property, withholding, sales and other tax returns that are required to be filed by them and have paid or made provision for the payment of all taxes that have become due pursuant to such returns or are otherwise due. The tax returns of XLI and the XLI Subsidiaries have not been audited by the Internal Revenue Service or any other governmental agency. No deficiency, assessment or proposed adjustment of XLI's or any XLI Subsidiary's taxes is pending and XLI has no knowledge of any proposed liability for any tax to be imposed upon its or any XLI Subsidiary's properties or assets. XLI has not made an election under Section 341(f) of the Code. XLI has not made or agreed (or been required) to make any adjustment or change in accounting method. No material special charges, penalties, fines, liens or similar encumbrances have been asserted against XLI or the XLI Subsidiaries with respect to the payment or failure to pay any taxes which have not been paid or received without further liability to XLI or the XLI Subsidiaries. Proper and accurate amounts have been withheld by XLI and the XLI Subsidiaries from their employees for all periods in compliance with the withholding provisions of applicable law. No payments by XLI to its officers, directors, employees or consultants under any contact, plan or agreement, including but not limited to this Agreement, or payments contemplated by this Agreement, constitute parachute payments within the meaning of Section 280G of the Code.

     4.13 FIRPTA Status. XLI is not, and has not been at any time during the five year period preceding the date hereof, a "United States real property holding corporation" as defined in Section 897 of the Code and the regulations promulgated thereunder.

     4.14 Customer List. It is understood and agreed by the parties hereto that no representation is being made hereunder that the customers listed on the customer list provided pursuant to Section 4.28(viii) (Additional Disclosure) will become or remain customers of XLI subsequent to the Effective Date.

     4.15 Vendors List. XLI is not aware of any vendor appearing on the vendors list provided pursuant to Section 4.28(ix) (Additional Disclosure) that has refused to (or threatened to refuse to) continue to do business with XLI or has threatened to refuse to do business with XLI after the Merger on the same terms and conditions as XLI did business with such vendors prior to the Effective Date and in no event on terms and conditions less favorable to Oak and Pixel than customary terms and conditions in XLI's industry. To the best knowledge of XLI, no vendor appearing on the vendors list provided pursuant to
Section 4.28(ix) (Additional Disclosure) has the right to terminate any agreement entered into with XLI.

     4.16 Business Changes. Since September 30, 1997, except as otherwise contemplated by this Agreement, XLI has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

          4.16.1 XLI has not sustained any damage, destruction or loss, by reason of fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agent thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity or other event (whether or not covered by insurance) materially and adversely affecting the financial condition, business, assets or operations of XLI.

          4.16.2 There have been no changes in the financial condition, business, assets, operations, obligations or liabilities (fixed or contingent) of XLI which, in the aggregate, have had or may be reasonably expected to have (whether before or after the Effective Time of the Merger) a materially adverse effect on the financial condition, business, assets or operations of XLI.

          4.16.3 XLI has not issued, or authorized for issuance, any equity security, bond, warrant, note, convertible security or other security of XLI, except for shares of XLI Stock issued upon the exercise of the outstanding stock options or the outstanding warrants referenced in Sections 4.2.2 and 4.3.3 (Capitalization), respectively, or accelerated the vesting of any employee stock benefits (including vesting under stock purchase agreements or exercisability of stock options) and XLI has not granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, warrant, note, convertible security or other security of XLI, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise, except for shares of XLI Stock issuable upon the exercise of the outstanding stock options and the outstanding warrants referenced in Sections 4.2.2 and 4.3.3 (Capitalization), respectively.

          4.16.4 XLI has not incurred additional debt for borrowed money, nor incurred any obligation or liability (fixed or contingent), except in the ordinary and usual course of the business of XLI and consistent with past practice.

          4.16.5 XLI has not paid any obligation or liability (fixed or contingent), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit or appeal, pending or threatened against it or any of its assets or properties, except for current liabilities included in the XLI SEC Reports and current liabilities incurred since the date of the XLI SEC Reports in the ordinary and usual course of the business of XLI and consistent with past practice.

          4.16.6 XLI has not declared or made any dividend, payment or other distribution on or with respect to any share of capital stock of XLI, and is not required to declare or accrue any dividend, payment or other distribution with respect to any share of capital stock of XLI.

          4.16.7 XLI has not split, combined or reclassified its capital stock or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock. XLI has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of XLI.

          4.16.8 XLI has not mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, nor has it committed itself to do any of the foregoing, except for liens for current taxes which are not yet due and payable and purchase-money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of business.

          4.16.9 XLI has not disposed of, or agreed to dispose of, any asset or property, tangible or intangible, except in the ordinary and usual course of business, and in each case for consideration at least equal to the fair value of such asset or property, nor has XLI leased or licensed to others (including officers and directors), or agreed so to lease or license, any asset or property, except in the ordinary course of business, nor has XLI discontinued any product line or the production, sale or other disposition of any of its products or services.

          4.16.10 XLI has not purchased or agreed to purchase or otherwise acquire any debt or equity securities of any corporation, partnership, joint venture, firm or other entity; XLI has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business, and no commitment has been made which includes obligations of XLI extending beyond March 31, 1998.

          4.16.11 XLI has not entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business, nor has XLI waived any right of substantial value or canceled any debts or claims or voluntarily suffered any extraordinary losses which individually or in the aggregate would have a materially and adverse effect on the business of XLI.

          4.16.12 XLI has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any XLI Intellectual Property Rights, except in the ordinary course of business and XLI has not amended or modified any existing agreements with respect to the XLI Intellectual Property Rights.

          4.16.13 XLI has not effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

          4.16.14 Except for (i) the increases in wages, salaries and benefits reflected on the employee list provided pursuant to Section 4.28(xvi) (Additional Disclosure) at the rates shown thereon and (ii) normal merit wage, salary and benefit increases for non-senior management employees consistent with XLI's established practices, XLI has not paid or committed itself to pay to or for the benefit of any of its directors, officers, employees or stockholders any compensation of any kind other than wages, salaries and benefits at times and rates in effect prior to September 30, 1997.

          4.16.15 XLI has not effected or agreed to effect any change in its directors or executive management.

          4.16.16 Except as set forth in Section 6.1.3 (Amendment of XLI Certificate of Incorporation), XLI has not effected or committed itself to effect any amendment or modification to its Certificate of Incorporation or Bylaws.

          4.16.17 To the knowledge of XLI, no statute has been enacted nor has any rule or regulation been adopted (whether before or after September 30, 1997) which may reasonably be expected to have a material and adverse effect on the financial condition, business, assets or operations of XLI.

          4.16.18 XLI has not effected any change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates).

          4.16.19  XLI has not revalued any of its assets.

          4.16.20  XLI has not made any loan to any person or entity.

          4.16.21 XLI has not granted any exclusive or royalty free licenses to make, use or sell any XLI Intellectual Property Rights or products since September 30, 1997.

          4.16.22 XLI has not taken or agreed to take, and will not take or agree to take, any of the actions described in Sections 4.16.1 to 4.16.21 above, or any action which would make any of the representations or warranties of XLI contained in this Agreement untrue or incorrect on the Effective Date, or prevent XLI from performing or cause XLI not to perform its covenants hereunder, or result in any of the conditions to the Merger set forth herein not being satisfied.

     4.17 XLI Intellectual Property Rights. XLI owns, or is otherwise licensed or has sufficient rights to use, all XLI Intellectual Property Rights used in the business of XLI, and the same are sufficient to conduct its business as it has been and is now being conducted. All patents, registered trademarks and copyrights held by XLI are valid. There are no claims, disputes, actions, proceedings, suits or appeals pending against XLI or Carley Corporation with respect to any XLI Intellectual Property Rights, and, to the knowledge of XLI, none have been threatened against XLI or Carley Corporation . To the knowledge of XLI, there are no facts or circumstances which would reasonably serve as a basis for any claim (i) that the manufacture, sale or use of any product, or any licensing of XLI Intellectual Property Rights, infringes on any patent, copyright or trade secret, (ii) against the use by XLI of any XLI Intellectual Property Rights or (iii) challenging the ownership or validity of any XLI Intellectual Property Rights. To the knowledge of XLI, there is no unauthorized use, infringement or misappropriation of any XLI Intellectual Property Rights by any third party, including Adam Carley, Leonard Weisberg, Carley Corporation or any employee or consultant, or former employee or consultant, of XLI. Neither XLI nor Carley Corporation has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of trade secrets, patents, trademarks, service marks or copyrights, which has not been finally terminated prior to the date hereof nor does XLI have knowledge of any infringement liability with respect to, or infringement by, XLI or Carley Corporation of any trade secret, patent, trademark, service mark or copyright of another. XLI maintains a trade secret protection program pursuant to which its officers, employees and consultants have been requested to sign a Development and Confidential Information Agreement. Since January 1, 1993 and thereafter, each of the XLI's officers, employees and consultants with access to technical data of XLI has signed such an agreement and each such an agreement remains in full force and effect. To the knowledge of XLI, none of its officers, employees or consultants is in violation of such agreements.

     4.18 Compliance with Law. Except for possible minor exceptions, the curing or non-curing of which would not have a material effect on the financial condition, business, assets or operations of XLI, the business of XLI has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities, including, without limiting the generality of the foregoing, ERISA and all other laws, regulations and orders relating to employment practices and procedures and the health and safety of employees. XLI has not received any notice of alleged violations of the foregoing.

     4.19 Hazardous Materials; Environmental Matters. XLI and the XLI Subsidiaries to the best of XLI's knowledge (i) have obtained all applicable permits, licenses and other authorizations which are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by XLI or the XLI Subsidiaries (or their respective agents);
(ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from XLI's or any of XLI's Subsidiaries (or any of their respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by XLI or the XLI Subsidiaries (or any of their respective agents) thereunder.

     4.20  ERISA and Related Matters.

          4.20.1 The XLI Pension Plans are qualified under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the XLI Pension Plans which could cause the loss of such qualification or exemption or the imposition of any liability or tax under ERISA or the Code.

          4.20.2 Neither XLI nor any Related Party maintains or has ever maintained a pension plan subject to Title IV of ERISA.

          4.20.3 There is no material violation of ERISA or the Code with respect to the filing of applicable statements, reports, documents and notices with the Secretary of Labor or the Secretary of the Treasury or the furnishing of statements, reports, documents and notices to the participants or beneficiaries with respect to the XLI Employee Benefit Plans.

          4.20.4 True, correct and complete copies of the following documents for each XLI Employee Benefit Plan have been made available to Oak or its counsel by XLI: (i) all plan documents and related trust documents, insurance contracts and other documents pursuant to which benefits under such Plans are funded or paid, including all amendments, modifications and supplements thereto, (ii) Forms 5500, financial statements and actuarial reports, if any, for the last three Plan years and any estimates of projected future liabilities, (iii) the last Internal Revenue Service determination letter, (iv) the most recent summary Plan descriptions, (v) all written communications given to all or any specific group of employees and (vi) written descriptions of all oral agreements relating to the Employee Benefit Plans.

          4.20.5 There are no pending claims or lawsuits which have been asserted or instituted against any XLI Employee Benefit Plan, the assets of any of the trusts under such Plans, XLI or a Related Party or against any fiduciary of any Employee Benefit Plan with respect to the operation of such Plans, nor does XLI have knowledge of facts which could form the basis for any such claim or lawsuit.

          4.20.6 All amendments and actions required to have been taken prior to the date hereof to bring the XLI Employee Benefit Plans and the XLI Pension Plans into conformity in all material respects with all of the applicable provisions of ERISA and all other applicable laws have been made or taken.

          4.20.7 Any bonding required with respect to the XLI Pension Plans in accordance with applicable provisions of ERISA has been obtained, and will be in full force and effect until the Effective Time.

          4.20.8 Each XLI Employee Benefit Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable law, and neither XLI (or a Related Party) nor any "party in interest" or "disqualified person" with respect to any such Employee Benefit Plan has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA for which no statutory or administrative exemption exists.

          4.20.9 None of the XLI Employee Benefit Plans which are "welfare benefit plans" within the meaning of Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except as may be required under COBRA or at the expense of the participant or the participant's beneficiary. XLI and each Related Party has complied in all material respects with the notice and continuation requirements of COBRA. There are no commitments, whether contractual in nature or based upon any representation, warranty or other undertaking by XLI which would preclude Oak or Pixel from increasing the cost charged individuals for participating in any continuing medical benefit coverage.

          4.20.10 Neither XLI nor any Related Party has withdrawn in a complete or partial withdrawal from any multi-employer plan within the meaning of
     Section 4001(a)(3) of ERISA prior to the Effective Time. Neither XLI nor any Related Party has contributed to or been obligated to contribute to any multi-employer plan within the meaning of Section 4001(a)(3) of ERISA.

          4.20.11 Nothing expressed or implied in this Agreement shall confer upon any employee of XLI or a Related Party, any beneficiary or dependent of such employee, or upon any legal representative or collective bargaining agent of such employee, or upon any other person not a party to this Agreement any rights or remedies, of any nature or kind whatsoever, under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period or any right to participation or to continued participation in any XLI Employee Benefit Plan or in any compatible arrangement for current or deferred compensation.

          4.20.12 XLI has no arrangements covering employees maintained outside the United States which would be Employee Benefit Plans if they were maintained inside the United States.

     4.21  Employees.

          4.21.1 The officers and directors of XLI are, and except to the extent, if any, that Oak shall be notified of changes, will be immediately prior to the Effective Time, as set forth on the employee list delivered pursuant to Section 4.28(xvi) (Additional Disclosure); such list also sets forth:

             4.21.1.1 The names of all full-time present employees and their annual compensation from XLI (including, without limitation, salaries, bonuses, overrides and commissions) for the present fiscal year (at their present or presently anticipated rates, including bonuses, overrides and commissions);

             4.21.1.2 A list of all employment contracts, bonus, stock option, profit sharing and other agreements, plans, arrangements or authorizations providing for employee remuneration or benefits to which XLI is a party or by which it is bound;

             4.21.1.3 A list of all material consulting, agency and distribution relationships and agreements to which XLI is a party or by where it is bound; and

             4.21.1.4 The names of all persons, if any, holding powers-of-attorney from XLI and a summary statement of the terms thereof. XLI has delivered to Oak copies of all powers-of-attorney set forth in such list.

          4.21.2 Except as they may be modified by judicial doctrines in the Commonwealth of Massachusetts, all of XLI's employment contracts and consulting agreements are terminable at will.

          4.21.3 XLI has not, since December 31, 1996, paid any bonuses, premiums or other unusual payments to its officers, directors, employees or other persons, except as set forth in such employee list.

          4.21.4 Except as disclosed on such employee list, XLI has not made any loans or advances to any employee, officer, director or agent of XLI, except in the ordinary course of business.

          4.21.5 XLI has no contract with, or commitment or liability to, any labor organization or association of employees, or pending or contemplated negotiation with any such organization or association, and no attempt, plan or threat to organize the employees of XLI is pending or, to the best of XLI's knowledge, is threatened or contemplated.

     4.22 Litigation. There is no action, proceeding or investigation pending or, to the best knowledge of XLI, threatened against XLI before any court or administrative agency that might result, either individually or in the aggregate, in any material liability on the part of XLI or in any material and adverse change in the business of XLI or in XLI's ability to carry on its businesses or which questions the validity of this Agreement or any actions taken or to be taken in connection therewith.

     4.23 Material Contracts. All XLI Material Contracts are in full force and effect and are legal, binding and enforceable by XLI. XLI is not in material default under any of such contracts and, to the best of XLI's knowledge, no other party to any such contract is in material default thereunder.

     4.24 Compliance with Other Instruments. XLI is not in violation of any provisions of its Certificate of Incorporation or Bylaws as amended and in effect on the date of this Agreement. XLI is not in violation in any material respect of any provisions of any material instrument or contract to which it is a party, or, to the best of its knowledge, of any provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to XLI. The execution, delivery, and performance of this Agreement will not result in any such violation or be in conflict with or constitute a default under any material contract or agreement to which XLI is a party, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the property or assets of XLI pursuant to any such provision.

     4.25 Government Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designation, declarations or filings with any federal or state governmental authority on the part of XLI required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained prior to, and be effective as of, the Effective Time.

     4.26 Certain Transactions. XLI is not indebted, either directly or indirectly, to any of its officers, directors or stockholders, or their respective spouses or children, in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses; none of said officers, directors, stockholders, or to the best of XLI's knowledge, any members of their immediate families, are indebted to XLI or have any direct or indirect ownership interest in any firm or corporation (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded): (a) with which XLI is affiliated; (b) with which XLI has a business relationship; or (c) or any firm or corporation which competes with XLI. No such officer, director or stockholder, or to the best of XLI's knowledge, any members of their immediate families, is, directly or indirectly, interested in any material contract with XLI excluding options granted under the 1990 Stock Option Plan or the 1992 Stock Option Plan and excluding outstanding warrants. XLI is not a guarantor or indemnitor of any indebtedness of any other person, firm or entity.

     4.27 Brokers or Finders. XLI has not incurred and will not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     4.28 Additional Disclosure. XLI has delivered or made available to Oak or its counsel true and complete copies of:

       (i) the currently effective Certificate of Incorporation and Bylaws of XLI.

       (ii) a complete list of all agreements entered into by XLI, if any, providing for the acquisition of its present business or any portions thereof.

       (iii) a complete list of all federal and other tax returns filed by XLI and any XLI Subsidiary for each of the most recent three (3) fiscal years ended December 31.

       (iv) a list showing (A) the names and addresses of the holders of XLI Common Stock, XLI Preferred Stock, IPO Warrants, Class A Warrants, Private 1995 Warrants, Private 1996 Warrants, the XLI Subordinated Notes, the Representative's Warrant, the Underwriter's Warrant and all outstanding stock options (including designation of any XLI option which is an incentive stock option under Section 422A of the Code), (B) the number of shares of XLI Stock held by, or subject to warrants, convertible notes, convertible securities, options or other rights granted or issued to the holders thereof, (including any IPO Warrants, Class A Warrants, Private 1995 Warrants, Private 1996 Warrants, XLI Subordinated Notes, Representative's Warrant or Underwriter's Warrant), including all adjustments to the number of such shares or shares underlying such warrants, convertible notes, convertible securities, options or other rights (including any IPO Warrants, Class A Warrants, Private 1995 Warrants, Private 1996 Warrants, XLI Subordinated Notes, Representative's Warrant or Underwriter's Warrant), (C) the manner in which such shares, warrants, convertible notes, convertible securities, options or other rights are so held (including any

  IPO Warrants, Class A Warrants, Private 1995 Warrants, Private 1996 Warrants, XLI Subordinated Notes, Representative's Warrant or Underwriter's Warrant), including copies of any XLI stock option or similar plans and a copy of each outstanding warrant agreement, convertible note agreement, convertible security agreement and stock option agreement, and (D) the price payable by each holder thereof in connection with the exercise of any such warrant, convertible note, convertible security, option or other right to purchase shares of XLI Stock (including any IPO Warrants, Class A Warrants, Private 1995 Warrants, Private 1996 Warrants, XLI Subordinated Notes, Representative's Warrant or Underwriter's Warrant).

       (v) a list (including titles) of the current directors and officers of XLI and the XLI Subsidiaries.

       (vi) a list of all jurisdictions in which XLI and any XLI Subsidiary is qualified as a foreign corporation or is licensed to do business, and a complete list of all jurisdictions in which XLI and any XLI Subsidiary is conducting, or has conducted, any business during the last two (2) years.

       (vii) a complete list of all licenses, permits, certificates or other evidences of authority of XLI or any XLI Subsidiary to conduct its business or any part thereof.

       (viii)  a customer list.

       (ix) a list of all vendors of design tools, raw materials, finished goods and other products placed in inventory by XLI.

       (x)  an aged list of all accounts receivable as of December 31, 1997.

       (xi) an aged list of all accounts payable and all other short-term liabilities as of December 31, 1997.

       (xii) a list of all real property in which it has a leasehold interest or other interest, the uses thereof by it, and any material lien, security interest, charge or encumbrance thereon (which list of real property shall include the addresses and (if known) square footage of all properties and, if applicable, the aggregate monthly rental or other fee payable under any lease).

       (xiii) a list setting forth by location all furniture, equipment, automobiles, supplies and other tangible personal property owned by, in the possession of or used by it in connection with its business which has a book value in excess of One Thousand Dollars ($1,000).

       (xiv) a list containing the names of each bank, savings institution or mutual fund in which XLI or any XLI Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto.

       (xv) a list of all outstanding bids, proposals, quotations, sales contracts and other commitments for the sale or license of its products.

       (xvi) a list of all employees of XLI or any XLI Subsidiary including a description of their wages, salaries and benefits, their salary review dates, accrued vacation, accrued sick leave and similar items.

       (xvii) a list of all patents, copyrights, trademarks, trade names, service marks, and any applications therefor, utility models, devices, designs, mask-works, net lists, trade secrets, drawings, schematics, technology, microcode, computer software programs and any and all documentation related to the foregoing list. The list should specify the jurisdictions in which each XLI Intellectual Property Right has issued or been registered or in which an application for such issuance or registration has been filed, including the respective registrations and application numbers.

       (xviii) a list of all Employee Benefit Plans including the XLI Pension Plans.

       (xix) a list of all fire and casualty, property, and directors' and officers' insurance policies maintained by it.

       (xx) a list of all written contracts, personal property leases and other agreements under which XLI or any XLI Subsidiary is bound to pay Fifty Thousand Dollars ($50,000) or more in the aggregate on an annual basis together with the amount of such annual payment (the "XLI Material Contracts").

       (xxi) a complete list of all investments of XLI or any XLI Subsidiary in securities (whether debt or equity), if any, including investments in subsidiaries.

       (xxii) a complete list of any consents or approvals required to be obtained from third parties by XLI or any XLI Subsidiary in order to consummate the Merger, as well as the subsequent merger of XLI with and into Pixel, including any required consents or approvals relating to contracts, licenses, leases and other instruments material to the business of XLI.

       (xxiii) a list of all notes payable and all other long-term liabilities as of December 31, 1997, including, without limitation, all XLI Subordinated Notes.

       (xxiv) a list of all agreements, setting forth the parties, dates of execution and expiration dates, which relate to the XLI Intellectual Property Rights, to which XLI or any XLI Subsidiary is a party or to which any of the XLI Intellectual Property Rights are subject.

       (xxv) a list of all consultants employed by XLI or any XLI Subsidiary since January 1, 1993.

       (xxvi) a list of all liens, encumbrances and security interests encumbering any assets of XLI or any XLI Subsidiary.

     All items delivered as described above in this Section 4.28 are identified by the Section numbers as set forth above and attached hereto as Exhibit "H."

     XLI has made available its Minute Books for inspection by Oak and its counsel. Copies of any documents listed or described in any of the lists, schedules or exhibits referenced in this Section 4.28 (Additional Disclosure) have, if requested by Oak, been furnished to Oak or its counsel. All such documents furnished to Oak are correct and complete copies, and there are no amendments or modifications thereto, except as expressly noted in such list, schedule or exhibit in which such document is referenced. The Minute Books of XLI made available to Oak and its counsel for inspection contain full, complete and accurate records of all meetings and other corporate actions taken by the directors and stockholders of XLI. Any approval or consent of the directors or stockholders of XLI required to be obtained by XLI in connection with any action taken by XLI prior to the date of this Agreement was obtained by XLI in accordance with its Certificate of Incorporation and Bylaws then in effect and the requirements of applicable law. The lists, schedules and exhibits delivered pursuant to this Section 4.28 (Additional Disclosure) are correct and complete on the date of their delivery.

     4.29 Complete Disclosure. To the best of XLI's knowledge, neither this Agreement nor any of the documents delivered to Oak or Pixel by XLI in connection herewith contains any untrue statement of a material fact or omits a statement of any material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

     4.30 Materiality. Representations and warranties in this Section 4 limited to "material" items mean items material to XLI on a consolidated basis.

        SECTION 5.  REPRESENTATIONS AND WARRANTIES OF PARTY STOCKHOLDERS

     Each Party Stockholder represents and warrants to Oak, Pixel and Sub that it has the capacity and authority to enter into this Agreement and to execute and deliver to Oak its Irrevocable Proxy to vote in favor of the adoption of this Agreement, the approval of the Merger and the appointment of the Stockholder Representatives. Each Stockholder Party further represents and warrants to Oak and Pixel that this Agreement and the Irrevocable Proxy, when executed and delivered, will constitute valid and legally binding obligations of such Stockholder Party.

                             SECTION 6.  COVENANTS.

     6.1 XLI Covenants. XLI covenants with Oak, Pixel and Sub, as an inducement to Oak, Pixel and Sub to enter into this Agreement, that:

          6.1.1  Special Meeting; Proxy Statement.

             6.1.1.1 XLI shall prepare, in cooperation with Oak and Pixel, and XLI shall file with the SEC under the Exchange Act preliminary proxy materials for the purpose of soliciting proxies from XLI Stockholders to vote in favor of the adoption of this Agreement, the approval of the Merger and the appointment of the Stockholder Representatives at a special meeting of XLI Stockholders to be called and held for such purpose (the "XLI Special Meeting"). XLI, with the assistance of Oak and Pixel, shall promptly respond to any SEC comments on the proxy materials and shall otherwise use its best efforts to resolve as promptly as practicable all SEC comments to the satisfaction of the SEC. XLI agrees to provide to Oak and Pixel copies of any proxy materials or correspondence related thereto prior to any filing of such proxy materials or correspondence with the SEC.

             6.1.1.2 Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the proxy statement (or the expiration of the ten-day period under Rule 14a-6(a) under the Exchange Act, if no SEC comments are received by such date), XLI shall distribute the proxy statement to the XLI Stockholders and, pursuant thereto, shall call the XLI Special Meeting in accordance with the Delaware General Corporation Law and shall solicit proxies from the XLI Stockholders to vote in favor of the adoption of this Agreement, the approval of the Merger and the appointment of the Stockholder Representatives at the XLI Special Meeting.

             6.1.1.3 XLI shall comply with all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the proxy statement, the solicitation of proxies thereunder, and the calling and holding of the XLI Special Meeting. Without limiting the foregoing, XLI shall ensure that the proxy statement does not, as of the date on which it is distributed to XLI Stockholders, and as of the date of the XLI Special Meeting, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that XLI shall only be responsible for the accuracy and completeness of information relating to XLI or furnished by XLI in writing for inclusion in the proxy statement).

             6.1.1.4 XLI, acting through its Board of Directors, shall include in the proxy statement the recommendation of its Board of Directors that the XLI Stockholders vote in favor of the adoption of this Agreement, the approval of the Merger and the appointment of the Stockholder Representatives, and shall otherwise use its best efforts to obtain the requisite stockholder approval.

             6.1.1.5 The proxy statement shall comply with the notice provisions of Section 262(d) of the Delaware General Corporation Law.

          6.1.2 Appraisal Matters. Upon such approval of this Agreement, the Merger and the appointment of the Stockholder Representatives by the XLI Stockholders, XLI shall, within ten (10) days after the Effective Date, mail to each stockholder entitled thereto under Section 262(d)(1) of the Delaware General Corporation Law a notice of that the Merger has become effective. XLI shall deliver to Oak and Pixel, on the first business day after the XLI Special Meeting, a certificate of the Secretary of XLI (the "XLI Certificate of Objections") stating the number of shares of XLI Stock as to which written demands for appraisal were filed in accordance with the Delaware General Corporation Law. The XLI Certificate of Objections shall include the names and mailing addresses of the XLI Stockholders who shall have filed written demands for appraisal.

          6.1.3 Amendment of XLI Certificate of Incorporation. XLI agrees to solicit from the XLI Stockholders waivers of certain provisions of the XLI Certificate of Incorporation as requested by Oak or Pixel, including without limitation waivers of the dividend and liquidation provisions set forth therein in exchange for the Consideration set forth in this Agreement.

          6.1.4 Notice of Default or Claim. XLI will give prompt written notice to Oak and Pixel of any notice of default received by it subsequent to the date of this Agreement and prior to the Effective Time of the Merger under any instrument or agreement to which XLI is a party or by which it is bound, and of the assertion of any claim which, if upheld, would render inaccurate any representation of XLI herein.

          6.1.5 No Solicitation. Subject to this Section 6.1.5, XLI and the Party Stockholders shall not, and XLI shall use its best efforts to cause its Related Parties and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) solicit, initiate or knowingly encourage discussions or negotiations with any person or entity (other than Oak or Pixel) concerning any merger, consolidation, sale of material assets, tender offer (including a self-tender offer), recapitalization, accumulation of XLI Stock, proxy solicitation or other business combination involving XLI, any XLI Subsidiary or any division of XLI or of any XLI Subsidiary ("XLI Transaction Proposal") or (b) provide any non-public information concerning the business, properties or assets of XLI or any XLI Subsidiary to any person or entity (other than Oak or Pixel). Notwithstanding anything to the contrary contained in the immediately preceding sentence, XLI shall not be prohibited from (x) furnishing information pursuant to a written confidentiality agreement to a third party who has initiated contact with XLI regarding a bona fide unsolicited XLI Transaction Proposal under circumstances not constituting a breach of the provisions of clause (a) of this Section 6.1.5 (a "Permitted XLI Contact"), (y) engaging in discussions or negotiations with a third party who has initiated a Permitted XLI Contact regarding an XLI Transaction Proposal or (z) following receipt of an XLI Transaction Proposal taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to its stockholders, but in each case referred to in the foregoing clauses (x) through (z) only to the extent that the Board of Directors of XLI shall have concluded in good faith in the exercise of its fiduciary duties, after consultation with its outside counsel and financial advisor, that such actions are more likely than not to result in a bona fide XLI Transaction Proposal, the terms of which would be more favorable to XLI Stockholders than the Merger (a "Superior XLI Proposal"). XLI shall immediately notify Oak and Pixel of and shall disclose to Oak and Pixel all details of, any inquiries, discussions or negotiations of the notice described in this
     Section 6.1.5, and if XLI receives an XLI Transaction Proposal, XLI shall within one business day of its receipt of such proposal inform Oak and Pixel of the terms and conditions of such proposal and identity of the person making it. Immediately from and after the date of this Agreement, XLI shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any XLI Transaction Proposal. Any confidentiality agreement entered into with any person or entity (other than Oak or Pixel) in accordance with the provisions of this Section 6.1.5 shall require that any non-public information concerning the business, properties or assets of XLI or any XLI Subsidiary shall be kept confidential by the recipient of such information, shall not be used by the recipient of such information other than for purposes of conducting a due diligence investigation of XLI, and shall be returned to XLI upon consummation of the Merger pursuant to this Agreement.

          6.1.6 Access. XLI shall, between the date hereof and the Effective Date, give Oak's and Pixel's representatives full access, during normal business hours and upon reasonable notice, to all of XLI's assets, properties, books, records, agreements and commitments, and furnish Oak's and Pixel's representatives during such period with all such information concerning XLI affairs as Oak and Pixel may reasonably request; provided, however, that Oak and Pixel and their Related Parties and agents will hold in strict confidence all documents and information concerning XLI so furnished, and, if the transactions contemplated in this Agreement shall not be consummated, such confidence shall be maintained and all such documents shall immediately thereafter be returned to XLI.

          6.1.7 Conduct of Business of XLI Pending the Merger. XLI covenants and agrees that, between the date of this Agreement and the Effective Time, XLI shall, and XLI shall cause the business of any XLI Subsidiary to be conducted only in, and XLI and the XLI Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and XLI shall use all reasonable efforts to preserve substantially intact the business organization of XLI and the XLI Subsidiaries, to keep available the services of the present officers, employees and consultants of XLI and the XLI Subsidiaries, and to preserve the present relationships of XLI and the XLI Subsidiaries with customers, suppliers and other persons with which XLI or any XLI Subsidiary has significant business relations. XLI and the Party Stockholders further consent and agree that XLI shall refrain from taking any action prior to the Effective Time that would result in a breach by XLI of any representation or warranty contained in Section 4.16 (Business Changes).

          6.1.8 Notice Delivery Requirements. XLI shall timely provide any notices required to be delivered by XLI to holders of XLI Stock or outstanding stock options, warrants, convertible notes, convertible securities or other rights with respect to the transactions described herein (including, without limitation, any notices required to be given to holders of outstanding IPO Warrants, Class A Warrants, Private 1995 Warrants, Private 1996 Warrants or XLI Notes), under the terms of the agreements governing the same.

          6.1.9 Cooperation of XLI. XLI shall cooperate with Pixel in obtaining any consents or approvals of third parties relating to contracts, licenses, leases and other instruments material to the business of XLI, including any consents or approvals required in connection with the merger of XLI into Pixel. XLI further covenants and agrees to execute and deliver or cause to be executed and delivered all deeds and instruments of assignment requested by Oak or Pixel, including instruments of assignment for any patent, trademark or copyright of XLI, and to take or cause to be taken such further or other action as Oak or Pixel may deem necessary or desirable in order to vest in and confirm to Pixel title to and possession of any property of XLI acquired or to be acquired by Pixel in connection with the merger of XLI with and into Pixel, and otherwise to carry out the intent and purpose of such merger.

     6.2 Oak, Pixel and Sub Covenants. Oak, Pixel and Sub covenant with XLI, as an inducement to enter into this Agreement, that:

          6.2.1 Sub Authorization. Prior to the Effective Date, Pixel, as sole stockholder of Sub, will take all action necessary or advisable for the consummation of the Merger by Sub and the carrying out by Sub of the transactions contemplated hereby.

          6.2.2 Maintenance of XLI Operations. Until the earlier of December 31, 2000 or payment in full by Oak of the amount of Contingent Cash due to the XLI Stockholders under Section 2.4.4 (Contingent Cash), XLI shall be maintained as a subsidiary or a separate division of Pixel. In addition, Oak and Pixel agree that until such time as Oak's obligations under Section
     2.6 (Payment of Contingent Cash) have terminated, separate income statement and financial ledgers will be maintained with respect to the operations of XLI and the calculation of Gross XLI Product Revenues. During the term of the employment of D'Amelio pursuant to the Employment Agreement to be entered into by and between Pixel and D'Amelio, D'Amelio shall submit to the President of Pixel for the review and approval of Pixel, prior to any funding of XLI operations by Pixel, an operating budget for XLI for each calendar quarter of XLI; provided, however, that nothing contained in this
     Section 6.2.2 (Maintenance of XLI Operations) or in any such operating budget shall obligate Pixel to fund the operations of XLI.

          6.2.3  Payment by Oak of Certain XLI Accounts Payable.  Subject to
     Section 9 (Post-Closing Adjustment), Oak covenants and agrees to pay within thirty (30) days following the Effective Date those accounts payable of XLI set forth on Exhibit "I" hereto; provided, however, that Oak shall have no obligation to pay any amounts due with respect to the XLI Subordinated Notes, unless XLI shall have entered into written agreements with the holders of such XLI Subordinated Notes, prior to the Effective Date, providing for payment to such XLI Subordinated Note holders solely of amounts of principal due with respect to such XLI Subordinated Notes, and acknowledging forgiveness of any interest due on the principal amount of such XLI Subordinated Notes or any penalties due under the terms of such Subordinated Notes.

          6.2.4 Oak Options. On the first business day of the first month after the Effective Date Oak shall submit to the Compensation Committee of its Board of Directors a request that Oak grant XLI's eligible employees options to purchase Oak Common Stock under the Oak 1994 Stock Option Plan in accordance with the guidelines adopted by such Committee for the granting of stock options.

                       SECTION 7.  CONDITIONS TO MERGER.

     7.1 Conditions to Each Party's Obligations to Effect the Transaction. The respective obligations of each party to effect the transaction shall be subject to the satisfaction on or prior to the Effective Date of the following conditions:

          7.1.1 Stockholder Approval. The transaction shall have been approved and adopted by the required affirmative vote or written consent of the stockholders of Sub and XLI, and, if outstanding, any other voting securities of Sub and XLI required to vote on the transaction.

          7.1.2 Government Approval. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

          7.1.3 Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transaction shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against XLI, Oak or Pixel of substantial damages if the transaction is consummated, shall be pending which, in the good faith judgment of XLI's, Oak's or Pixel's Board of Directors (acting upon advice of their respective outside counsel) has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such order or injunction lifted.

          7.1.4 Statutes. No statute, rule or regulation shall have been enacted by the government of the United States or any state or agency thereof which would make the consummation of the transaction illegal.

          7.1.5 Carley Corporation. The parties shall have agreed on a mutually acceptable satisfaction of XLI's obligations to Carley Corporation pursuant to that certain Agreement dated January 15, 1990 between Carley Corporation and XLI, as amended by the First, Second, Third, Fourth and Fifth Agreement Amendments thereto (the "Existing Carley Agreement"), and Pixel shall have entered into an agreement with Carley Corporation, the terms of which are satisfactory to Oak and Pixel in their sole discretion. Pixel shall pay Five Hundred Thousand Dollars ($500,000) of XLI's obligations to Carley Corporation provided that the royalty rates specified in Section 4 of the Fifth Agreement Amendment are reduced from fifteen percent (15%) to eleven percent (11%) as of the Effective Time.

     7.2 Conditions to Oak's, Pixel's and Sub's Obligations. The obligations of Oak, Pixel and Sub under this Agreement are subject to the fulfillment on or before the Effective Date of each of the following conditions:

          7.2.1 Representations and Warranties. The representations and warranties of XLI contained in Section 4 (Representations and Warranties of XLI) shall be true on and as of the Effective Date with the same force and effect as if they had been made at the Effective Date.

          7.2.2 Performance of Obligations of XLI. XLI shall have performed in all material respects all obligations required to be performed by it prior to the Effective Date, and Oak and Pixel shall have received a certificate signed by the President and by the Chief Financial Officer of XLI to such effect. Such certificate shall attach or reference all of the lists and schedules delivered by XLI to Oak pursuant to Section 4.28 (Additional Disclosure) and shall describe any amendments or changes to such lists or schedules after the date of their delivery.

          7.2.3 Opinion of XLI's Counsel. Oak and Pixel shall have received an opinion dated the Effective Date of Warner & Stackpole LLP, counsel to XLI, substantially in the form of Exhibit "J" attached hereto.

          7.2.4 Non-Compete and Confidentiality Agreements. Each Party Stockholder, and any employee of XLI who holds, or will hold immediately prior to the Effective Time, any shares of the capital stock of XLI, shall have executed and delivered to Oak and Pixel Non-Compete Agreements, substantially in the form of Exhibit "K" attached hereto, and any employees of XLI who become employees of Pixel shall have executed and delivered to Oak Confidentiality Agreements, substantially in the form of Exhibit "L" attached hereto.

          7.2.5 Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to Oak's and Pixel's counsel.

          7.2.6 No Material Adverse Changes. The business, properties or operations of XLI shall not have been adversely affected in any material way as a result of any fire, accident or other casualty or any labor disturbance or act of God. There shall not have occurred any material adverse change since September 30, 1997 in the business, properties, results of operations or business or financial condition or prospects of XLI. The consequences of any action or of actions not taken by XLI at the specific written request of Oak or Pixel, which otherwise would not have been in the usual and ordinary course of business of XLI, shall not be deemed to be a material adverse event of XLI.

          7.2.7 Conditions Fulfilled. Oak and Pixel shall have received a certificate of the President of XLI to the effect that all conditions in this Section 7.2 (Conditions to Oak's, Pixel's and Sub's obligations) to Oak's, Pixel's and Sub's obligations under this Agreement have been satisfied or waived by Oak, Pixel and Sub.

          7.2.8 Board and Stockholder Resolutions. Oak and Pixel shall have received resolutions of the Board of Directors of XLI approving this Agreement and the transactions contemplated herein and resolutions of XLI's Stockholders approving this Agreement, the Merger and appointing the Stockholder Representatives, certified by the Secretary of XLI.

          7.2.9 Appraisal Rights. The holders of no more than two percent (2%) of all shares of the capital stock of XLI shall have requested appraisal of their shares under Section 262 of the Delaware General Corporation Law.

          7.2.10 Third-Party Approvals. Any and all consents or approvals required from third parties relating to contracts, licenses, leases and other instruments, material to the business of XLI shall have been obtained, including consents and approvals required to be obtained in connection with the merger of XLI with and into Pixel.

          7.2.11 XLI Stock and Share Equivalents. Oak and Pixel shall have received a certificate signed by the President and by the Chief Financial Officer of XLI to the effect that there are no options, warrants, convertible notes, convertible securities or other rights to acquire shares of the capital stock of XLI outstanding as of the Effective Time, other than the XLI Warrants. Such certificate shall attach a list of the names and addresses of the holders of XLI Warrants, the number of shares of XLI Common Stock (including any shares of XLI Common Stock into which shares of XLI Preferred Stock are convertible) purchasable under the XLI Warrants held by each holder immediately prior to the Effective Time, the exercise price payable by each holder of XLI Warrants immediately prior to the Effective Time and the date of expiration of each XLI Warrant. Such certificate shall also attest to the number of shares of XLI Common Stock outstanding immediately prior to the Effective Time, including the number of shares of XLI Common Stock into which the shares of XLI Preferred Stock are convertible at the Effective Time, and shall include a list of such holders of XLI Common Stock and XLI Preferred Stock, their addresses of record and the number of shares of XLI Common Stock held by such holders, including holders of shares of XLI Preferred Stock that are convertible into shares of XLI Common Stock at the Effective Time.

          7.2.12 Resignation of XLI Directors and Officers. Oak and Pixel shall have received written resignations from the XLI directors and officers, stating that such directors' and officers' resignations shall be effective as of the Effective Time.

          7.2.13 Bank Accounts. The persons authorized to draw on the accounts maintained by XLI or any XLI Subsidiary at any bank, savings institution or mutual fund shall have been approved by Oak and Pixel, and all documentation required to effect any change in such authorization shall have been completed to Oak's and Pixel's reasonable satisfaction.

          7.2.14 Employment Agreements. Each of D'Amelio and Allen shall have executed and delivered to Pixel his Employment Agreement, and any employment agreement entered into by and between D'Amelio and XLI or Allen and XLI prior to the Effective Date shall have been terminated and be of no further force or effect; provided, further, that, except as set forth in Exhibit "I" to this Agreement, no amounts payable with respect to bonus, severance or other similar amounts under the terms of any employment agreement entered into by and between D'Amelio and XLI or Allen and XLI prior to the Effective Date shall be paid to D'Amelio or Allen in connection with the termination of any such employment agreement.

          7.2.15 XLI Subordinated Notes. The XLI Subordinated Notes shall have been amended to provide for the elimination of all interest due on the principal amounts outstanding under the XLI Subordinated Notes and the elimination of all prepayment penalties due in connection with the payment in full of the XLI Subordinated Notes.

          7.2.16 Exercise of Private Warrants All Private Warrants shall have been exercised on or prior to the Effective Date; provided, however, that the exercise of any Private Warrant may be conditioned upon closing of the Merger pursuant to this Agreement.

     7.3 Conditions to XLI's Obligations. The obligations of XLI under this Agreement are subject to the fulfillment on or before the Effective Date of each of the following conditions:

          7.3.1 Representations and Warranties. The representations and warranties of Oak contained in Section 3 (Representations and Warranties of Oak) shall be true on and as of the Effective Date with the same force and effect as if they had been made at the Effective Date.

          7.3.2 Performance of Obligations of Oak and Pixel. Oak and Pixel shall have performed all obligations required to be performed by them prior to the Effective Date, and XLI shall have received a certificate signed by the President or the Chief Financial Officer of Oak or Pixel to such effect.

          7.3.3 Opinion of Oak's Counsel. XLI shall have received an opinion dated the Effective Date of Tomlinson Zisko Morosoli & Maser LLP, counsel to Oak and Pixel, substantially in the form of Exhibit "M" attached hereto.

          7.3.4 Satisfactory Form of Legal Matters. The form, scope and substance of all legal matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to counsel to XLI.

          7.3.5 Conditions Fulfilled. XLI shall have received a certificate signed by the President or the Chief Financial Officer of Oak or Pixel to the effect that all conditions in this Section 7.3 (Conditions to XLI's obligations) to XLI's obligations under this Agreement have been satisfied or waived by XLI.

          7.3.6 Board and Stockholders Resolutions. XLI shall have received resolutions of the Oak and Pixel Boards of Directors approving this Agreement and the transactions contemplated herein certified by their respective Secretaries and resolutions of Sub's stockholder approving the Merger, certified by the Secretary of Sub.

          7.3.7 Employment Agreements. Pixel shall have executed and delivered to D'Amelio and Allen the Employment Agreements.

                 SECTION 8.  TERMINATION; AMENDMENT AND WAIVER.

     8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date (whether before or after approval of the stockholders of Sub or XLI or both):

          8.1.1 by mutual consent of the respective Boards of Directors of Oak, Pixel, Sub and XLI.

          8.1.2  by Oak, Pixel and Sub if any of the conditions set forth in
     Section 7.1 (Conditions to Each Party's Obligations to Effect the Transaction) or 7.2 (Conditions to Oak's, Pixel's and Sub's Obligations) hereof shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become incapable of fulfillment, and shall not have been waived on or before March 31, 1998.

          8.1.3 by XLI if any of the conditions set forth in Section 7.1 (Conditions to Each Party's Obligations to Effect the Transaction) or 7.3 (Conditions to XLI's Obligations) hereof shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become incapable of fulfillment, and shall not have been waived on or before March 31, 1998.

          8.1.4 by any of Oak, Pixel, Sub or XLI if any action or proceeding before any court or other governmental body or agency shall have been instituted or threatened to restrain, modify or prohibit the Merger.

          8.1.5 by Oak, Pixel or Sub if, in the opinion of the Board of Directors of Oak, Pixel or Sub evidenced by a certified copy of resolutions of such Board filed with the other parties to this Agreement, the Merger is impractical or undesirable by reason of the fact that demands of Dissenting Stockholders of XLI to this Agreement for purchase of their shares are so great in amount as to render the Merger inadvisable.

          8.1.6 by Oak, Pixel, Sub or XLI if the Statutory Certificate of Merger shall not have been filed with the Secretary of State of the State of Delaware and if the Merger shall not have become effective, on or before March 31, 1998 (or such other later date as of the Boards of Directors of Oak, Pixel, Sub and XLI shall mutually approve).

          8.1.7 by XLI if prior to the consummation of the Merger (i) XLI receives a bona fide written XLI Transaction Proposal from a third party,
     (ii) the Board of Directors of XLI determines in good faith pursuant to
     Section 6.1.5 (No Solicitation) that such XLI Transaction Proposal is a Superior XLI Proposal and (iii) XLI has provided Oak and Pixel with at least five (5) business days' prior written notice of such XLI Transaction Proposal, including a copy thereof, and of the determination of its Board of Directors referred to in clause (ii) above; provided, however, that a condition to the effectiveness of the termination of this Agreement and the abandonment of the Merger pursuant to this subsection 8.1.7 is the payment to Oak, as liquidated damages, the amount of the Termination Fee in same day funds. Such payment shall be made by wire transfer to an account designated by Oak. At Oak's sole option and upon written notice to XLI, the amount of the Termination Fee payable by XLI to Oak may be reduced by the amount of any royalties or other payments due to XLI by Oak or Pixel under the Technology License and Supply Agreement entered into between Pixel and XLI. The parties agree that the Termination Fee is a reasonable sum considering all the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Oak and Pixel that reasonably could be anticipated and the anticipation that proof of actual damages would be costly or incorrect.

          8.1.8 by Oak for any reason, other than as provided in Sections 8.1.1, 8.1.2, 8.1.4, 8.1.5 or 8.1.6 above, upon payment to XLI, as liquidated damages, the amount of the Termination Fee in same day funds. The parties agree that the Termination Fee is a reasonable sum considering all the circumstances existing as of the date of this Agreement, including the relationship of the sum to the range of damage to XLI that reasonably could be anticipated and the anticipation that proof of actual damages would be costly or incorrect.

     8.2 Effect of Termination. In the event that this Agreement is terminated and the Merger herein abandoned as described above, this Agreement (except Sections 1 (Definitions), 6.1.6 (Confidentiality), 8 (Termination; Amendment and Waiver) and 12 (Miscellaneous) hereof) shall become void and of no force and effect, without any liability on the part of any of the parties hereto (or their respective stockholders, directors, officers or attorneys) under this Agreement; provided that such termination shall not affect any existing agreement between any of the parties hereto, including, without limitation, the Technology License and Supply Agreement between Pixel and XLI, except as provided in Sections 8.1.7 and 8.1.8 above.

     8.3  Amendment and Waiver.

          8.3.1 Oak, Pixel, Sub and XLI may, by written agreement among them authorized by their respective Boards of Directors, amend this Agreement or the Statutory Certificate of Merger at any time prior to the Effective Date, provided that, after the earlier of the Sub or XLI stockholders consents, no amendment shall be made that changes the terms of this Agreement or the Statutory Certificate of Merger in a way that is materially adverse to the stockholders who have approved the transactions, unless such amendment is approved by such stockholders. Any amendment to this Agreement entered into subsequent to the Effective Date shall be approved by the Stockholder Representatives instead of by XLI or the stockholders of XLI.

          8.3.2 Any condition to the performance of Oak, Pixel, Sub or XLI which may legally be waived at or prior to the Effective Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by the Board of Directors of the waiving party.

                      SECTION 9.  POST-CLOSING ADJUSTMENT.

     9.1 Post-Closing Audit. Oak shall have thirty (30) days following the Effective Date to conduct an audit ("Post Closing Audit") of the Closing Balance Sheet of XLI. At Oak's sole option, Oak may consult with KPMG Peat Marwick, or such other accountants as are acceptable to Oak, in performing such Post-Closing Audit. Such Post-Closing Audit shall be conducted in accordance with generally accepted accounting principles applied on a consistent basis as of the date of XLI's Closing Balance Sheet.

     9.2  Contingent Cash Adjustment.  If the audit performed pursuant to
Section 9.1 (Post-Closing Audit) establishes that the Net Deficit of XLI as of the date of the Closing Balance Sheet is greater than Eight Hundred Twenty-Five Thousand Dollars ($825,000) then the amounts otherwise payable under Section 2.6 above (Payment of Contingent Cash) shall be reduced by the amount of such shortfall (a "Contingent Cash Adjustment"). Written notice of any Contingent Cash Adjustment shall be provided to the Stockholder Representatives promptly following Oak's receipt of the Post-Closing Audit.

                   SECTION 10.  NON-RECOURSE INDEMNIFICATION.

     10.1 Indemnity. All XLI Stockholders, effective on the Effective date, and, in the case of any holders of XLI Warrants who become XLI Stockholders (as such term is defined in Section 1.72 hereof), effective as of the date such holders of XLI Warrants become XLI Stockholders (collectively referred to hereafter as the "Indemnifying Stockholders"), agree, jointly and severally, to indemnify and hold Oak and Pixel harmless against all claims, losses, liabilities, damages, deficiencies, costs, interest, penalties and expenses, including reasonable attorneys' fees and expenses of investigation (hereafter individually a "Loss" and collectively "Losses") incurred by Pixel or Oak as a result of (i) any inaccuracy of a representation or breach of any warranty contained herein or in any schedule, exhibit or other document delivered pursuant hereto by XLI or the Stockholder Representatives, (ii) any failure of XLI or the Stockholder Representatives to perform or comply with any covenant contained herein or in any schedule, exhibit or other document delivered pursuant hereto, or (iii) any inaccuracy in any certificate or other information delivered by XLI or the Stockholder Representatives pursuant to Section 7.2.11 of this Agreement (XLI Stock and Share Equivalents), Section 4.4.2 of the Escrow Agreement or Section 4 of the Exchange Agreement. In addition, the Indemnifying Stockholders agree, jointly and severally, to indemnify and hold Oak and Pixel harmless against all losses which may be sustained or incurred by Pixel, its subsidiaries, affiliates, sublicensees or customers as a result of any claim or claims that any Carley Technology, any documentation, any product (to the extent of the Carley Technology or documentation contained therein or practiced thereby) or any Carley Right infringes or violates any patent, copyright, trade secret or other proprietary right of any third party. Payments with respect to XLI Dissenting Stockholders shall not constitute a "Loss" hereunder. The term "Loss" shall not include any changes to the financial statements (including balance sheet valuations) of XLI caused by a change in accounting methods used after the Effective Time of the Merger as opposed to those used by XLI before the Effective Time of the Merger. This limitation of the definition of Loss shall not apply to Losses caused as a result of XLI's failure to prepare the financial statements of XLI in accordance with generally accepted accounting principles consistently applied.

     10.2 Threshold. Notwithstanding anything herein to the contrary, the Indemnifying Stockholders shall be liable and shall be obligated with respect to the indemnity provided herein only to the extent that claims individually or in the aggregate exceed Fifty Thousand Dollars ($50,000), provided that once such claims exceed Fifty Thousand Dollars ($50,000), the Indemnifying Stockholders shall be responsible for the first Fifty Thousand Dollars ($50,000) of such claims.

     10.3 Defense. Oak and Pixel agree to give the XLI Stockholder Representatives written notice of any claim or assertion of which they have knowledge concerning any liability as to which they may request indemnification hereunder. Each party will cooperate with the other in determining the validity of any such claim or assertion. Upon obtaining knowledge of the institution of any action, proceeding or other event which could give rise to a claim of indemnity pursuant to this Section 10, Oak or Pixel shall promptly give written notice to the XLI Stockholder Representatives. If such claim or demand relates to a claim or demand asserted by a third party, the XLI Stockholder Representatives shall have the right at their expense to employ counsel to defend such claim or demand and Oak and Pixel shall have the right, but not the obligation, to participate in the defense of any such claim or demand. So long as the XLI Stockholder Representatives are defending such claim or demand in good faith, Oak and Pixel will not settle such claim or demand without the consent of the XLI Stockholder Representatives, which consent shall not be unreasonably withheld. Oak and Pixel shall make available to the XLI Stockholder Representatives all records and other materials reasonably required by them in contesting a claim or demand asserted by a third party against Oak or Pixel and shall cooperate in the defense thereof.

     10.4 Term. The indemnity obligations of the Indemnifying Stockholders shall survive the Effective Date and shall remain in effect until the later of March 31, 2001 or the date on which the final payment of any Contingent Cash is payable pursuant to Section 2.6 (Payment of Contingent Cash).

     10.5  Non-Recourse Indemnity.  With respect to amounts due under this
Section 10 (Non-Recourse Indemnification), Oak and Pixel shall have no recourse against the XLI Stockholders personally and Oak and Pixel shall be entitled solely to a right of set-off against amounts otherwise payable under Section 2.6 (Payment of Contingent Cash). It is the intent of the parties that the sole recourse of Oak and Pixel with respect to amounts due under this Section 10 (Non-Recourse Indemnification) shall be to withhold payments otherwise due to the XLI Stockholders as part of the Contingent Cash payments under Section 2.6 (Payment of Contingent Cash). Oak and Pixel shall not have recourse to amounts already paid to the XLI Stockholders under Section 2.6 (Payment of Contingent
Cash), but shall be entitled to withhold payments otherwise due to the XLI Stockholders in the future as Contingent Cash under Section 2.6 (Payment of Contingent Cash).

      SECTION 11.  PROVISIONS RELATING TO THE STOCKHOLDER REPRESENTATIVES.

     11.1 Appointment of Stockholder Representatives. By virtue of the affirmative vote approving the Merger and this Agreement, the XLI Stockholders shall irrevocably appoint the Stockholder Representatives to act as attorneys-in-fact of the XLI Stockholders with authority to make all decisions on behalf of the Stockholders with respect to any matters upon which the Stockholder Representatives are authorized to act under this Agreement, including without limitation, any payments to be made under Section 2.6 (Payment of Contingent Cash), any adjustments thereto under this Agreement, any claims for indemnification under Section 10 (Non-Recourse Indemnification) and any amendments to this Agreement under Section 8.3.1 hereof, and any decisions of the Stockholder Representatives with respect to any of such matters shall be final and binding on the XLI Stockholders as if expressly confirmed in writing by each of them.

     11.2 Actions and Instructions of Stockholder Representatives. Any action required to be taken, or notice or instructions required to be given, to Oak, the Escrow Agent or the Exchange Agent under this Agreement, the Escrow Agreement or the Exchange Agreement may be taken or given by a majority of the Stockholder Representatives; provided, however, that less than a majority of the Stockholder Representatives may take such action or give such notice or instructions upon delivery to Oak, the Escrow Agent or the

Exchange Agent, as the case may be, of a notice signed by a majority of the Stockholder Representatives stating that any action may be taken and any notice or instructions may be given to Oak, the Escrow Agent or the Exchange Agent, as the case may be, by the number of Stockholder Representatives specified in such notice. If for any reason there is only one Stockholder Representative at any time, then Oak, the Escrow Agent and the Exchange Agent, as the case may be, shall be entitled to rely on any action taken by, or notice or instructions given by, such Stockholder Representative. Written notice of any resignation or removal of a Stockholder Representative, or any appointment of a successor Stockholder Representative, shall be promptly provided to Oak, the Escrow Agent and the Exchange Agent.

                          SECTION 12.  MISCELLANEOUS.

     12.1 Governing Laws. IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INTERNAL LAWS OF THE STATE OF DELAWARE, U.S.A. (IRRESPECTIVE OF ITS CHOICE OF LAW PRINCIPLES) SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO. THE PARTIES HEREBY EXCLUDE THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS FROM THIS AGREEMENT.

     12.2 Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto. This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto.

     12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     12.4 Entire Agreement. This Agreement and the Technology License and Supply Agreement, the exhibits and schedules hereto and thereto, the documents referenced herein and therein, and the exhibits and schedules thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

     12.6 Expenses. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto, including without limitation fees to investment bankers, lawyers, accountants and appraisers. Such expenses will have been accrued, but not necessarily paid, by XLI, by the date of the Closing Balance Sheet.

     12.7 Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

     12.8 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     12.9 Notices. Whenever any party hereto desires or is required to give any notice, demand or request with respect to this agreement, each such communication shall be in writing and shall be given or made by, telecopy, telegraph, cable, mail or other delivery and telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the addresses specified below:

XLI:                                              Xerographic Laser Images Corporation
                                                  101 Billerica Avenue
                                                  5 Billerica Park
                                                  North Billerica, MA 01862
                                                  Attn:  Mr. Anthony D. D'Amelio
                                                  Telecopier: (978) 670-8835

If to XLI, with a copy to:                        Warner & Stackpole LLP
                                                  75 State Street
                                                  Boston, MA 02109
                                                  Attn:  Michael A. Hickey, Esq.
                                                  Telecopier:  (617) 951-9151

Party Stockholders:                               To the addresses set forth on the signature pages
                                                  hereto.

Stockholder Representatives:                      c/o Xerographic Laser Images
                                                  101 Billerica Avenue
                                                  5 Billerica Park
                                                  North Billerica, MA 01862
                                                  Attn:  Mr. Anthony D. D'Amelio
                                                  Telecopier:  (978) 670-8835

Oak, Pixel or Sub:                                Oak Technology, Inc.
                                                  139 Kifer Court
                                                  Sunnyvale, CA 94086
                                                  Attn:  Shawn M. Soderberg, General Counsel
                                                  Telecopier:  (408) 774-5337

If to Oak, Pixel or Sub,                          Tomlinson Zisko Morosoli & Maser, LLP
  with a copy to:                                 200 Page Mill Road, Second Floor
                                                  Palo Alto, CA 94306
                                                  Attn:  Timothy Tomlinson, Esq.
                                                  Telecopier:  (650) 324-1808

     Except as may be otherwise provided elsewhere in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier with verified receipt by the receiving telecopier, when delivered to the telegraph or cable office, when personally delivered, or in the case of a mailed notice, five (5) days after being deposited in the United States certified or registered mail, postage prepaid. Any party may change its address for such communications by giving notice thereof to the other parties in conformance with this Section 12.9 (Notices).

     12.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. A reference in this Agreement to any Section shall include a reference to every Section the number of which begins with the number of the Sections to which reference is specifically made (e.g., a reference to Section 5.8 shall include a reference to Sections 5.8.1 and 5.8.2.1). The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

     12.11 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

     12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party, to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

     12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended nor shall be interpreted to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or Related Party of any party hereto or any other person; unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

     12.14 Obligations to Employees. XLI, Pixel and Oak hereby acknowledge that none of such parties will, on the Effective Date, have any employment obligations to any officer, director or employee of any of them extending beyond the Effective Date except as set forth in a writing signed by an officer of the party to be bound.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below and this Agreement shall be effective as of the date first hereinabove written.

                                            OAK TECHNOLOGY, INC.

Date:             1/29/98

------------------------------------
                                            By:  /s/ David Tsang

                                              ----------------------------------

                                              DAVID TSANG

                                              CHIEF EXECUTIVE OFFICER

                                            OTI ACQUISITION CORPORATION

Date:             1/29/98

------------------------------------
                                            By:  /s/ Peter D. Besen

                                              ----------------------------------

                                              PETER D. BESEN

                                              PRESIDENT

                                            PIXEL MAGIC, INC.

Date:             1/29/98

------------------------------------
                                            By:  /s/ Peter D. Besen

                                              ----------------------------------

                                              PETER D. BESEN

                                              PRESIDENT

                                            XEROGRAPHIC LASER IMAGES CORPORATION

Date:             1/29/98

------------------------------------
                                            By:  /s/ Anthony D. D'Amelio

                                              ----------------------------------

                                              ANTHONY D. D'AMELIO

                                              CHIEF EXECUTIVE OFFICER

                                            PARTY STOCKHOLDERS

Date:             1/21/98

------------------------------------
                                            /s/ Daniel J. Allen
                                            ------------------------------------
                                            DANIEL J. ALLEN
                                            ADDRESS:  35 FROST ROAD
                                                     DERRY, NH 03038

Date:             1/21/98

------------------------------------
                                            /s/ Adam L. Carley
                                            ------------------------------------
                                            ADAM L. CARLEY
                                            ADDRESS:  6 HILLSIDE ROAD
                                                     WINDHAM, NH 03087

Date:             1/21/98

------------------------------------
                                            /s/ Anthony D. D'Amelio
                                            ------------------------------------
                                            ANTHONY D. D'AMELIO
                                            ADDRESS:  25 CLEEK COURT
                                                     N. READING, MA 01864

Date:             1/21/98

------------------------------------
                                            /s/ Joseph L. Katz
                                            ------------------------------------
                                            JOSEPH L. KATZ
                                            ADDRESS:  9 MITCHELL GRANT WAY
                                                     BEDFORD, MA 01730

                                            RESEARCH INVESTMENT TRUST

Date:             1/21/98

------------------------------------
                                            /s/ Joseph L. Katz
                                            ------------------------------------
                                            JOSEPH L. KATZ, TRUSTEE
                                            ADDRESS:  9 MITCHELL GRANT WAY
                                                     BEDFORD, MA 01730

Date:             1/21/98

------------------------------------
                                            /s/ Roger F. Salava
                                            ------------------------------------
                                            ROGER F. SALAVA
                                            ADDRESS:  74 CONCORD STREET
                                                     SEABROOK, NH 03874

DATE:             1/21/98

------------------------------------
                                            /S/ JAMES L. SALERNO
                                            ------------------------------------
                                            JAMES L. SALERNO
                                            ADDRESS:  13 CARDINAL LANE
                                                     ANDOVER, MA 01810

Date:             1/21/98

------------------------------------
                                            /s/ Vincent J. Spoto
                                            ------------------------------------
                                            VINCENT J. SPOTO

ADDRESS:  50 CYPRESS ROAD
                                                     WELLESLEY, MA 02181

ACKNOWLEDGED AND AGREED:

Date:             1/22/98

------------------------------------
                                            STOCKHOLDER REPRESENTATIVES
                                            /s/ Daniel J. Allen
                                            ------------------------------------
                                            DANIEL J. ALLEN
                                            ADDRESS:

Date:             1/21/98

------------------------------------
                                            /s/ Adam L. Carley
                                            ------------------------------------
                                            ADAM L. CARLEY

ADDRESS:

Date:             1/21/98

------------------------------------
                                            /s/ Anthony D. D'Amelio
                                            ------------------------------------
                                            ADDRESS:

Date:             1/21/98

------------------------------------
                                            /s/ Joseph L. Katz
                                            ------------------------------------
                                            DR. JOSEPH L. KATZ

ADDRESS:

Date:             1/21/98

------------------------------------
                                            /s/ Vincent J. Spoto
                                            ------------------------------------
                                            VINCENT J. SPOTO
                                            ADDRESS:

                                LIST OF EXHIBITS

  EXHIBIT                                  TITLE
  -------                                  -----
  "A-1"         Form of D'Amelio Employment Agreement
  "A-2"         Form of Allen Employment Agreement
  "B"           Form of Escrow Agreement
  "C"           Form of Exchange Agreement
  "D"           Form of Irrevocable Proxy
  "E"           Form of Statutory Certificate of Merger
  "F"           Exceptions to Representations and Warranties of Oak
                Technology, Inc.
  "G"           Exceptions to Representations and Warranties of Xerographic
                Laser Images Corporation
  "H"           XLI Disclosure Schedules
  "I"           Schedule of Payments by Oak of Certain XLI Accounts Payable
  "J"           Form of Warner & Stackpole LLP Legal Opinion
  "K"           Form of Non-Compete Agreement
  "L"           Form of Confidentiality Agreement
  "M"           Form of Tomlinson Zisko Morosoli & Maser LLP Legal Opinion

                                                                       EXHIBIT B

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "Escrow Agreement") is made and entered into
effective as of this   day of        , 1998, by and among OAK TECHNOLOGY, INC.
("Oak"), DANIEL J. ALLEN, ADAM L. CARLEY, ANTHONY D. D'AMELIO, JOSEPH L. KATZ and VINCENT J. SPOTO (EACH A "Stockholder Representative" and collectively, the "Stockholder Representatives") and STATE STREET BANK AND TRUST COMPANY (the "Escrow Agent"), and the Exchange Agent, with respect to the duties of the Exchange Agent described in Section 4 of this Escrow Agreement.

                                    RECITALS

     This Escrow Agreement is being entered into in accordance with the provisions of that certain Plan of Reorganization and Agreement of Merger dated
as of January   , 1998 (the "Plan of Reorganization"), by and among Oak, Pixel
Magic, Inc., OTI Acquisition Corporation, Xerographic Laser Images Corporation ("XLI") and certain stockholders of XLI. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Plan of Reorganization.

     NOW, THEREFORE, in consideration of the mutual agreements set forth below and in the Plan of Reorganization, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

     1. Appointment of Stockholder Representatives. XLI, with the approval of the required affirmative vote of the stockholders of XLI entitled to vote on the Plan of Reorganization, irrevocably nominated, constituted and appointed the Stockholder Representatives, and each of them, as the agent and true and lawful attorney-in-fact of the stockholders of XLI, to act in the name, place and stead of the stockholders of XLI and any holders of options, warrants or other rights to acquire the capital stock of XLI (collectively, the "XLI Stockholders") for purposes of executing any documents and taking any actions that said Stockholder Representatives may in their sole discretion determine to be necessary or desirable in connection with this Escrow Agreement or any of the transactions contemplated hereby, and each of said Stockholder Representatives has accepted said appointment. Pursuant to the Plan of Reorganization, the Stockholder Representatives are granted full authority to execute, deliver, acknowledge, certify and file on behalf of the XLI Stockholders (in the name of any or all of the XLI Stockholders or otherwise) any and all documents which the Stockholder Representatives may in their sole discretion determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholder Representatives may in their sole discretion determine to be appropriate, including without limitation amendments to this Escrow Agreement, amendments to any agreements, instruments or other documents executed in connection with this Escrow Agreement, documents relating to this Escrow Agreement (including escrow instructions) and other documents which may be required to be executed, delivered, acknowledged or certified in connection with any of the foregoing documents. Oak, the Escrow Agent and the Exchange Agent shall be entitled to deal exclusively with the Stockholder Representatives on all matters relating to this Escrow Agreement, including without limitation any notice to, or any consent, approval or action to be given or taken by, any XLI Stockholder, and any amount to be distributed or paid to any XLI Stockholder or any holder of an XLI Warrant. Oak, the Escrow Agent and the Exchange Agent shall be entitled to rely on any action taken by the Stockholder Representatives with respect to this Escrow Agreement or any of the transactions contemplated hereby as being fully binding on the XLI Stockholders, and any action of the Stockholder Representatives shall fully bind the XLI Stockholders provided that such action is taken in accordance with the provisions of Section 6 of this Agreement. The agency and power of attorney granted in this Section 1 shall not be affected by the subsequent incapacity of any XLI Stockholder. If for any reason there is only one Stockholder

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Representative at any time, then, so long as there is only one Stockholder
Representative, such references herein to the Stockholder Representatives shall mean such Stockholder Representative.

     2. Plan of Reorganization. The Escrow Agent hereby acknowledges receipt of a copy of the Plan of Reorganization, but except for reference thereto for definitions of certain words or terms not defined herein, the Escrow Agent is not charged with any duties or responsibilities with respect to the Plan of Reorganization.

     3.  Funds Placed Into Escrow.

          3.1 Merger Cash Funds. Pursuant to the Plan of Reorganization, including Section 2.5.2.2 thereof, Oak shall deliver to the Escrow Agent not later than one business day following the Effective Date, by wire transfer of funds, an amount equal to Merger Cash, multiplied by the total number of shares of XLI Common Stock purchasable under the Private Warrants outstanding at the Effective Time, which aggregate amount together with interest earned thereon (collectively, the "Merger Cash Funds") is to be held by the Escrow Agent and released in accordance with the provisions of this Escrow Agreement.

          3.2 Contingent Cash Funds. Commencing with the calendar quarter ending March 31, 1998 and terminating with the calendar quarter ending March 31, 1999, Oak shall deliver to the Escrow Agent an amount equal to the amount of Contingent Cash, if any, due by Oak for each such calendar quarter under Section 2 of the Plan of Reorganization (subject to any adjustments provided for in Sections 9 and 10 of the Plan of Reorganization). Thereafter, pursuant to the Plan of Reorganization, including Section 2.6.1.2 thereof, Oak shall deliver to the Escrow Agent an amount equal to the amount of Contingent Cash, if any, due by Oak for any calendar quarter under Section 2 of the Plan of Reorganization, multiplied by the total number of shares of XLI Common Stock purchasable under the Private Warrants outstanding at the end of such calendar quarter. The Contingent Cash amount for any calendar quarter shall be delivered by Oak to the Escrow Agent within forty-five (45) days after the end of such calendar quarter, provided, however, that the Contingent Cash amount, if any, due for the calendar quarter ended March 31, 1999 shall be delivered by Oak to the Escrow Agent within thirty (30) days after the end of such calendar quarter. All such Contingent Cash amounts delivered to the Escrow Agent pursuant to this Section 3.2, together with interest earned thereon (collectively, the "Contingent Cash Funds"), shall be held by the Escrow Agent and released in accordance with the provisions of this Escrow Agreement.

          3.3 Escrow Account; Investment of Escrowed Funds. The Escrow Agent shall open an account in the name of "Oak Technology, Inc./Xerographic Laser Images Escrow Fund" (the "Account"), and, pending disposition of the Merger Cash Funds and the Contingent Cash Funds (collectively, the "Escrowed Funds") in accordance with this Escrow Agreement, the Escrow Agent shall invest the Escrowed Funds as the Stockholder Representatives shall direct. The Escrowed Funds may, at the direction of the Stockholder Representatives, be invested by the Escrow Agent in (a) any obligation issued or guaranteed by, or backed by the full faith and credit of, the United States of America (including any certificates or any other evidence of an ownership interest in any such obligation or in specified portions thereof, which may consist of specified portions of the principal thereof or the interest thereon), (b) certificates of deposit secured at all times by direct obligations of the United States of America or obligations the principal of and interest on which are unconditionally guaranteed by the United States of America, (c) deposit accounts in, money market deposits or certificates of deposit issued by, and bankers' acceptances of, any bank, trust company or national banking association which is a member of the Federal Reserve System (which may include the Escrow Agent and which may include an SSgA money market account), having capital stock and surplus aggregating not less than Fifty Million Dollars ($50,000,000), which are fully insured by the Federal Deposit Insurance Corporation, (d) obligations issued or guaranteed by any person controlled or supervised by and acting as an instrumentality of the United States of America pursuant to the authority granted by the Congress of the United States, (e) commercial paper rated Prime-1 or A-1 by Moody's or Standard & Poors ("S&P"), or (f) obligations rated not less than "A" or equivalent by Moody's or S&P issued or guaranteed by any state of the United States or the District of Columbia, or any political subdivision of any such state or District, or obligations of a public housing authority fully secured by contracts with the United States. In no event shall Oak or the Escrow Agent have any liability under this Escrow Agreement for investment losses incurred on any investment or reinvestment made in accordance with the terms of this Escrow Agreement.

          3.4 Tax Reporting; Withholding. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrowed Funds shall be allocable to Oak. Oak agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrowed Funds is credited to such Escrowed Funds. The parties hereto understand that, in the event Oak's tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrowed Funds. Oak hereby agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrowed Funds under this Escrow Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties, governmental charges and other expenses (including reasonable legal fees and expenses) that may be assessed against or may be incurred by the Escrow Agent in connection with the making of any such payments. Oak and the Stockholder Representatives undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement; provided, however, that instructions with respect to the matters addressed by this Section 3.4 shall be required only in the event of a change in the terms set forth in this Section 3.4.

          3.5 Indemnity of Escrow Agent. Oak covenants and agrees to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including but not limited to reasonable legal fees and other costs and expenses of defending or preparing to defend against any such claim or liability, unless such loss, liability or expense shall be caused by the Escrow Agent's gross negligence, bad faith or willful misconduct. Except in the case of the Escrow Agent's gross negligence, bad faith or willful misconduct, the Escrow Agent shall not be liable for indirect, punitive, special or consequential damages. The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book entry depository employed by the Escrow Agent than any such book entry depository has to the Escrow Agent, provided such book entry depository is liable in the case of such book entry depository's gross negligence, bad faith or willful misconduct, except to the extent that such action or omission of any book entry depository was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

     4. Release of Escrowed Funds. The Escrow Agent shall release the Escrowed Funds as described in this Section 4, subject to the terms and conditions of this Escrow Agreement. Determinations by the Escrow Agent or the Exchange Agent of the Exercise Price Amount (which term is defined in Section 4.2 below) due in connection with any XLI Warrant exercise pursuant to Section 4.2 of this Escrow Agreement, and determinations by the Escrow Agent of the per share amount of Merger Cash and the per share amount of Contingent Cash payable by the Escrow Holder under this Escrow Agreement, shall be based on the information provided to the Escrow Agent by the Stockholder Representatives and Oak, respectively, pursuant to Section 4.4 of this Escrow Agreement. Determinations by the Escrow Agent of the XLI Stockholders (including any holders of XLI Warrants who exercised such XLI Warrants pursuant to Section 4.2 of this Escrow Agreement) entitled to distributions of Escrowed Funds under this Escrow Agreement shall be based on the information provided to the Escrow Agent by the Exchange Agent. The Escrow Agent agrees to provide at least ten (10) days prior written notice to the Exchange Agent, the Stockholder Representatives and Oak of any release of Escrowed Funds pursuant to Sections 4.1, 4.2 or 4.3 of this Escrow Agreement, which notice shall include a description of the calculations and allocations made by the Escrow Agent in connection with such release of Escrowed Funds. Any objection by Oak or the Stockholder Representatives to such calculations or allocations must be delivered in writing to the Escrow Agent, with a copy to the other party or parties hereto, within five (5) days following delivery by the Escrow Agent of such notice.

          4.1 Initial Escrow Distribution. Subject to the provisions of the immediately preceding paragraph, not later than fifteen (15) calendar days following delivery to the Escrow Agent of the amount, if any, of Contingent Cash payable by Oak for the calendar quarter ended March 31, 1999, the Escrow Agent shall deliver to the Exchange Agent, for distribution to the XLI Stockholders, the Escrowed Funds then held by the Escrow Agent, less the sum of (i) Merger Cash Funds held in escrow with respect to any Private Warrant that has not been exercised prior to March 31, 1999 and has not otherwise terminated ("Unexpired Private Warrant"), (ii) Contingent Cash Funds held in escrow with respect to any Unexpired Private Warrant and
     (iii) any Exercise Price Amount then held in escrow under Section 4.2 below (the "Initial Distribution Amount"). For purposes of calculating the amount to be withheld from the Initial Distribution Amount, the Escrow Agent may rely upon written instructions furnished to the Escrow Agent by the Exchange Agent, by no later than April 5, 1999, identifying the Unexpired Private Warrants outstanding at March 31, 1999, and the amounts of Merger Cash and Contingent Cash payable with respect to such Unexpired Private Warrants. Any interest earned on the Escrowed Funds that is otherwise allocable to the funds required to be retained in escrow by the Escrow Agent under this Section 4.1 shall be distributed to the XLI Stockholders of record at March 31, 1999 (including any holders of XLI Warrants who exercised such XLI Warrants prior to March 31, 1999) as part of the Initial Distribution Amount. The Initial Distribution Amount shall be distributed by the Exchange Agent in accordance with the provisions of the Exchange Agreement and shall be allocated pro rata to (a) all outstanding shares of XLI Common Stock held by XLI Stockholders at the Effective Time (excluding any shares of XLI Common Stock into which outstanding shares of XLI Preferred Stock were convertible at the Effective Time), (b) all outstanding shares of XLI Preferred Stock held by XLI Stockholders at the Effective Time, on an as converted basis, and (c) all shares of XLI Common Stock (including shares of XLI Common Stock into which shares of XLI Preferred Stock, that were issued upon exercise of the Underwriter's Warrant, were converted) attributable to XLI Warrants exercised after the Effective Time and prior to March 31, 1999.

          4.2 Upon Exercise of XLI Warrants. Promptly following delivery to the Exchange Agent of documentation evidencing exercise of any XLI Warrant, in form and substance reasonably acceptable to the Exchange Agent, and receipt by the Exchange Agent of the exercise price per share payable in connection with the exercise of such XLI Warrant (the "Exercise Price Amount"), the Exchange Agent shall deliver to the holder of such XLI Warrant the sum of Merger Cash and Contingent Cash per share of XLI Common Stock (including shares of XLI Common Stock into which shares of XLI Preferred Stock have been converted) for which the Exercise Price Amount has been paid to the Exchange Agent. Merger Cash payable to the holder of a Private Warrant under this Section 4.2 shall be paid to the holder of such Private Warrant from the Merger Cash Funds delivered to the Escrow Agent by Oak pursuant to Section 3.1 of this Escrow Agreement, which funds shall be delivered to the Exchange Agent by the Escrow Agent. Merger Cash payable to the holder of any XLI Warrant, other than a Private Warrant, shall be paid by the Exchange Agent to the holder of such XLI Warrant from the Exercise Price Amount delivered by the holder of such XLI Warrant to the Exchange Agent pursuant to this Section 4.2. Contingent Cash payable to the holder of any XLI Warrant (including any Private Warrant), who exercises such XLI Warrant (including any Private Warrant) prior to March 31, 1999, shall be paid by the Escrow Agent, for the period commencing on January 1, 1998 and ending on March 31, 1999, in accordance with the provisions of Section 4.1 of this Escrow Agreement. Contingent Cash payable to the holder of any Private Warrant, who exercises such Private Warrant subsequent to March 31, 1999, shall be paid to the holder of such Private Warrant from the Contingent Cash Funds retained in escrow by the Escrow Agent pursuant to
     Section 4.1 of this Escrow Agreement and Contingent Cash Funds delivered by Oak to the Escrow Agent pursuant to Section 3.2 of the Escrow Agreement subsequent to June 30, 1999 and prior to delivery by Oak to the Exchange Agent of any Contingent Cash Funds due for the calendar quarter in which the exercise of such Private Warrant occurs. Any Contingent Cash Funds payable by the Escrow Agent pursuant to the immediately preceding sentence shall be delivered by the Escrow Agent to the Exchange Agent for distribution to such holders of Private Warrants. Net exercises of XLI Warrants shall not be permitted, and no XLI Warrant shall be exercisable for shares of the capital stock of XLI or of Oak or any Oak Subsidiary, including, without limitation, Pixel Magic, Inc. Within five (5) business days following receipt by the Exchange Agent of the Exercise Price Amount, the Exchange Agent shall deliver to Oak the Exercise Price Amount, net of any amount of Merger Cash paid by the Exchange Agent to the holder of an XLI Warrant, other than a Private Warrant, from such Exercise Price Amount in accordance with the provisions of this Section
     4.2. The Exchange Agent shall provide written notice to Oak and to the Stockholder Representatives of any exercise of an XLI Warrant, including the number of shares of XLI Common Stock (including shares of XLI Common Stock into which shares of XLI Preferred Stock were converted), date of exercise of such XLI Warrant, the Exercise Price Amount covered by such XLI Warrant exercise and the amount of the Exercise Price Amount, if any, utilized to pay Merger Cash pursuant to this Section 4.2. Such notice shall also indicate whether any shares of XLI Stock remain available for purchase under such XLI Warrant.

          4.3 Upon Termination of Escrow Agreement. Upon termination of this Escrow Agreement (which shall occur upon expiration or exercise of all rights to purchase shares of XLI Stock under the XLI Warrants, including the Private Warrants), all Escrowed Funds, if any, remaining in escrow upon termination of this Escrow Agreement shall be paid out within fifteen (15) business days following the termination of this Escrow Agreement. Such amount shall be delivered by the Escrow Agent to the Exchange Agent for distribution to the XLI Stockholders, and shall be allocated in accordance with Section 4.1 of this Agreement as though it were an Initial Escrow Distribution.

          4.4  Delivery of Information to Escrow Agent.

             4.4.1  Determination of Merger Cash and Contingent Cash
        Amounts. Within one business day following the Effective Date, Oak and the Stockholder Representatives shall provide joint written notice to the Escrow Agent of the date which is the Effective Date and the per share determination of Merger Cash, as calculated in accordance with the provisions of Section 2.4.3 of the Plan of Reorganization. Within forty-five (45) days after the close of each calendar quarter, Oak and the Stockholder Representatives shall provide joint written notice to the Escrow Agent of the per share determination of Contingent Cash as of the end of such calendar quarter, calculated in accordance with the provisions of Section 2.4.4 of the Plan of Reorganization. Oak and the Stockholder Representatives agree to provide to the Escrow Agent such other Merger Cash and Contingent Cash calculations as are required by the Escrow Agent in order to fulfill its duties hereunder.

             4.4.2  List of XLI Stockholders and Holders of XLI
        Warrants. Within one business day following the Effective Date, the Stockholder Representatives shall deliver or cause to be delivered to the Escrow Agent, with a copy to Oak: (i) a list of the names, addresses and number of shares of XLI Stock held by all XLI Stockholders at the Effective Time, which list shall include the names of Dissenting Stockholders and the number of shares of XLI Stock held by any Dissenting Stockholder, and shall also include for each holder of XLI Preferred Stock the number of shares of XLI Common Stock into which shares of XLI Preferred Stock were convertible at the Effective Time, including shares of XLI Preferred Stock held by any Dissenting Stockholder; and (ii) a list of the names and addresses of all holders of XLI Warrants outstanding at the Effective Time, which list shall include the number of shares of XLI Common Stock into which each such XLI Warrant is convertible upon exercise of such XLI Warrant, including shares of XLI Common Stock into which shares of XLI Preferred Stock are convertible, the Exercise Price Amount payable by the holder of such XLI Warrant and the date of expiration of such XLI Warrant. Without limiting the generality of the foregoing, the list of XLI Warrants outstanding at the Effective Time shall indicate by individual holder the type or types of XLI Warrants held by such holder, with the information required by clause (ii) above presented separately for each XLI Warrant. The Stockholder Representatives agree to provide to the Escrow Agent, with a copy to Oak, such other information regarding the capital stock of XLI, including any XLI Warrants, issued and outstanding, at the Effective Time.

             4.4.3 Notice of Expiration of XLI Warrants. Within ten (10) business days prior to the expiration of all rights to purchase shares of XLI Stock under the Class A Warrants, or the

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

        Underwriter's Warrant, or the Private 1995 Warrants or the Private 1996 Warrants, the Stockholder Representatives shall deliver notice of same to the Escrow Agent, the Exchange Agent and Oak.

          4.5  Delivery of Information by Exchange Agent.

             4.5.1 Letter of Instruction. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of an XLI Warrant instructions for use in effecting the exercise of any XLI Warrant. Oak and the Stockholder Representatives shall cooperate with the Exchange Agent in furnishing such instructions.

             4.5.2 Notice of Exercise of XLI Warrant. Within five (5) business days following the exercise of any XLI Warrant and payment of the Exercise Price Amount therefor, pursuant to and in accordance with the provisions of this Escrow Agreement, the Exchange Agent shall provide written notice to the Escrow Agent of the name and address of any holder of XLI Warrants who exercised XLI Warrants subsequent to the Effective Time of the Merger, which list shall include the number of shares of XLI Common Stock (including shares of XLI Common Stock into which shares of XLI Preferred Stock were converted) covered by the exercise of such XLI Warrant. Written notice of any such XLI Warrant exercise shall be delivered by the Exchange Agent to Oak and the Stockholder Representatives pursuant to and in accordance with Section 4.2 of this Escrow Agreement.

          4.6 Lost, Stolen or Destroyed XLI Warrants. In the event any XLI Warrant shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the person claiming such XLI Warrant to be lost, stolen or destroyed, and upon delivery of a bond in such sum as the Exchange Agent may reasonably direct, as indemnity against any claim that may be made against the Exchange Agent with respect to the XLI Warrant alleged to have been lost, the Exchange Agent or the Escrow Agent, as the case may be, will issue, upon receipt by the Exchange Agent of the Exercise Price Amount payable in connection with the exercise of such XLI Warrant, the consideration as provided in this Section 4 in exchange for such lost, stolen or destroyed XLI Warrant.

          4.7 Abandoned Property. Notwithstanding anything to the contrary contained in this Section 4 or elsewhere in this Escrow Agreement, neither the Escrow Agent nor any other party to this Escrow Agreement shall be liable to any holder of the capital stock of XLI, including any holder of an XLI Warrant who has exercised all or a portion of such XLI Warrant, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     5. Duties of the Escrow Agent. It is agreed that the duties of the Escrow Agent are only those specifically provided herein, which are purely ministerial in nature. The Escrow Agent shall have no responsibility with respect to the Escrowed Funds other than to follow the instructions contained herein. The Escrow Agent shall incur no liability in connection with this Escrow Agreement except for gross negligence, misconduct or bad faith in the performance of its duties hereunder. The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against the Escrow Agent with respect to the subject matter of this Escrow Agreement unless requested to do so by one or more of the parties hereto and indemnified by the requesting party to the Escrow Agent's satisfaction. If any action is threatened or instituted against the Escrow Agent, the Escrow Agent may interplead the parties hereto and may deposit the subject matter of this Escrow Agreement into court, and in such event the Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under this Escrow Agreement. The Escrow Agent may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof. The Escrow Agent may also consult counsel satisfactory to it, including in-house counsel, and may reasonably rely on the advice of such counsel, provided the Escrow Agent acts in good faith and in accordance with the advice of such counsel, and provided further that the Escrow Agent has no independent knowledge of any material error or omission in such advice. The Escrow Agent shall not be required to institute legal proceedings of any kind. Without limiting the generality of the preceding sentence, if there is any controversy in connection with the Escrowed Funds or any question as to the construction of this Escrow

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

Agreement or any action to be taken by the Escrow Agent, the Escrow Agent shall not be required to resolve the controversy or take any action in connection therewith and may await the settlement of any such controversy by final legal proceedings or otherwise as the Escrow Agent may require. The Escrow Agent may resign and be discharged from its duties hereunder by giving not less than forty-five (45) days prior written notice of such resignation to Oak and the Stockholder Representatives, which notice shall specify the date when such resignation of such Escrow Agent shall take effect. Prior to the effective date of the resignation as specified in such notice, Oak will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrowed Funds to a bank or trust company that it selects as successor to the Escrow Agent hereunder, subject to the reasonable consent of the Stockholder Representatives. If, however, Oak shall fail to name such a successor escrow agent within thirty
(30) days after the notice of resignation from the Escrow Agent, the Stockholder Representatives shall be entitled to name such successor escrow agent. If no successor escrow agent is named by Oak or the Stockholder Representatives, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent. Any successor escrow agent appointed in accordance with the foregoing procedures shall succeed as the Escrow Agent hereunder and Oak and the Stockholder Representatives hereby consent to and approve such successor.

     6. Actions and Instructions of Stockholder Representatives. Any action required to be taken, or notice or instructions required to be given, to the Escrow Agent, the Exchange Agent or Oak under this Escrow Agreement may be taken or given by a majority of the Stockholder Representatives; provided, however, that less than a majority of the Stockholder Representatives may take such action or give such notice or instructions upon delivery to the Escrow Agent, the Exchange Agent and Oak of a notice signed by a majority of the Stockholder Representatives stating that any action may be taken and any notice or instructions may be given to the Escrow Agent, the Exchange Agent and Oak by the number of Stockholder Representatives specified in such notice. If for any reason there is only one Stockholder Representative at any time, then the Escrow Agent, the Exchange Agent and Oak shall be entitled to rely on any action taken by, or notice or instructions given by, such Stockholder Representative. Written notice of any resignation or removal of a Stockholder Representative, or any appointment of a successor Stockholder Representative, shall be promptly provided to the Escrow Agent, the Exchange Agent and Oak.

     7.  Miscellaneous.

          7.1 Governing Laws. It is the intention of the parties hereto that the internal laws of the Commonwealth of Massachusetts (irrespective of its choice of law principles) shall govern the validity of this Escrow Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereto hereby absolutely and irrevocably consent and submit to the jurisdiction of the court in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against them by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the parties hereto hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such parties at their respective addresses in accordance with the provisions hereof.

          7.2 Other Provisions. This Escrow Agreement is binding upon and inures to the benefit of the successors and assigns of the parties hereto. This Escrow Agreement and the Plan of Reorganization, the exhibits and schedules hereto and thereto, including the Exchange Agreement, and the documents referenced herein and therein constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties hereto and thereto. This Escrow Agreement may only be amended or observance of any terms of this Escrow Agreement may be waived only by a writing signed by the party to be bound thereby.

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

          7.3 Notices. Whenever any party hereto desires or is required to give any notice, demand or request with respect to this agreement, each such communication shall be in writing and shall be given or made by, telecopy, telegraph, cable, mail or other delivery and telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the addresses specified below:

If to Oak:                                             Oak Technology, Inc.
                                                       139 Kifer Court
                                                       Sunnyvale, CA 94086
                                                       Attn:  Shawn M. Soderberg, General Counsel
                                                       Telecopier:  (408) 774-5337

With a copy to:                                        Tomlinson Zisko Morosoli & Maser LLP
                                                       200 Page Mill Road, Second Floor
                                                       Palo Alto, CA 94306
                                                       Attn:  Timothy Tomlinson, Esq.
                                                       Telecopier:  (650) 324-1808

If to the Stockholder Representatives:                 c/o Xerographic Laser Images
                                                       101 Billerica Avenue
                                                       5 Billerica Park
                                                       North Billerica, MA 01862
                                                       Attn:  Mr. Anthony D. D'Amelio
                                                       Telecopier:  (978) 670-8835

With a copy to:                                        Warner & Stackpole LLP
                                                       75 State Street
                                                       Boston, MA 02109
                                                       Attn:  Michael A. Hickey, Esq.
                                                       Telecopier:  (617) 951-9151

If to the Escrow Agent:                                State Street Bank and Trust Company
                                                       Two International Place
                                                       Boston, MA 02110
                                                       Attn:  Corporate Trust Division
                                                              Mr. Scott Knox
                                                       Telecopier:  (617) 664-5365

If to the Exchange Agent:                              State Street Bank and Trust Company
                                                       150 Royal Street
                                                       Mail Stop 45-02-71
                                                       Canton, MA 02021
                                                       Attn:  Mr. Joe McDavitt
                                                       Telecopier:  (617) 575-2500

     Except as may be otherwise provided elsewhere in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier with verified receipt by the receiving telecopier, when delivered to the telegraph or cable office, when personally delivered, or in the case of a mailed notice, five (5) days after being deposited in the United States certified or registered mail, postage prepaid. Any party may change its address for such communications by giving notice thereof to the other parties in conformance with this Section 7.3 (Notices).

          7.4 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party, to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Escrow Agreement.

          7.5 Severability. If any provision of this Escrow Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Escrow Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Escrow Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          7.6 Remedies Cumulative. All rights and remedies of the parties under this Escrow Agreement are cumulative and are in addition to and shall not be deemed to exclude any other right or remedy allowed by law and all rights and remedies may be exercised concurrently.

          7.7 Non-Waiver. No condoning, excusing or waiver by any party of any default, breach or non-observance by any other party at any time or times in respect of any provision contained in this Escrow Agreement shall operate as a waiver of that party's rights under this Escrow Agreement in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of that party in respect of any such continuing or subsequent default, breach or non-observance, and no waiver shall be inferred from or implied by anything done or omitted to be done by the party having those rights.

          7.8 Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

          7.9 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Escrow Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

          7.10 Construction of Agreement. This Escrow Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The recital to this Escrow Agreement shall be deemed to be a part of this Escrow Agreement. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Escrow Agreement, which shall be considered as a whole. Whenever required by the context hereof, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, and the neuter gender shall include the masculine and feminine genders.

          7.11 Fees. Oak agrees to pay or reimburse the Escrow Agent for reasonable legal fees incurred in connection with the preparation of this Escrow Agreement and to pay the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the attached fee schedule, which may be subject to change hereafter on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand for all reasonable expenses incurred in connection with the administration of this Escrow Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

          7.12 Succession. Any Stockholder Representative, or any successor to any of them hereafter appointed, may resign and shall be discharged of his duties. In case of such resignation, or the death or inability to act of any Stockholder Representative, a successor or successors shall be named by the remaining Stockholder Representatives or, if only one Stockholder Representative remains, by such Stockholder Representative. Each such successor Stockholder Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Stockholder Representatives, and the Stockholder Representatives as used herein shall be deemed to include such successor(s).

          7.13 Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire communication line failures, computer viruses, power failures, earthquakes or other disasters.

          7.14 Reproduction of Documents. This Escrow Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) instructions, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first hereinabove written.

STATE STREET BANK AND TRUST COMPANY
By:
------------------------------------
Its:

------------------------------------
                                            OAK TECHNOLOGY, INC.
                                            By:
                                            ------------------------------------
                                            Its:
                                            ------------------------------------

STOCKHOLDER REPRESENTATIVES:

------------------------------------
Daniel J. Allen

------------------------------------
Adam L. Carley

------------------------------------

Anthony D. D'Amelio

                                            ------------------------------------

                                            Joseph L. Katz

                                            ------------------------------------

                                            Vincent J. Spoto

ACKNOWLEDGED AND AGREED WITH RESPECT
TO THE DUTIES OF THE EXCHANGE AGENT
UNDER SECTION 4 OF THE ESCROW
AGREEMENT.

EXCHANGE AGENT

STATE STREET BANK AND TRUST COMPANY

By:
------------------------------------

Its:
------------------------------------

                                                                       EXHIBIT C

                            EXCHANGE AGENT AGREEMENT

     THIS EXCHANGE AGREEMENT (the "Exchange Agreement") is made and entered into effective as of this ____ day of ______ , 1998, by and among OAK TECHNOLOGY, INC. ("Oak"), DANIEL J. ALLEN, ADAM L. CARLEY, ANTHONY D. D'AMELIO, JOSEPH L. KATZ and VINCENT J. SPOTO (each a "Stockholder Representative" and collectively, the "Stockholder Representatives"), and STATE STREET BANK AND TRUST COMPANY (the "Exchange Agent").

                                    RECITALS

     This Exchange Agreement is being entered into in accordance with the provisions of that certain Plan of Reorganization and Agreement of Merger dated as of January __, 1998 (the "Plan of Reorganization"), by and among Oak, Pixel Magic, Inc., OTI Acquisition Corporation, Xerographic Laser Images Corporation ("XLI") and certain stockholders of XLI. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Plan of Reorganization, a copy of which is appended hereto.

     Oak desires the Exchange Agent to act as Exchange Agent pursuant to the Plan of Reorganization, and the Exchange Agent has indicated its willingness to do so.

     NOW, THEREFORE, in consideration of the mutual agreements set forth below and in the Plan of Reorganization, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

     1. Appointment of Exchange Agent. Oak hereby confirms the appointment of State Street Bank & Trust Co as Exchange Agent, and State Street Bank & Trust Co hereby agrees to serve as such, upon the terms and conditions set forth herein.

     2. Plan of Reorganization. The Exchange Agent hereby acknowledges receipt of the copy of the Plan of Reorganization appended hereto, but except for reference thereto for definitions of certain words or terms not defined herein, or as otherwise provided in this Exchange Agreement, the Exchange Agent is not charged with any duties or responsibilities with respect to the Plan of Reorganization.

     3. Exchange Procedures. Upon delivery to the Exchange Agent of a certificate from Oak that the Merger has become effective, the Exchange Agent shall as promptly as practicable, mail, by first class mail, postage prepaid to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of XLI Stock (the "Certificates"): (i) a letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Consideration, including an envelope addressed to the Exchange Agent for use by such XLI Stockholder in exchanging his, her or its Certificates. Notwithstanding anything to the contrary contained in this Section 3, no letter of transmittal or instructions for use in effecting the surrender of Certificates for the Consideration shall be mailed by the Exchange Agent to any Dissenting Stockholder, nor shall the Exchange Agent accept surrender of a Certificate held by a Dissenting Stockholder or pay the Consideration to such Dissenting Stockholder. Any Certificates or other correspondence received from Dissenting Stockholders shall be promptly forwarded to Oak by the Exchange Agent.

     4. Lists of XLI Stockholders and Holders of XLI Warrants. Within one business day following the Effective Date, the Stockholder Representatives shall deliver or cause to be delivered to the Exchange Agent, with a copy to Oak: (i) a list of the names, addresses and number of shares of XLI Stock held by all XLI Stockholders at the Effective Time, which list shall include the names of Dissenting Stockholders and the number of shares of XLI Stock held by any Dissenting Stockholder, and shall also include for each holder of XLI Preferred Stock the number of shares of XLI Common Stock into which outstanding shares of XLI Preferred Stock were convertible at the Effective Time, including shares of XLI Preferred Stock held by any

Dissenting Stockholder; and (ii) a list of the names and addresses of all holders of XLI Warrants outstanding at the Effective Time, which list shall include the number of shares XLI Common Stock into which each such XLI Warrant is convertible upon exercise of such XLI Warrant, including shares of XLI Common Stock into which shares of XLI Preferred Stock are convertible, the exercise price per share payable in connection with the exercise of any XLI Warrant and the date of expiration of such XLI Warrant. Without limiting the generality of the foregoing, the list of XLI Warrants outstanding at the Effective Time shall indicate by individual holder the type or types of XLI Warrants held by such holder, with the information required by clause (ii) above presented separately for each XLI Warrant. The lists provided to the Exchange Agent pursuant to clause (i) above shall also reflect the certificate numbers of the Certificates, and include appropriate identification of all Certificates alleged to have been lost, stolen or destroyed, all Certificates the transfer of which is restricted and all "stops" notations in effect with respect to such Certificates. All such lists when delivered to the Exchange Agent shall be certified as true and correct.

5.  DELIVERY OF FUNDS TO EXCHANGE AGENT.

     5.1  Merger Cash Funds.  Pursuant to the Plan of Reorganization, including
Section 2.5.2.1 thereof, Oak shall deliver to the Exchange Agent not later than one business day following the Effective Date, by wire transfer of funds, an amount equal to Merger Cash multiplied by the sum of (i) the total number of shares of XLI Common Stock outstanding at the Effective Time, plus (ii) the total number of shares of XLI Common Stock into which outstanding shares of XLI Preferred Stock were convertible at the Effective Time. Oak shall deduct from such amount, an amount equal to Merger Cash multiplied by the total number of shares of XLI Stock (on an as converted basis) held by Dissenting Stockholders, such amount to be retained by Oak.

     5.2 Initial Distribution Amount. Pursuant to the Plan of Reorganization, including Section 2.6 and 2.7 thereof, the Escrow Agent shall deliver to the Exchange Agent, not later than fifteen (15) calendar days following delivery to the Escrow Agent by Oak of the Contingent Cash payable by Oak for the calendar quarter ended March 31, 1999, all funds, if any, held in escrow by the Escrow Agent, less the sum of (i) Merger Cash paid into escrow by Oak pursuant to
Section 2.5.2.2 of the Plan of Reorganization with respect to any Private Warrant that has not been exercised and has not otherwise terminated ("Unexpired Private Warrant"), (ii) Contingent Cash paid into escrow by Oak pursuant to
Section 2.6.1.2 of the Plan of Reorganization with respect to any Unexpired Private Warrant and (iii) any exercise price amounts held in escrow and required to be delivered to Oak pursuant to the Escrow Agreement.

     5.3 Contingent Cash Funds. Pursuant to the Plan of Reorganization, including Section 2.6 thereof, Oak shall deliver to the Exchange Agent, commencing with the calendar quarter ended June 30, 1999, an amount equal to the amount of Contingent Cash, if any, due by Oak for such calendar quarter in accordance with Section 2 of the Plan of Reorganization, subject to any adjustments provided for in Sections 9 and 10 of the Plan of Reorganization, and less any amount required to be delivered to the Escrow Agent by Oak pursuant to
Section 2.6.1.2 of the Plan of Reorganization. Oak shall deduct from such amount, an amount equal to Merger Cash multiplied by the total number of shares of XLI Stock (on an as converted basis) held by Dissenting Stockholders, such amount to be retained by Oak. Quarterly amounts, if any, payable by Oak to the Exchange Agent pursuant to the Plan of Reorganization and this Section 5.3 shall be delivered by Oak to the Exchange Agent at least five (5) business days prior to any distribution required to be made to the XLI Stockholders by the Exchange Agent under this Exchange Agreement.

     5.4  Final Escrow Funds.  Pursuant to the Plan of Reorganization, including
Section 2.7.3 thereof, and Section 4.3 of the Escrow Agreement, the Escrow Agent shall deliver to the Exchange Agent, promptly following termination of the Escrow Agreement, all funds, if any, remaining in escrow upon termination of the Escrow Agreement, less any exercise price amounts required to be delivered to Oak pursuant to the Escrow Agreement.

     5.5  Excess Exercise Price Amounts.  Pursuant to the Plan of
Reorganization, including Section 2.7.4 thereof, Oak shall deliver to the Exchange Agent, promptly following termination of the Escrow Agreement, the amount, if any, by which the aggregate exercise price paid to Oak in connection with any exercise of XLI Warrants under the Escrow Agreement, net of amounts, if any, of Merger Cash payable with respect to any

                                                                      APPENDIX B

                SECTION 262 OF THE DELAWARE GENERAL CORPORATION
                            LAW -- APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceedings may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

                                                                      APPENDIX C
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO

                                  FORM 10-KSB
                            ------------------------
(MARK ONE)

(X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                       OR

( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                  FOR THE TRANSITION PERIOD FROM           TO

                        COMMISSION FILE NUMBER 1-11236
                      XEROGRAPHIC LASER IMAGES CORPORATION
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                            ------------------------

                   DELAWARE                                      51-0319174
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

    101 BILLERICA AVENUE, 5 BILLERICA PARK                         01862
             NORTH BILLERICA, MA                                 (ZIP CODE)
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (978) 670-5999

                            ------------------------

         SECURITIES REGISTERED UNDER SECTION 12(b) OF THE EXCHANGE ACT:

                                 Not Applicable


      SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE EXCHANGE ACT:

                              Title of Each Class
                          Common Stock, $.01 par value
                   Redeemable Common Stock Purchase Warrants
              Series A Convertible Preferred Stock, $.01 par value
               Class A Redeemable Common Stock Purchase Warrants

    Check whether the issuer: (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days.

             (1)  Yes [X]  No [ ]           (2)  Yes [X]    No [ ]

    Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB [ ]

    The issuer's revenues for its fiscal year ended December 31, 1997 were $1,520,781.

    As of March 27, 1998, 3,574,941 shares of Common Stock, $.01 par value per share, and 315,238 shares of Series A Preferred Stock, $.01 par value per share, were outstanding. The aggregate market value, held by non-affiliates, of shares of the Common and Series A Convertible Preferred Stock, based upon the average of the bid and ask prices for such stock on that date, were approximately $857,765 and $194,429 respectively.
================================================================================

ITEM 1.  DESCRIPTION OF BUSINESS

GENERAL

     Founded in 1989, Xerographic Laser Images Corporation ("XLI" or the "Company") designs, develops and markets high-performance hardware and software products primarily for laser printing applications. XLI is a provider of high technology enhancement products for printers, digital copiers, multi-function devices, and fax systems.

     XLI's proprietary precision dot positioning technology enables high-quality text, line-art graphics and photographic images to be generated at low costs and high speeds using standard and inexpensive printing devices.

XLI's technology is used in the following applications:

     - High quality text and line art edge enhancement

     - Life-like photographs with gray scale rendition

     - Digital copier functions

     - Hi-Definition Fax

     - High Quality Color Images on inexpensive color laser printers

     - High performance image enhancement and modulation for demand printing applications

     - Application Specific Integrated Circuits (ASIC) and Core Modules to meet customer requirements and costs

PRODUCTS AND PRODUCT DEVELOPMENT

     During the past two years XLI has changed its focus from a low-volume niche market supplier of enhancement board products for VARs and end users toward a supplier of mass-market integrated circuit technology for printer and printer controller OEMs. During 1997, the sales of all board products were discontinued due to diminishing sales caused by the introduction of higher resolution printers, some with enhancement technology such as the new XLI integrated circuit chip designed directly into the printer controller. XLI's first ASIC (Application Specific Integrated Circuit) product, the XLI-2050 ImageChip, was introduced to the market in 1997. This ASIC is a highly integrated laser printer enhancement chip with fax, text and line-art edge enhancement plus single-bit grayscale enhancement. Additional features in the chip are multi-bit modes for digital copy functions. XLI is also selling the ImageChip technology used in the XLI-2050 to customers in the form of VHDL Core Modules (design modules that can be used by XLI customers to develop their own ASICs that incorporate multiple applications, including XLI's). The ASICs developed using the XLI Core Modules are incorporated by customers into printer controller boards that are imbedded into the printing device as an integral component. Engineering samples of the XLI-2050 ImageChip, with limited functionality (bugs in the first chip fabrication), are now being sampled to developers with full functionality chips planned for the second half of 1998. XLI believes that the XLI-2050 ImageChip will be available in commercial quantities during the second half of fiscal 1998. To date the company has entered into six license agreements for its ImageChip technology, including the recent licensing by Pixel Magic, Inc. Licenses have been signed with both major printer controller suppliers and printer OEMs.

     XLI also has in development (funded through a licensee non-recurring engineering development project) a scaling/enhancement ASIC for flat-panel displays. Although this is an extension of the XLI's technology outside the printer market, there are no current plans to market such a product and, if done so, there is no assurance that this product would have market acceptance.

     Although the new product developments around the ImageChip technology look promising at this time, XLI is just beginning to enter the product life cycle where significant technical and sales support will be necessary to succeed in this highly competitive market. XLI will require additional funding and resources in order to maximize the potential of its new products. XLI also expects to continue development of subsequent generations of its ImageChip products to incorporate additional features and functions and also to reduce costs. No assurance can be given that these products will be developed or, if developed, will be successfully marketed.

SALES AND MARKETING

     In the fall of 1997, XLI added a full-time Vice President of Sales and Marketing in charge of worldwide sales and marketing of its ASIC and VHDL product offerings. This individual manages the sales and marketing efforts in the US market and XLI currently has a sales agent in Japan to aid in covering the Japanese market. To assist in the sales cycle, an evaluation test board with the XLI-2050 ASIC is now available to customers. The XLI-2050 ImageChip is expected to be the major source of income (through licensing, chip sales and royalties) for the foreseeable future.

PATENTS AND PROPRIETARY INFORMATION

     XLI relies on a variety of methods to protect its products and technology, including patent, trademark, copyright and trade secret protection. Three patents have been awarded (2 US patents and 1 Korean patent) which cover an innovative method of modulating the laser devices found in laser printers for the desktop as well as network printers. Additional patents have been filed on edge enhancement technology applicable for both text and line graphics, a unique all digital implementation of the modulator used in the XLI enhancement technology capable of being implemented in integrated circuits and a single pass color engine method. An additional patent application is in process for an innovative grayscale enhancement method. This technology is applicable for both monochrome and color laser printers. XLI protects its technical innovations both domestically and internationally (Europe, Korea and Japan) through these patent filings. To protect its trade secrets, proprietary software and know-how, XLI requires that all employees, key resellers, consultants and licensees sign nondisclosure agreements.

     Although XLI believes that patent protection for its products is important to its ultimate success, no assurance can be given that any patents granted will be enforceable or provide XLI with meaningful protection from competitors. In addition, there can be no assurance that XLI proposed products will not infringe the patent rights of others. XLI may be forced to expend substantial resources if XLI is required to defend against any such infringement claims. Furthermore, there can be no assurance that XLI will be able to maintain the secrecy of any of its proprietary technology, know-how or trade secrets or that others will not independently develop substantially equivalent technology.

     The core technology for XLI was invented by Dr. Adam L. Carley (the "Carley Core Technology"), a founder, stockholder and director of XLI. Dr. Carley and the Carley Corporation, a company controlled by Dr. Carley, have assigned to XLI all printing rights to the Carley Core Technology held by him and the Carley Corporation in return for XLI Common Stock and certain royalties based upon revenues derived by XLI from the Carley Core Technology.

THE YEAR 2000 ISSUE

     Certain computer programs and microprocessors use two digits rather than four to define the applicable year. Any computer program that has date-sensitive software and microprocessors may recognize a date using "00" as the year 1900 rather than 2000. This phenomenon could cause a disruption of the Company's operations, including, among other things, a temporary inability to send invoices, or engage in similar normal business activities. Management believes the Company is substantially year 2000 compliant with respect to its selling, administration and general operations. Prior to purchasing any new equipment or software, it is Company policy to ensure that the specifications include year 2000 compliance. However, there can be no guarantee that the systems of other companies on which the Company's systems will rely will be converted on a timely basis, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material impact on the Company. Based on its current assessment, management believes that year 2000 compliance will not have a material adverse impact on the future operations of the Company.

PERSONNEL

     As of March 27, 1998, XLI employed 14 people, 8 of whom were in research and development, 2 in marketing and sales, 1 in manufacturing and product service, and 3 in finance and administration. XLI uses part-time technical contractors, as needed, to augment its full-time staff. Due to XLI's limited cash flow, certain key personnel have been receiving reduced cash compensation and have been issued stock options and shares of Common Stock of XLI in lieu of cash compensation.

ITEM 2.  DESCRIPTION OF PROPERTY

     XLI's administrative, sales, marketing, research and development, and product testing facility is located in North Billerica, Massachusetts. The facility consists of approximately 4,850 square feet and is leased by XLI from an unaffiliated party for $3,293 per month under a lease that expires in April 1999.

ITEM 3.  LEGAL PROCEEDINGS

     XLI is not presently involved in any legal proceedings.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of security holders during the fourth quarter of fiscal 1997.

ITEM 5.  MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     XLI Common Stock is currently traded on the NASDAQ Bulletin Board under the symbol "XLCC", and XLI Preferred Stock is traded on NASDAQ Bulletin Board under the symbol "XLCCP". On January 4, 1995, XLI stock was delisted from the NASDAQ Small Cap market as it did not meet the minimum requirement for maintaining listing.

     The following table sets forth the range of high and low sales prices quoted on NASDAQ for the Common Stock for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions.

                                                              COMMON STOCK
                                                           -------------------
                                                             HIGH       LOW
                                                           --------   --------
1997
  First Quarter..........................................  $0.37500   $0.09375
  Second Quarter.........................................  $0.28425   $0.09375
  Third Quarter..........................................  $0.50000   $0.12500
  Fourth Quarter.........................................  $0.81250   $0.34375

1996
  First Quarter..........................................  $   0.10   $  0.001
  Second Quarter.........................................  $ 0.1875   $  0.001
  Third Quarter..........................................  $ 0.4375   $  0.125
  Fourth Quarter.........................................  $ 0.4375   $  0.125

     On March 31, 1998, the closing sale price of the Company's Common Stock was $.5625 per share and there were approximately 263 shareholders of record.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends and does not anticipate payment of cash dividends on the Company's Common Stock in the foreseeable future. Under Delaware Corporation Law, dividends may be paid only out of legally available funds as proscribed by statute, subject to the discretion of the Company's Board of Directors.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. Except for historical information contained herein, the matters discussed in the Liquidity and Capital Resources section below contain potential risks and uncertainties, including, without limitation, risks related to the ability of XLI (hereinafter referred to in this section as the "Company") to successfully develop, test, produce and market its proposed products, identify and attract partners to help market its proposed products, identify and attract partners to help commercialize the Company's products; attract and retain key employees; obtain meaningful patent protection to cover the Company's proprietary technology; raise capital for future operations and commercialization of its products; and successfully respond to technological changes in the marketplace. The Company will need to complete the pending merger or attract partners in order to exploit its products, and there can be no assurance that the Company will be successful in completing such transactions. Additional information regarding potential factors which could affect the Company's financial results are included in the Company's public filings with the Securities and Exchange Commission.

GENERAL

     In 1997 the Company continued to focus on the design and development of ASIC and VHDL (Virtual Hardware Description Language) enhancement product offerings for the OEM printer and printer controller market. During 1997 the Company delivered VHDL modules to OEMs and introduced the XLI-2050 ImageChip ASIC (Application Specific Integrated Circuit) that incorporates all of the Company's current enhancement technology into one chip design. The Company hopes to increase revenue through additional licensing of the ImageChip technology and through sales of its ImageChip ASIC to OEMs. The Company's strategy is to become the primary distributor of its ImageChip ASICs rather than solely a licensor of the ImageChip technology. The Company believes that its revenues and gross margins will ultimately be greater from chip sales than from earning royalties pursuant to technology licenses. Production quantities of the ImageChip are planned for the second half of 1998. The Company also plans to add additional engineering resources in 1998 in order to meet the demands from existing and anticipated OEM agreements. This will result in increased research and development costs that may negatively affect cash flow. For the fiscal year ended December 31, 1997, the Company had a negative cash flow from operations of $102,122.

     On January 29, 1998 the Company entered into a Plan of Reorganization and Agreement of Merger by and among Oak Technology, Inc., Pixel Magic, Inc., and OTI Acquisition Corporation ("OTI") pursuant to which OTI will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Pixel Magic, Inc., which is a wholly-owned subsidiary of Oak Technology, Inc. The ASIC products of Pixel Magic and XLI are complementary to each other and are targeted to the same printer/digital copier market. The Company believes that the merger should enhance XLI's ability to bring its products to the OEM market. The merger is subject to the approval of the Company's shareholders.

     The following table sets forth, for the periods indicated, statements of operation data of the Company expressed as a percentage of revenues.

                                                    YEARS ENDED DECEMBER 31,
                                                   --------------------------
                                                   1997      1996       1995
                                                   ----      ----       ----
Revenue..........................................  100 %     100 %      100 %
Cost of Revenue..................................   18 %      29 %       45 %
Research and Development.........................   33 %      32 %       30 %
Selling and Marketing............................    5 %       5 %       11 %
General and Administrative.......................   48 %      50 %       33 %
Loss from Operations.............................   (4)%     (16)%      (19)%
Other Income (Expense)...........................   (1)%      (5)%       (2)%
Net Loss.........................................   (5)%     (21)%      (21)%

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996.

     Revenue. Revenue for the fiscal year ended December 31, 1997 was $1,520,781 as compared to $898,618 for the fiscal year ended December 31, 1996, an increase of $622,163 or 69%. Contract and license revenue for the fiscal year ended December 31, 1997 was $1,422,990 as compared to $698,250 for the fiscal year ended December 31, 1996. Product revenues for the fiscal year ended December 31, 1997 were $97,791 as compared to $200,368 for fiscal year ended December 31, 1996, a decrease of $102,577 or approximately 51%. There were no product revenues from sales of ImageChip ASICs. License revenue attributable to the ImageChip technology was $1,197,990, which represented 78.8% of total revenues in 1997. The 104% increase in contract and license revenue is due to an increase in the number and value of license agreements entered into by the Company for its ImageChip technology, while the decrease in product revenue was attributable to a reduction in revenues from sales of board products. XLI ceased the production and promotion of its board products in the second half of 1996, and is in the process of selling off its remaining board inventory. XLI expects its board product revenues to continue to decrease in the future.

     Cost of Revenue. Cost of revenue for the fiscal year ended December 31, 1997 was $281,123 or 18% of revenue, as compared to $258,440 or 29% of revenue for the fiscal year ended December 31, 1996, an increase of $22,683. The increase was due mostly to the foundry cost for manufacturing the prototype XLI-2050 ImageChip partially offset by the decrease in board sales.

     Research and Development. Research and development expense for the fiscal year ended December 31, 1997 was $507,051 or 33% of revenue as compared to $287,748 or 32% of revenue for the fiscal year ended December 31, 1996. The increase in 1997 of $219,303 was primarily attributable to the hiring of additional personnel and to associated expenses to support the increase in development activity. The Company's ongoing engineering emphasis continued to be on the development of ASICs.

     Selling and Marketing. Selling and marketing expenses for the fiscal year ended December 31, 1997 were $72,485 or 5% of revenue as compared to $42,942 or 5% of revenue for the year ended December 31, 1996. The increase of $29,543 was primarily attributable to the hiring of a Vice President of Sales & Marketing in late 1997 and expenses associated with the introduction of the XLI-2050 ImageChip.

     General and Administrative. General and administrative expenses were $718,832 or 48% of revenue for the fiscal year ended December 31, 1997 as compared to $456,156 or 50% of revenue for the fiscal year ended December 31, 1996. The $262,678 increase in general and administrative expenses was attributable to the increase in royalty expenses associated with increased contract and license revenue, increased insurance costs, increased legal fees associated with the merger, increased consulting fees and additional salary costs. These increases were partially offset by a recovery of Korean taxes and negotiated settlements with vendors.

     Interest Expense. Net interest expense for the fiscal year ended December 31, 1997 was $19,361 or 1% of revenue as compared to $49,252 or 5% of revenue for the fiscal year ended December 31, 1996. Interest expense for the fiscal year ended December 31, 1997 was primarily attributable to interest on leased equipment.

     Net Loss. The Company recorded a net loss of $72,283 for the fiscal year ended December 31, 1997 as compared to a net loss of $192,588 for the fiscal year ended December 31, 1996. The decrease in the net loss of $120,305 was primarily the result of significantly higher contract and licensing revenues.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.

     Revenue. Revenue for the fiscal year ended December 31, 1996 was $898,618 as compared to $1,097,550 for the fiscal year ended December 31, 1995, a decrease of $198,932 or 18%. Product board revenues for the fiscal year ended December 31, 1996 were $200,368 as compared to $397,550 for fiscal year ended December 31, 1995, a decrease of $197,182 or approximately 50%. Contract and license revenue for the fiscal year ended December 31, 1996 was $698,250 as compared to $700,000 for the fiscal year ended December 31, 1995. The decrease in product revenue was primarily attributable to a reduction in revenues from sales of board products. XLI ceased the production and promotion of its board products in the second half of 1996, and is in the process of selling off its remaining board inventory. XLI expects its board product revenues to continue to decrease in the future.

     Cost of Revenue. Cost of revenue for the fiscal year ended December 31, 1996 was $258,440 or 29% of revenue, as compared to $496,866 or 45% of revenue for the fiscal year ended December 31, 1995, a decrease of $238,426. The decrease was primarily due to the approximately 50% decrease in product revenue and inventory write-offs of $30,516 in connection with the discontinuation of the Company's board product lines.

     Research and Development. Research and development expense for the fiscal year ended December 31, 1996 was $287,748 or 32% of revenue as compared to $331,279 or 30% of revenue for the fiscal year ended December 31, 1995. The decrease in 1996 of $43,531 was primarily attributable to a decrease in sub-contract work associated with the Company's agreement with Samsung Electronics. The Company's ongoing engineering emphasis continued to be on the development of ASICs.

     Selling and Marketing. Selling and marketing expenses for the fiscal year ended December 31, 1996 were $42,942 or 5% of revenue as compared to $117,896 or 11% of revenue for the year ended December 31, 1995. The decrease of $74,954 was primarily attributable to use of commissioned personnel in lieu of salaried personnel.

     General and Administrative. General and administrative expenses were $456,156 or 50% of revenue for the fiscal year ended December 31, 1996 as compared to $358,040 or 33% of revenue for the fiscal year ended December 31, 1995. The $98,116 increase in general and administrative expenses was primarily attributable to an increase in professional fees and expenses.

     Interest Expense. Net interest expense for the fiscal year ended December 31, 1996 was $49,252 or 5% of revenue as compared to $24,655 or 2% of revenue for the fiscal year ended December 31, 1995. Interest expense for the fiscal year ended December 31, 1996 was primarily attributable to interest accrued on subordinated notes issued by the Company and factoring charges associated with receivables.

     Net Loss. The Company recorded a net loss of $192,588 for the fiscal year ended December 31, 1996 as compared to a net loss of $223,457 for the fiscal year ended December 31, 1995. The decrease in the net loss of $30,869 was the result of lower operating expenses partially offset by reduced revenues.

LIQUIDITY AND CAPITAL RESOURCES

     For the fiscal year ended December 31, 1997, the Company had a negative cash flow from operations of $102,122. This is primarily attributable to an increase in personnel and expenses associated with the development and introduction of the XLI-2050 ASIC. At December 31, 1997 the Company had current assets of $116,001, current liabilities of $647,525 and a working capital deficit of $531,524. The Company's cash balance at December 31, 1997 was $112,401 as compared to $219,723 at December 31, 1996.

     The Company's working capital deficit in 1997, 1996 and 1995 was $531,524 $473,687 and $540,447, respectively. During these periods, the Company incurred significant losses and expended significant amounts on research and development. Additionally, the administrative costs and professional fees associated with being a public company contributed to the working capital deficits.

     During 1995, the Company entered into an agreement with the Silicon Valley Bank to factor up to $500,000 against outstanding receivables. Silicon Valley Bank has no obligation to provide funding and the factoring agreement may be terminated at any time by Silicon Valley Bank or the Company. The agreement calls for interest at a monthly rate of 2.5% and requires an administrative fee of 1% of the receivables factored. Silicon Valley Bank has been granted a security interest in all of the assets of the Company. As of December 31, 1997, there were no outstanding loan amounts payable to Silicon Valley Bank.

     The Company has no current plans to raise additional capital in 1998. The Company hopes to fund its ongoing operations and development efforts from ongoing and additional license and royalty fees as well as from funds generated from ASIC sales. If the Company is unable to generate sufficient cash flow from license agreements and ASIC sales, the Company's development efforts and ability to continue as a going concern will be materially adversely affected. The Company's auditors have included in their opinion a paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern.

     In the year ended December 31, 1997, the Company funded its operations from its available cash balance at the beginning of the year of $219,723. After accounting for cash used by operating activities of $102,122 and cash expended in connection with financing activities of $5,200, the Company had $112,401 of available cash at December 31, 1997. In the fiscal year ended December 31, 1996, the Company began the year with no cash available. However, the Company did generate approximately $155,000 of cash from financing activities, primarily through the sale of subordinated notes in 1996. This combined with approximately $64,000 of cash provided from operations, resulting primarily from the collection of approximately $259,000 of accounts receivable which offset an approximately $193,000 net loss from operations, left the Company with approximately $219,700 at December 31, 1996. In the fiscal year ended December 31, 1995, the Company began the year with approximately $75,900 in cash and ended the year with no cash. Net cash used by operating activities was approximately $60,000 due primarily to a $223,000 net loss from operations. Additionally, the Company expended approximately $15,800 through financing activities, with approximately $43,000 to meet capital lease obligations for computer and office equipment. This amount was offset by approximately $26,000 of proceeds from the issuance of short-term promissory notes.

CAPITAL EXPENDITURES

     The Company does not have any material commitments for capital expenditures at this time.

EFFECTS OF INFLATION

     The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant impact on the Company's sales or operating results.

INCOME TAXES

     The Company adopted Statement No. 109 "Accounting for Income Taxes" in 1993 and its implementation has had no effect on the Company's financial position and results of operation.

FINANCIAL STATEMENTS

     The Company's financial statements are shown on pages F-1 through F-15. The accounting firm of Wolf & Company, P.C. has been engaged as the Company's independent accountant for the past three years and its Report of Independent Accountants for fiscal 1997 is shown on page F-2.

ITEM 7.  FINANCIAL STATEMENTS

     See pages F-2 through F-15.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On January 24, 1996, XLI received confirmation from Coopers & Lybrand of the decision by XLI that Coopers & Lybrand would not be engaged as XLI's independent accountants. The accounting firm of Wolf & Company, P.C. was appointed and approved by the Board of Directors to replace Coopers & Lybrand. There was no adverse opinion or disclaimer of opinion or disagreement on any matter of accounting principles or practices in Coopers & Lybrand's report on the financial statements for the fiscal years ended December 31, 1994 and December 31, 1993.

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     The current directors, executive officers and key employees of the Company, their ages and their positions held in the Company are as follows:


NAME                            AGE    POSITION
----                            ---    --------
Anthony D'Amelio...............  68    President, Chief Executive Officer and Chairman of
                                       the Board
James L. Salerno...............  67    Chief Financial Officer, Treasurer and Secretary
Daniel J. Allen................  37    Vice President of Research and Development
Roger F. Salava................  61    Director of Strategic and Business Planning
Dr. Joseph L. Katz.............  55    Director and Vice President of Corporate Planning
Vincent J. Spoto...............  52    Director
Dr. Adam Carley................  57    Director


     Each director is elected for a period of one year and serves until his successor is duly elected by the stockholders. Officers are elected by and serve at the discretion of the Board of Directors.

     The following is a summary of the principal occupations during the past five years of each of the directors, executive officers and key employees named above:

     Anthony D'Amelio is a founder of the Company and has served as Chairman of the Board, President and Chief Executive Officer since July 1994. From March 1993 to July of 1994, Mr. D'Amelio served as a consultant to the Company and from June 1989 to March 1993, Mr. D'Amelio was Treasurer, Chief Financial Officer, and Director of the Company. From July 1988 to July 1990, Mr. D'Amelio served as senior consultant to Alcan Corp., an aluminum and chemicals producer in the areas of business development and joint ventures. Previously, Mr. D'Amelio was Vice President, Computer Operations for Honeywell, Inc. and held several executive positions at General Electric and Cie Bull.

     James L. Salerno, Chief Financial Officer, Treasurer and Secretary since March 1995. From 1991-1995 Mr. Salerno was Treasurer of Jem International. He is a former V.P. of Finance at Preview Products Inc. from 1972-1991 and V.P. Group Controller at AMF Inc. from 1952-1972. Mr. Salerno graduated from Pace University with a BBA degree and holds a Master of Science degree from Long Island University and Harvard Business School.

     Daniel Allen, Vice President of Research and Development. Mr. Allen joined the Company in May 1991. Prior to joining the Company, Mr. Allen was Chief Engineer at Cirrus Technology, Inc., responsible for the design and manufacturing of high resolution color laser film recorders and Senior Engineer at Analogic Corp. Mr. Allen graduated from Penn State University and holds a B.S. degree in Mathematics with a minor in Computer Science.

     Roger Salava was appointed Director of Strategic and Business Planning in August 1994. Mr. Salava joined XLI in 1991 as Vice President Engineering. Prior to joining XLI, Mr. Salava was Senior Vice President of Kodak/EPPS, a subsidiary of Eastman Kodak Corporation and former Vice President of Engineering for AGFA/Compugraphic Corporation. He holds a B.S. degree from Marquette University and an M.S. from Northwestern University, both in Electrical Engineering.

     Joseph L. Katz was appointed Vice President, Corporate Development, November 1996 and has been a Director since September 30, 1996. From 1977 to 1996 Dr. Katz has held the positions of Group Leader, Department Head, Senior Principal Engineer of Network and Systems Management at Mitre Corp. Dr. Katz holds Ph.D. and M.S. degrees in Electrical Engineering from Purdue University.

     Vincent J. Spoto, a founder of the Company; previously served as President, Chief Executive Officer and Chairman of the Board of Directors from June 1989 to November 10, 1993. Mr. Spoto was a consultant to the Company for November 1994 to 1996. Presently, Mr. Spoto is President of ImageLabs, Inc. On January 6, 1997, Mr. Spoto was appointed to fill a vacancy on the Board of Directors. Mr. Spoto holds an Associates Degree in Electrical Engineering from the Wentworth Institute of Technology.

     Adam Carley, Chief Scientist, Director and founder of the Company. Dr. Carley invented the laser printing technology that forms the basis of XLI's imaging enhancement technology. For the past five years, Dr. Carley has been a consultant to the Company and President of Carley Corporation, a developer of advanced electronic circuitry for high quality laser image printing. Dr. Carley received his Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology.

     The members of the Board of Directors do not receive any cash compensation for their services as Directors.

ITEM 10.  EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid by the Company to its Chief Executive Officer. No executive officer received annual salary and bonus exceeding $100,000 for their services in all capacities to the Company during the fiscal year ending December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                     -------------------------------
                                                                            AWARDS           PAYOUTS
                                                                     ---------------------   -------
                              ANNUAL COMPENSATION        OTHER       RESTRICTED
                             ----------------------      ANNUAL        STOCK                  LTIP      ALL OTHER
                                    SALARY    BONUS   COMPENSATION     AWARDS      OPTIONS   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)      ($)        ($)           ($)          (#)       ($)         ($)
---------------------------  ----   -------   -----   ------------   ----------    -------   -------   ------------
            (a)              (b)      (c)      (d)        (e)           (f)          (G)       (h)         (i)
Anthony D. D'Amelio........  1997   $90,919                                        35,000
  President, Executive       1996   $22,367     --         --          $2,000(1)
  Officer and Chairman of    1995   $27,875                            $3,750(2)   80,000                 $1,562(3)
  the Board


---------------
(1) 200,000 Shares of Common Stock

(2) 120,000 Shares of Common Stock

(3) 50,000 Warrants

     During 1995 investors who loaned money to the Company received warrants (3 warrants for each $1 loaned). Mr. D'Amelio received 88,000 warrants.

     The following table sets forth individual grants of stock options made to the Chief Executive Officer during the fiscal year ending December 31, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)

                                     NUMBER OF         PERCENT OF
                                     SECURITIES    TOTAL OPTIONS/SARs
                                     UNDERLYING        GRANTED TO       EXERCISE OF
                                    OPTIONS/SARS      EMPLOYEES IN      BASE PRICE    EXPIRATION
NAME                                 GRANTED(#)       FISCAL YEAR         ($/Sh)         DATE
----                                ------------   ------------------   -----------   ----------
                    (a)                 (b)               (c)               (d)          (e)
Anthony D. D'Amelio...............     35,000              17%             .1375       6/3/2002

     The following table sets forth information concerning each exercise of stock options by the Chief Executive Officer during the fiscal year ending December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                    NUMBER OF
                                                                   UNEXERCISED                  VALUE OF
                                                                   SECURITIES                  UNEXERCISED
                                                                   UNDERLYING                 IN-THE-MONEY
                                  SHARES                          OPTIONS/SARS                 OPTION/SARS
                                ACQUIRED ON      VALUE            AT FY-END(#)                AT FY-END($)
NAME                            EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                            -----------   -----------   -------------------------   -------------------------
             (a)                    (b)           (c)                  (d)                         (e)
Anthony D. D'Amelio...........    53,333        $5,000           0/61,667                       0/$2,500

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT OF XLI

     The following table sets forth, as of March 27, 1998, the ownership of XLI Common Stock by (i) each person who is known by XLI to own of record or beneficially more than five percent of XLI Common Stock, (ii) each of XLI's directors and (iii) all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. As of March 27, 1998, XLI had approximately 263 stockholders of record.

                                                               COMMON STOCK            PREFERRED STOCK
                                                         BENEFICIALLY OWNED(1)(2)    BENEFICIALLY OWNED
                                                         ------------------------    -------------------
                   BENEFICIAL OWNER                        NUMBER        PERCENT     NUMBER     PERCENT
                   ----------------                      -----------    ---------    -------    --------
Anthony D. D'Amelio....................................     634,554        17.7%      6,000        1.9%
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Roger F. Salava........................................     182,750         5.1%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

James L. Salerno.......................................     163,584         4.6%     50,000       15.9%
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Daniel J. Allen........................................     215,001         6.0%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Joseph L. Katz, Trustee of Research
Investment Trust.......................................     186,422         5.2%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Joseph L. Katz, Individually...........................      30,000         0.8%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Vincent J. Spoto.......................................      97,108         2.7%         --         --
50 Cypress Road
Wellesley, MA 02181

Adam L. Carley.........................................     104,917         2.9%         --         --
6 Hillside Road
Windham, NH 03087

All directors and executive officers as a group (7
  persons).............................................   1,614,336        45.0%     56,000       17.8%

---------------
(1) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group.

(2) Does not include 42,777 shares issuable upon exercise of a warrant issued to Thomas James Associates, Inc. in connection with XLI's offering of Series A Preferred Stock in February 1994; 254,765 shares issuable upon exercise of the Underwriter's Warrant included in the offering in February 1994; and 427,758 shares issuable upon exercise of Class A Warrants.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1990, the Company entered into an Agreement (the "Carley Agreement") with the Carley Corporation ("Carley Corporation"), a company founded by Dr. Adam L. Carley, a co-founder of XLI, pursuant to which the Company acquired an exclusive worldwide license to certain technology (the "Carley Technology") for the printing of text, graphics and photographic images. In consideration therefor, the Company issued 268,040 shares of Common Stock to the two stockholders of Carley Corporation, Dr. Adam L. Carley and Leonard R. Weisberg (also a co-founder of the Company), and agreed to pay royalties equal to 5% of monetary receipts resulting from the sale by XLI of hardware or software products or services based upon or associated with the Carley Technology and 33 1/3% of monetary receipts from sublicensing the Carley Technology to XLI. All royalty payments terminate upon payment of a cumulative total of $2.4 million, at which time the Carley Corporation has agreed to assign to the Company all rights, title and interest to the Carley Technology, including any improvements to the Carley Technology or future developments based on the Carley Technology. The Company has sublicensed on an exclusive and royalty-free basis the Carley Technology to the Carley Corporation for retail services including but not limited to stores, kiosks and booths for purposes including but not limited to picture making and picture reproduction.

     In December 1993, the Company and Carley Corporation amended the Carley Agreement such that Carley Corporation was to be paid minimum royalties of (i) $75,000 in fiscal year 1994; (ii) $82,500 in fiscal year 1995; and (iii) $90,000 in fiscal year 1996. Additionally, if Carley Corporation develops new Carley Technology and such new Carley Technology were sublicensed by XLI and the total sublicense fees received by XLI for such new Carley Technology exceeded $400,000 during the period from 1994 through 1996 (hereinafter called "excess fees"), then XLI would pay Carley Corporation 25% of the excess fees. In the event that XLI had a net loss before taxes and interest but after the receipt of such total sublicense fees during the six month period ended in the month when any excess fee payment was due, then no excess fee payment would be made by XLI for that month and XLI would have no future obligation to pay that excess fee payment. Based on the results for the period 1994 to 1996, no excess fees were payable to the Carley Corporation.

     Effective January 1, 1997, the Company and the Carley Corporation again amended the Carley Agreement such that the Company will pay a royalty of 15% of cash receipts generated from sales or licenses incorporating the Carley Technology up to a cumulative total of $2.4 million, in lieu of the previous royalty rate of 5% on sales of hardware and software products and 33 1/3% of license fees.

EMPLOYMENT AGREEMENTS

     Effective as of December 30, 1993, the Company entered into a consulting agreement (the Spoto Consulting Agreement) with Vincent J. Spoto, the Company's former President and Chief Executive Officer. Pursuant to the Spoto Consulting Agreement, Mr. Spoto serves as a consultant to the Company's Chief Executive Officer and Board of Directors at a consulting fee of $3,958.33 per month through May 31, 1997. The Spoto Consulting Agreement includes a non-competition provision which prevents Mr. Spoto from directly competing with the Company during the term of the Spoto Consulting Agreement. The Spoto Consulting Agreement also includes confidentiality provisions and provides for the assignment by Mr. Spoto of any inventions or technology conceived or developed by Mr. Spoto during the period of the Spoto Consulting Agreement which result from or are suggested by any task assigned to or performed by Mr. Spoto as a consultant to the Company.

     On February 1, 1994, the Company entered into a Consulting Agreement (the Salava Consulting Agreement) with Roger Salava. Pursuant to the Salava Consulting Agreement, Mr. Salava currently serves as Director of Strategic & Business Planning at the rate of $3,750 per month through November 30, 1997. The Salava Consulting Agreement includes non-competition provisions which prevent Mr. Salava from competing with the Company during the term of the Salava Consulting Agreement and for six months thereafter. The Salava Consulting Agreement also includes confidentiality provisions and requires the assignment by Mr. Salava to the Company of any inventions or technology conceived or developed by Mr. Salava during the period of the Salava Consulting Agreement which relate to the business of the Company.

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits. The following exhibits required to be filed herewith are incorporated by reference to the filings previously made by the Company as noted below (the number before each Exhibit indicates the number of the Exhibit as it was filed in the document referenced below):

EXHIBIT
NUMBER                               TITLE
-------                              -----

  1.1**   Underwriting Agreement

  1.2**   Agreement Among Underwriters

  3.1*    Restated Certificate of Incorporation, as amended

  3.2*    By-laws of the Registrant

  4.1** Certificate of Designations, Preferences and Rights of Series A Cumulative Redeemable Convertible Preferred Stock

  4.2**   Specimen Series A Preferred Stock Certificate

  4.3**   Specimen Common Stock Purchase Warrant

  4.4**   Form of Warrant Agreement

  4.5**   Form of Warrant to be issued to the Representative

 10.9* Equipment Lease Agreement between the Company and Alco Capital Resources, Inc. dated February 26, 1992

10.11* Agreement between the Company and William T. Lundberg, d.b.a. Alliance Associates dated February 11, 1992

10.12* Form of Stock Escrow Agreement among American Stock Transfer & Trust Company, the Company and the stockholders of the Company

10.13*    1990 Stock Option Plan

10.14*    1992 Stock Option Plan

10.15* Form of Financial Consulting Agreement between the Company and the Underwriter

10.16* Form of Investment Banking Agreement between the Company and the Underwriter

10.17* Research and Development Agreement between the Company and Kroy, Inc. dated October 26, 1990, as amended

10.18*    Form of Employee Development and Confidential Information Agreement

10.19* Agreement between the Company, Carley Corporation and Informed Decisions dated January 15, 1990, as amended

10.19.A Fifth Amendment Agreement between the Company, Carley Corporation dated February 12, 1997. (Filed with Form 10-KSB December 31, 1996)

10.26** Second Amendment Agreement dated December 16, 1993 between the Company and Carley Corporation

10.28** Agreement between the Company and TOP Alliance Consultants dated July 5, 1993

10.29**   Form of Merger and Acquisition Agreement

10.32** Consulting Agreement between the Company and Roger Salava dated February 1, 1994

10.33** Consulting Agreement between the Company and Vincent J. Spoto effective as of December 30, 1993

10.37 Agreement between the Company and Analog Devices, Inc. dated February 22, 1995 (filed with December 31, 1994 10-KSB)

10.39 Development and Licensing Agreement dated April 26, 1995, between the Company and Samsung Electronics, Ltd. (filed with September 30, 1995 Form 10-QSB)

10.40 Lease for premises at 101 Billerica Ave., N. Billerica, MA dated June 6, 1995 (filed with September 30, 1995 Form 10-QSB)

10.41 License and Royalty Agreement dated March 11, 1996, between the Company and Pipeline Associate, Inc. (filed with March 30, 1996 Form 10-QSB)

EXHIBIT
NUMBER                               TITLE
-------                              -----

10.42 License and Royalty Agreement dated November 13, 1996 between the Company and Xionics Document Technologies, Inc. (filed on November
          14, 1996)
10.43 Development and License Agreement dated May 30, 1997 by and between the Company and SIS Microelectronics, Inc. (filed with June 30, 1997 Form 10-QSB).
10.44 Licensing and Royalty Agreement dated June 26, 1997 by and between the Company and PCPI Technologies, Inc. (filed with June 30, 1997 10-QSB).
10.45 Technology License and Supply Agreement dated October 15, 1997 by and between the Company and Pixel Magic, Inc. (filed with September 30, 1997 Form 10-QSB).


---------------
 * Filed with the Commission on June 18, 1992; Registration Statement No. 33-48684.

** Filed with the Commission on August 31, 1992; Registration Statement No. 33-48684.

      (b) Reports on Form 8-K. The Company has filed the following reports on Form 8-K during the three months ended December 31, 1997.

      1 -- November 17, 1997

      The Company and Pixel Magic, Inc. announced on November 17, 1997 that the companies signed a Letter of Intent for Pixel Magic, Inc. to acquire XLI by merger.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant certifies that it has duly caused this Amendment No. 1 to Form 10-KSB to be signed on its behalf by the undersigned, thereunto duly authorized, on April 24, 1998.

                                      XEROGRAPHIC LASER IMAGES CORPORATION

                                      By: /s/    Anthony D. D'Amelio
                                         ---------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed by the following persons in the capacities and on the dates indicated.

                       NAME                                          CAPACITY                     DATE
                       ----                                          --------                     ----

              /s/ Anthony D. D'Amelio                     President, Chief Executive         April 24, 1998
---------------------------------------------------         Officer
                                                            and Chairman of the Board
                                                            (Principal Executive Officer)

               /s/ James L. Salerno                       Chief Financial Officer,           April 24, 1998
---------------------------------------------------         Treasurer, Secretary
                                                            (Principal Financial Officer)

                /s/ Dr. Joseph Katz                       Director                           April 24, 1998
---------------------------------------------------

               /s/ Vincent J. Spoto                       Director                           April 24, 1998
---------------------------------------------------

              /s/ Dr. Adam L. Carley                      Director                           April 24, 1998
---------------------------------------------------


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF XLI


     The following table sets forth, as of May 1, 1998, the ownership of XLI Common Stock by (i) each person who is known by XLI to own of record or beneficially more than five percent of XLI Common Stock, (ii) each of XLI's directors and (iii) all directors and officers as a group. As Party Stockholders, all of the stockholders listed in the table have executed irrevocable proxies appointing the directors on the board of directors of Oak as their sole and exclusive proxies in connection with the Merger, with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to all of the shares of capital stock of XLI that they now own or hereafter may beneficially own. As of May 1, 1998, XLI had 263 stockholders of record.


                                                               COMMON STOCK            PREFERRED STOCK
                                                         BENEFICIALLY OWNED(1)(2)    BENEFICIALLY OWNED
                                                         ------------------------    -------------------
                   BENEFICIAL OWNER                        NUMBER        PERCENT     NUMBER     PERCENT
                   ----------------                      -----------    ---------    -------    --------
Anthony D. D'Amelio....................................     634,554        17.7%      6,000        1.9%
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Roger F. Salava........................................     182,750         5.1%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

James L. Salerno.......................................     163,584         4.6%     50,000       15.9%
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Daniel J. Allen........................................     215,001         6.0%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Joseph L. Katz, Trustee of Research Investment Trust...     186,422         5.2%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Joseph L. Katz, Individually...........................      30,000         0.8%         --         --
101 Billerica Avenue, 5 Billerica Park
N. Billerica, MA 01862

Vincent J. Spoto.......................................      97,108         2.7%         --         --
50 Cypress Road
Wellesley, MA 02181

Adam L. Carley.........................................     104,917         2.9%         --         --
6 Hillside Road
Windham, NH 03087

All directors and executive officers as a group (7
  persons).............................................   1,614,336        45.0%     56,000       17.8%

---------------
(1) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group.

(2) Does not include 42,777 shares issuable upon exercise of a warrant issued to Thomas James Associates, Inc. in connection with XLI's offering of Series A Preferred Stock in February 1994; 254,765 shares issuable upon exercise of the Underwriter's Warrant included in the offering in February 1994; and 427,758 shares issuable upon exercise of Class A Warrants.

                     INFORMATION CONCERNING OTI ACQUISITION

     OTI Acquisition is a corporation organized and existing under the laws of the State of Delaware as a wholly-owned subsidiary of Pixel for the sole purpose of effecting the Merger. On the Effective Date, OTI Acquisition shall merge with and into XLI and the separate corporate existence of OTI Acquisition shall cease. The Certificate of Incorporation and By-laws of OTI Acquisition, as in effect at the Effective Time, shall be the Certificate of Incorporation and By-laws of XLI, except that the name of the surviving corporation shall be Xerographic Laser Images Corporation.

                INFORMATION CONCERNING OAK AND ITS SUBSIDIARIES

     The information contained herein regarding the business of Oak and its subsidiaries is qualified by reference to the documents filed by Oak with the SEC and incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

GENERAL

     Oak was incorporated in California on July 2, 1987, and reincorporated in Delaware on February 8, 1995. Oak's principal executive offices are located at 139 Kifer Court, Sunnyvale, California 94086 and its telephone number is (408) 737-0888. Oak has wholly owned subsidiaries in Japan (Oak Technology K.K.), Taiwan (Oak Technology Taiwan) and Andover, Massachusetts (Pixel Magic, Inc.). Oak also has a software design center in Boca Raton, Florida and a mixed signal design center in Austin, Texas. Oak currently has over 450 employees worldwide.

     Oak designs high-performance semiconductors and related software solutions for the optical storage, consumer electronics and digital office equipment markets, targeting applications ranging from business productivity to home entertainment and office automation.

OPTICAL STORAGE MARKET

     Oak pioneered the IDE/ATAPI CD-ROM controller chip in 1993 and is one of the industry's largest merchant suppliers of CD-ROM controllers. Oak's recent product introductions reflect the company's commitment to achieving higher levels of functional integration in future product offerings for the optical storage market. Oak's current optical storage solutions include integrated controllers for CD-ROM, CD-R/RW and DVD-ROM drives. The OTI-9325, Oak's recently announced three-in-one CD-ROM controller, integrates the block decoder, CD-DSP, servo and audio processor on a single chip, thereby offering drive OEMs a more cost-effective solution supporting high performance levels. For the coming generation of optical storage solutions, namely DVD-ROM drives, Oak is currently sampling the OTI-9800, its first 4x DVD-ROM controller with an integrated CSS processor.

CONSUMER ELECTRONICS

     Oak today offers a family of DVD solutions for the consumer electronics market. The TroikaCSS(TM), Oak's integrated MPEG-2/Dolby Digital (AC-3) decoder with CSS authentication and decryption, provides DVD playback capabilities for DVD players and DVD-enabled PCs. Oak also offers the Interactive DVD Browser(TM) software, currently the industry's only DirectShow-compliant DVD navigation tool. In addition, Oak recently introduced its third-generation MPEG-1 decoder for VideoCD players, the OTI-257. This solution is the first and only controller on the market to combine an MPEG-1 audio/video decoder, audio DSP for karaoke functions, on-screen display and a TV encoder that supports NTSC/PAL standards on a single chip.

DIGITAL OFFICE EQUIPMENT MARKET

     The emergence of the multifunction peripheral (MFP) in the small business/home office environment has created opportunities for Oak to leverage its subsidiary Pixel Magic's digital image processing technologies for the growing digital office equipment market. Pixel Magic offers a family of high-performance imaging processors that target applications such as scanners, digital color copiers, fax machines and MFPs.

FURTHER INFORMATION CONCERNING THE BUSINESS OF OAK AND ITS SUBSIDIARIES

     For further information concerning the business of Oak and its subsidiaries, see the following documents filed by Oak with the SEC, which documents are incorporated by reference in and made a part of this Proxy Statement as of their respective dates:

          1. Oak's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, a copy of which is attached as Appendix D.


          2. Oak's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, a copy of which is attached as Appendix D, and Oak's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.


          3. Oak's Form 8-K dated January 22, 1998, a copy of which is attached as Appendix D.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, filed by XLI with the Securities and Exchange Commission ("SEC"), are incorporated by reference in and made a part of this Proxy Statement as of their respective dates:

          1. XLI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as amended, a copy of which is attached as Appendix C.


          2. XLI's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998, a copy of which is attached as Appendix C.


     The following documents, filed by Oak with the Securities and Exchange Commission ("SEC"), are incorporated by reference in and made a part of this Proxy Statement as of their respective dates:

          1. Oak's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, a copy of which is attached as Appendix D.


          2. Oak's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, a copy of which is attached as Appendix D, and Oak's Quarterly Report on form 10-Q for the quarter ended December 31, 1997.


          3. Oak's Form 8-K dated January 22, 1998, a copy of which is attached as Appendix D.

     All documents filed by Oak pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") after the date of this Proxy Statement and before the date of the Special Meeting will be deemed to be incorporated by reference in and to be a part of this Proxy Statement from the date such documents are filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     Copies of any XLI document incorporated by reference in and not attached as an appendix to this Proxy Statement may be obtained without cost by any person to whom a Proxy Statement is delivered by written or oral request (telephone number (978) 670-5999) to XLI at 101 Billerica Avenue, 5 Billerica Park, North Billerica, MA 01862, Attention: James L. Salerno, Chief Financial Officer.

     Copies of any Oak document incorporated by reference in and not attached as an appendix to this Proxy Statement may be obtained without cost by any person to whom a Proxy Statement is delivered by written or oral request (telephone number (408) 737-0888) to Oak Technology at 139 Kifer Court, Sunnyvale, CA 94086, Attention: Sidney S. Faulkner, Chief Financial Officer.

                      XEROGRAPHIC LASER IMAGES CORPORATION
                         INDEX TO FINANCIAL STATEMENTS


                                                                  PAGE(S)
                                                                -----------
Report of Independent Accountants...........................        F-2
Balance Sheets as of December 31, 1997 and 1996.............        F-3
Statements of Loss for the Years Ended December 31, 1997,
  1996 and 1995.............................................        F-4
Statements of Changes in Stockholders' Deficit for the Years
  Ended December 31, 1997, 1996 and 1995....................        F-5
Statements of Cash Flows for the Years Ended December 31,
  1997, 1996 and 1995.......................................        F-6
Notes to Financial Statements...............................    F-7 to F-14
Balance Sheets as of March 31, 1998 (unaudited) and December
  31, 1997..................................................       F-15
Statements of Operations for the Three-Month Period Ended
  March 31, 1998 and 1997 (unaudited).......................       F-16
Statements of Cash Flows for the Three-Month Period Ended
  March 31, 1998 and 1997 (unaudited).......................       F-17

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Xerographic Laser Images Corporation:

     We have audited the accompanying balance sheets of Xerographic Laser Images Corporation as of December 31, 1997 and 1996 and the related statements of loss, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xerographic Laser Images Corporation as of December 31, 1997 and 1996 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the Financial Statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters, which include a merger for which they will be seeking shareholder approval, are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          WOLF & COMPANY, P.C.

Boston, Massachusetts
February 27, 1998

                      XEROGRAPHIC LASER IMAGES CORPORATION

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996
                                    (NOTE 1)

                                                                  1997            1996
                                                              ------------    ------------
                                          ASSETS
Current assets:
  Cash......................................................  $   112,401     $   219,723
  Accounts receivable, less allowance for doubtful accounts
     of $5,000 in 1996......................................        3,600          20,314
                                                              -----------     -----------
          Total current assets..............................      116,001         240,037
Property and equipment, net (Note 4)........................       16,478          35,191
Other assets................................................        3,499           4,432
                                                              -----------     -----------
          Total assets......................................  $   135,978     $   279,660
                                                              ===========     ===========
                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $   237,873     $   352,346
  Deferred revenue..........................................       10,000         101,000
  Accrued payroll...........................................      101,705          33,750
  Accrued expenses (Note 7).................................      286,216         146,193
  Accrued severance costs (Note 8)..........................           --          68,704
  Current portion of capital lease obligations (Note 6).....       11,731          11,731
                                                              -----------     -----------
          Total current liabilities.........................      647,525         713,724
Capital lease obligations (Note 6)..........................        5,176          16,908
Subordinated notes payable (Note 13)........................      283,688         283,688
                                                              -----------     -----------
          Total liabilities.................................      936,389       1,014,320
                                                              -----------     -----------
Stockholders' deficit (Notes 5 and 9)
  Series A Preferred stock, $.01 par value; authorized
     1,000,000 shares; 315,238 issued and outstanding.......        3,152           3,152
  Common stock, $.01 par value; 30,000,000 shares
     authorized; 2,039,310 and 1,778,646 issued and
     outstanding at December 31, 1997 and 1996,
     respectively...........................................       20,393          17,786
  Additional paid-in capital................................    8,438,278       8,434,353
  Accumulated deficit.......................................   (9,262,234)     (9,189,951)
                                                              -----------     -----------
          Total stockholders' deficit.......................     (800,411)       (734,660)
                                                              -----------     -----------
          Total liabilities and stockholders' deficit.......  $   135,978     $   279,660
                                                              ===========     ===========

    See accountants' report and accompanying notes to financial statements.

                      XEROGRAPHIC LASER IMAGES CORPORATION

                               STATEMENTS OF LOSS
                                    (NOTE 1)

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1997          1996          1995
                                                         ----------    ----------    ----------
Revenues (Note 7):
  Product revenues.....................................  $   97,791    $  200,368    $  397,550
  Contract and license revenues........................   1,422,990       698,250       700,000
                                                         ----------    ----------    ----------
          Total revenues...............................   1,520,781       898,618     1,097,550
                                                         ----------    ----------    ----------
Costs and expenses:
  Cost of product revenues.............................      29,358       176,886       294,851
  Cost of contract and license revenue.................     251,765        81,554       202,015
  Research and development.............................     507,051       287,748       331,279
  Selling and marketing................................      72,485        42,942       117,896
  General and administrative...........................     718,832       456,156       358,040
                                                         ----------    ----------    ----------
          Total cost and expenses......................   1,579,491     1,045,286     1,304,081
                                                         ----------    ----------    ----------
Loss from operations...................................     (58,710)     (146,668)     (206,531)
                                                         ----------    ----------    ----------
Other income (expense):
  Interest expense.....................................     (19,361)      (49,252)      (24,655)
  Interest income......................................          --            --           396
  Other income.........................................       5,788         3,332         7,333
                                                         ----------    ----------    ----------
          Total other expense, net.....................     (13,573)      (45,920)      (16,926)
                                                         ----------    ----------    ----------
Net loss...............................................  $  (72,283)   $ (192,588)   $ (223,457)
                                                         ==========    ==========    ==========
Net loss per common share -- basic.....................  $    (0.04)   $    (0.12)   $    (0.18)
Weighted average common and common equivalent shares
  outstanding -- basic.................................   1,799,999     1,565,105     1,255,314

    See accountants' report and accompanying notes to financial statements.

                      XEROGRAPHIC LASER IMAGES CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                                    (NOTE 1)

                                            PREFERRED STOCK          COMMON STOCK
                                         ---------------------   ---------------------
                                         NUMBER OF               NUMBER OF               ADDITIONAL                     TOTAL
                                          SHARES                  SHARES                  PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                          ISSUED     PAR VALUE    ISSUED     PAR VALUE    CAPITAL       DEFICIT        DEFICIT
                                         ---------   ---------   ---------   ---------   ----------   -----------   -------------
Balance at December 31, 1994...........   331,558     $3,316     1,075,023    $10,750    $8,418,088   $(8,773,906)    $(341,752)
Conversion of Series A Preferred Stock
  into common stock....................   (16,320)      (164)      13,623         136            28            --            --
Issuance of common stock to key
  employees in lieu of full cash
  compensation.........................        --         --      250,000       2,500         5,312            --         7,812
Net loss...............................        --         --           --          --            --      (223,457)     (223,457)
                                          -------     ------     ---------    -------    ----------   -----------     ---------
Balance at December 31, 1995...........   315,238      3,152     1,338,646     13,386     8,423,428    (8,997,363)     (557,397)
Issuance of common stock to key
  employees in lieu of full cash
  compensation.........................        --         --      440,000       4,400        10,925            --        15,325
Net loss...............................        --         --           --          --            --      (192,588)     (192,588)
                                          -------     ------     ---------    -------    ----------   -----------     ---------
Balance at December 31, 1996...........   315,238      3,152     1,778,646     17,786     8,434,353    (9,189,951)     (734,660)
Exercise of stock options..............        --         --      260,664       2,607         3,925            --         6,532
Net loss...............................        --         --           --          --            --       (72,283)      (72,283)
                                          -------     ------     ---------    -------    ----------   -----------     ---------
Balance at December 31, 1997...........   315,238     $3,152     2,039,310    $20,393    $8,438,278   $(9,262,234)    $(800,411)
                                          =======     ======     =========    =======    ==========   ===========     =========

    See accountants' report and accompanying notes to financial statements.

                      XEROGRAPHIC LASER IMAGES CORPORATION

                            STATEMENTS OF CASH FLOWS
                                    (NOTE 1)

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1997         1996         1995
                                                          ---------    ---------    ---------
Cash flows from operating activities:
  Net loss..............................................  $ (72,283)   $(192,588)   $(223,457)
  Adjustments to reconcile net loss to net cash provided
     (used) by operating activities:
     Inventory write-offs...............................         --       30,516       41,855
     Write-offs of fixed assets.........................         --           --        3,471
     Depreciation and amortization......................     18,713       33,321       73,766
     Issuance of common stock for services rendered.....         --       15,325        7,812
     (Increase) decrease in operating assets:
       Accounts receivable..............................     16,714      258,957     (222,702)
       Inventory........................................         --       24,665       75,821
       Other assets.....................................        933       11,469        6,281
     Increase (decrease) in operating liabilities:
       Accounts payable.................................   (114,473)     (86,882)     118,854
       Deferred revenue.................................    (91,000)     101,000           --
       Accrued expenses.................................    207,978      (27,063)     186,467
       Accrued severance costs..........................    (68,704)    (104,404)    (128,221)
                                                          ---------    ---------    ---------
Net cash provided (used) by operating activities........   (102,122)      64,316      (60,053)
                                                          ---------    ---------    ---------
Cash flows from financing activities:
  Exercise of stock options.............................      6,532           --           --
  Receipts of notes payable.............................         --      204,500       26,000
  Payments of notes payable.............................         --      (35,500)          --
  Payments under capital lease obligations..............    (11,732)     (12,161)     (43,253)
  Increase (decrease) in cash overdraft.................         --       (1,432)       1,432
                                                          ---------    ---------    ---------
Net cash provided (used) by financing activities........     (5,200)     155,407      (15,821)
                                                          ---------    ---------    ---------
Net increase (decrease) in cash.........................   (107,322)     219,723      (75,874)
Cash at beginning of year...............................    219,723           --       75,874
                                                          ---------    ---------    ---------
Cash at end of year.....................................  $ 112,401    $ 219,723    $      --
                                                          =========    =========    =========
Supplemental disclosure of cash flow information(1):
  Interest paid.........................................  $  19,361    $  45,616    $  20,340

---------------
(1) See Note 12 "Supplementary Cash Flow Information" for noncash investing and financing activities.

    See accountants' report and accompanying notes to financial statements.

                      XEROGRAPHIC LASER IMAGES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Xerographic Laser Images Corporation (the "Company") was founded in June 1989 to develop, manufacture and market a proprietary technology which improves the quality of output from laser printers.

     For the fiscal years ended December 31, 1997, 1996 and 1995, the Company had net losses of $72,283, $192,588 and $223,457, respectively. The Company had a working capital deficit of $531,524 and total stockholders' deficit of $800,411 at December 31, 1997.

     On January 29, 1998, certain stockholders of the Company executed a "Plan of Reorganization and Agreement of Merger" (the "Merger Agreement") with OTI Acquisition Corporation, a wholly-owned subsidiary of Pixel Magic, Inc. ("Pixel"). Under the terms of the Merger Agreement, the Company will become a wholly-owned subsidiary of Pixel and the Company's stockholders will receive a cash payment based on the number of shares outstanding at the time of the merger and the conditional right to receive additional cash payments based on the Company meeting certain milestones through December 31, 2000. A majority of the Company's Preferred Stockholders and Common Stockholders, each voting as a separate class, must vote in favor of the Merger Agreement in order for it to be effective. Among other things, the Merger Agreement, once effective, appoints stockholder representatives, adjusts the terms of the Carley Agreement (see note
7), requires the execution of employment agreements and provides for unexercised stock options and warrants. Please refer to the Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 which accompanies these financial statements.

     Should the Merger Agreement not be consummated, there would be substantial doubt regarding the Company's ability to continue as a going concern. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the amounts of revenues and expenses recorded during the reporting period. Actual results could differ from those estimates. Such estimates primarily relate to accrued expenses and the valuation allowance on deferred taxes.

Revenue Recognition

     Revenues from product sales are recognized at the time of shipment or in accordance with contractual acceptance terms. Research, development and licensing contract revenues are recognized when the related costs are incurred and performance criteria in the contract are met. The Company defers revenue associated with future services over the term of the related services.

Inventory

     Inventory was stated at the lower of cost (first in, first out) or market. During 1996, all remaining board product inventory became obsolete due to changing technology, and was written off.

Property and Equipment

     Purchased property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, which is generally five years. Property and

                      XEROGRAPHIC LASER IMAGES CORPORATION
equipment leased under capital leases are stated at cost and are amortized over the lesser of the lease term or estimated useful life.

     Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss, if any, is reflected in the results of operations.

Research and Development

     Research and development costs are expensed as incurred.

Product Warranty Costs

     The Company's warranty period on sales of its board products is generally one year. The Company warrants that its board products are free from defects in workmanship and materials and conform in all material respects to specifications. In the event of a warranty claim, the Company may elect to replace the defective board product or refund to the customer the amount paid for such product. Estimated future costs for initial product warranties are considered immaterial.

Income Taxes

     Deferred tax assets and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using the currently enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss and tax credit carryforwards to the extent their realization is more likely than not. The deferred tax expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages all entities to adopt a fair value based method of accounting for stock compensation, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for employee plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Entities electing to continue to apply APB Opinion No.25 for employee stock-based compensation must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied.

     Generally, stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under APB Opinion No. 25 no compensation cost is recognized. The Company will continue its current accounting treatment for employee stock options and make the pro forma disclosures proscribed by this Statement.

Net Income (Loss) Per Share

     In February 1997, FASB issued SFAS No. 128, "Earnings per Share" which requires that earnings per share be calculated on a basic and dilutive basis. Basic earnings per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the

                      XEROGRAPHIC LASER IMAGES CORPORATION
assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options and warrants, and are determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options and warrants would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. For the years ended December 31, 1997 and 1996, options and warrants applicable to 3,410,584 shares and 3,469,790 shares, respectively were anti-dilutive and excluded from the diluted earnings per share computation. The statement is effective for interim and annual periods ending after December 15, 1997, and requires the restatement of all prior period earnings per share data presented. No restatement was necessary as the adoption of SFAS No. 128 did not impact the Company's earnings per share calculations.

3. INCOME TAXES

     The Company has generated operating loss carryforwards for federal and state income tax and federal alternative minimum tax purposes of approximately $9,110,000 for the period June 9, 1989 (inception) through December 31, 1997. These net operating losses will expire at various dates through 2012. The Company has also generated research and development credits of approximately $268,000 through December 31, 1997, which expire at various dates through 2012. Utilization of these net operating loss carryforwards and research and development credits will be subject to annual limitations based on Internal Revenue Code provisions relating to changes in the Company's ownership.

     The approximate tax effect of each type of temporary difference before allocation of the valuation allowance is as follows:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1997           1996
                                                    -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards................  $ 3,655,000    $ 3,484,000
  Tax credit carryforwards........................      268,000        211,000
  Allowance for doubtful accounts.................           --          2,000
  Accrued severance costs.........................           --         27,500
                                                    -----------    -----------
Total deferred tax asset..........................    3,923,000      3,724,500
Valuation allowance...............................   (3,923,000)    (3,724,500)
                                                    -----------    -----------
Net deferred tax asset............................  $        --    $        --
                                                    ===========    ===========

     Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a 100% valuation allowance against deferred tax assets.

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            DECEMBER 31,
                                                       ----------------------
                                                         1997         1996
                                                       ---------    ---------
Equipment............................................  $ 121,740    $ 121,740
Capitalized lease equipment..........................    368,964      368,964
                                                       ---------    ---------
                                                         490,704      490,704
Less accumulated depreciation and amortization.......   (474,226)    (455,513)
                                                       ---------    ---------
Property and equipment, net..........................  $  16,478    $  35,191
                                                       =========    =========

                      XEROGRAPHIC LASER IMAGES CORPORATION

5. STOCK OPTION PLANS

     The Company maintains two stock option plans (the "1990 Stock Option Plan" and the "1992 Stock Option Plan") whereby the Board of Directors, at their discretion, may issue either incentive stock options or nonqualified options to employees and nonqualified options to consultants, directors or other non-employees.

     Incentive stock options may not be granted at a price less than the fair market value of the shares at the grant date (or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock) while the nonqualified options may not be granted at a price lower than the lesser of 50% of the fair market value of the shares at the grant date or the book value of the shares as of the end of the fiscal year of the Company immediately preceding the date of the grant. All grants as of December 31, 1997 were at fair market value or greater. The options generally vest ratably over a period of zero to five years. Incentive stock options granted under the plan must expire not more than 10 years from the date of grant and not more than five years in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company. All options not exercised prior to the expiration date automatically expire.

     The following table summarizes all stock option activity:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                          NUMBER OF    EXERCISE
                                                           OPTIONS      PRICE
                                                          ---------    --------
Outstanding at December 31, 1994........................   137,986      $1.99
  Granted...............................................   287,000       0.03
  Canceled..............................................   (74,381)      1.50
  Terminated............................................   (25,638)      1.50
                                                          --------
Outstanding at December 31, 1995........................   324,967      $0.41
  Granted...............................................   125,500       0.02
  Canceled..............................................   (10,417)      0.03
  Terminated............................................    (1,176)      1.50
                                                          --------
Outstanding at December 31, 1996........................   438,874      $0.30
  Granted...............................................   205,000       0.127
  Exercised.............................................  (260,664)      0.025
  Terminated............................................    (3,542)      0.75
                                                          --------
Outstanding at December 31, 1997........................   379,668      $0.39
                                                          ========

     In January 1998, all options became exercisable in connection with the Merger Agreement. All options will terminate once the merger is completed. Information pertaining to options outstanding at December 31, 1997 is as follows:

   RANGE OF         NUMBER      WEIGHTED AVERAGE
EXERCISE PRICES   OUTSTANDING    EXERCISE PRICE
---------------   -----------   ----------------
$  .01-$.1375       344,169          $ 0.09
$     1.50           29,500          $ 1.50
$10.50-$22.50         5,999          $12.16
                    -------
                    379,668          $ 0.39

     At December 31, 1997, 59,143 shares are available for future grants. In January and February 1998, 334,169 options were exercised.

     The Company applies APB Opinion 25 and related interpretations in accounting for its employee option and warrant grants. Accordingly, no compensation cost has been recognized. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method

                      XEROGRAPHIC LASER IMAGES CORPORATION
prescribed by SFAS No. 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                                   YEARS ENDED DECEMBER 31,
                                              ----------------------------------
                                                1997        1996         1995
                                              --------    ---------    ---------
Net loss:                    As reported....  $(72,283)   $(192,588)   $(223,457)
                             Pro Forma......   (98,318)    (194,138)    (251,426)
Net loss per common share:   As reported....     (0.04)       (0.12)       (0.18)
                             Pro Forma......     (0.05)       (0.12)       (0.20)

     The fair value of each option or warrant granted is estimated on the grant date using the Black-Scholes option pricing model. Due to the historical volatility of the Company's stock price, the fair value of the option or warrant is generally equal to the fair value of the underlying stock. The weighted average fair value of options granted as of the grant dates was $.13 and $.01 for 1997 and 1996, respectively.

6. COMMITMENTS

     The Company leases its facilities and certain equipment under operating lease agreements which expire on various dates through 1999. Rental expense incurred under these agreements was $38,558, $36,100 and $56,179 during 1997, 1996, and 1995, respectively. The Company has entered into various capital leases for office equipment, the net book value of which were $16,478 and $28,638 at December 31, 1997 and 1996, respectively.

     The future minimum annual lease obligations under these leases for the respective years ending December 31 are as follows:

                                                         CAPITAL     OPERATING
                                                          LEASES      LEASES
                                                         --------    ---------
1998...................................................  $ 18,528     $42,234
1999...................................................     8,249      17,014
2000...................................................        --       2,936
                                                         --------     -------
          Total obligation.............................    26,777      62,184
Less amount representing interest......................    (9,870)
                                                         --------
Present value of minimum lease payments................    16,907
Less current portion...................................   (11,731)
                                                         --------
Long-term obligation...................................  $  5,176
                                                         ========

7. RELATED PARTY TRANSACTIONS

     In July 1989, the Company entered into an Agreement (the "Carley Agreement") with the Carley Corporation, a company founded by Dr. Adam L. Carley, a founder of the Company, pursuant to which the Company acquired an exclusive worldwide license to certain technology (the "Carley Technology") for the printing of text, graphics and photographic images. In consideration therefore, the Company issued 268,040 shares of common stock valued at $.0l per share to the two stockholders of the Carley Corporation and agreed to pay royalties equal to 5% of cash received in connection with sales of hardware or software products incorporating the Carley Technology and 33 1/3% on all related technology sublicensed to third parties, up to $2,400,000. The Carley Corporation has agreed that upon payment of the total royalty amount it will assign all rights, title and interest to the Carley Technology, including any improvements or future developments on the Carley Technology, to the Company. Upon the assignment the Company has agreed to sublicense the Carley Technology to the Carley Corporation, on an exclusive and royalty-free basis, for retail services including but not limited to stores, kiosks and booths for purposes of picture making and picture reproduction.

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                                 FORM 10-QSB

(Mark One)

(X)  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 1998.
                                               --------------

( )     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission file number 1-11236

              XEROGRAPHIC LASER IMAGES CORPORATION
      ------------------------------------------------------
      (Exact name of registrant as specified in its charter)

         Delaware                                    51-0319174
- ------------------------------            ----------------------------------
State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)


101 Billerica Avenue, 5 Billerica Park, North Billerica, MA          01862
- ------------------------------------------------------------       ----------
(Address of principal executive offices)                           (Zip Code)

                               (978) 670-5999
             --------------------------------------------------
            (Registrant's telephone number, including area code)





        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days.

YES   X               NO
    -----                -----




        Indicate the number of shares outstanding of each of the issuer's classes of Stock, as of the latest practicable date.


          Class                                   Outstanding at May 6, 1998
         -------                                  --------------------------
Common Stock, $.01 par value
        per share                                           3,574,941 *

Series A Convertible Preferred
        Stock, $.01 par value
        per share                                             315,238


        *Common stock assuming conversion of the outstanding Series A convertible preferred shares equals 4,359,370 shares.

Transitional Small Business Disclosure Format:

        Yes               No   X
            -----            -----

                      XEROGRAPHIC LASER IMAGES CORPORATION

                                     INDEX

                                                                          PAGES

PART I          FINANCIAL INFORMATION

        Item 1  Financial Statements

                        Balance Sheets as of March 31, 1998
                             (unaudited) and December 31, 1997                4

                        Statements of Operations for the three
                             month period ended March 31, 1998 and
                             1997 (unaudited)                                 5

                        Statements of Cash Flows for the three month
                             period ended March 31, 1998 and 1997
                             (unaudited)                                      6

                        Notes to Financial Statements
                           (unaudited)                                        7

        Item 2  Management's Discussion and Analysis of
                         Financial Condition and Results of
                              Operations                                   8-10

PART II         OTHER INFORMATION

        Item 1  Legal Proceedings
        Item 2  Changes in Securities
        Item 3  Defaults Upon Senior Securities
        Item 4  Submission of Matters to a Vote of Security-Holders
        Item 5  Other Information
        Item 6  Exhibits and Reports on Form 8-K                             11

Signature                                                                    12

                  Xerographic Laser Images Corporation
                             Balance Sheets

                                                                                          March 31          December 31
                                                                                            1998                1997
                                                                                          ----------        -----------
ASSETS
- ------
Current assets:
        Cash                                                                               $39,832         $112,401
        Accounts receivable                                                                 21,627            3,667
                                                                                         ----------        ---------
        Total current assets                                                                61,459          116,069
                                                                                         ----------        ---------
Property and equipment, net                                                                 15,465           16,478
Other assets                                                                                 3,432            3,432
                                                                                         ----------        ---------
        Total assets                                                                        80,356          135,979
                                                                                         ==========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
- ----------------------------------------------
Current liabilities:
        Notes payable                                                                     $110,000         $     -
        Accounts payable                                                                   363,019          237,873
        Deferred revenue                                                                        -            10,000
        Accrued expenses                                                                   276,914          286,216
        Accrued payroll                                                                     85,133          101,705
        Current portion of capital leases                                                   11,731           11,731
                                                                                         ----------       ---------
        Total current liabilities                                                          846,798          647,525
                                                                                         ----------       ---------
Capital lease obligations                                                                    1,049            5,176
Subordinated notes payable                                                                 283,688          283,688
                                                                                         ----------       ---------
        Total liabilities                                                                1,131,535          936,390

Stockholder's equity (deficit)
  Series A Preferred stock, $.01 par value;
    authorized 1,000,000 shares; 315,238
    issued and outstanding at March 31, 1998
    and December 31, 1997                                                                    3,152            3,152
  Common stock, $.01 par value; 30,000,000
    shares authorized:  3,574,941 issued and
    outstanding at March 31, 1998 and
    2,039,310 outstanding at December 31, 1997.                                             35,749           20,393
  Additional paid-in capital                                                             8,484,033        8,438,278
  Accumulated deficit                                                                   (9,574,114)      (9,262,234)
                                                                                         ----------       ----------
  Total stockholders' equity (deficit)                                                  (1,051,180)        (800,411)
                                                                                         ----------       ----------
  Total liabilities and stockholders' equity                                               $80,356         $135,979
                                                                                         ==========       ==========

The accompanying notes are an integral part of the financial statements.



                      Xerographic Laser Images Corporation
                           Statements of Operations

                                                             Three Months Ended     Three Months Ended
                                                                        March 31               March 31
                                                                          1998                   1997
                                                                 (unaudited)             (unaudited)
                                                             -----------------     ------------------

Product revenues                                                            $2,739              $20,054
Contract and license revenues                                              141,603              241,667
                                                                         ----------           ----------
    Total revenues                                                         144,341              261,721

Cost and expenses:
    Cost of product revenues                                                 2,052               10,795
    Cost of contract and license revenues                                   34,923               40,932
    Research and development                                               158,401              112,491
    Sales and marketing                                                     41,707                7,330
    General and administrative                                             211,342              145,268
                                                                         ----------           ----------
    Total cost and expenses                                                448,426              316,816

Loss from operations                                                      (304,085)             (55,095)

Other income                                                                   100                4,739
Net interest expense                                                         7,810                1,725
Provision for Taxes                                                             85                   -
                                                                         ----------           ----------
Net loss                                                                 ($311,880)            ($52,081)
                                                                         ==========           ==========
Net loss per common share - basic                                           ($0.11)              ($0.03)

Weighted average common and common
    equivalent shares outstanding-basic                                  2,807,125            1,778,646



The accompanying notes are an integral part of the financial statements.



                      Xerographic Laser Images Corporation
                            Statements of Cash Flows


                                                                                     Three Months Ended  Three Months Ended
                                                                                         March 31            March 31
                                                                                          1998                1997
                                                                                        (unaudited)         (unaudited)
                                                                               ------------------   -----------------

Cash flows from operating activities:
        Net loss                                                                      ($311,880)          ($52,081)
        Adjustments to reconcile net loss to net cash
        Used in operating activities:
        Depreciation and amortization                                                     1,013              4,678
        (Increase) decrease:
           Accounts receivable                                                          (17,960)            13,743
        Increase (decrease):
           Accounts payable                                                             125,147             (3,142)
           Deferred revenues                                                            (10,000)           (41,667)
           Accrued expenses                                                              (9,302)           (94,929)
           Accrued payroll                                                              (16,571)                -
           Accrued severance costs                                                           -             (22,144)
                                                                                       ----------         ----------
Net cash used in operating activities                                                  (239,553)          (195,542)
                                                                                       ----------         ----------

Cash flows from financing activities:
        Issuance of common stock                                                         61,111                 -
        Payments under capital lease obligations                                         (4,127)            (2,933)
        Issuance of Note Payable                                                        110,000                 -
                                                                                       ----------         ----------
Net cash provided (used) in investing activities                                        166,984             (2,933)
                                                                                       ----------         ----------

Net increase (decrease) in cas                                                          (72,569)          (198,475)
Cash at beginning of period                                                             112,401            219,723
                                                                                       ----------         ----------
Cash at end of period                                                                   $39,832            $21,248
                                                                                       ==========         ==========

Supplemental disclosure of cash flow information:
   Cash paid for interest                                                                $7,810             $1,725


The accompanying notes are an integral part of the financial statements.


 XEROGRAPHIC LASER IMAGES CORPORATION

 Notes to Financial Statements

 March 31, 1998


1. Nature of Business and Basis of Presentation
   ---------------------------------------------
In the first quarter of 1998, the Company continued to focus on the design and development of ASIC and VHDL (Virtual Hardware Description Language) enhancement product offerings for the OEM printer and printer controller market. During 1997 the Company delivered VHDL modules to OEMs and introduced the XLI-2050 ImageChip ASIC (Application Specific Integrated Circuit) that incorporates all of the Company's current enhancement technology into one chip design. The Company hopes to increase revenue through additional licensing of the ImageChip technology and through sales of its ImageChip ASICs to OEMs. The Company's strategy is to become the primary distributor of its ImageChip ASICs rather than solely a licensor of the ImageChip technology. The Company believes that its revenues and gross margins will ultimately be greater from chip sales than from royalties earned pursuant to technology licenses. Production quantities of the ImageChip are planned for the second half of 1998. The Company also plans to add additional engineering resources in 1998 in order to meet the demands from existing and anticipated OEM agreements. This will result in increased research and development costs that may negatively affect cash flow.

On January 29, 1998 the Company entered into a Plan of Reorganization and Agreement of Merger by and among Oak Technology, Inc., Pixel Magic, Inc., and OTI Acquisition Corporation ("OTI") pursuant to which OTI will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Pixel Magic, Inc., which is a wholly-owned subsidiary of Oak Technology, Inc. The ASIC products of Pixel Magic and XLI are complementary to each other and are targeted to the same printer/digital copier market. The Company believes that the merger should enhance XLI's ability to bring its products to the OEM market. The merger is subject to the approval of the Company's shareholders.

During the first quarter or 1998, the Company continued working with a licensee on the design and development for a scaling/enhancement ASIC for flat-panel displays. Although this technology is an extension of the Company's
Technology outside the printer market, there are no current plans to market such a product and, if done so, there is no assurance that this product would have market acceptance.

In February 1998, the Company entered into a license agreement with QMS, Inc., (a provider of printing products to end users and printer controllers to OEMs) for the purchase of ImageChips. Including the agreement with QMS, the Company has entered into seven license agreements for its ImageChip Technology to date. The information furnished has been prepared from the Company's accounts without audit. In the opinion of management, all adjustments and accruals (consisting only of normal recurring adjustments), which are necessary for a fair presentation of operating results, are reflected in the accompanying financial statements. Certain information and footnote disclosures normally included in the Company's annual financial statements have been condensed or omitted. These interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1997, which are contained in the Company's 1997 Form 10-KSB filed with the Securities and Exchange Commission.

2. Net Loss per Common Share
   -------------------------
Net loss per share is computed based upon the weighted average number of common shares outstanding. Common equivalent shares are not included in the per share calculations as the effect of their inclusion would be nondilutive.


3. Management's Discussion and Analysis of Financial Condition and
   ---------------------------------------------------------------
Results of Operations
- ---------------------
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forwarding-looking statements. Except for historical information contained herein, the matters discussed in this section contain potential risks and uncertainties, including, without limitation, risks related to the ability of XLI (hereinafter referred to in this section as the "Company") to successfully develop, test, product and market its proposed products, identify and attract partners to help market its proposed products, identify and attract partners to help commercialize the Company's products; attract and retain key employees; obtain meaningful patent protection to cover the Company's proprietary technology; raise capital for future operations and commercialization of its products; and successfully respond to technological changes in the marketplace. The Company will need to complete the pending merger to attract partners in order to exploit its products, and there can be no assurance that the Company will be successful in completing such transactions. Additional information regarding potential factors which could affect the Company's financial results are included in the Company's public filings with the Securities and Exchange Commission.

Results of Operations

The Company's strategy is to develop core ideas derived from XLI's current technology, then design products incorporating such ideas for production in collaboration with strategic partners.

Revenues for the first quarter of 1998, which ended March 31, 1998 were $144,341, a decrease of approximately 45% from 1997's first quarter revenues of $261,721. Product revenues were $2,739 and contract and license revenues were $141,603 for the first quarter of 1998, as compared to product revenues of $20,054 and contract and license revenues of $241,667 for the same period in 1997.

The Company recorded a net loss of $311,880 for the first quarter of 1998, as compared to a net loss of $52,081 for the same period in 1997. The increase is attributable primarily to the decrease in contract and license revenues of $100,064 and the increase in cost and expenses of $131,610.

The Company's gross margin on total revenue was 75% for the first quarter of fiscal year 1998 compared to 81% for the same period in 1997. The decrease in gross margin was mostly due to the decrease in contract and license revenue of $100,064.

Research and development costs for the three month period ended March 31, 1998 were $158,401 or approximately 110% of revenues as compared to $112,491 or approximately 43% of revenues for the three month period ended March 31, 1997. The increase in 1998 of $45,910 was primarily attributable to the hiring of additional personnel and to associated expenses to support the increase in ASIC and VHDL development activity. The Company's ongoing engineering emphasis continues to be on the development of image enhancement ASICs.

Selling and marketing expenses for the three month period ended March 31, 1998 were $41,707 or approximately 29% of revenues as compared to $7,330 or approximately 3% of revenues for the three month period ended March 31, 1997. The increase of $34,377 is primarily attributable to the hiring of a vice president of marketing and sales in late 1997 and expenses associated with the introduction of the XLI-2050 ImageChip.

General and administrative expenses for the three month period ended March 31, 1998 were $211,342 or approximately 147% of revenues as compared to $145,268 or approximately 50% of revenues for the three month period ended March 31, 1997. The increase of $66,074 is primarily attributable to costs incurred in connection with the proposed merger with OTI Acquisition Corporation.

Liquidity and Capital Resources

At March 31, 1998 the Company had current assets of $61,459, current liabilities of $846,798 and cash of $39,832, resulting in a working capital deficit of $785,339. For the quarter ended March 31, 1998, the Company had a negative cash flow from operations of $239,553.

In connection with the Merger Agreement, XLI and Oak entered into a Promissory Note and Agreement on April 24, 1998 (the "Note and Agreement") pursuant to which Oak Technology, Inc. ("Oak") agrees to advance to XLI such amounts as XLI may request for working capital purposes, up to $500,000. XLI promises to pay to Oak the principal sum of $500,000, or such lesser principal amount, as the case may be, at an interest rate equal to the Prime Rate plus one-half percent. All principal and accrued interest shall be due on August 31, 1998. If the Reorganization Agreement has not closed on or before August 31, 1998, then the principal and accrued interest shall at the option of the Lender either convert to a prepaid royalty under that Technology License and Supply Agreement entered into on October 15, 1997 by and between Pixel Magic, Inc., a Massachusetts corporation and wholly owned subsidiary of Lender, and Borrower or be immediately due and payable. Lender shall provide written notification to Borrower on August 31, 1998, indicating the form of repayment it has chosen.

The Company plans to finance its operations from its available cash and through the working capital line provided by Oak.

Capital Expenditures

The Company does not have any material commitments for capital expenditures at this time.

                       PART II OTHER INFORMATION

Item 1. Legal Proceedings

        The Company is not currently involved in any material legal proceedings.

Item 2. Changes in Securities

        Not Applicable

Item 3. Defaults Upon Senior Securities

        Not Applicable

Item 4. Submission of Matters to a Vote of Security-Holders

        No matters were submitted to a vote of security-holders
        During the period covered by this report.

Item 5. Other Information

        Not Applicable

Item 6. Exhibits and Reports on Form 8-K

        (a) The following exhibit is filed herewith:

                  Exhibit Number                  Title
                  --------------                 -------
                      10.47                      Promissory Note and Agreement
                                                 dated April 24, 1998 between
                                                 Oak Technology, Inc. and XLI

        (b) Form 8-K filed by the Company on February 3, 1998 to announce the signing of the Plan of Reorganization and Agreement of Merger by and among Oak Technology, Inc., Pixel Magic, Inc., OTI Acquisition Corporation and Xerographic Laser Images
            Corporation.

Signatures



Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Xerographic Laser Images Corporation
                                          (Company)





Date: May 13, 1997                     By:  /s/ James L. Salerno
      ------------                         -----------------------------
                                           James L. Salerno, Chief Financial
                                           Officer (Principal Financial and
                                           Accounting Officer)

Exhibit 10.47

                       PROMISSORY NOTE AND AGREEMENT
                          ("Note and Agreement")

$500,000.00                                             Sunnyvale, California
                                                        April 24, 1998


        FOR VALUE RECEIVED, Xerographic Laser Images, a Delaware Corporation ("Borrower"), hereby promises to pay to the order of Oak Technology, Inc., a Delaware corporation ("Lender"), the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) or such lesser amount as shall equal the outstanding principal amount of all sums advanced to Borrower hereunder and to pay interest on the outstanding balance of said sum at a rate per annum equal to the Prime Rate (as defined below) plus one-half percent (0.50%), such rate of interest to change as the Prime Rate shall change. The "Prime Rate" shall be, for any day, the rate of interest in effect for such day as published by the Federal Reserve Board from time to time in its Statistical Release H.15 (519) under the heading "Bank prime loan". Any change in the Prime Rate shall take effect at the opening of business on the day specified in the publication of such change. All principal and accrued interest hereunder shall be due and payable on August 31, 1998. If the Reorganization Agreement (defined below) has closed on or before August 31, 1998, then the principal and accrued interest shall become an intercompany debt and be eliminated in the purchase accounting related to the Reorganization Agreement and this Note and Agreement shall terminate. If the Reorganization Agreement has not closed on or before August 31, 1998, then the principal and accrued interest shall at the option of the Lender either convert to a prepaid royalty under that Technology License and Supply Agreement entered into on October 15, 1997 by and between Pixel Magic, Inc. a Massachusetts corporation and wholly owned subsidiary of Lender, and Borrower or be immediately due and payable. Lender shall provide written notification to Borrower on August 31, 1998, indicating the form of repayment it has chosen.

        All computations of interest under this Note and Agreement shall be based on a year of 365 or 366 days, as applicable, for actual days elapsed. In the event that, contrary to the intent of Lender and Borrower, Borrower pays interest under this Note and Agreement and it is determined that such interest rate was in excess of the then legal maximum rate, then that portion be deemed a payment of principal and applied against the principal then due under this Note and Agreement.

Reorganization Agreement:

        This Note and Agreement is being entered into in connection with the Plan of Reorganization and Agreement of Merger dated as of January 29, 1998 (as the same may be amended, restated, supplemented or otherwise modified pursuant to the terms thereof, the"Reorganization Agreement") by and between Borrower, Lender, OTI Acquisition Corporation and certain party stockholders of Borrower. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Reorganization Agreement.

Conditions to Advances, Use of Proceeds, Covenants:

        Amounts shall be advanced to Borrower under this Note and Agreement solely in accordance with the terms and conditions set forth in this Note and Agreement, including Schedule A attached hereto and incorporated herein by this reference. Borrower shall use the proceeds of any amount advanced under this Note and Agreement solely for its normal working capital in the ordinary course of business. Until the termination of this Note and Agreement or payment in full by Borrower of all amounts outstanding under this Note and Agreement, Borrower agrees that it shall comply with and duly perform all of its covenants, obligations and agreement set forth in the Reorganization Agreement, which are hereby incorporated herein by reference as if fully set forth herein.

        Borrower agrees to pay on demand: (i) all reasonable costs and expenses of Lender, and the reasonable fees and disbursements of counsel, in connection with the enforcement or attempted enforcement of, and preservation of any rights or interests under, this Note and Agreement, including in any out-of-court workout or other refinancing or restructuring or in any bankruptcy case. Any amounts payable to Lender pursuant to this paragraph if not paid upon demand shall bear interest from the date of such demand until paid in full, at the rate of interest set forth herein in respect of principal outstanding hereunder.

        If at any time any provision of this Note and Agreement is or become illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions shall in any way be affected or impaired thereby.

        Any term, covenant, agreement or condition of this Note and Agreement may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender. No failure or delay by Lender in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy nor shall any single or partial exercise of any such right or remedy preclude any other further exercise thereof or of any other right or remedy. The acceptance at any time by Lender of any past due amount hereunder shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable. Unless otherwise specified in such waiver or consent, a waiver of consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

        This Note and Agreement shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Note and Agreement without the prior written consent of Lender.

        Nothing expressed in or to be implied from this Note and Agreement is intended to give, or shall be construed to give, any person or entity, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Note and Agreement or under or by virtue of any provisions herein.

        The words "hereof", "herein", "hereunder" and similar words refer to this Note and Agreement as a whole (including the Schedules attached hereto) and not to any particular provision of this Note and Agreement.

        Borrower hereby waives presentment, demand, protest, notice of dishonor and all other notices, except as expressly provided herein, any release or discharge other than actual payment in full hereof.

        This Note and Agreement shall be construed in accordance with and governed by the laws of the State of California, excluding conflict of laws principles.

        All notices and other communications hereunder shall be given as provided in Section 12.9 of the Reorganization Agreement.

        IN WITNESS WHEREOF, the undersigned duly authorized officer of Borrower has executed this Note and Agreement as of the date set forth above.



                                                By:  /s/ Anthony D. D'Amelio
                                                   --------------------------
                                                Name:  Anthony D. D'Amelio

                                                Title: President & CEO, XLI


By:  /s/ William L. Siddall
   -------------------------
William L. Siddall
Vice President, Operations
Pixel Magic, Inc.

                                                                      APPENDIX D

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-K

              [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For The Fiscal Year Ended June 30, 1997              Commission File No. 0-25298

                                       OR

            [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                 For the transition period from ______ to ______

                              OAK TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                            77-0161486
          (State or other jurisdiction of             (I.R.S. Employer
          incorporation of organization)             Identification No.)

                  139 KIFER COURT                           94086
               SUNNYVALE, CALIFORNIA                     (Zip Code)
     (Address of principal executive offices)

       Registrant's telephone number, including area code: (408) 737-0888
        Securities registered pursuant to Section 12(b) of the Act: NONE
           Securities registered pursuant to Section 12(g) of the Act:
                          Common Stock, $.001 par value

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the Registrant was required to file such reports, and (2) has been subject to such filing requirements for the past 90 days.

Yes [ X ] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference to Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of voting stock held by non-affiliates of the Registrant was approximately $393,381,158 as of August 29, 1997, based upon the closing price of the Registrant's Common Stock on the Nasdaq National Market reported for August 29, 1997. Shares of Common Stock held by each executive officer and Director and by each person who beneficially owns more than 5% of the outstanding Common Stock have been excluded in that such persons may under certain circumstances be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination of affiliate status for any other purpose.

41,732,212 shares of the Registrant's $.001 par value Common Stock were outstanding at August 29, 1997.

                       DOCUMENTS INCORPORATED BY REFERENCE

The following documents (or portions thereof) are incorporated by reference into the Parts of this Form 10-K noted:

Part III incorporates by reference from the definitive proxy statement for the Registrant's 1997 Annual Meeting of Stockholders to be filed with the Commission pursuant to Regulation 14A not later than 120 days after the end of the fiscal year covered by this Form.



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
                                     PART I

ITEM 1.  BUSINESS

         Except for the historical financial information contained herein, the matters discussed in this Annual Report on Form 10-K may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variability in the Company's quarterly operating results, (iii) general conditions in the semiconductor industry, (iv) risks related to pending legal proceedings, (v) development by competitors of new or superior products or the entry of new competitors into the Company's markets, (vi) the Company's ability to diversify its product and market base by developing and introducing new products within designated market windows at competitive price and performance levels, (vii) willingness of prospective customers to design the Company's products into their products, (viii) availability of adequate foundry capacity and access to process technologies, (ix) the Company's ability to protect its proprietary information and obtain adequate licenses of third party technology on acceptable terms, (x) risks related to use of independent manufacturers and third party assembly and test vendors, (xi) dependence on key personnel, (xii) reliance on a limited number of large customers, (xiii) dependence on sales of CD-ROM controller products, (xiv) risks related to international business operations, (xv) ability of the Company to maintain adequate price levels and margins with respect to its products, (xvi) management of changing operations related to the Company's attempt to diversify its product and market base, (xvii) risks related to product defects, (xviii) the ability to attract and retain qualified management and technical personnel and (xix) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

GENERAL

         Oak Technology, Inc. (the "Company") designs, develops and markets high-performance integrated semiconductors and related software solutions to original equipment manufacturers (OEMs) worldwide that serve the PC, consumer electronics and digital office equipment markets. The Company provides semiconductor products for these markets by leveraging its expertise in five core technologies: optical storage, MPEG imaging, video/graphics, audio/communications and digital imaging. The Company's products typically consist of hardware, firmware, and software to provide a complete solution for customers.

         The Company was incorporated in California on July 2, 1987 and reincorporated in Delaware on February 8, 1995. The Company's principal executive offices are located at 139 Kifer Court, Sunnyvale, California 94086 and its telephone number is (408) 737-0888. The Company has wholly owned subsidiaries in Japan (Oak Technology K.K.), Taiwan (Oak Technology Taiwan) and Andover, Massachusetts (Pixel Magic, Inc.). Except where otherwise indicated, references to the "Company" refer to Oak Technology, Inc., a Delaware corporation, its California predecessor and their subsidiaries.

BUSINESS STRATEGY

         The Company's objective is to be a leading supplier of high-performance, integrated semiconductors and related software that address segments of the PC, consumer electronics, and digital office equipment markets. The Company's strategy for achieving this objective includes the following elements:

Maintain and Leverage Leadership Position in CD-ROM Market and Expand into Additional Optical Storage Market Segments

         The Company pioneered the IDE/ATAPI CD-ROM controller chip in 1993 and is one of the industry's largest merchant suppliers of CD-ROM controllers. The Company has established customer relationships with many of the leading CD-ROM drive manufacturers and, through these relationships, seeks to obtain input directly from its customers regarding the optimal features for its next generation of optical storage controllers. Based on such input, the Company has invested substantial resources in developing and introducing to market CD-ROM controllers with advanced features and higher levels of integration. During the fiscal year ended June 30, 1997 ("fiscal 1997"), the Company began to expand into additional optical storage market segments with the introduction of optical storage semiconductors for use in CD-Recordable (CD-R) and CD-ReWritable (CD-RW) drives. The Company is seeking to leverage its current leadership position in the CD-ROM and CD-R/RW controller markets by pursuing the development of additional optical storage semiconductors for use in such emerging markets as DVD-ROM drives and DVD players.



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
Diversify Product Offerings and Geographic Markets

         The Company's revenue during the last three fiscal years has consisted primarily of sales of CD-ROM controllers to CD-ROM drive manufacturers in Asia. In addition to introducing optical storage products for the CD-R/RW markets, during fiscal 1997, the Company increased its presence in both the consumer electronics market with its MPEG-1 product and the introduction of its MPEG-2 product and in the emerging digital office equipment market with the introduction of the PM-44 and PM-35 through its Pixel Magic subsidiary. In addition, in fiscal 1997, the Company announced new audio/communications and video/graphics products. If these new products are successfully designed-in, brought to production, and the Company's customers are successful with their products utilizing the Company's products, the Company's overall business should become diversified among a broader spectrum of customers, geographic regions, and markets.

Use the Company's Five Core Technologies to Develop Integrated Products

         The Company uses its five core technologies - optical storage, MPEG imaging, video/graphics, audio/communications and digital imaging - to develop products for three market segments: PC, consumer electronics, and digital office equipment. In these market segments, the Company has seen an increased demand for multiple functionalities to be contained in a single product. The Company believes leading-edge technology in multiple areas is required for the development of integrated, high-performance, low-cost solutions for these markets. The Company has several integrated products under development which leverage a combination of its core technologies.

Provide Comprehensive Solutions

         The Company's multimedia semiconductor products are subsystems that include both hardware and software to provide a complete solution for customers. The Company has committed substantial resources to the development of its software technology and believes that this technology provides it with a significant competitive advantage. The Company maintains software compatibility for each successive generation of its products. As a result, its firmware and device drivers are easily upgraded to include support for the enhanced features of the Company's next-generation semiconductor products. The Company's device drivers are designed to simplify installation and end-user operation, enabling its customers to offer products with "plug and play" capabilities.

Accelerate Customers' Time to Market

         Being early to market is critical to capturing market share and profits. The Company builds relationships with key customers and seeks to provide them with early access to the Company's product technologies, thereby assisting customers in reaching their markets quickly. By providing integrated hardware and software as well as engineering reference boards complete with device drivers and firmware, the Company can assist a customer in shortening the design time required prior to volume production. Furthermore, by providing a comprehensive hardware and software solution, the Company enables its customers to concentrate on system differentiation.

PRODUCTS

         The Company offers or has introduced products based on five core technologies: optical storage, MPEG imaging, video/graphics, audio/communications, and digital imaging.

Optical Storage

         The Company began shipping its proprietary interface CD-ROM controller, the OTI-012, in January 1993. In October 1993, the Company began production shipments of an IDE/ATAPI CD-ROM controller, the OTI-011C followed by the OTI-011D. Today, the Company is supplying the industry's fastest controller in production volume, the OTI-912, supporting transfer rates up to 40X. Recently the Company introduced the OTI-9220, the first device to integrate four major CD-ROM functions for a single-chip solution. The Company has also expanded into new optical storage market segments with its CD-R/W and CD-R products.

         - OTI-910 IDE/ATAPI CD-ROM Controller. The OTI-910 provides a significantly faster data throughput than the OTI-011 by transferring data across the IDE interface in ATAPI Mode 3. The OTI-910 also supports multi-block transfer across the IDE bus, which allows the controller to increase data transfer rates as well as system performance. In addition, the OTI-910 provides Direct Memory Access (DMA) support. The Company has experienced and will continue to experience a sharp decline in sales of this product as the Company's customers require optical storage controllers with faster transfer rates and higher performance and advance features such as those exhibited in the Company's OTI-911 and OTI-912 products.

         - OTI-911 IDE/ATAPI CD-ROM Controller. Based upon the OTI-011 and OTI-910, this controller allows for increased disc speed and reduces CPU utilization. In addition, the firmware for this controller takes advantage of improvements made in device drivers included in the latest versions of Microsoft Windows 95, NT, and IBM OS/2. This firmware increases performance and lowers system cost by supporting lower speed DRAM. Sales of the OTI-911 have begun to decline and the Company expects that sales will continue to decline as the Company's customers


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
require optical storage controllers with faster transfer rates, higher performance and advance features such as exhibited by the Company's OTI-912 product.

         - OTI-912 IDE/ATAPI CD-ROM Controller. This high-performance block decoder supports a transfer rate of 40X enabling 16X pure constant angular velocity ("CAV") CD-ROM drives. These CAV drives provide higher average transfer rates and faster seek times, and their constant speed produces less motor stress. The chip also includes an industry first known as "nX-to-1X" audio playback, which allows the device to read audio data at an 8X rate, buffer the data, and play the data back at a 1X rate.

         - OTI-9220 IDE/ATAPI Four-in-One CD-ROM Controller. The OTI-9220 combines four major functions of a CD-ROM drive (CD-DSP, servo, block decoder, and 1Mb of DRAM) to deliver an industry-first single-chip solution. Manufacturers of CD-ROM drives for notebook computers and desktop systems will now be able to utilize an "all-in-one" solution combining proven discrete components from a single source while also reducing system cost, size, and power requirements.

         - OTI-975 CD-Recordable, Rewritable Controller. The OTI-975 is a high-performance block decoder/encoder device for IDE CD-R/RW subsystems. The OTI-975's read functions include CD data descrambling, real-time error correction and data transfer to the host interface. The OTI-975's write functions include block encoding, data scrambling, C3 error correction byte generation and data transfer from the host interface.

MPEG Imaging

         The Company believes compression/decompression technology will be required in many of its future multimedia products targeted for the PC and consumer electronics markets. The Company currently offers two imaging decompression products: an integrated MPEG-1 audio/video decoder with CD-ROM interface, and an MPEG-2 video/Dolby Digital audio decoder. In addition, the Company has developed a software DVD environment with its Interactive DVD Browser(TM).

         - OTI-207 MPEG-1 Audio/Video Decoder. The OTI-207 is a single chip MPEG-1 audio and video decoder with an integrated CD-ROM controller. Targeted for use in Video CD players, it reduces the design complexity and implementation cost compared to non-integrated solutions.

         - Troika(TM) MPEG-2 Video/Dolby Digital Audio Decoder. The Troika integrated circuit is a single-chip solution for DVD and DVD-PC systems that require MPEG decompression. The Troika chip provides real-time MPEG-2 and MPEG-1 video decompression, incorporated with Dolby Digital (AC-3), and Linear PCM
(LPCM) audio decompression. Sub-picture decoding, DCC, Closed Caption, DSI, PCI, and HLI parsing are provided for graphical interface to full-motion video, and OSD and Digest functions are provided for user-interface graphics. Full-motion video editing formats such as letterbox, pan & scan, and unaided 3:2 pull-down are supported by Troika.

         - Interactive DVD Browser(TM). The Interactive DVD Browser (IDB(TM)) software product provides a complete DVD environment for the PC. It is fully compliant with Windows 95 ActiveMovie 1.0. The Interactive DVD Browser is capable of supporting software, hardware, and hybrid DVD implementations on the PC.

Video/Graphics

         Video/graphics accelerators complement the CPU by relieving it of the graphics processing tasks that it would otherwise be required to perform. The Company's graphics controllers deliver powerful video/graphics acceleration capabilities to consumer and business PCs. The Company's most recent introduction to this market, the Warp (TM) 5 integrated circuit, is a 64-bit 3D graphics accelerator that sets a new benchmark in image quality for 3D game applications. The Company currently offers the following video/graphics accelerators:

         - Eon(TM) OTI-64217. The Eon integrated circuit is a 64-bit video/graphics accelerator with an integrated 170Mhz RAMDAC and supports both EDO memory as well as higher performance SGRAM memory. The device's single-clocked, pipelined GrafixPump(TM) architecture provides maximum performance from display memory and features acceleration for the Microsoft Direct3D(TM) specification. Its integrated VMI-compliant (VESA Multimedia Interface) bus provides an interface to industry-standard multimedia components.

         - OTI-64017. The OTI-64017 is based upon the OTI-64217 but does not include the 64217's external bus interfaces to other multimedia devices. The OTI-64017 is ideally suited for business PCs and entry-level consumer PCs which require high-performance 2D graphics with support for DirectX applications.

         To date, the Company has failed to achieve any design wins with either the OTI-64217 or the OTI-64017 product and consequently, has made extremely limited sales of these products. As 2D graphic accelerators are rapidly becoming obsolete due to the availability and competitive pricing of high performance 3D graphics accelerators, the Company does not expect any significant sales from these products.

         - WARP 5 (Windows Accelerator and Rendering Processor). Utilizing several innovative industry-first techniques, the WARP 5 integrated circuit sets a new benchmark in image quality, delivering flight simulator-like 3D



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
graphics to mainstream PCs. A highly integrated solution, the WARP 5 integrated circuit is a full-featured 3D graphics accelerator that combines a high-performance 2D GUI accelerator, VGA, dual-clock generator, and RAMDAC functions on a single chip. The WARP 5 chip is fully pin-compatible with Oak's OTI-64217 Eon 2D GUI accelerator.

Audio/Communications

         The growth of multimedia PCs and the ability to connect to the Internet have increased the need for audio and communication capabilities on the PC as standard features. The Company offers the following audio/communications products:

         - TelAudia3D(TM) OTI-611. The TelAudia integrated circuit is a programmable DSP (digital signal processor) audio accelerator with an integrated PCI bus master interface. Audio features provided by downloadable microcode include: wavetable synthesis, multichannel digital and MPEG-decoded audio mixing, hardware acceleration for Microsoft DirectSound(TM) 2D, and true head-related transfer function (HRTF) 3D sound. The TelAudia chip also provides complete PC communication capabilities with hardware support for a Host Signal Processing (HSP)-based V.34 fax/modem. It includes transmit and receive buffers for the modem, in addition to the modem codec and DAA interfaces.

         - Audia3D(TM) OTI-610. The Audia3D integrated circuit is an audio-only version of the TelAudia chip.

Digital Imaging

         With the Company's acquisition of Pixel Magic in 1995, the Company now offers compression/decompression and image processing technology for digital office equipment products, such as scanners, printers, fax machines, and multifunction peripherals. The Company currently offers the following digital imaging products:

         - PM-1V (OTI-95C71). The PM-1V is a high speed bi-tonal image processor which provides single-pass compression or decompression of image data in G3 and G4 formats.

         - PM-2m. The PM-2m is a high-speed bi-tonal image processor with multitasking capability. It provides single pass compression or decompression, scaling and rotation of image data in G3, G4 and JBIG formats.

         - PM-2mc. This is a compression-only version of the PM-2m.

         - PM-44. The PM-44 is a programmable high-speed image processing device specifically designed for use in imaging applications. Based on a single instruction, multiple data path (SIMD) architecture, the PM-44 is designed to handle image data of any pixel depth. Programmable via downloadable microcode, the PM-44 can execute scanner, printer, copier and fax imaging algorithms. A library of imaging algorithms and a development kit for custom algorithm creation are available.

         - PM-35. The PM-35 is a fixed function JPEG (Joint Photographic Experts Group) compression and decompression processor designed to sustain a data rate of up to 70Mbytes/second. It is suited for peripheral-based applications such as color copiers, scanners, and multifunction peripherals.

Software Technology

         The Company's products typically include software in addition to semiconductors. The Company typically provides related software with its hardware as part of its comprehensive solutions. Substantial engineering resources have been committed to the development of the Company's software.

         The Company's software technology consists of its firmware, device drivers, BIOS and end-user oriented installation and control software. The Company maintains software compatibility for each successive generation of its products. As a result, its firmware and device drivers are more easily upgraded to include support for the enhanced features of next-generation products.

         Software is a key factor in the performance of the Company's products. Through close cooperation between the Company's software and hardware engineers, new products are designed to allow the software and hardware to complement each other. Specific hardware functions are often added to designs to allow the software engineers to develop software to optimize these functions and therefore increase overall performance. For example, the Company's CD-ROM firmware provides low CPU utilization, which improves the overall performance of the CD-ROM drive.



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
MANUFACTURING AND DESIGN METHODOLOGY

Manufacturing

         The Company contracts with independent foundries to manufacture all of its semiconductor products, enabling the Company to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. The Company's primary suppliers under such arrangements during fiscal 1997 were Taiwan Semiconductor Manufacturing Company ("TSMC") and LG Semicon Co. Ltd. in Korea. The Company also uses wafer fabrication facilities at United Integrated Circuits Corporation ("UICC"),United Microelectronics Corporation, Chartered Semiconductor Manufacturing Pte. Ltd. ("Chartered"), Rohm, NEC, and Sony. Except as described in the paragraphs below, the foundries generally are not obligated to supply products to the Company for any specific period, in any specific quantity or at a specific price, except as may be provided in a particular purchase order.

         In June and November 1995, the Company entered into agreements with TSMC and Chartered to obtain certain additional wafer capacity through the year 2001 (see Note 7 of Notes to Consolidated Financial Statements). The agreements call for the Company to commit to certain future wafer purchases and to deposit funds with the suppliers as either a portion of the price of the additional wafers in advance of their delivery or as a non-interest bearing deposit to secure the availability of additional wafers. The price of such wafers will be determined in the future periods in which specific orders are actually placed. If the Company is not able to use, assign, or sell the additional wafer quantities, all or a portion of the deposits may be forfeited.

         In October 1996, the Company amended its previous agreement with TSMC resulting in a reduction of approximately $73 million of the Company's future wafer purchases required under the original agreement. Under the amended agreement, no additional prepayment is required; however, the Company must utilize the entire amount of the prepayment paid to date through a certain committed amount of wafer purchases in the calendar years 1997, 1998, and 1999 or the prepayment will be forfeited.

         In September 1996 and April 1997, the Company amended its agreement with Chartered. The amendments resulted in a reduction of the Company's future wafer purchase commitments and the elimination of required future cash deposits under the original agreement of approximately $36 million. Under the amended agreement, the required future cash deposits of approximately $36 million could be reinstated if certain conditions are not met. The Company currently believes the terms and conditions of the agreement as amended will be met and that these commitments will not be reinstated although no assurance can be given in this regard.

         The Company recorded $3.0 million in cost of sales during fiscal 1996 associated with manufacturing cost adjustments related to its wafer foundry agreements as a result of lower forecasted capacity usage during the calendar year ending December 31, 1996. The execution of these amendments reduced the Company's wafer purchase commitments during the remainder of calendar 1996 and thereafter and resulted in a favorable manufacturing cost adjustment recorded to cost of revenues of $3.0 million. The remaining deposits and prepayments under the amended foundry agreements described above are recorded at cost and total approximately $34.2 million as of June 30, 1997. The Company currently anticipates being able to utilize and fully recover the value of all foundry prepayments and deposits under the terms of the amended agreements.

         Additionally, in October 1995, the Company entered into a series of agreements with United Microelectronics Corporation to form, along with other investors, a separate Taiwanese company, UICC, for the purpose of building and managing a semiconductor manufacturing facility in the Science Based Industrial Park in Hsin Chu City, Taiwan, Republic of China. The Company has agreed to invest approximately $60 million for a 10% equity position in the venture. In January 1996, the Company made an initial payment of $13.7 million under this agreement. In January 1997, the Company made a second payment of $25.9 million under this agreement. Cash payments due under these agreements in fiscal 1998 are approximately $15.0 million. As an investor in this venture, the Company will have rights to a portion of the total wafer capacity for the manufacture of its proprietary products. However, there can be no assurance that a market will develop for the shares representing the Company's equity investment at any time in the future.

         The Company is dependent on its foundries to allocate to the Company a portion of their foundry capacity sufficient to meet the Company's needs to produce products of acceptable quality and with acceptable manufacturing yields and to deliver products to the Company in a timely manner. These foundries fabricate products for other companies and some manufacture products of their own design. The loss of any of these foundries as a supplier, the inability of the Company in a period of increased demand for its products to expand the foundry capacity of its current suppliers or qualify other wafer manufacturers for additional foundry capacity, any inability to obtain timely and adequate deliveries from the Company's current or future suppliers or any other circumstances that would require the Company to seek alternative sources of supply could delay shipments of the Company's products, which could damage relationships with its current and prospective customers, provide an advantage to the Company's competitors and have a material adverse effect on the Company's business, financial condition and results of operations. Most of the Company's devices are currently fabricated using complementary metal oxide semiconductor ("CMOS") process technology with 0.5 micron and 0.35 micron feature sizes. The Company expects to design products for .25 micron



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
feature sizes in the future. All of the Company's semiconductor products are assembled and tested by independent subcontractors.

         The Company's reliance on independent manufacturers and third party assembly and testing vendors involves a number of additional risks, including the unavailability of, or interruption in access to, certain process technologies and reduced control over delivery schedules, quality assurance and costs. In addition, as a result of the Company's dependence on foreign subcontractors, the Company is subject to the risks of conducting business internationally, including foreign government regulation and general political risks, such as political and economic instability, potential hostilities, changes in diplomatic and trade relationships, currency fluctuations, unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions, and other barriers and restrictions, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. Substantially all of the Company's agreements with its offshore wafer fabrication and assembly facilities provide for pricing and payment in U.S. dollars.

         The manufacture of semiconductors is a highly complex and precise process. Minute levels of contaminants in the manufacturing environment, defects in the masks used to print circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these problems are difficult to diagnose, time consuming and expensive to remedy, all of which can affect the Company's time to market with a particular product. The Company's products are particularly complex and difficult to manufacture. There can be no assurance that the Company's foundries will not experience irregularities or adverse yield fluctuations in their manufacturing processes. Any yield or other production problems or shortages of supply experienced by the Company or its foundries could have a material adverse effect on the Company's business, financial condition and results of operations.

Design Methodology

         The Company's products compete in markets that are characterized by rapidly-developing technology and evolving industry standards. The Company addresses these issues with a design environment based on workstations, dedicated product simulators, system simulation with hardware and software modeling, and use of a high level design description language in order to define, develop and deliver new and enhanced products more rapidly. The Company's engineering and design capabilities are significant to its future performance, and the Company has invested regularly in new advanced equipment and software tools in an effort to keep these tools updated with the latest technology. The Company's library of core cells is key to its ability to reduce the time needed to design new products. Examples of core cells include a VGA core, a graphics co-processor engine and related graphics functions, a 32-bit RISC engine, host bus interface technology, a .5 and .35 micron memory compiler and a .5 and .35 micron I/O library. Design methodology, including equipment and software tools, is a critical factor with respect to the Company's ability to successfully develop technology and products, and there can be no assurance that the Company will be able to obtain the equipment, software tools and other resources needed to develop technically advanced products in a timely manner.

MARKETING AND CUSTOMERS

         From its inception, the Company has been committed to a worldwide marketing strategy. The Company utilizes a direct sales force in the United States, Japan and Taiwan and a worldwide network of manufacturers' representatives and distributors in North America, Europe and Asia. While customers around the world have many needs in common, each region has its own requirements. In order to support customers in key geographic markets, the Company has established sales and support offices in Japan and Taiwan, in addition to its corporate headquarters in Sunnyvale, California. The Company believes that sales and technical support personnel based in the Company's regional offices understand the technical needs, business philosophy and culture of their respective customers. On-site personnel are trained to respond to customer needs efficiently and effectively. Additionally, two general managers of the Company are located in the Company's Asian subsidiaries in Taipei, Taiwan and Tokyo, Japan to manage local operations and maintain relationships with their Asian customers.

         Sales of the Company's products are made pursuant to purchase orders and the Company has no long-term sales agreements with any of its customers. Purchase orders are subject to price renegotiations and to changes in quantities of products and delivery schedules in order to reflect changes in the customers' requirements. In addition, in certain circumstances, orders may be canceled at the discretion of the buyer without penalty. The Company's business, consistent with that of others in the semiconductor industry, is generally characterized by short lead time orders. The Company's actual shipments depend on the manufacturing capacity of the Company's foundries. Therefore, as foundry capacity tightens, as it has recently, the Company may not be able to meet the customer's requested delivery date or the Company may have to put its customers on allocation. Accordingly, due to its dependence on third party manufacturing capacity, the Company believes that backlog at any particular date may not be indicative of actual net revenues for any future period.

         Sales of the Company's CD-ROM controller products comprised 84%, 91% and 74% of the Company's net revenues in fiscal 1997, 1996 and 1995, respectively. Sales of CD-ROM controller products are expected to continue to account for a substantial majority of the Company's total revenues for the foreseeable future. The Company expects that as the market for CD-ROM controller products matures or becomes obsolete due to the introduction of DVD-ROM products, sales of such products will decline. Although the Company is currently pursuing the development of optical storage semiconductors for use in DVD-ROM drives, there can be no assurance that the Company will have a DVD-ROM product, that such product will be available within an acceptable market window or that with such product the Company will be able to sustain the current level of optical storage product sales. In addition, there can be no assurance that the market for CD-ROM controller products in general, or the Company's CD-ROM controller products in particular, will support the Company's planned operations in the future. Any decrease in the overall level of sales of, or the prices for, the Company's CD-ROM controller products, due to introductions of products by present or future competitors, a decline in demand for CD-ROM controller products, product obsolescence or any other reason would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has recently introduced several new products in its attempt to diversify its product and market base, there can be no assurance that these products will be successfully designed, accepted by the Company's customers, and brought to production or that the Company's customer's products will be accepted in the marketplace.

         The Company believes that customer service and technical support are important competitive factors in the PC, consumer electronics and digital office equipment markets. The Company provides technical support to its customers worldwide. Using its headquarters and subsidiary offices in Japan, Taiwan and Andover, Massachusetts, the Company is able to provide prompt technical support to its customers. In addition, the Company's representatives travel frequently to customer sites to assist in design-in activity. The Company provides several other types of technical support, including software distribution through an electronic bulletin board, evaluation boards, product demonstration software, engineering design kits and application notes. The Company works closely with its customers in qualification of its products and providing needed quality and reliability data. In addition, the Company makes the latest revision of its software available to its customers and can customize the Company's software to a customer's specific requirements.

         A substantial majority of the Company's revenues in fiscal 1997, 1996 and 1995 were derived outside of the United States, primarily in Asia. The geographical areas accounting for the Company's net revenues in fiscal 1997, 1996, and 1995 are as follows:

                                                             June 30,
                                                 -------------------------------
                                                 1997         1996         1995
                                                 ----         ----         ----
Japan ...................................        40.3%        66.1%        51.3%
Other international .....................        56.1         31.5         41.4
North America ...........................         3.6          2.4          7.3

         Accordingly, the Company is subject to the risks of conducting business outside of the United States. These risks include unexpected changes in, or impositions of, legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. The Company is also subject to general geopolitical risks in connection with its international operations, such as political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. There can be no assurance that such factors will not adversely affect the Company's operations in the future or require the Company to modify its current business practices. In addition, the laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. Most of the Company's foreign sales are negotiated in U.S. dollars; however, invoicing is often done in local currency. As a result, the Company may be subject to the risks of currency fluctuations. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition or operating results or require the Company to modify its current business practices.

         The Company sells its products principally to manufacturers of CD-ROM drives, PCs and add-in boards. CD-ROM drives, in turn, are sold to PC OEMs such as Acer, AST Research, Compaq, Dell, Gateway 2000, IBM, NEC and Packard Bell. Add-in boards are in turn sold to PC manufacturers or distributors for the distribution or retail channel.

         A limited number of customers historically has accounted for a substantial portion of the Company's net revenues. In fiscal 1997, 1996 and 1995, sales to the Company's top ten customers accounted for approximately 78%, 80% and 76%, respectively, of the Company's net revenues. These customers were all purchasers of the Company's CD-ROM products. In fiscal 1997, Mitsumi accounted for 14% and LG Electronics accounted for 13% of the Company's net revenues. In fiscal 1996, Mitsumi accounted for 26%, Kanematsu accounted for 19% and NEC accounted for 13% of the Company's net revenues. Kanematsu, a Japanese trading company, purchases product from the Company and resells the product to Japanese manufacturers. In fiscal 1995, Mitsumi accounted for 29% and Kanematsu accounted for 13% of the Company's net revenues. Although the Company is currently attempting to diversify its products, markets, and customers base, the Company expects that sales to a limited number of customers will continue to account for a substantial portion of its net revenues for the foreseeable future. The Company has experienced significant changes from year to year in the composition of its major customer base and believes this pattern will continue. The Company does not have long-term purchase agreements with any of its customers. Customers generally purchase the Company's products subject to cancelable short-term purchase orders. The loss of, or a significant reduction in, purchases by current major customers such as Mitsumi or LG Electronics would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's current customers will continue to place orders or that existing orders will not be canceled. If sales to current customers cease or are reduced, there can be no assurance that the Company will be able to continue to obtain the orders from new customers necessary to offset any such losses or reductions. Moreover, there can be no assurance that the Company could qualify its foundries for potential new customers or that it could do so in a timely manner.

         The Company currently places noncancelable orders to purchase its products from independent foundries on an approximately three month rolling basis and is currently committed with two of its foundries for certain minimum amounts of capacity for the next several years while its customers generally place purchase orders with the Company less than four weeks prior to delivery that may be rescheduled or under certain circumstances may be canceled without penalty. Consequently, if anticipated sales and shipments in any quarter are rescheduled, canceled or do not occur as quickly as expected, expense and inventory levels could be disproportionately high and the Company's business, financial condition and results of operations for that quarter or for the year would be materially adversely affected.

COMPETITION

         The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, declining unit average selling prices ("ASPs") and rapid product obsolescence. The Company experiences intense competition and expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with solutions that may be less costly or provide higher performance or additional features. The Company's existing and potential competitors include many large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than the Company. The Company's competitors also include a number of emerging companies. Certain of the Company's principal competitors maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost, quality control and technological advantages. In its effort to diversify its customer and market base, the Company is currently attempting to enter several new markets in which the Company has not operated previously. These markets are intensely competitive and the Company will have to compete with large domestic and international companies that have long standing relationships with the Company's targeted customers. The Company believes that its ability to compete successfully depends on a number of factors, both within and outside of its control, including the price, quality and performance of the Company's and its customers' products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new industry standards, the development of technical innovations, the ability to obtain adequate foundry capacity and sources of raw materials, the efficiency of production, the rate at which the Company's customers design the Company's products into their products, the market acceptance of the products of the Company's customers, the assertion of intellectual property rights and general market and economic conditions. There can be no assurance that the Company will be able to compete successfully in the future.

         The willingness of prospective customers to design the Company's products into their products depends to a significant extent upon the ability of the Company to have product available at the appropriate market window and to price its products at a level that is cost effective for such customers. The markets for most of the applications for the Company's products, particularly the PC market and the consumer electronics market, are characterized by intense price competition. As the markets for the Company's products mature and competition increases, the Company anticipates that ASPs on its products will decline. If the Company is unable to reduce its costs sufficiently to offset declines in ASPs or is unable to successfully introduce new higher-performance products with higher ASPs, the Company's business, financial condition and result of operations will be materially adversely affected. If the Company experiences yield or other production problems or shortages of supply that increase its manufacturing costs, or fails to reduce its manufacturing costs, the result could have a materially adverse effect on the Company's business, financial condition and operating results.

         Prior to the Company's entry into the optical storage market, merchant suppliers such as Sanyo and captive suppliers such as Panasonic, Sony and Toshiba supplied semiconductor solutions for proprietary and SCSI drivers. Although the Company was the first company to sell a single-chip IDE/ATAPI CD-ROM controller, competitors including Cirrus Logic, Adaptec and Sanyo now offer single-chip solutions. Furthermore, Toshiba has developed its own IDE/ATAPI CD-ROM controller and is using it internally. Companies such as Panasonic and Sony could develop their own IDE/ATAPI CD-ROM controllers and, in addition to using them internally, could sell these controllers to the merchant market in competition with the Company's products. As the Company integrates more functionality into its products, companies which had previously supplied complementary products may also become competitors.

         In the MPEG imaging market, the Company competes primarily with C-Cube Microsystems, ESS Technology, SGS-Thomson Microelectronics and LSI Logic. The Company's primary competitors for video/graphic accelerators include 3DFX, nVidia, NEC, ATI Technologies, Cirrus Logic, Tseng Labs, S3 and Trident Microsystems. In the audio/communications market, the Company's competitors include Analog Devices, Cirrus Logic, Creative Technology, ESS Technology, OPTI and Yamaha. In the digital office equipment market, the Company's competition does not offer directly competitive products. In some cases, the competition offers a subset of the Company's product features. In other cases, the competition offers a software alternative to the Company's hardware solution. The Company expects direct competition in the digital office equipment market to emerge in the near future.

RESEARCH AND DEVELOPMENT

         The Company currently invests substantial resources in its product development efforts. During fiscal 1997, 1996 and 1995, the Company spent approximately $34.7 million, $30.7 million and $14.6 million, respectively, on research and development activities. The Company intends to continue to invest in the development of products in each of its core technologies and in products that integrate its core technologies.

         The Company's performance is highly dependent upon the successful development and timely introduction of new products at competitive price and performance levels. There can be no assurance that products currently under development or any other new products will be successfully developed or will achieve market acceptance. The failure of the Company to introduce new products successfully or the failure of new products to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. The success of new product introductions is dependent on several factors, including recognition of market requirements, product cost, timely completion and introduction of new product designs, quality of new products and achievement of acceptable manufacturing yields from the Company's contract manufacturers. Due to the design complexity of its products, the Company has experienced delays in completing development and introduction of new products, and there can be no assurance that the Company will not encounter such delays in the development and introduction of future products. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely manner, that the Company's products will be selected for design into the products of its targeted customers or that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive. The failure of the Company's new product development efforts or the failure of the Company to achieve market acceptance of its new products would have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS AND LICENSES

         The Company's ability to compete is affected by its ability to protect its proprietary information. The Company considers its technology to be proprietary and relies on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. The Company currently has three patents granted, fourteen patents pending, seventeen patents in preparation in the United States, and two international patents pending. The Company intends to seek additional international patents and additional United States patents on its technology. There can be no assurance that additional patents will issue from any of the Company's pending applications or applications in preparation, or be issued in all countries where the Company's products can be sold, or that any claims allowed from pending applications or applications in preparation will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. Additionally, competitors of the Company may be able to design around the Company's patents. The laws of certain foreign countries in which the Company's products are or may be manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. In fiscal 1997, the Company filed a complaint with the International Trade Commission ("ITC") against certain Asian manufacturers of optical storage controller devices based on the Company's belief that such devices infringed one or more of the Company's patents. The complaint seeks a ban on the importation into the United States of any infringing CD-ROM controller or products containing such infringing CD-ROM controllers. (See "Legal Proceedings"). There can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

         The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in significant, often protracted and expensive litigation. Although there is currently no pending intellectual property litigation against the Company, the Company or its foundries may, from time to time, be notified of claims that the Company may be infringing patents or other intellectual property rights owned by third parties. If it is necessary or desirable, the Company may seek licenses under such patents or other intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend the manufacture of products or the use by the Company's foundries of processes requiring the technology. Furthermore, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. The Company recently initiated such litigation by filing a complaint with the International Trade Commission. Litigation by or against the Company could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that the Company would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. Patent disputes in the semiconductor industry have often been settled through cross-licensing arrangements. Because the Company has a limited portfolio of patents, the Company may not be able to settle an alleged patent infringement claim through a cross-licensing arrangement. If a successful claim is made against the Company or its customers and a license is not made available to the Company on commercially reasonable terms or the Company is required to pay substantial damages or awards, the Company's business, financial condition and results of operations would be materially adversely affected.

         The Company generally enters into confidentiality agreements with its employees and confidentiality and license agreements with its customers and potential customers, and limits access to and distribution of the source and object code of its software and other proprietary information. Under some circumstances, the Company grants licenses that give its customers limited access to the source code of the Company's software which increases the likelihood of misappropriation or misuse of the Company's technology. Accordingly, despite precautions taken by the Company, it may be possible for unauthorized third parties to copy certain portions of the Company's technology or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or to provide an adequate remedy in the event of a breach or misappropriation by others.

         Certain technology used in the Company's products is licensed from third parties. In 1990, the Company entered into an agreement with Advanced Micro Devices, Inc. ("AMD") relating to a video compression/expansion processor ("VCEP") developed by AMD. Pursuant to this agreement, AMD granted to the Company a perpetual, worldwide, non-exclusive license to make, use, distribute and sell products resulting from the VCEP and certain related patents and software. The Company has paid AMD a technology license fee pursuant to this agreement and is obligated to pay a royalty based on a percentage of net revenues derived from its PM-1V product. The agreement has no specified term and may be terminated in the event either party breaches the agreement and such breach is not cured within 30 days after delivery of notice of the breach.

         The Company has licensed technology from third parties for use in its MPEG, optical storage, video/graphics, audio/communications, and digital imaging technologies, and pursuant thereto is required to fulfill confidentiality obligations and in certain cases pay royalties. Certain of the Company's products require that certain copy protection software or other software be obtained if the products are to be marketable and exportable. Should the Company lose its rights to or be unable to obtain the necessary copy protection software, the Company would be unable to sell and market certain of its MPEG and optical storage products geared for the DVD market. In the future, it may be necessary or desirable for the Company to seek additional licenses to intellectual property rights held by third parties with respect to some or all of its product offerings. There can be no assurance that such licenses will be available on terms acceptable to the Company, if at all. The inability of the Company to enter such license arrangements on acceptable terms or to maintain its current licenses on acceptable terms could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

         As of June 30, 1997, the Company had 430 full-time employees, including 268 in research and development, 64 in sales and marketing, and 98 in finance, administration and operations. The Company believes that its future performance will depend, in part, on its ability to continue to attract and retain qualified technical and management personnel, particularly highly skilled design engineers and software programmers involved in new product development, for whom competition is intense. In addition, the Company is currently seeking to acquire additional senior management personnel. Accordingly, the Company expects there to be an increase in its general and administrative expenses. The Company's employees are not represented by any collective bargaining unit and the Company has never experienced a work stoppage. The Company believes that its employee relations are good.

ITEM 2.  PROPERTIES

         The Company's executive offices and its principal marketing, sales and product development operations are located in approximately 80,000 square feet of leased space in Sunnyvale, California under a noncancelable operating lease that expires in December 2001. The Company is currently seeking additional space in which to move all or a portion of the Company's employees located in Sunnyvale. The Company believes that suitable additional or alternative space will be available on commercially reasonable terms, although no assurance can be given in this regard. In the event the Company relocates all the employees in Sunnyvale to a new location, it will be required to find a subtenant for its current location. If the Company fails to find a suitable subtenant or fails to locate a subtenant who will pay the entire amount of the Company's current lease rate, the Company may have to pay all or a portion of the rent on its current leased space as well as rent on its new leased space. Accordingly, the Company expects there to be an increase in its general and administrative expenses related to the cost of additional leased space and associated moving expenses. The Company owns a portion of a building in Taipei, Taiwan, and leases facilities, primarily for sales, product development, and technical support, in Andover, Massachusetts; Boca Raton, Florida; Austin, Texas and Tokyo, Japan.

ITEM 3.  LEGAL PROCEEDINGS

         The Company and various of its current and former officers and Directors are parties to several lawsuits which purport to be class actions filed on behalf of all persons who purchased or acquired the Company's stock (excluding the defendants and parties related to them) for the period July 27, 1995 through May 22, 1996. The first, a state court proceeding designated In re Oak Technology Securities Litigation, Master File No. CV758510 pending in Santa Clara County Superior Court in Santa Clara, California, consolidates five putative class actions. This lawsuit also names as defendants several of the Company's venture capital fund investors, two of its investment bankers and two securities analysts. The plaintiffs allege violations of California securities laws and statutory deceit provisions as well as breaches of fiduciary duty and abuse of control. On December 6, 1996, the state court Judge sustained the Oak defendants' demurrer to all causes of action alleged in plaintiffs' First Amended Consolidated Complaint, but allowed plaintiffs the opportunity to amend. The plaintiff's Second Amended Consolidated Complaint was filed on August 1, 1997.

         The Company and various of its current and former officers and Directors are also parties to four putative class action lawsuits pending in the U.S. District Court for the Northern District of California. These actions have been consolidated as In re Oak Technology, Inc. Securities Litigation, Case No. C-96-20552-SW(PVT). This action alleges certain violations of federal securities laws and is brought on behalf of purchasers of the Company's stock for the period July 27, 1995 through May 22, 1996. This action also names as a defendant one of the Company's investment bankers. On July 29, 1997, the federal court Judge granted the Oak defendants Motion to Dismiss the plaintiff's First Amended Consolidated Complaint, but granted plaintiffs leave to amend most claims. The plaintiff's Second Amended Consolidated Complaint was filed on September 4, 1997.

         Additionally, various of the Company's current and former officers and Directors are defendants in three consolidated derivative actions pending in Santa Clara County Superior Court in Santa Clara, California, entitled In re Oak Technology Derivative Action. This lawsuit, which asserts a claim for breach of fiduciary duty and a claim under California securities law based upon the officers' and Directors' trading in securities of the Company, has been stayed pending resolution of the class actions.

         In all of the putative state and federal class actions, the plaintiffs are seeking monetary damages and equitable relief. In the derivative action, the plaintiffs are also seeking an accounting for the defendants' sales of Company stock and the payment of monetary damages to the Company.

         All of these actions are in the early stages of proceedings and the Company is currently investigating the allegations. Based on its current information, the Company believes the suits to be without merit and will defend its position vigorously. No provision for any liability that may result upon adjudication has been made in the Company's Consolidated Financial Statements.

         In connection with these legal proceedings, the Company has incurred, and expects to continue to incur, substantial legal and other expenses. Shareholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of the Company's management.

         On July 21, 1997, the Company filed a complaint with the International Trade Commission ("ITC") based on the Company's belief that certain CD-ROM controllers infringed one or more of the Company's patents. The complaint seeks a ban on the importation into the United States of any infringing CD-ROM controller or product containing such infringing CD-ROM controller. A formal investigative proceeding was instituted by the ITC on August 19, 1997, naming as respondents: Winbond Electronics Corporation; Winbond Electronics North America Corporation; Wearnes Technology (Private) Ltd.; and Wearnes Electronics Malaysia Sendirian Berhad. Discovery proceedings are now ongoing and a full hearing of the matter has not yet been scheduled, but is expected to occur in mid-1998. In connection with this legal proceeding, the Company expects to incur substantial legal and other expenses.

         As originally filed with the ITC, the Company's complaint also identified as proposed respondents: United Microelectronics Corporation ("UMC"); Lite-On Group; Lite-On Technology Corp.; Behavior Tech Computer Corp.; and Behavior Tech Computer (USA) Corp. The Company and UMC entered into a settlement agreement, effective July 31, 1997, pursuant to which UMC agreed to cease and desist manufacture of its specified CD-ROM controllers, except under certain limited conditions which expire on January 31, 1998. The settlement agreement additionally provided for the withdrawal of the Company's ITC complaint against UMC and the above-named Lite-On and Behavior Tech companies.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not applicable.

                                     PART II


ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         The Company has paid no cash dividends on its Common Stock since its incorporation and anticipates that for the foreseeable future it will continue to retain any earnings for use in its business. In addition, the Company's bank arrangements currently prohibit the Company from issuing cash dividends.

         The Company's Common Stock commenced trading on the Nasdaq National Market on February 14, 1995 under the symbol OAKT. The following table indicates the range of the high and low closing prices as reported by Nasdaq.

                                                                                  High                Low
                                                                               ------------       -----------
FISCAL 1995
     Third Quarter (commencing February 14, 1995).........................     $     15-5/8       $     10-1/4
     Fourth Quarter.......................................................     $     19-1/4       $     11-7/8

FISCAL 1996
     First Quarter........................................................     $     23-5/8       $     18-1/4
     Second Quarter.......................................................     $     29-1/8       $     17-1/2
     Third Quarter........................................................     $     30           $     17-1/2
     Fourth Quarter.......................................................     $     22-3/4       $      8-7/8

FISCAL 1997
     First Quarter........................................................     $     11           $      5-1/2
     Second Quarter.......................................................     $     13-3/4       $      8-11/16
     Third Quarter........................................................     $     14-9/16      $      9-1/2
     Fourth Quarter.......................................................     $     10-1/2       $      7-9/16

FISCAL 1998
     First Quarter (through August 29, 1997)..............................     $     12           $      9-5/16

         On August 29, 1997, the closing price of the Common Stock on the Nasdaq National Market was $10 7/8 per share. As of August 29, 1997, there were 330 holders of record of the Common Stock of the Company.

         Pursuant to a shareholder rights plan, adopted in August 1997, the Company distributed one right per share of common stock which becomes exercisable in certain events involving the acquisition of 15% or more of Oak common stock. Upon the occurrence of such an event, each right entitles its holder to purchase for $60.00 the economic equivalent of common stock of Oak or, in certain circumstances, of the acquirer, worth twice as much. In connection with the plan, 400,000 shares of preferred stock were reserved for issuance. The rights expire on August 19, 2007.

         All share and per share information in this Annual Report on Form 10-K give effect to a two-for-one split of the Company's Common Stock, which was effected on March 28, 1996.

ITEM 6.  SELECTED FINANCIAL DATA

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          Year Ended June 30,
                                    -------------------------------------------------------------------
                                      1997           1996           1995          1994           1993
                                    --------       --------       --------       -------       --------
STATEMENT OF OPERATIONS DATA:

Net revenues (1) ............       $167,395       $247,984       $110,982       $42,562       $ 30,058
Gross profit ................         94,181        109,485         54,616        16,572          4,524
Operating income (loss) .....         32,848         57,147         29,440         4,200         (5,324)
Net income (loss) ...........       $ 23,719       $ 37,133       $ 21,222       $ 3,823       $  5,425)
Net income (loss) per share .       $   0.55       $   0.87       $   0.67       $  0.15       $  (0.55)
Shares used in per share
     calculations (2) .......         42,757         42,614         31,474        25,756          9,940

                                                           As of June 30,
                                  ------------------------------------------------------------------
                                    1997           1996           1995          1994          1993
                                  --------       --------       --------       -------       -------
BALANCE SHEET DATA:

Cash, cash equivalents and
    short-term investments..      $145,269       $113,284       $150,943       $ 3,738       $ 2,606
Working capital ............       168,168        134,686        156,258         7,723         1,224
Total assets ...............       287,595        256,308        193,953        27,413        15,864
Long-term debt, excluding
    current portion ........         2,496          2,858          2,227         1,950         2,106
Total stockholders' equity..      $238,697       $210,827       $162,643       $11,736       $ 3,449

(1) Net revenues include nonrefundable technology license fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.

                        SELECTED QUARTERLY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 Three Months Ended
                         ------------------------------------------------------------------------------------------------------
                         June 30,      Mar. 31,    Dec. 31,    Sept. 30,      June 30,      Mar. 31,      Dec. 31,     Sept. 30,
                           1997          1997        1996         1996         1996           1996          1995         1995
                         --------      -------     -------      --------     --------        -------       -------      -------
Net revenues (1) ....... $ 50,224      $50,634     $47,611      $ 18,926     $ 19,418        $88,359       $83,735      $56,472
Gross profit (deficit)..   25,280       27,805(3)   32,386(4)      8,710(5)   (15,059)(6)     48,395        44,813       31,336
Operating income .......    3,553(8)    13,533      19,439        (3,677)     (27,424)        35,524        27,355(7)    21,692
(loss)
Net income (loss) ...... $  2,644      $ 9,540     $13,188      $ (1,653)    $(16,500)       $22,183       $18,217      $13,233
Net income (loss)
     per share (2) ..... $  (0.06)     $  0.22     $  0.31      $  (0.04)    $  (0.41)       $  0.52       $  0.43      $  0.31

Shares used in per
share calculations (2)..   42,347       42,801      42,701        40,297       40,100         42,755        42,694       42,682

(1) Net revenues include nonrefundable technology license fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.

(3) Gross profit in the third quarter of fiscal 1997 includes the impact of adjustments of approximately $5.1 million to cost of revenues associated with the sale of products which had been fully reserved in prior periods. See Note 3 and Note 7 of Notes to Consolidated Financial Statements.

(4) Gross profit in the second quarter of fiscal 1997 includes the impact of adjustments of approximately $13.0 million to cost of revenues associated with the sale of products which had been fully reserved in prior periods as well as favorable manufacturing cost adjustments of $1.5 million related to foundry agreements. See Note 3 and Note 7 of Notes to Consolidated Financial Statements.

(5) Gross profit in the first quarter of fiscal 1997 includes the impact of adjustments of approximately $0.6 million to cost of revenues associated with the sale of products which had been fully reserved in prior periods as well as favorable manufacturing cost adjustments of $1.5 million related to foundry agreements. See Note 3 and Note 7 of Notes to Consolidated Financial Statements.

(6) Gross (deficit) in the fourth quarter of fiscal 1996 includes inventory-related charges of $24.0 million to cost of sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of Notes to Consolidated Financial Statements.

(7) Operating income in the second quarter of fiscal 1996 includes a charge for in-process research and development related to the acquisition of Pixel Magic. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 5 of Notes to Consolidated Financial Statements.

(8) Operating income for the fourth quarter of fiscal 1997 includes the impact of a $5.0 million compensation related expense to the contingent amount associated with the acquisition of Pixel Magic, Inc. as described in Note 5 of Notes to Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Except for the historical financial information contained herein, the matters discussed in this Annual Report on Form 10-K may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variability in the Company's quarterly operating results, (iii) general conditions in the semiconductor industry, (iv) risks related to pending legal proceedings, (v) development by competitors of new or superior products or the entry of new competitors into the Company's markets, (vi) the Company's ability to diversify its product and market base by developing and introducing new products within designated market windows at competitive price and performance levels, (vii) willingness of prospective customers to design the Company's products into their products, (viii) availability of adequate foundry capacity and access to process technologies, (ix) the Company's ability to protect its proprietary information and obtain adequate licenses of third party technology on acceptable terms, (x) risks related to use of independent manufacturers and third party assembly and test vendors, (xi) dependence on key personnel, (xii) reliance on a limited number of large customers, (xiii) dependence on sales of CD-ROM controller products, (xiv) risks related to international business operations, (xv) ability of the Company to maintain adequate price levels and margins with respect to its products, (xvi) management of changing operations related to the Company's attempt to diversify its product and market base, (xvii) risks related to product defects, (xviii) the ability to attract and retain qualified management and technical personnel and (xix) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

         The Company designs, develops and markets high performance integrated semiconductors and related software to original equipment manufacturers worldwide that serve the PC, consumer electronics and digital office equipment markets. The Company provides semiconductor products for these markets by leveraging its expertise in five core technologies: optical storage, MPEG imaging, video/graphics, audio/communications and digital imaging. The Company's products typically consist of hardware, firmware and software to provide a complete solution for customers.

         The Company contracts with independent foundries to manufacture all of its products, enabling the Company to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. Except as described in the paragraphs below, the foundries generally are not obligated to supply products to the Company for any specific period, in any specific quantity or at a specific price.

         In June and November 1995, the Company entered into agreements with TSMC and Chartered to obtain certain additional wafer capacity through the year 2001 (see Note 7 of Notes to Consolidated Financial Statements). The agreements call for the Company to commit to certain future wafer purchases and to deposit funds with the suppliers as either a portion of the price of the additional wafers in advance of their delivery or as a non-interest bearing deposit to secure the availability of additional wafers. The price of such wafers will be determined in the future periods in which specific orders are actually placed. If the Company is not able to use, assign, or sell the additional wafer quantities, all or a portion of the deposits may be forfeited.

         In October 1996, the Company amended its previous agreement with TSMC resulting in a reduction of approximately $73 million of the Company's future wafer purchases required under the original agreement. Under the amended agreement, no additional prepayment is required; however, the Company must utilize the entire amount of the prepayment paid to date through a certain committed amount of wafer purchases in the years 1997, 1998, and 1999 or the prepayment will be forfeited.

         In September 1996 and April 1997, the Company amended its agreement with Chartered. The amendments resulted in a reduction of the Company's future wafer purchase commitments and the elimination of required future cash deposits under the original agreement of approximately $36 million. Under the amended agreement, the required future cash deposits of approximately $36 million could be reinstated if certain conditions are not met. The Company currently believes the terms and conditions of the agreement as amended will be met and that these commitments will not be reinstated although no assurance can be given in this regard.

         The Company recorded $3.0 million in cost of sales during fiscal 1996 associated with manufacturing cost adjustments related to its wafer foundry agreements as a result of lower forecasted capacity usage during the calendar year ending December 31, 1996. The execution of these amendments reduced the Company's wafer purchase commitments during the remainder of calendar 1996 and thereafter and resulted in a favorable manufacturing cost adjustment recorded to cost of revenues of $1.5 million during each of the quarters ended December 31, 1996 and September 30, 1996 based on an estimate of the wafers purchased during those quarters. The remaining deposits and prepayments under the amended foundry agreements described above are recorded at cost and total approximately

$34.2 million as of June 30, 1997. The Company currently anticipates being able to utilize and fully recover the value of all foundry prepayments and deposits under the terms of the amended agreements.

         The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, declining ASPs and rapid product obsolescence. In addition, a limited number of customers have historically accounted for a substantial portion of the Company's net revenues. In fiscal 1997, 1996 and 1995, sales to the Company's top ten customers accounted for approximately 78%, 80% and 76%, respectively, of the Company's net revenues. The Company is also heavily dependent on the market for CD-ROM controller products. In fiscal 1997, 1996 and 1995, the Company's CD-ROM controller products accounted for 84%, 91% and 74%, respectively, of net revenues. The Company expects that, for the foreseeable future, its CD-ROM controller products will account for a substantial majority of its net revenues. Any decrease in the demand for such products or the loss of one or more key customers would have a material adverse effect on the Company's business, financial condition and results of operations.

         In addition, in fiscal 1997, 1996 and 1995, 96%, 98% and 93%, respectively, of net revenues were derived from international sales. A substantial portion of the Company's international revenues in fiscal 1997, 1996 and 1995 were derived from Japanese, Taiwanese, Korean and Singapore manufacturers of CD-ROM drives. The Company's international sales are subject to a number of risks, including the effect of currency fluctuations, state-imposed restrictions on repatriation of funds and import and export duties and restrictions. There can be no assurance that such risks will not have a material adverse effect on the Company's business, financial condition and results of operations.

RESULTS OF OPERATIONS

         The following table sets forth, as a percentage of net revenues, certain consolidated statement of operations data for the periods indicated:

                                                                June 30,
                                                   ----------------------------------
                                                    1997          1996          1995
                                                   ------        ------        ------
Net revenues .................................      100.0%        100.0%        100.0%
Cost of revenues .............................       43.7          55.8          50.8
                                                   ------        ------        ------
     Gross margin ............................       56.3          44.2          49.2
Research and development expenses ............       20.7          12.4          13.2
Selling, general and administrative expenses..       12.9           6.8           9.5
Acquisition-related charges ..................        3.0           2.0            --
                                                   ------        ------        ------
     Operating income ........................       19.7          23.0          26.5
Nonoperating income, net .....................        3.2           2.5           1.5
                                                   ------        ------        ------
     Income before income taxes ..............       22.9          25.5          28.0
Income taxes .................................        8.7          10.5           8.9
                                                   ======        ======        ======
     Net income ..............................       14.2%         15.0%         19.1%
                                                   ======        ======        ======

FISCAL 1997 COMPARED TO FISCAL 1996

         Net Revenues. The Company's net revenues in the comparison periods were primarily derived from product sales. Net revenues decreased 32% to $167.4 million in fiscal 1997 from $248.0 million in fiscal 1996. This decrease was primarily attributable to a reduction in the unit sales and average selling prices of CD-ROM controllers in fiscal 1997 compared to fiscal 1996. The decrease in unit sales resulted from the Company receiving substantially fewer orders for its CD-ROM controller products in fiscal 1997 than in fiscal 1996. The Company believes the decline in orders is primarily attributable to a change in the ordering patterns of CD-ROM drive manufacturers and the continued maturation of the CD-ROM industry. (See "Factors That May Affect Future Results" below.) International sales, principally to Japan, Taiwan, Korea and Singapore accounted for approximately 96% and 98% of the Company's net revenues in fiscal 1997 and fiscal 1996, respectively. Sales of the Company's CD-ROM controller products accounted for 84% and 91% of net revenues in fiscal 1997 and fiscal 1996, respectively. The Company expects that international sales of its CD-ROM controller products will continue to represent a substantial majority of its net revenues for the foreseeable future. Included in net revenues for fiscal 1997 and fiscal 1996 were $0.2 million and $3.0 million, respectively of nonrefundable technology license fees.

         Gross Margin. Cost of revenues includes the cost of wafer fabrication, assembly and testing performed by third-party vendors and direct and indirect costs associated with the procurement, scheduling and quality assurance functions performed by the Company. The Company's gross margin increased to 56.3% in fiscal 1997 from 44.2%
in fiscal 1996. This increase in gross margin is primarily the result of adjustments of approximately $18.7 million to cost of revenues associated with the sale of products which had been fully reserved in prior periods as well as manufacturing cost adjustments of $3.0 million related to foundry agreements. Additionally, fiscal 1996 gross margins were reduced as a result of inventory-related charges to cost of sales of $24.0 million. Excluding the impact of these adjustments, gross margin for fiscal 1997 and 1996 would have been approximately 43.3% and 53.8%, respectively. This adjusted gross margin decreased from the comparable period in fiscal 1996 primarily as a result of a decrease in ASPs of the Company's CD-ROM controller products that was not offset by a comparable decrease in product costs. The Company's overall gross margin is subject to change due to various factors, including, among others, competitive product pricing, yields, wafer costs, assembly and test costs and product mix. The Company expects that ASPs for its existing products will continue to decline over time and that ASPs for each new product will decline significantly over the life of the product. A decline in ASPs that is not offset by a reduction in production costs or by sales of new products with higher gross margins would decrease the Company's overall gross margin and could materially and adversely affect the Company's operating results. In addition, the Company believes that gross margins for new products will be lower than historical levels and that, as a result, gross margins in general will decline in the future.

         Research and Development Expenses. Research and development costs are all expensed as incurred. Research and development expenses increased 12.8% to $34.7 million in fiscal 1997 from $30.7 million in fiscal 1996. This increase was principally the result of the hiring of additional personnel and associated expenses. Research and development expenses increased as a percentage of net revenues to 20.7% in fiscal 1997 from 12.4% in fiscal 1996 due primarily to the decrease in the Company's net revenues. The Company will continue to invest substantial resources in research and development, including hiring additional technical personnel, in an effort to maintain its technological leadership in the CD-ROM controller market and to diversify its product development in its other core technologies: video/graphics, MPEG imaging, audio/communications, and digital imaging. As a result, the Company expects to incur higher research and development expenses in absolute dollars in fiscal 1998.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 29.1% to $21.7 million in fiscal 1997 from $16.8 million in fiscal 1996. This increase was primarily the result of the hiring of additional personnel and associated expenses. Selling, general and administrative expenses increased as a percentage of net revenues to 12.9% in fiscal 1997 from 6.8% in fiscal 1996, due primarily to the decrease in the Company's net revenues. As a result of continuing efforts to develop the Company's infrastructure and hire additional senior management personnel, the Company expects to incur higher administrative expenses in absolute dollars in fiscal 1998.

         Acquisition-Related Charges. In November 1995, the Company acquired Pixel Magic, a privately-held company based in Andover, Massachusetts for $10.5 million in cash, of which $5.0 million was contingent upon the achievement of certain performance criteria over a three-year period. Approximately $4.8 million of the initial cash payment was allocated to in-process research and development and was charged to operations in fiscal 1996. In June 1997, the Company waived certain of the performance criteria and agreed to pay the contingent amount of $5.0 million in two installments during calendar 1998. The first payment of $3.0 million is due in January 1998 and the second payment of $2.0 million is due in December 1998. As a result of this agreement and because the contingent earnout was based, in part, on the continued employment of the former shareholder/employees of Pixel Magic, Inc., the Company recorded a compensation charge of $5.0 million in the quarter ended June 30, 1997.

         Nonoperating Income, Net. Nonoperating income, net consisted primarily of net interest income in fiscal 1997. Nonoperating income, net was $5.4 million in fiscal 1997 and $6.0 million in fiscal 1996. The decrease is primarily the result of lower net interest income in fiscal 1997 compared to fiscal 1996.

         Income Taxes. The Company's effective tax rate was 38.0% and 41.2% in fiscal 1997 and 1996, respectively. The lower tax rate in 1997 was primarily attributable to the effect of the reinstated research and development tax credit on fiscal 1997 results as well as a geographical shift in the sources of taxable income in fiscal 1997. See Note 6 of Notes to Consolidated Financial Statements.

FISCAL 1996 COMPARED TO FISCAL 1995

         Net Revenues. The Company's net revenues in the comparison periods were primarily derived from product sales. Net revenues increased 123% to $248.0 million in fiscal 1996 from $111.0 million in fiscal 1995. This increase was primarily attributable to growth in unit sales of CD-ROM controllers. International sales, principally to Japan, Singapore and Taiwan, accounted for approximately 98% and 93% of the Company's net revenues in fiscal 1996 and fiscal 1995, respectively. Sales of the Company's CD-ROM controller products accounted for 91% and 74% of net revenues in fiscal 1996 and fiscal 1995, respectively. Included in net revenues for fiscal 1996 and fiscal 1995 were $3.0 million and $1.3 million, respectively of nonrefundable technology license fees.

         Gross Margin. Cost of revenues includes the cost of wafer fabrication, assembly and testing performed by third-party vendors and direct and indirect costs associated with the procurement, scheduling and quality assurance functions performed by the Company. The Company's gross margin decreased to 44.2% in fiscal 1996 from 49.2% in fiscal 1995. This decrease in gross margin is primarily the result of inventory-related charges to cost of sales of $24.0 million during the fourth quarter of fiscal 1996, partially offset by an increase in margin from CD-ROM controller sales during fiscal 1996. In both fiscal 1996 and 1995, the Company's gross margin was also favorably affected by nonrefundable technology license fee revenues, which had no associated cost of revenues. The Company's overall gross margin is subject to change due to various factors, including, among others, competitive product pricing, yields, wafer costs, assembly and test costs and product mix.

         Research and Development Expenses. Research and development costs are all expensed as incurred. Research and development expenses increased 110% to $30.7 million in fiscal 1996 from $14.6 million in fiscal 1995. This increase was principally the result of the hiring of additional personnel and associated expenses. Research and development expenses decreased as a percentage of net revenues to 12.4% in fiscal 1996 from 13.2% in fiscal 1995 due primarily to rapid growth in the Company's net revenues.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 59% to $16.8 million in fiscal 1996 from $10.5 million in fiscal 1995. This increase was primarily the result of the hiring of additional personnel and associated expenses. Selling, general and administrative expenses decreased as a percentage of net revenues to 6.8% in fiscal 1996 from 9.5% in fiscal 1995, due primarily to rapid growth in the Company's net revenues.

         Acquisition-Related Charges. In November 1995, the Company acquired Pixel Magic, a privately-held company based in Andover, Massachusetts for $10.5 million in cash, of which $5.0 million was paid up front and $5.0 million was contingent upon the achievement of certain performance criteria over a three-year period. Approximately $4.8 million of the initial cash payment was allocated to in-process research and development and was charged to operations in fiscal 1996.

         Nonoperating Income, Net. Nonoperating income, net consisted primarily of net interest income in fiscal 1996. Nonoperating income, net was $6.0 million in fiscal 1996 and $1.7 million in fiscal 1995.

         Income Taxes. The Company's effective tax rate was 41.2% and 31.7% in fiscal 1996 and 1995, respectively. The higher tax rate in 1996 was primarily attributable to an increase in income before tax in fiscal 1996 and the full utilization of the Company's federal net operating loss carryforwards by the middle of fiscal 1995. See Note 6 of Notes to Consolidated Financial Statements.

FACTORS THAT MAY AFFECT FUTURE RESULTS

         The following factors should be carefully considered in evaluating the Company and its business.

         The Company's operating results are subject to quarterly and other fluctuations due to a variety of factors, including the gain or loss of significant customers, increased competitive pressures, the timing of new product announcements and introductions by the Company or its competitors and market acceptance of new or enhanced versions of the Company's and its customers' products. Other factors include the availability of foundry capacity, fluctuations in manufacturing yields, availability and cost of raw materials, the cyclical nature of both the semiconductor industry, the market for PCs and the markets addressed by the Company's products, seasonal customer demand, the Company's ability to diversify its product offerings, the competitiveness of the Company's customers, the timing of significant orders, significant increases in expenses associated with the expansion of operations and development of the Company's support infrastructure, and changes in pricing policies by the Company, its competitors or its suppliers, including decreases in ASPs of the Company's products. In addition, the Company's quarterly operating results could be materially adversely affected by legal expenses incurred in connection with, or any adverse judgment in, the Company's ongoing shareholder legal proceedings. The Company's operating results could also be adversely affected by economic conditions generally in various geographic areas where the Company or its customers do business, or by order cancellations or rescheduling. These factors are difficult to forecast, and these or other factors could materially affect the Company's quarterly or annual operating results. There can be no assurance as to the level of sales or earnings that may be attained by the Company in any given period in the future.

         The Company currently places noncancelable orders to purchase its products from independent foundries on an approximately three month rolling basis and is currently committed with two of its foundries for certain minimum amounts of capacity for the next several years, while its customers generally place purchase orders with the Company less than four weeks prior to delivery that may be rescheduled or under certain circumstances may be canceled without significant penalty. Consequently, if anticipated sales and shipments in any quarter are rescheduled, canceled, or do not occur as quickly as expected, expense and inventory levels could be disproportionately high and the Company's business, financial condition and results of operations for that quarter or for the year would be materially adversely affected.

         The semiconductor industry has historically been characterized by rapid technological change, cyclical market patterns, significant price erosion, periods of over-capacity and production shortages, variations in manufacturing costs and yields and significant expenditures for capital equipment and product development. In addition, the industry has experienced significant economic downturns at various times, characterized by diminished product demand and accelerated erosion of product prices. The Company may experience substantial period-to-period fluctuations in operating results due to general semiconductor industry conditions.

         The Company and various of its current and former officers and Directors are parties to certain legal proceedings. See "Legal Proceedings." All of these actions are in the early stages of proceedings and the Company is currently investigating the allegations. Based on its current information, the Company believes the suits to be without merit and will defend its position vigorously. No provision for any liability that may result upon adjudication has been made in the Company's Consolidated Financial Statements. In connection with these legal proceedings, the Company has incurred, and expects to continue to incur, substantial legal and other expenses. Shareholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of the Company's management.

         The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, declining unit ASP's and rapid product obsolescence. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with solutions that may be less costly or provide higher performance or additional features. The Company's existing and potential competitors include many large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than the Company. The Company's competitors also include a number of emerging companies as well as some of the Company's own customers and suppliers. The Company is currently attempting to enter several new markets in which the Company has not previously operated. These markets are intensely competitive and the Company will have to compete with large domestic and international companies that have long standing relationships with the Company's target customers. Certain of the Company's principal competitors maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technological advantages. The Company believes that its ability to compete successfully depends on a number of factors, both within and outside of its control, including the price, quality and performance of the Company's and its customers' products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new PC standards, the development of technical innovations, the ability to obtain adequate foundry capacity and sources of raw materials, the efficiency of production, the rate at which the Company's customers design the Company's products into their products, the market acceptance of the products of the Company's customers, the number and nature of the Company's competitors in a given market, the assertion of intellectual property rights and general market and economic conditions. There can be no assurance that the Company will be able to compete successfully in the future.

         The willingness of prospective customers to design the Company's products into their products depends to a significant extent upon the ability of the Company to have product available at the appropriate market window and to price its products at a level that is cost effective for such customers. The markets for most of the applications for the Company's products, particularly the PC market and the consumer electronics market, are characterized by intense price competition. As the markets for the Company's products mature and competition increases, the Company anticipates that ASPs on its products will decline. If the Company is unable to reduce its costs sufficiently to offset declines in ASPs or is unable to successfully introduce new higher performance products with higher ASPs, the Company's operating results will be materially adversely affected. In addition, if the Company experiences yield or other production problems or shortages of supply that increase its manufacturing costs, or fails to reduce its manufacturing costs, the result would be a material adverse effect on the Company's business, financial condition and operating results.

         The markets for the Company's products are characterized by evolving industry standards, rapid technological change and product obsolescence. The Company's performance is highly dependent upon the successful development and timely introduction of new products at competitive price and performance levels. Currently, the Company's financial performance is dependent upon the Company's level of success in the CD-ROM controller market. In an effort to diversify its product and market base, the Company has invested substantial resources in optical storage as well as in its other core technologies: video/graphics, MPEG imaging, audio/communications, and digital imaging. There can be no assurance that products currently under development in these core technologies or any other new products will be successfully developed or will achieve market acceptance, thereby affecting the Company's ability to achieve diversification of its product and market bases. The failure of the Company to introduce new products successfully or the failure of new products to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. The success of new product introductions is dependent on several factors, including recognition of market requirements, product cost, timely completion and introduction of new product designs, securing sufficient foundry capacity for volume manufacturing of wafers, quality of new products and achievement of acceptable manufacturing yields from the Company's contract manufacturers. Due to the design complexity of its products, the Company has experienced delays in completing development and introduction of new products, and there can be no assurance that the Company will not encounter such delays in the development and introduction of future products. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely manner, that the Company's products will be selected for design into the products of its targeted customers or that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive. The failure of the Company's new product development efforts or the failure of the Company to achieve market acceptance of its new products would have a material adverse effect on the Company's business, financial condition and operating results.

         The Company's ability to compete is affected by its ability to protect its proprietary information. The Company considers its technology to be proprietary and relies on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. The Company currently has three patents granted, fourteen patents pending, seventeen patents in preparation in the United States, and two international patents pending. The Company intends to seek additional international patents and additional United States patents on its technology. There can be no assurance that additional patents will issue from any of the Company's pending applications or applications in preparation, or be issued in all countries where the Company's products can be sold, or that any claims allowed from pending applications or applications in preparation will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. Additionally, competitors of the Company may be able to design around the Company's patents. The laws of certain foreign countries in which the Company's products are or may be manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. In fiscal 1997, the Company filed a complaint with the International Trade Commission ("ITC") against certain Asian manufacturers of optical storage controller devices based on the Company's belief that such devices infringed one or more of the Company's patents. The complaint seeks a ban on the importation into the United States of any infringing CD-ROM controller or products containing such infringing CD-ROM controllers. (See "Legal Proceedings"). There can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

         The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in significant, often protracted and expensive litigation. Although there is currently no pending intellectual property litigation against the Company, the Company or its foundries may from time to time be notified of claims that the Company may be infringing patents or other intellectual property rights owned by third parties. If it is necessary or desirable, the Company may seek licenses under such patents or other intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend the manufacture of products or the use by the Company's foundries of processes requiring the technology. Furthermore, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. The Company recently initiated such litigation by filing a complaint with the International Trade Commission. Litigation by or against the Company could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that the Company would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. Patent disputes in the semiconductor industry have often been settled through cross-licensing arrangements. Because the Company has a limited portfolio of patents, the Company may not be able to settle an alleged patent infringement claim through a cross-licensing arrangement. If a successful claim is made against the Company, or its customers, and a license is not made available to the Company on commercially reasonable terms, or if the Company is required to pay substantial damages or awards, the Company's business, financial condition and operating results would be materially adversely affected.

         The Company generally enters into confidentiality agreements with its employees and confidentiality and license agreements with its customers and potential customers, and limits access to and distribution of the source and object code of its software and other proprietary information. Under some circumstances, the Company grants licenses that give its customers limited access to the source code of the Company's software which increases the likelihood of misappropriation or misuse of the Company's technology. Accordingly, despite precautions taken by the Company, it may be possible for unauthorized third parties to copy certain portions of the Company's technology or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or to provide an adequate remedy in the event of a breach or misappropriation by others.

         Certain technology used in the Company's products is licensed from third parties. Some of the Company's products, particularly those targeted for the DVD market, require certain types of copy protection software that the Company must license from third parties. There can be no assurance that such licenses, or licenses of other third party technology, will be available on terms acceptable to the Company, if at all. The inability of the Company to enter into such license arrangements on acceptable terms could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company contracts with independent foundries to manufacture all of its products, enabling the Company to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. Certain of the Company's foundry agreements require up-front, nonrefundable prepayments or deposits and these fixed costs could affect the Company's operating margins if the Company is unable to utilize the minimum number of wafers required under the agreements. The Company is dependent on its foundries to allocate to the Company a portion of their foundry capacity sufficient to meet the Company's needs to produce products of acceptable quality and with acceptable manufacturing yields and to deliver products to the Company in a timely manner. These foundries fabricate products for other companies and some manufacture products of their own design. The Company has recently experienced a decrease in the supply of available foundry capacity which in turn has created an increase in the lead time required to manufacture the Company's products. If the Company is unsuccessful in getting its customers to place orders on a longer lead time, the Company may be unable to fulfill customer demand. The loss of any of these foundries as a supplier, the inability of the Company in a period of increased demand for its products to expand the foundry capacity of its current suppliers or qualify other wafer manufacturers for additional foundry capacity, any inability to obtain timely and adequate deliveries from the Company's current or future suppliers or any other circumstances that would require the Company to seek alternative sources of supply could delay shipments of the Company's products, which could damage relationships with its current and prospective customers, provide an advantage to the Company's competitors and have a material adverse effect on the Company's business, financial condition and operating results.

         The Company's reliance on independent manufacturers and third party assembly and testing vendors involves a number of additional risks, including the unavailability of, or interruption in access to, certain process technologies and reduced control over delivery schedules, quality assurance and costs. In addition, as a result of the Company's dependence on foreign subcontractors, the Company is subject to the risks of conducting business internationally, including foreign government regulation and general political risks, such as political and economic instability, potential hostilities, changes in diplomatic and trade relationships, currency fluctuations, unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions, and other barriers and restrictions, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control.

         The manufacture of semiconductors is a highly complex and precise process. Minute levels of contaminants in the manufacturing environment, defects in the masks used to print circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these problems are difficult to diagnose and time consuming or expensive to remedy. The Company's products are particularly complex and difficult to manufacture. There can be no assurance that the Company's foundries will not experience irregularities or adverse yield fluctuations in their manufacturing processes. Any yield or other production problems or shortages of supply experienced by the Company or its foundries could have a material adverse effect on the Company's business, financial condition and results of operations.

         Sales of the Company's CD-ROM controller products comprised 84%, 91% and 74% of the Company's net revenues in fiscal 1997, 1996 and 1995, respectively. Sales of CD-ROM controller products are expected to continue to account for a substantial portion of the Company's total revenues for the foreseeable future. The Company expects that as the market for CD-ROM controller products matures or becomes obsolete due to the introduction of DVD-ROM products, sales of such products will decline. Although the Company is currently pursuing the development of optical storage semiconductors for use in DVD-ROM drives, there can be no assurance that the Company will have a DVD-ROM product, that such product will be available within an acceptable market window, or that such product will be able to sustain the current level of optical storage product sales. In addition, there can be no assurance that the market for CD-ROM controller products in general, or the Company's CD-ROM controller products in particular, will support the Company's planned operations in the future. Any decrease in the overall level of sales of, or the prices for, the Company's CD-ROM controller products, due to introductions of products by present or future competitors, a decline in demand for CD-ROM controller products, product obsolescence or any other reason would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has recently introduced several new products in its attempt to diversify its product and market base, there can be no assurance that these products will be successfully designed in and brought to production or that the Company's customer's products will be accepted in the marketplace.

         During fiscal 1997, 1996 and 1995, 96%, 98% and 93%, respectively, of the Company's net revenues were derived from international sales. A substantial portion of the Company's international revenues in fiscal 1997, 1996 and 1995 were derived from Japanese, Taiwanese, Korean and Singapore manufacturers of CD-ROM drives. Accordingly, the Company is subject to the risks of conducting business outside of the United States. These risks include unexpected changes in, or impositions of, legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. The Company is also subject to general geopolitical risks in connection with its international operations, such as political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. There can be no assurance that such factors will not adversely affect the Company's operations in the future or require the Company to modify its current business practices. In addition, the laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. Most of the Company's foreign sales are negotiated in U.S. dollars; however, invoicing is often done in local currency. As a result, the Company may be subject to the risks of currency fluctuations. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition or operating results or require the Company to modify its current business practices.

         A limited number of customers historically has accounted for a substantial portion of the Company's net revenues. In fiscal 1997, 1996 and 1995, sales to the Company's top ten customers accounted for approximately 78%, 80% and 76%, respectively, of the Company's net revenues. These customers were all purchasers of the Company's CD-ROM product. In fiscal 1997, Mitsumi accounted for 14% and LG Electronics accounted for 13%. In fiscal 1996, Mitsumi accounted for 26%, Kanematsu accounted for 19% and NEC accounted for 13% of the Company's net revenues. Kanematsu, a Japanese trading company, purchases product from the Company and resells the product to Japanese manufacturers. In fiscal 1995, Mitsumi accounted for 29% and Kanematsu accounted for 13% of the Company's net revenues. Although the Company is currently attempting to diversify its products, markets, and customer base, the Company expects that sales to a limited number of customers will continue to account for a substantial portion of its net revenues for the foreseeable future. The Company has experienced significant changes from year to year in the composition of its major customer base and believes this pattern will continue. For example, Mitsumi has only been a significant customer of the Company since fiscal 1994. The Company does not have long-term purchase agreements with any of its customers. Customers generally purchase the Company's products pursuant to short-term purchase orders. The loss of, or significant reduction in purchases by, current major customers such as Mitsumi or LG Electronics would have a material adverse effect on the Company's business, financial condition and operating results. There can be no assurances that the Company's current customers will continue to place orders or that existing orders will not be canceled. If sales to current customers cease or are reduced, there can be no assurance that the Company will be able to continue to obtain the orders from new customers necessary to offset any such losses or reductions.

         The Company's future performance depends, to a significant degree, on the continued retention and contribution of members of the Company's senior management as well as other key personnel. The Company is in the process of recruiting additional senior managers and technical personnel. Competition for these persons is intense and there can be no assurance that the Company will be able to attract and retain qualified senior managers and technical personnel.

LIQUIDITY AND CAPITAL RESOURCES

         Since its inception, the Company has financed its cash requirements from cash generated from operations, the sale of equity securities, bank lines of credit and long-term and short-term debt. The Company's principal sources of liquidity as of June 30, 1997 consisted of approximately $145.3 million in cash, cash equivalents and short-term investments. The Company also has approximately $12.6 million in lines of letters of credit with Taiwanese financial institutions, of which $12.5 million was available at June 30, 1997. Additionally, approximately $25.0 million in lines of credit exist with Japanese financial institutions, of which approximately $18.0 million was available at June 30, 1997.

         In fiscal 1997, operating activities provided net cash of approximately $65.4 million. This cash resulted primarily from net income of approximately $23.7 million, utilization of foundry deposits of $11.0 million, an increase in accounts payable and accrued expenses of $10.3 million, and an increase in deferred income taxes of $9.4 million. Investing activities utilized cash of approximately $24.1 million primarily due to an investment in a foundry joint venture of $25.9 million, additions to property, plant and equipment of $6.9 million, partially offset by net cash provided from short-term investments of $10.7 million. In fiscal 1996, the Company's operating activities provided net cash of approximately $30.7 million. This cash resulted primarily from net income of approximately $37.1 million. Approximately $12.7 million in cash was used to finance additions to property and equipment. In fiscal 1995, the Company's operating activities provided net cash of approximately $22.5 million. This cash resulted primarily from net income of approximately $21.2 million. Approximately $4.2 million in cash was used to finance additions to property and equipment.

         The Company believes that its existing cash, cash equivalents, short-term investments and credit facilities will be sufficient to provide adequate working capital and to fund necessary purchases of property and equipment through at least the next twelve months. Capital expenditures for fiscal 1998 are anticipated to be approximately $16.0 million. The Company may also utilize cash to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. However, the Company has no present understandings, commitments or agreements with respect to any material acquisition of other businesses, products or technologies.

         In June and November 1995, the Company entered into agreements with TSMC and Chartered to obtain certain additional wafer capacity through the year 2001 (see Note 7 of Notes to Consolidated Financial Statements). The agreements call for the Company to commit to certain future wafer purchases and to deposit funds with the suppliers as either a portion of the price of the additional wafers in advance of their delivery or as a non-interest bearing deposit to secure the availability of additional wafers. The price of such wafers will be determined in the future periods in which specific orders are actually placed. If the Company is not able to use, assign, or sell the additional wafer quantities, all or a portion of the deposits may be forfeited.

         In October 1996, the Company amended its previous agreement with TSMC resulting in a reduction of approximately $73 million of the Company's future wafer purchases required under the original agreement. Under the amended agreement, no additional prepayment is required; however, the Company must utilize the entire amount of the prepayment paid to date through a certain committed amount of wafer purchases in the years 1997, 1998, and 1999 or the prepayment will be forfeited.

         In September 1996 and April 1997, the Company amended its agreement with Chartered. The amendments resulted in a reduction of the Company's future wafer purchase commitments and the elimination of required future cash deposits under the original agreement of approximately $36 million. Under the amended agreement, the required future cash deposits of approximately $36 million could be reinstated if certain conditions are not met. The Company currently believes the terms and conditions of the agreement as amended will be met and that these commitments will not be reinstated although no assurance can be given in this regard.

         The Company recorded $3.0 million in cost of sales during fiscal 1996 associated with manufacturing cost adjustments related to its wafer foundry agreements as a result of lower forecasted capacity usage during the calendar year ending December 31, 1996. The execution of these amendments reduced the Company's wafer purchase commitments during the remainder of calendar 1996 and thereafter and resulted in a favorable manufacturing cost adjustment recorded to cost of revenues of $3.0 million. The remaining deposits and prepayments under the amended foundry agreements described above are recorded at cost and total approximately $34.2 million as of June 30, 1997. The Company currently anticipates being able to utilize and fully recover the value of all foundry prepayments and deposits under the terms of the amended agreements.

         In October 1995, the Company entered into a series of agreements with United Microelectronics Corporation to form, along with other investors, a separate Taiwanese company, United Integrated Circuits Corporation "UICC", for the purpose of building and managing a semiconductor manufacturing facility in the Science Based Industrial Park in Hsin Chu City, Taiwan, Republic of China. The Company has agreed to invest approximately $60 million for a 10% equity position in the venture. In January 1996, the Company made an initial payment of $13.7 million, and in January 1997, the Company made a second payment of $25.9 million due under this agreement. The final payment of $15.0 million under this agreement is due in fiscal 1998. As an investor in this venture, the Company will have rights to a portion of the total wafer capacity for the manufacture of its proprietary products. However, there can be no assurance that a market will develop for the shares representing the Company's equity investment at any time in the future. See Note 7 of Notes to Consolidated Financial Statements.

         In November 1995, the Company acquired Pixel Magic, a privately-held company based in Andover, Massachusetts for $10.5 million in cash, of which $5.0 million was contingent upon the achievement of certain performance criteria over a three-year period. Approximately $4.8 million of the initial cash payment was allocated to in-process research and development and was charged to operations in fiscal 1996. In June 1997, the Company waived certain of the performance criteria and agreed to pay the contingent amount of $5.0 million in two installments during calendar 1998. The first payment of $3.0 million is due in January 1998 and the second payment of $2.0 million is due in December 1998. As a result of this agreement and because the contingent earnout was based, in part, on the continued employment of the former shareholder/employees of Pixel Magic, Inc., the Company recorded a compensation charge of $5.0 million in the quarter ended June 30, 1997.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The Financial Statements and Supplementary Data of the Company required by this item are set forth at the pages indicated at Item 14(a).

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not applicable.

                                    PART III


ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         As of August 31, 1997, the Directors of the Company, and the executive officers of the Company, who are elected by and serve at the discretion of the Board of Directors, were as follows:

Name                            Age   Position
----                            ---   --------
David D. Tsang                   55   Chairman of the Board of Directors, President and Chief Executive Officer

Sidney S. Faulkner               44   Vice President, Finance, Chief Financial Officer and Secretary

Kenji Fujimoto                   48   Vice President of Oak, General Manager, Oak Technology, K.K.

Abel S. Lo                       47   Vice President of Oak, General Manager, Oak Technology, Taiwan

Ben T. Taniguchi                 66   Vice President of Sales

Mou Hsin Yang, Ph.D.             51   Vice President of Operations

Aydin Koc                        46   Vice President, Optical Storage Business Unit

Paul Vroomen                     40   Vice President, Strategic Marketing

Ta-Lin Hsu, Ph.D.                54   Director

Timothy Tomlinson                47   Director

Richard B. Black                 64   Director

         Mr. Tsang has been President and Chief Executive Officer of the Company since he founded the Company in July 1987 and a Director of the Company since October 1987. He has also served as Chairman of the Board of Directors of the Company since January 1991. Mr. Tsang has also held the positions of Chief Financial Officer from July 1987 to March 1993 and Secretary of the Company from July 1987 to December 1994. He also is a Director of Quality Semiconductor, Inc. and Enable Semiconductor, Inc., both developers of semiconductor products and ASE Test, a semiconductor assembly and testing company. Prior to joining Oak, Mr. Tsang was the founder and served in various positions including President, Chief Executive Officer and Chairman of Data Technology Corp., a manufacturer of disk controllers and high density disk drives, from 1979 to 1987, and co-founded Xebec, a manufacturer of disk controllers, where he was employed from 1974 to 1979. Mr. Tsang holds a B.S.E.E. degree in electrical engineering from Brigham Young University and an M.S. degree in electrical engineering from the Santa Clara University.

         Mr. Faulkner joined the Company as Corporate Controller in February 1991 and has served as Chief Financial Officer since March 1993. Mr. Faulkner has also held the position of Vice President, Finance since July 1994 and Secretary since December 1994. Prior to joining Oak, Mr. Faulkner was a private consultant from May 1990 to January 1991 and was Director of Quality of Falco Data Products, a computer hardware company, from 1985 to April 1990. Mr. Faulkner has also held various accounting positions with Eaton Corp. and Cordis Dow Corporation. Mr. Faulkner holds a B.S.B.A. degree in accounting from the University of Florida.

         Mr. Fujimoto has been General Manager, Oak Technology, K.K., the Company's Japanese subsidiary, since joining the Company in February 1991 and became a Vice President of Oak in April 1995. He has also been a Director of EDEE, a technology development company in Japan, since September 1993. Prior to joining Oak, Mr. Fujimoto served as Senior Manager, Marketing and Applications of AMD Japan from 1976 to January 1991. He holds a B.S. degree in electrical engineering from the University of Electrocommunications (Japan).

         Mr. Lo joined the Company as Engineering Design Manager in 1987. He has been General Manager, Oak Technology, Taiwan since 1989 and became a Vice President of Oak in April 1995. Prior to joining Oak, he was Software Manager at Convergent Technologies, a computer system manufacturer, from June 1986 to May 1987, and Software Manager at the Systems Division of ITT Corp. from May 1985 to June 1986. Mr. Lo holds a B.S. degree in electrical engineering from Seattle University, an M.S. degree in electrical engineering from the University of Washington and an M.S. degree in computer science from Rensselaer Polytechnic Institute.

         Mr. Taniguchi joined the Company as Director, Optical Storage Business Unit in January 1995 and has served as Vice President of Sales since July 1996. Prior to joining Oak, he was Western Regional Sales Manager for Standard Microsystems Corporation, a manufacturer of network interface boards and components, from March 1994 to January 1995; Vice President and General Manager of Ultrastor Corporation, a manufacturer of SCSI host adapters and disk array controllers, from August 1993 to March 1994, and Regional Sales Director for Kenteck Information Systems, a manufacturer of laser printers, from August 1991 until August 1993. From November 1990 to August 1991, he was Vice President, Sales and Marketing for Cornerstone Imaging, and from 1986 to November 1990 he was Vice President, Sales and Marketing of Data Technology Corp., a manufacturer of disk controllers and high density disk drives. Mr. Taniguchi holds a B.S. degree in applied physics from the University of California, Los Angeles.

         Dr. Yang joined the Company as Director of IC Development in 1987, served as the Company's Director of Operations from January 1995 until April 1995 and has been Vice President of Operations since April 1995. Mr. Yang holds a B.S.E.E. degree from National Chiao Tung University, Hsinchu, Taiwan and a M.S.E.E. degree and a Ph.D. in electrical engineering from Washington University, St. Louis, Missouri.

         Mr. Koc joined the Company as Vice President and General Manager of the Optical Storage Business Unit in September 1996. Prior to joining the Company, Mr. Koc spent nine years at LSI Logic Corporation, most recently as Director of ASIC marketing. Mr. Koc holds both a B.S.E.E. and an M.S.E.E. from Middle East Technical University as well as an M.B.A. from Stanford University.

         Mr. Vroomen joined the Company as Vice President, Strategic Marketing in September 1997. From May 1996 to June 1997, Mr. Vroomen was Vice President and General Manager of the Consumer Digital Entertainment business unit at VLSI Technology, Inc. From November 1994 to April 1996, Mr. Vroomen was Vice President, Sales & Marketing at Array Microsystems, Inc., a developer of codec chips for digital video applications and from April 1989 to November 1994, Mr. Vroomen was at Zilog, Inc. where he was Vice President of the Computer Peripherals business unit. He holds an M.S.E.E. from the Philips International Institute in Eindhoven, the Netherlands, and a Managerial Advancement Program diploma from the University of the Witwatersrand Graduate School of Business in Johannesburg, South Africa.

         Dr. Hsu has been a Director of the Company since January 1991. He has been employed by H&Q Asia Pacific, the parent company of H&Q Taiwan Co., Ltd., since February 1985, most recently as Chairman. He is also a Director of Enable Semiconductor, Inc., Headway Technologies, ASE Technology Corporation, Behavior Tech Computer Corporation and AimQuest Corporation. Dr. Hsu holds a B.S. degree in physics from National Taiwan University, an M.S. degree in electrophysics from Polytechnic Institute of Brooklyn and a Ph.D. in electrical engineering from the University of California, Berkeley.

         Mr. Tomlinson has been a Director of the Company since June 1988. He has been a partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm, since 1983. Mr. Tomlinson is also a Director of Portola Packaging, Inc., a manufacturer of tamper evident closures and related equipment. Mr. Tomlinson holds a B.A. degree in economics, an M.B.A. and a J.D. from Stanford University.

         Mr. Black has been a Director of the Company since November 1992 and was also a Director from December 1989 to January 1991. He has been the Chairman of the Board of Directors of ECRM Incorporated, an electronic publishing equipment manufacturer, since 1983 and a general partner of KBA Partners, L.P., an investment company, since 1987. Mr. Black holds a B.S. degree in civil engineering from Texas A&M University and an M.B.A. from Harvard University.

         The information required by Item 11 with respect to compliance with
Section 16(a) of the Securities Exchange Act of 1934 is incorporated by reference from the Proxy Statement under the Caption "Executive Compensation And Other Matters."

ITEM 11. EXECUTIVE COMPENSATION

         The information required by Item 11 of Form 10-K is incorporated by reference to the information contained in the section captioned "Executive Compensation and Other Matters" in the Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The information required by Item 12 of Form 10-K is incorporated by reference to the information contained in the section captioned "Stock Ownership of Certain Beneficial Holders and Management" in the Proxy Statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The information required by Item 13 of Form 10-K is incorporated by reference to the information contained in the section captioned "Certain Relationships and Related Transactions" in the Proxy Statement.

                           GLOSSARY OF TECHNICAL TERMS

BIOS: Basic Input/Output System. The software interface layer between the system hardware and the operating system on a PC.

CD-R: Compact Disc Recordable. CD-R drives are an extension of optical storage technology that use one-time CD-Recordable discs (as opposed to CD-ROM discs which are read-only).

CD-ReWritable: CD-based drives which use special recordable and rewritable compact discs.

CD-ROM: Compact Disc Read-Only Memory. A popular high-density storage media for digital data of all kinds, including graphics, text, video and sound.

DAA: Data Access Arrangement. Provides interface and isolation barrier between modem and phone line.

DCC: Display Control Command. Information that determines a pictures appearance (colors, contrast, sub-picture screen position, etc.)

DRAM: Dynamic Random Access Memory. Refers to memory in a PC that stores portions of active applications and data for fast access.

DSI: Data Search Information. a feature that makes it possible to search for data while maintaining seamless playback of video.

DVD: Digital Versatile Disc or Digital Video Disc. A new industry standard which provides much higher levels of data (video, audio, graphics) to be stored on discs the same size as standard audio or CD-ROM discs.

EDO Memory: Extended Data-Out Memory. A type of memory used in PCs offering higher performance than standard DRAM.

G3/G4: International fax compression standards.

GUI: Graphical User Interface. A visually descriptive computer interface with icons and windows such as Microsoft Windows (as opposed to a text-based interface like DOS) that allows users to perform various tasks on a computer in a point-and-click environment.

HLI: Highlight Information. A feature that enables users to scroll through a menu bar and highlight an item of choice.

IDE/ATAPI: Integrated Drive Electronics/AT Attachment Packet Interface. A dominant PC industry-standard CD-ROM drive interface.

JPEG: Joint Photographic Experts Group. A working committee under the guidance of the ISO that is attempting to define a proposed universal standard for the digital compression and decompression of still images for use in computer systems.

Kbps: Thousands of bits per second. A standard for describing the speed of information over transmission lines such as phone lines.

MPEG: Motion Picture Experts Group. MPEG-1 and MPEG-2 are standards for the compression and decompression of video and audio data.

OEM: Original Equipment Manufacturer.

OSD: On-Screen Display. A feature that allows text and graphics to be overlaid on full-motion video.

PCI: Peripheral Connect Interface. An industry standard architecture for connecting devices to a PC.

PCI: Presentation Control Information. Information concerning the timing and presentation of a program.

PCM: Pulse Code Modulation. A method of encoding information in a signal by varying the amplitude of pulses.

RAMDAC: Random Access Memory Digital-to-Analog Converter. A device typically integrated as part of a graphics accelerator which converts the graphics information for display to a monitor.

SGRAM: Synchronous Graphics Random Access Memory. A type of memory specifically used in graphics subsystems offering higher performance than EDO memory and standard DRAM.

3D: Three-dimensional. 3D graphics on a PC create the illusion of 3D space on the two dimensions of a computer screen and are commonplace in many imaging applications.

VideoCD: Video Compact Disc. VideoCD players allow playback of digitally recorded video and audio.

VMI: Video Module Interface. A standard proposal for connecting a video module, such as an MPEG module, to a "Video-Ready" GUI device. VMI offers a common function set for computer manufacturers and semiconductor suppliers.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)      The following documents are filed as a part of this Report:

1.       Financial Statements.
                                                                                                               Page
                                                                                                               ----
         Report of Independent Certified Public Accountants...................................................  33

         Consolidated Balance Sheets -- As of June 30, 1997 and 1996..........................................  34

         Consolidated Statements of Operations -- For the Three Year Period Ended June 30, 1997...............  35

         Consolidated Statements of Stockholders' Equity - For the Three Year Period Ended June 30, 1997......  36

         Consolidated Statements of Cash Flows - For the Three Year Period Ended June 30, 1997................  37

         Notes to Consolidated Financial Statements...........................................................  38

2.       Financial Statement Schedule.  The following Financial Statement Schedule of the Registrant is filed as part of this report:

         Schedule II - Valuation and Qualifying Accounts......................................................  54

         All other schedules are omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or notes thereto.

3.       Exhibits.  The following Exhibits are filed as part of, or incorporated by reference into, this report:

         Exhibit
         Number            Exhibit Title
         ------            -------------
         3.01              The Company's Restated Certificate of Incorporation,
                           amended (1)

         3.02              The Company's Restated Bylaws (2)

         3.03 Certificate of Correction to the Restated Certificate of Incorporation of the Company

         4.01              Form of Specimen Certificate for the Company's Common
                           Stock (3)

         4.02 Amended and Restated Registration Rights Agreement dated as of October 15, 1993 among the Company and various investors (3)

         4.03 The Company's Restated Certificate of Incorporation, as amended (See Exhibit 3.01)

         4.04              The Company's Restated Bylaws (See Exhibit 3.02)

         4.05              Form of Certificate of Designation of Series A Junior
                           Participating Preferred Stock of the Company dated
                           August 18, 1997

         4.06              Rights Agreement between the Company and BankBoston,
                           N.A. dated August 19, 1997

         10.01 1988 Stock Option Plan, as amended and related documents (3)*

         10.02 1994 Stock Option Plan and related documents (3) and amendment thereto dated February 1, 1996 (4)*

         10.03 1994 Outside Directors' Stock Option Plan and related documents (3)*

         10.04             1994 Employee Stock Purchase Plan (3)*

         10.05             401(k) Plan and related documents (3) and Amendment
                           Number One and Supplemental Participation Agreement thereto (5)*

         10.06             Lease Agreement dated August 3, 1988 between John
                           Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (John Arrillaga Separate Property
                           Trust) as amended and Richard T. Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77 (Richard T.
                           Peery Separate Property Trust) as amended, and Justin
                           Jacobs, Jr., dba Siri-Kifer Investments, a joint venture, and the Company, as amended June 1, 1990, and Consent to Alterations dated March 26, 1991
                           (lease agreement for 139 Kifer Court, Sunnyvale,
                           California) (3), and amendments thereto dated June
                           15, 1995 and July 19, 1995 (5)

         10.07             Lease Agreement dated August 22, 1994 between John
                           Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (John Arrillaga Separate Property
                           Trust) as amended and Richard T. Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77 (Richard T.
                           Peery Separate Property Trust) as amended, and Justin
                           Jacobs, Jr., dba Siri- Kifer Investments, a joint venture, and the Company (lease agreement for 140
                           Kifer Court, Sunnyvale, California) (3), and amendment thereto dated June 15, 1995 (5)

         10.08             Form of Indemnification Agreement, between the
                           Company and each of its Directors and executive officers (14)

         10.09             VCEP Agreement dated July 30, 1990 between the
                           Company and Advanced Micro Devices, Inc. (3)

         10.10 Product License Agreement dated April 13, 1993 between the Company and Media Chips, Inc., as amended
                           September 16, 1993 (3)

         10.11 Resolutions of the Board of Directors of the Company dated July 27, 1994 setting forth the provisions of the Executive Bonus Plan (3) (12)*

         10.12             Employee Incentive Plan effective January 1, 1995
                           (3)*

         10.13             Option Agreement between Oak Technology, Inc., and
                           Taiwan Semiconductor Manufacturing Co., Ltd. dated as of August 8, 1996 (14)**

         10.14             Foundry Venture Agreement between the Company and
                           United Microelectronics Corporation dated as of October 2, 1995 (6) (12)

         10.15             Fab Ven Foundry Capacity Agreement among the Company,
                           Fab Ven and United Microelectronics Corporation dated as of October 2, 1995 (7) (12)

         10.16 Written Assurances Re: Foundry Venture Agreement among the Company, United Microelectronics
                           Corporation and Fab Ven dated as of October 2, 1995
                           (8) (12)

         10.17             Lease Agreement dated June 15, 1995 between John
                           Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (John Arrillaga Separate Property
                           Trust) as amended and Richard T. Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77 (Richard T.
                           Peery Separate Property Trust) as amended, and the Company (lease agreement for 130 Kifer Court,
                           Sunnyvale, California) (9), and amendments thereto dated June 15, 1995 and August 18, 1995 (10)

         10.18             Deposit Agreement dated November 8, 1995 between
                           Chartered Semiconductor Manufacturing Ltd. and the
                           Company (11), and Amendment Agreement (No. 1) thereto dated September 25, 1996 (13)**

         10.19             Amendment Agreement (No. 2) dated April 7, 1997 to
                           Deposit Agreement dated November 8, 1995 between
                           Chartered Semiconductor Manufacturing Ltd. and the
                           Company(15)**

         10.20             First Amendment to Plan of Reorganization and
                           Agreement of Merger dated October 27, 1995 among the
                           Company, Oak Acquisition Corporation, Pixel Magic,
                           Inc. and the then shareholders of Pixel dated June
                           25, 1996 and Second Amendment thereto dated June 13,
                           1997

         10.21             First Amendment to Non-Compete and Technology
                           Transfer Agreement by and among the Company, Pixel
                           Magic, Inc. and Peter D. Besen dated June 13, 1997**

         10.22 Agreement of Termination of Employment Agreement between Pixel Magic, Inc. and Peter D. Besen dated
                           June 13, 1997

         Exhibit
         Number            Exhibit Title
         ------            -------------
         10.23             Agreement of Termination of Employment Agreement
                           between Pixel Magic, Inc. and Don Schulsinger dated
                           June 13, 1997

         10.24 Release and Settlement Agreement between the Company and United Microelectronics Corporation dated July
                           31, 1997**

         11.01 Statement regarding computation of net income per share

         23.01             Consent of Independent Auditors

         24.01             Power of Attorney (see page 55 of this Form 10-K)

         27.01             Financial Data Schedule

(1) Incorporated herein by reference to exhibit 3.01 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

(2) Incorporated herein by reference to exhibit 3.05 filed with the Company's Registration Statement on Form S-1 (File No. 33-87518) declared effective by the Securities and Exchange Commission on February 13, 1995 (the "February 1995 Form S-1").

(3) Incorporated herein by reference to the exhibit with the same number filed with the February 1995 Form S-1.

(4) Incorporated herein by reference to Exhibit 10.1 filed with the Company's Registration Statement on Form S-8 (File No. 333-4334) on May 2, 1996.

(5) Incorporated herein by reference to the exhibit with the same number filed with the Company's Annual Report on Form 10-K for the year ended June 30, 1996.

(6) Incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated October 2, 1995 (the "October 1995 form 8-K").

(7) Incorporated herein by reference to Exhibit 2.2 filed with the October 1995 Form 8-K.

(8) Incorporated herein by reference to Exhibit 2.3 filed with the October 1995 Form 8-K.

(9) Incorporated herein by reference to Exhibit 10.08 filed with the Company's Annual Report on Form 10-K for the year ended June 30, 1995.

(10) Incorporated herein by reference to Exhibit 10.08 filed with the Company's Annual Report on Form 10-K for the year ended June 30, 1996.

(11) Incorporated herein by reference to Exhibit 10.04 filed with the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

(12) Confidential treatment has been granted with respect to portions of this exhibit.

(13) Incorporated herein by reference to Exhibit 10.17 filed with the Company's Annual Report on Form 10-K for the year ended June 30, 1996.

(14) Incorporated herein by reference to the exhibit with the same number filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

(15) Incorporated herein by reference to the exhibit with the same number filed with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

*        Indicates Management incentive plan.

** Confidential treatment granted and/or requested as to portions of the exhibit.

(b)      Reports on Form 8-K.

         There were no Reports on Form 8-K filed by the Company during the quarter ended June 30, 1996.

TRADEMARK ACKNOWLEDGMENTS

         - Oak Technology, Inc. and the Oak logo are registered trademarks of the Company. Eon, Pixel Magic, TelAudia3D, Audia3D, Troika, Warp, Interactive DVD Browser, IDB and "Multimedia Solutions in Silicon" are trademarks of the Company.

         - All other brand names or trademarks appearing in the Form 10-K are the property of their respective owners.

                          Independent Auditors' Report



The Board of Directors
Oak Technology, Inc.:


We have audited the accompanying consolidated balance sheets of Oak Technology, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. In connection with our audits of the consolidated financial statements, we have also audited the consolidated financial statement schedule, insofar as it relates to the three-year period ended June 30, 1997. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oak Technology, Inc. and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


KPMG Peat Marwick LLP
Palo Alto, California
July 29, 1997, except as to Note 13,
  which is as of August 19, 1997

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                     ASSETS

                                                                                    June 30,
                                                                             -----------------------
                                                                               1997           1996
                                                                             --------       --------
Current assets:
     Cash and cash equivalents .......................................       $ 87,609       $ 44,934
     Short-term investments ..........................................         57,660         68,350
     Accounts receivable, net of allowance for doubtful accounts of
         $663 and $916, respectively .................................         24,872         20,172
     Inventories .....................................................         12,322         14,763
     Current portion of foundry deposits .............................         15,015          4,595
     Deferred tax asset ..............................................          4,350         13,889
     Prepaid expenses and other current assets .......................          4,107          3,809
                                                                             --------       --------
         Total current assets ........................................        205,935        170,512

Property and equipment, net ..........................................         19,958         18,212
Foundry deposits .....................................................         19,145         52,000
Investment in foundry venture ........................................         39,618         13,696
Other assets .........................................................          2,939          1,888
                                                                             --------       --------
         Total assets ................................................       $287,595       $256,308
                                                                             ========       ========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Notes payable and current portion of long-term debt .............       $  7,264       $ 22,062
     Accounts payable ................................................         16,144          7,887
     Accrued expenses ................................................          9,882          4,824
     Income taxes payable ............................................          3,893              -
     Deferred revenue ................................................            584          1,053
                                                                             --------       --------
         Total current liabilities ...................................         37,767         35,826

Long-term debt .......................................................          2,496          2,858
Deferred income taxes ................................................          6,344          6,435
Other long-term liabilities ..........................................          2,291            362
                                                                             --------       --------
         Total liabilities ...........................................         48,898         45,481
                                                                             --------       --------

Stockholders' equity:
     Preferred stock, $0.001 par value; 2,000,000 shares authorized;
         none issued and outstanding as of June 30, 1997 and 1996 ....              -              -
     Common stock, $0.001 par value; 60,000,000 shares
         authorized;  41,086,754 shares issued
         and outstanding as of June 30, 1997 and 40,196,796 shares
         issued and outstanding as of June 30, 1996 ..................             41             40
     Additional paid-in capital ......................................        159,901        155,751
     Retained earnings ...............................................         78,755         55,036
                                                                             --------       --------
         Total stockholders' equity ..................................        238,697        210,827
                                                                             --------       --------
         Total liabilities and stockholders' equity ..................       $287,595       $256,308
                                                                             ========       ========

          See accompanying notes to consolidated financial statements.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Year Ended June 30,
                                                    --------------------------------------
                                                      1997           1996           1995
                                                    --------       --------       --------
Net revenues ................................       $167,395       $247,984       $110,982
Cost of revenues ............................         73,214        138,499         56,366
                                                    --------       --------       --------

     Gross profit ...........................         94,181        109,485         54,616

Research and development expenses ...........         34,660         30,718         14,646
Selling, general, and administrative expenses         21,673         16,783         10,530
Acquisition related charges .................          5,000          4,837              -
                                                    --------       --------       --------

     Operating income .......................         32,848         57,147         29,440

Nonoperating income, net ....................          5,408          6,011          1,651
                                                    --------       --------       --------

     Income before income taxes .............         38,256         63,158         31,091

Income taxes ................................         14,537         26,025          9,869
                                                    --------       --------       --------

     Net income .............................       $ 23,719       $ 37,133       $ 21,222
                                                    ========       ========       ========

Net income per share ........................       $   0.55       $   0.87       $   0.67
                                                    ========       ========       ========

Shares used in computing net income per share         42,757         42,614         31,474
                                                    ========       ========       ========


          See accompanying notes to consolidated financial statements.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                         Convertible
                                       Preferred Stock           Common Stock          Additional      Retained          Total
                                  ----------------------     ----------------------      Paid-in       Earnings      Stockholders'
                                    Shares        Amount       Shares        Amount      Capital       (Deficit)        Equity
                                  ----------      ------     -----------     ------     ---------       --------       ---------
Balances, June 30, 1994 ....       4,616,750       $ 5         7,575,158       $ 8      $  15,042       $ (3,319)      $  11,736
Conversion of preferred
  stock to common stock ....      (4,616,750)       (5)       15,100,650        15            (10)             -               -
Issuance of common stock,
  net of issuance costs of
  $1,168 ...................               -         -        13,625,000        14        128,139              -         128,153
Exercise of warrants .......               -         -           907,630         1          1,102              -           1,103
Repurchase of common stock .               -         -           (80,000)        -             (9)             -              (9)
Exercise of stock options ..               -         -           460,060         -            166              -             166
Tax benefit on exercise of
  stock options ............               -         -                 -         -            272              -             272
Net income .................               -         -                 -         -              -         21,222          21,222
                                  ----------       ---       -----------       ---      ---------       --------       ---------
Balances, June 30, 1995 ....               -         -        37,588,498        38        144,702         17,903         162,643
Exercise of warrants .......               -         -           807,430         -          1,211              -           1,211
Repurchase of common stock .               -         -           (57,780)        -         (1,211)             -          (1,211)
Exercise of stock options ..               -         -         1,784,508         2          1,469              -           1,471
Employee stock purchase plan               -         -            74,140         -            909              -             909
Tax benefit on exercise of
  stock options ............               -         -                 -         -          8,671              -           8,671
Net income .................               -         -                 -         -              -         37,133          37,133
                                  ----------       ---       -----------       ---      ---------       --------       ---------
Balances, June 30, 1996 ....               -         -        40,196,796        40        155,751         55,036         210,827
Exercise of stock options ..               -         -           748,682         1          1,048              -           1,049
Employee stock purchase plan               -         -           141,276         -          1,169              -           1,169
Tax benefit on exercise of
  stock options ............               -         -                 -         -          1,933              -           1,933
Net income .................               -         -                 -         -              -         23,719          23,719
                                  ----------       ---       -----------       ---      ---------       --------       ---------
Balances, June 30, 1997 ....               -      $  -        41,086,754       $41      $ 159,901       $ 78,755       $ 238,697
                                  ==========       ===       ===========       ===      =========       ========       =========


          See accompanying notes to consolidated financial statements.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  Year Ended June 30,
                                                                       ----------------------------------------
                                                                         1997            1996            1995
                                                                       --------       ---------       ---------
Cash flows from operating activities:
     Net income .................................................      $ 23,719       $  37,133       $  21,222
     Adjustments to reconcile net income to net cash provided
       by  operating activities:
          Depreciation and amortization .........................         5,502           3,586           1,502
          Inventory-related adjustments .........................       (21,754)         24,845           1,538
          Equity in (income) or loss of unconsolidated affiliates           602            (442)           (236)
          Acquisition-related charges ...........................         5,000           4,837               -
          Deferred income taxes .................................         9,448          (5,491)         (2,098)
          Foundry deposits utilized .............................        11,035               -               -
          Changes in operating assets and liabilities:
           Accounts receivable ..................................        (4,700)          2,050         (11,920)
           Inventories ..........................................        21,195         (30,533)            (86)
           Prepaid expenses and other current assets ............          (298)         (2,362)           (274)
           Accounts payable and accrued expenses ................        10,315          (4,915)          6,340
           Income taxes payable, deferred revenue and other
              liabilities........................................         5,286           2,008           6,542
                                                                       --------       ---------       ---------
                Net cash provided by operating activities .......        65,350          30,716          22,530
                                                                       --------       ---------       ---------
Cash flows from investing activities:
     Purchases of short-term investments ........................       (66,791)       (107,150)        (29,537)
     Proceeds from matured short-term investments ...............        77,481          64,607           4,673
     Additions to property and equipment, net ...................        (6,908)        (12,665)         (4,167)
     Acquisition of Pixel Magic, Inc., net of cash acquired .....             -          (5,126)              -
     Investment in foundry venture ..............................       (25,922)        (13,696)              -
     Foundry deposits ...........................................             -         (45,520)              -
     Other assets ...............................................        (1,993)           (161)           (484)
                                                                       --------       ---------       ---------
             Net cash used in investing activities ..............       (24,133)       (119,711)        (29,515)
                                                                       --------       ---------       ---------
Cash flows from financing activities:
     Issuance of debt ...........................................        32,730          54,865           7,859
     Repayment of debt ..........................................       (33,490)        (48,452)         (7,946)
     Issuance of common stock ...................................         2,218           2,380         129,413
                                                                       --------       ---------       ---------
Net cash provided by financing activities .......................         1,458           8,793         129,326
                                                                       --------       ---------       ---------
Net increase (decrease) in cash and cash equivalents ............        42,675         (80,202)        122,341
Cash and cash equivalents, beginning of period ..................        44,934         125,136           2,795
                                                                       --------       ---------       ---------
Cash and cash equivalents, end of period ........................      $ 87,609       $  44,934       $ 125,136
                                                                       ========       =========       =========
Supplemental information:
     Cash paid during the period:
          Interest ..............................................      $    465       $     680       $     402
                                                                       =========      =========       =========
          Income taxes ..........................................      $      -       $  28,514       $   5,582
                                                                       ========       =========       =========
     Noncash investing and financing activities:
          Accrual of foundry commitments ........................      $(14,400)      $  14,400       $   1,200
                                                                       ========       =========       =========
          Utilization of foundry deposits .......................      $ 11,035       $       -       $       -
                                                                       ========       =========       =========
          Conversion of preferred stock to common stock .........      $      -       $       -       $  14,928
                                                                       ========       =========       =========
          Tax benefit related to stock plans ....................      $  1,933       $   8,671       $     272
                                                                       ========       =========       =========


          See accompanying notes to consolidated financial statements.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (1) THE COMPANY

     Oak Technology, Inc. (the "Company") commenced operations in August 1987, as a California corporation. The Company is engaged in the design, development and marketing of high performance multimedia semiconductors and related software to the PC, consumer electronics, and digital office equipment markets. The Company formed a subsidiary in Taipei, Taiwan, in January 1989, and in Tokyo, Japan, in January 1991. In December 1994, the Board of Directors approved the reincorporation of the Company as a Delaware corporation. In November 1995, the Company acquired Pixel Magic, Inc.

     In February 1995, the Company completed an initial public offering of 10,925,000 shares of its common stock, of which 7,425,000 were sold by the Company. At that time, all of the outstanding convertible preferred stock automatically converted into approximately 15,100,000 shares of common stock. In May 1995, the Company completed a secondary public offering of 9,200,000 shares of its common stock, of which 6,200,000 shares were sold by the Company.

 (2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Preparation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents and Investments

     The Company's policy is to invest cash in excess of operating requirements in interest-bearing investments. Securities purchased with remaining maturities of three months or less at the date of acquisition are considered to be cash equivalents. Securities purchased with remaining maturities greater than three months at the date of acquisition are included in short-term investments.

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective July 1, 1994. SFAS No. 115 requires entities to classify investments in debt and equity securities with readily determined fair values as "held-to-maturity," "available-for-sale" or "trading" and establishes accounting and reporting requirements for each classification. In accordance with SFAS No. 115, the Company has classified all securities held as available-for-sale securities. Such securities are reported at fair value with unrealized gains or losses, if material, excluded from earnings and reported as a separate component of stockholders' equity. To date, unrealized gains and losses have not been significant.

     Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, short-term investments and accounts receivable. The Company's cash equivalents and short-term investments are primarily in money market accounts, certificates of deposit, corporate notes and U.S. government obligations. The Company's short-term investments have maturities ranging from 1997 through 1999. Also included in cash and cash equivalents as of June 30, 1997, and 1996, are approximately $19,005,000 and $9,780,000, respectively, in accounts with Taiwanese and Japanese banks and financial institutions. The Company periodically discounts notes receivable with recourse due from some customers with banks in Japan. As of June 30, 1997, the Company had no discounted notes receivable outstanding.

     Generally, the Company requires no collateral on trade receivables, although a substantial portion of export international sales are guaranteed by letters of credit. The Company believes that any credit risks are substantially mitigated by its credit evaluation process and its maintenance of reserves for estimated credit losses.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Inventories

     Inventories are stated at the lower of cost (first in, first out) or market. The Company periodically reviews its inventories for potential slow-moving or obsolete items and writes down specific items to net realizable value as appropriate.

     Depreciation and Amortization

     Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method. Useful lives of three to five years are used for computer equipment, purchased software and furniture and fixtures; useful lives of up to five years are used for leasehold improvements and a useful life of 60 years is used for a building.

     Foundry Deposits and Prepayments

     Deposits and prepayments paid under agreements to secure additional wafer capacity are carried at the lesser of cost or net realizable value.

     Revenue Recognition

     Product revenue is recognized upon shipment, with provisions for estimated returns and allowances. Revenue from nonrefundable technology license fees is recognized upon transfer of the associated technology. Product design revenue is recognized upon completion of contractual milestones.

     Foreign Currency Translation and Transactions

     The Company's transactions are generally denominated in U.S. dollars, which is considered to be the functional currency of the Company and its subsidiaries. Sales to customers in Japan and Taiwan are invoiced in local currencies. Assets and liabilities of the Company's foreign subsidiaries are remeasured into the functional currency from the local currency at rates in effect at period-end except for inventories, property and equipment, and intangible assets, which are remeasured at historical rates. Revenues and expenses are remeasured at average rates during the period. Adjustments arising from the remeasurement of local currency financial statements are included in nonoperating results.

     The Company enters into forward contracts to hedge certain exposures related to foreign currency transactions. Gains and losses on contracts are recognized in the same period as the transactions being hedged and are charged to nonoperating income. As of June 30, 1997 and 1996, the Company had forward contracts to exchange yen for approximately $4,100,000 and $1,084,000, respectively.

     Income Taxes

     The Company records income taxes using an asset and liability approach that results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in tax laws or rates are considered.

     U.S. income taxes are provided on income from foreign subsidiaries to the extent the Company plans to repatriate such income.

     Net Income Per Share

     Net income per share data have been computed using the weighted average number of shares of common stock, dilutive common equivalent shares from the convertible preferred stock and dilutive common equivalent shares from stock options and warrants outstanding (using the treasury stock method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common equivalent shares issued during the twelve-month period prior to the Company's initial public offering in February 1995 have been included in the calculation as if they were outstanding for all periods prior to the offering (even if antidilutive, using the treasury stock method).

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Stock-Based Compensation

     The Company accounts for its stock option plan in accordance with the provisions of the Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Under SFAS No. 123 the Company must disclose pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1996 and future years as if the fair value-based method defined in SFAS No. 123 had been applied.

     Recent Accounting Pronouncements

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 requires the Company to review the recoverability of the carrying amount of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable.

     In the event that facts and circumstances indicate that the carrying amount of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to fair value is required. Fair value may be determined by reference to discounted future cash flows over the remaining useful life of the related asset. Such adoption did not have a material effect on the Company's consolidated financial position or results of operations.

     In February 1997 the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share." SFAS No. 128 requires the presentation of basic earnings per share ("EPS") and, for companies with complex capital structures, diluted EPS. SFAS No. 128 is effective for annual and interim periods ending after December 15, 1997. The Company expects that basic EPS will be higher than primary earnings per share as presented in the accompanying consolidated financial statements. Generally, diluted EPS will be the same as fully diluted earnings per share.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. It does not, however, require a specific format for the statement, but requires the Company to display an amount representing total comprehensive income for the period in that financial statement. The Company is in the process of determining its preferred format. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. SFAS No 131 is effective for financial statements for periods beginning after December 15, 1997.

     Stock Split

     In March 1996, the Company completed a two-for-one stock split in the form of a 100% stock dividend. All share and per share information for all periods presented has been adjusted to reflect the impact of the stock split.

     Reclassifications

     Certain reclassifications were made to the 1995 and 1996 consolidated financial statements to conform to the 1997 presentation.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(3)  BALANCE SHEET AND OPERATING STATEMENT COMPONENTS

     Investments

     As of June 30, 1997, all investments were considered available-for-sale securities and consisted of the following (in thousands):

                                                                                  Estimated
                                                                 Accrued             Fair
                                              Cost              Interest             Value
                                            --------            --------            --------
     Money market funds ...........         $ 63,002            $      5            $ 63,007
     Certificates of deposit ......           34,916                  18              34,934
     Corporate notes ..............           16,521                 285              16,806
     U.S. government obligations...           30,046                 225              30,271
                                            ========            ========            ========
                                            $144,485            $    533            $145,018
                                            ========            ========            ========

     As of June 30, 1997, approximately $97.9 million of these investments had contractual maturities within one year and approximately $46.6 million had contractual maturities between one and two years. These investments were classified on the consolidated balance sheet as follows (in thousands):

          Cash equivalents .......................                 $ 86,825
          Short-term investments .................                   57,660
                                                                   ========
                                                                   $144,485
                                                                   ========

     As of June 30, 1996, all investments were considered available-for-sale securities and consisted of the following (in thousands):

                                                                                   Estimated
                                                                 Accrued              Fair
                                              Cost              Interest             Value
                                            --------            --------            --------
     Money market funds ...........        $ 35,579            $      -            $ 35,579
     Repurchase agreements ........           1,843                   4               1,847
     Certificates of deposit ......          17,205                   -              17,205
     Corporate notes ..............           8,009                 191               8,200
     U.S. government obligations...          43,136                 574              43,710
                                           ========            ========            ========
                                           $105,772            $    769            $106,541
                                           ========            ========            ========

     As of June 30, 1996, approximately $55 million of these investments had contractual maturities within one year and approximately $51 million had contractual maturities between one and two years. These investments were classified on the consolidated balance sheet as follows (in thousands):

     Cash equivalents ..........................                   $ 37,422
     Short-term investments ....................                     68,350
                                                                   ========
                                                                   $105,772
                                                                   ========

     Inventories

     Inventories consisted of the following (in thousands):

                                                           June 30,
                                                    --------------------------
                                                     1997               1996
                                                    -------            -------
     Purchased parts and work in process...         $ 5,521            $ 5,888
     Finished goods .......................           6,801              8,875
                                                    =======            =======
                                                    $12,322            $14,763
                                                    =======            =======

     In 1996, the Company recorded a charge of approximately $21.0 million to increase the allowance against inventory to reflect a deterioration in the net realizable value of excess or obsolete inventory, the majority of which was composed of one of the Company's CD-ROM controller products. In 1997, due to more favorable market and economic conditions, the Company sold $18.7 million of the inventory which had been reserved in 1996 resulting in a favorable adjustment to cost of revenues.

     Property and Equipment

     Property and equipment consisted of the following (in thousands):

                                                                      June 30,
                                                               --------------------------
                                                                1997               1996
                                                               -------            -------
     Land ............................................         $ 3,487            $ 3,487
     Building and leasehold improvements .............           2,152              2,023
     Computers, equipment and purchased software .....          24,190             17,715
     Furniture and fixtures ..........................           1,126                970
                                                               -------            -------
                                                                30,955             24,195
     Less accumulated depreciation and amortization...          10,997              5,983
                                                               =======            =======
                                                               $19,958            $18,212
                                                               =======            =======

     Accrued Expenses

     Accrued expenses consisted of the following (in thousands):

                                                                                          June 30,
                                                                                   ------------------------
                                                                                    1997              1996
                                                                                   ------            ------
     Commission and payroll related items ................................         $4,510            $3,072
     Royalties ...........................................................            788               668
     Current portion of acquisition-related accrued liability to former
       Pixel Magic shareholders ..........................................          3,000                 -
     Other ...............................................................          1,584             1,084
                                                                                   ======            ======
                                                                                   $9,882            $4,824
                                                                                   ======            ======

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(3)  BALANCE SHEET AND OPERATING STATEMENT COMPONENTS (CONTINUED)

     License Fees

     Nonrefundable technology license fees of approximately $235,322, $3,003,000 and $1,334,000 were recorded as revenue in fiscal 1997, 1996 and 1995 respectively.

     Nonoperating Income, Net

     Nonoperating income, net consisted of the following (in thousands):

                                                                             Year Ended June 30,
                                                              -----------------------------------------------
                                                               1997                1996                1995
                                                              -------             -------             -------
     Interest income ................................         $ 6,614             $ 7,299             $ 2,034
     Interest expense ...............................            (468)               (725)               (387)
     Foreign currency translation/transaction loss...            (722)             (1,082)               (186)
     Income(loss) on equity method investee .........            (602)                442                 236
     Other income (expense) .........................             586                  77                 (46)
                                                              =======             =======             =======
                                                              $ 5,408             $ 6,011             $ 1,651
                                                              =======             =======             =======

(4)  NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consisted of the following (in thousands):

                                                    June 30,
                                            --------------------------
                                              1997               1996
                                            -------            -------
     Accrued foundry commitments...         $     -            $14,400
     Short-term notes .............             158              2,340
     Mortgage notes ...............           2,446              2,637
     Short-term bank loans ........           7,105              5,479
     Capital lease obligations ....              51                 64
                                            -------            -------
                                              9,760             24,920
     Less current portion .........           7,264             22,062
                                            =======            =======
                                            $ 2,496            $ 2,858
                                            =======            =======

     Accrued foundry commitments consisted primarily of payments due under agreements with Taiwan Semiconductor Manufacturing Company and Chartered Semiconductor Manufacturing Pte. Ltd. to obtain additional wafer capacity. As a result of the amendments to the foundry agreements described in Note 7, the Company was relieved of these commitments in fiscal 1997.

     Short-term notes consist primarily of revolving borrowings from five Taiwanese financial institutions, collateralized by land and a building in Taiwan, and bear interest at rates determined at the time of each borrowing. Under arrangements with the five financial institutions, as of June 30, 1997, the Company may borrow up to an aggregate of approximately $12,619,000 subject to annual renewal. Compensating balances ranging from 20% to 30% of outstanding borrowings are required for individual balances exceeding established minimums, however no compensating balances were required as of June 30, 1997. Borrowings as of June 30, 1997 bore interest at 3.25%.

     Mortgage notes are payable in monthly installments of principal and interest totaling approximately $28,807 and are also collateralized by land and a building in Taiwan. These notes mature at various dates through March 2012 and bear interest at variable rates, based on the Taiwan Bank reference rate, ranging from 8% to 8.025% as of June 30, 1997.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(4)  NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

     Short-term bank loans consist of borrowings from two Japanese financial institutions, collateralized by standby letters of credit drawn on U.S. banks, and bear interest based on the Japanese prime rate. Under arrangements with these two financial institutions, as of June 30, 1997, the Company may borrow up to an aggregate of approximately $25 million subject to annual renewal. Borrowings as of June 30, 1997, bore interest ranging from 1.08% to 1.12%.

     Future principal payments under all outstanding obligations as of June 30, 1997 are as follows (in thousands):

      Year Ending June 30,
      --------------------
     1998 .....................................                      $7,264
     1999 .....................................                         363
     2000 .....................................                         193
     2001 .....................................                         197
     2002 .....................................                         214
     Thereafter ...............................                       1,529
                                                                     ======
                                                                     $9,760
                                                                     ======

 (5) ACQUISITION OF PIXEL MAGIC, INC.

     In November 1995, the Company acquired all of the outstanding stock of Pixel Magic, Inc. ("Pixel Magic"), a privately held company based in Andover, Massachusetts, specializing in the design and manufacture of compression/decompression and image enhancement technology for the digital equipment product market, for $10.5 million of which $5.0 million was contingent upon the achievement of certain performance criteria over a three year period. In June 1997, the Company waived certain of the performance criteria and agreed to pay the entire contingent amount of $5.0 million in two installments during calendar 1998. The first payment of $3.0 million is due in January 1998 and the second payment of $2.0 million is due in December 1998. As a result of this agreement and because the contingent earnout was based, in part, on the continued employment of the former shareholder/employees of Pixel Magic, Inc., the Company recorded a compensation charge of $5.0 million in the quarter and fiscal year ended June 30, 1997. The acquisition was accounted for using the purchase method of accounting and accordingly, the operating results of Pixel Magic have been included in the consolidated financial statements of the company from the date of acquisition. The initial cash payment was allocated as follows (in thousands):

     Net liabilities assumed .......................               $  (191)
     In-process research and development ...........                 4,837
     Purchased technology ..........................                   854
                                                                   =======
                                                                   $ 5,500
                                                                   =======

     Approximately $4.8 million of the initial cash payment was allocated to in-process research and development and was charged to operations in the quarter ended December 31, 1995. The remainder of the cost was allocated to purchased software and assets and liabilities based upon management's estimate of their fair market values as of the acquisition date. The amount allocated to purchased technology will be amortized over 30 months.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(5)  ACQUISITION OF PIXEL MAGIC, INC. (CONTINUED)

     The following unaudited pro forma combined results of operations for the twelve months ended June 30, 1996 and 1995 are presented as if the acquisition had occurred at the beginning of each period. The one-time charge for the write-off of in-process research and development and the compensation expense associated with the waiver of the performance criteria associated with the contingent payment amount have not been reflected in the following pro forma summary as they are nonrecurring. This pro forma summary does not necessarily reflect the results of operations as they would have been if the Company and Pixel Magic had constituted a consolidated entity during such periods (in thousands, except per share data):

                                                        June 30,
                                             ------------------------------
                                               1996                  1995
                                             --------              --------
     Net revenues .............              $249,170              $113,645
     Net income ...............              $ 39,857              $ 21,155
     Net income per share .....              $   0.94              $   0.67

 (6) INCOME TAXES

     The components of the income tax expense are as follows (in thousands):

                                                                                   June 30,
                                                              --------------------------------------------------
                                                                1997                 1996                 1995
                                                              --------             --------             --------
     Current:
          Federal and state .........................         $  1,087             $ 21,622             $ 11,970
          Foreign ...................................            2,069                1,223                1,050
     Deferred:
          Federal and state .........................            9,771               (9,984)              (4,008)
          Foreign ...................................             (323)               4,493                1,910
     Less benefit of net operating loss carryovers...                -                    -               (1,325)
     Charge in lieu of taxes attributable to
          employee stock option plans ...............            1,933                8,671                  272
                                                              ========             ========             ========
              Total tax provision ...................         $ 14,537             $ 26,025             $  9,869
                                                              ========             ========             ========

     A reconciliation between the income tax provision computed at the federal statutory rate and the effective tax rate is as follows (in thousands):

                                                                              June 30,
                                                         --------------------------------------------------
                                                           1997                 1996                 1995
                                                         --------             --------             --------
     Expense at federal statutory tax rate .....         $ 13,390             $ 22,105             $ 10,882
     State income tax, net of federal benefit...              523                1,209                  733
     Rate differential on foreign income .......             (327)               1,615                    -
     Pixel Magic acquisition ...................            1,667                1,773                    -
     Valuation allowance adjustment ............                -                    -               (3,770)
     Other .....................................             (716)                (677)               2,024
                                                         ========             ========             ========
              Total tax provision ..............         $ 14,537             $ 26,025             $  9,869
                                                         ========             ========             ========

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(6)  INCOME TAXES (CONTINUED)

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                         June 30,
                                                                ----------------------------
                                                                  1997                 1996
                                                                -------             --------
     Various reserves and accruals ....................         $ 4,086             $ 13,982
     Deferred research and development expenses .......              66                   73
     State tax credits ................................             412                    -
                                                                -------             --------
          Total gross deferred tax assets .............           4,564               14,055
                                                                -------             --------
     Fixed assets depreciation differences ............            (344)                 (63)
     Other foreign liabilities ........................          (6,214)              (6,538)
                                                                -------             --------
          Total gross deferred tax liabilities ........          (6,558)              (6,601)
                                                                -------             --------
               Net deferred tax assets (liabilities)...         $(1,994)            $  7,454
                                                                =======             ========

     As of June 30, 1997, the Company has a state tax credit carryforward of approximately $412,000; if not utilized, approximately $284,000 of these credits will expire in 2005. As of June 30, 1997 and 1996, the cumulative amount of unremitted earnings of non-U.S. subsidiaries on which the Company had not provided U.S. taxes approximated $15,000,000 and $11,600,000, respectively. The additional taxes that could arise if those earnings were to be remitted to the U.S. would not be material after consideration of existing foreign taxes. It is management's intent that these earnings remain indefinitely invested.

(7)  FOUNDRY AGREEMENTS AND INVESTMENT IN FOUNDRY VENTURE

     Foundry Agreements

     In June and November 1995, the Company entered into agreements with TSMC and Chartered to obtain certain additional wafer capacity through the year 2001. The agreements call for the Company to commit to certain future wafer purchases and to deposit funds with the suppliers as either a portion of the price of the additional wafers in advance of their delivery or as a non-interest bearing deposit to secure the availability of additional wafers. The price of such wafers will be determined in the future periods in which specific orders are actually placed. If the Company is not able to use, assign, or sell the additional wafer quantities, all or a portion of the deposits may be forfeited.

     In October 1996, the Company amended its previous agreement with TSMC resulting in a reduction of the Company's future wafer purchases required under the original agreement by approximately $73 million. Under the amended agreement, no additional prepayment is required; however, the Company must utilize the entire amount of the prepayment paid to date through a certain committed amount of wafer purchases in the years 1997, 1998, and 1999 or the prepayment will be forfeited.

     In September 1996 and April 1997, the Company amended its agreement with Chartered. The amendments resulted in a reduction of the Company's future wafer purchase commitments and the elimination of required future cash deposits under the original agreement of approximately $36 million. Under the amended agreement, the required future cash deposits of approximately $36 million could be reinstated if certain conditions are not met. The Company currently believes the terms and conditions of the agreement as amended will be met and that these commitments will not be reinstated although no assurance can be given in this regard.

     The Company recorded $3.0 million in cost of sales during fiscal 1996 associated with manufacturing cost adjustments related to its wafer foundry agreements as a result of lower forecasted capacity usage during the calendar year ending December 31, 1996. The execution of these amendments reduced the Company's wafer purchase commitments during the remainder of calendar 1996 and thereafter and resulted in a favorable manufacturing cost adjustment recorded to cost of revenues of $3.0 million. The remaining deposits and prepayments under the amended foundry agreements described above are recorded at cost and total approximately $34.2 million as of June 30, 1997. The Company currently anticipates being able to utilize and fully recover the value of all foundry prepayments and deposits under the terms of the amended agreements.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(7)  FOUNDRY AGREEMENTS AND INVESTMENT IN JOINT VENTURE (CONTINUED)

     Investment in Foundry Venture

     In October 1995, the Company entered into a series of agreements with United Microelectronics Corporation to form, along with other investors, a separate Taiwanese company, United Integrated Circuits Corporation "UICC", for the purpose of building and managing a semiconductor manufacturing facility in the Science Based Industrial Park in Hsin Chu City, Taiwan, Republic of China. The Company has agreed to invest approximately $60 million for a 10% equity position in the venture. In January 1996, the Company made an initial payment of $13.7 million and in January 1997, the Company made a second payment of $25.9 million due under this agreement. The final payment of $15.0 million under this agreement is due in fiscal 1998. Investment in the foundry venture was approximately $39.6 million as of June 30, 1997. As an investor in this venture, the Company will have rights to a portion of the total wafer capacity for the manufacture of its proprietary products. However, there can be no assurance that a market will develop for the shares representing the Company's equity investment at any time in the future.

(8)  COMMITMENTS AND CONTINGENCIES

     The Company and various of its current and former officers and Directors are parties to several lawsuits which purport to be class actions filed on behalf of all persons who purchased or acquired the Company's stock (excluding the defendants and parties related to them) for the period July 27, 1995 through May 22, 1996. The first, a state court proceeding designated In re Oak Technology Securities Litigation, Master File No. CV758510 pending in Santa Clara County Superior Court in Santa Clara, California, consolidates five putative class actions. This lawsuit also names as defendants several of the Company's venture capital fund investors, two of its investment bankers and two securities analysts. The plaintiffs allege violations of California securities laws and statutory deceit provisions as well as breaches of fiduciary duty and abuse of control. On December 6, 1996, the state court Judge sustained the Oak defendants' demurrer to all causes of action alleged in plaintiffs' First Amended Consolidated Complaint, but allowed plaintiffs the opportunity to amend. The plaintiff's Second Amended Consolidated Complaint was filed on August 1, 1997.

     The Company and various of its current and former officers and Directors are also parties to four putative class action lawsuits pending in the U.S. District Court for the Northern District of California. These actions have been consolidated as In re Oak Technology, Inc. Securities Litigation, Case No. C-96-20552-SW(PVT). This action alleges certain violations of federal securities laws and is brought on behalf of purchasers of the Company's stock for the period July 27, 1995 through May 22, 1996. This action also names as a defendant one of the Company's investment bankers. On July 29, 1997, the federal court Judge granted the Oak defendants Motion to Dismiss the plaintiffs; First Amended Consolidated Complaint, but granted plaintiffs leave to amend most claims. The plaintiffs' Second Amended Consolidated Complaint was filed on September 4, 1997.

     Additionally, various of the Company's current and former officers and Directors are defendants in three consolidated derivative actions pending in Santa Clara County Superior Court in Santa Clara, California, entitled In re Oak Technology Derivative Action. This lawsuit, which asserts a claim for breach of fiduciary duty and a claim under California securities law based upon the officers' and Directors' trading in securities of the Company, has been stayed pending resolution of the class actions.

     In all of the putative state and federal class actions, the plaintiffs are seeking monetary damages and equitable relief. In the derivative action, the plaintiffs are also seeking an accounting for the defendants' sales of Company stock and the payment of monetary damages to the Company.

     All of these actions are in the early stages of proceedings and the Company is currently investigating the allegations. Based on its current information, the Company believes the suits to be without merit and will defend its position vigorously. Although it is reasonably possible the Company may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made. No provision for any liability that may result upon adjudication has been made in the Company's Consolidated Financial Statements.

     In connection with these legal proceedings, the Company has incurred, and expects to continue to incur, substantial legal and other expenses. Shareholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of the Company's management.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(9)   STOCKHOLDERS' EQUITY

     The Company is authorized to issue two classes of stock, preferred stock and common stock, each with a par value of $0.001 per share.

     Preferred Stock

     Upon conversion of all of the outstanding preferred stock at the effective date of the Company's initial public offering in February 1995, the number of preferred shares authorized was reduced to 14,760,708 undesignated shares. In April 1995 the number of preferred shares authorized was reduced to 4,000,000 undesignated shares and in March 1996, to 2,000,000 undesignated shares; none of these preferred shares have been issued. The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares to be included in each series, and to fix the powers, preferences and rights of the shares.

     Warrants

     Warrants to purchase an aggregate of 796,644 shares of Series D preferred stock at $2.25 per share were outstanding as of June 30, 1994. The warrants are exercisable at any time on or prior to December 15, 1997. Following the conversion of Series D preferred stock to common stock upon the Company's initial public offering in February 1995, these warrants represented the right to purchase 1,194,948 shares of common stock at $1.50 per share. Warrants representing the right to purchase 204,990 shares of common stock were exercised under the warrants' cashless exercise provisions, resulting in the issuance of 177,098 shares of common stock in 1995; 807,448 shares of common stock resulted in the issuance of 749,650 shares of common stock in 1996; no shares were issued pursuant to warrant exercises in 1997. Warrants representing the right to purchase 182,528 shares of common stock were outstanding as of June 30, 1997 and 1996.

     Stock Options

     Upon the reincorporation of the Company in Delaware in February 1995, the Company assumed the obligations of its predecessor under the 1988 Stock Option Plan (the "1988 Plan"), as amended and restated. The Company does not intend to issue any additional options under the 1988 Plan.

     In December 1994, the Board of Directors approved the 1994 Stock Option Plan (the "1994 Plan") under which 3,000,000 shares of Common Stock were reserved for issuance; 3,000,000 additional shares were approved in February 1996. Under the 1994 Plan, either incentive or nonqualified options to purchase the Company's common stock may be granted to employees as determined by the Board of Directors at prices generally at fair market value at the date of grant (110% in certain cases of nonqualified options). Nonqualified options may be granted to employees and consultants as determined by the Board of Directors at prices not lower than 85% of fair market value at the date of grant. The Board of Directors also has the authority to set exercise dates (generally no longer than five years from date of grant), payment terms and other provisions for each grant.

     On August 1, 1996 the Company repriced 1,800,370 options under the 1994 Plan to $6.50, the fair market value as of that date. The repriced shares were treated as canceled and regranted; however, they retained their original vesting terms and were not exercisable until after April 30, 1997.

     In December 1994 the Board of Directors also approved the 1994 Outside Directors' Stock Option Plan (the "Directors Plan"), under which 500,000 shares of Common Stock were reserved for issuance. The Directors Plan provides for the automatic grant of options to purchase shares of Common Stock to nonemployee Directors of the Company.

     Stock options are subject to vesting, generally over 50 months. Under the 1988 Plan, shares are exercisable prior to vesting and are held in escrow until vested; however, unvested shares are subject to a right of repurchase by the Company at their original purchase price upon termination of employment. Unexercised options expire 90 days after termination of employment with the Company.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(9)   STOCKHOLDERS' EQUITY (CONTINUED)

     A summary of all the Company's stock option plans is set forth below:

                                                             Weighted                                Weighted
                                                              Average                                Average
                                          Options             Exercise            Options            Exercise
                                        Outstanding            Price            Exercisable           Price
                                        ----------             ------            ---------            ------
     Balances, June 30, 1994...          4,031,000             $ 0.66
          Granted .............          1,443,200               8.05
          Exercised ...........           (460,060)              0.39
          Canceled ............           (318,660)              2.72
                                        ----------             ------            ---------            ------
     Balances, June 30, 1995...          4,695,480             $ 2.82            4,092,280            $ 1.15
          Granted .............          1,576,400              22.33
          Exercised ...........         (1,784,508)              0.82
          Canceled ............           (495,862)             13.55
                                        ----------             ------            ---------            ------
     Balances, June 30, 1996...          3,991,510             $10.08            2,257,424            $ 2.11
          Granted .............          3,118,240               7.69
          Exercised ...........           (748,682)              1.41
          Canceled ............         (2,579,072)             15.82
                                        ==========             ======            =========            ======
     Balances, June 30, 1997...          3,781,996             $ 5.91            1,459,573            $ 3.33
                                        ==========             ======            =========            ======

     The weighted average fair values of options granted in fiscal years 1997 and 1996 were $3.82 and $14.12, respectively.

     The following table summarizes information about the stock options outstanding as of June 30, 1997:

                                                     Options Outstanding                   Options Exercisable
                                         --------------------------------------------  --------------------------
                                                          Weighted
                                                           Average
                                            Shares        Remaining       Weighted        Shares         Weighted
                                              at         Contractual      Average           at           Average
                                           June 30,          Life         Exercise       June 30,        Exercise
               Exercise Prices               1997          (Years)         Price           1997           Price
              ------------------         --------------  -------------  -------------  --------------  ----------
              $ 0.43 to   $ 5.00            1,175,336           1.60    $      1.65         905,815    $     1.27
                          $ 6.50            1,538,310           3.40           6.50         547,998          6.50
              $ 6.81 to   $10.13              778,700           4.61           8.53               -             -
              $10.38 to   $14.25              271,650           4.49          12.30               -             -
                          $25.00               18,000           3.59          25.00           5,760         25.00
                                         ==============  =============  =============  ==============  ==========
              $ 0.43 to   $25.00            3,781,996           3.17    $      5.91       1,459,573    $     3.33
                                         ==============  =============  =============  ==============  ==========

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(9)  STOCKHOLDERS' EQUITY (CONTINUED)

     Stock Purchase Plan

     In December 1994, the Board of Directors approved the 1994 Stock Purchase Plan (the "Stock Purchase Plan") under which 600,000 shares of common stock were reserved for issuance. The Stock Purchase Plan permits eligible employees to purchase shares at a price equal to 85% of the lower of the fair market value at the beginning or end of each six-month offering period. Under the Stock Purchase Plan, 141,276 and 74,140 shares were issued in fiscal years 1997 and 1996 at weighted average prices of $8.28 and $12.27, and weighted average fair values of $3.84 and $6.97, respectively.

     Fair Value Information

     The Company applies APB Opinion 25 and related Interpretations in accounting for its stock options plans. Accordingly, no compensation cost has been recognized for its stock option plans nor its Stock Purchase Plan. Had compensation cost for the Company's option plans been determined consistent with FASB Statement No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                   June 30,
                                      --------------------------------
                                         1997                  1996
                                      ----------            ----------
     Net income:
          As reported ....            $   23,719            $   37,133
          Pro forma ......                18,890                35,014

     Net income per share:
          As reported ....            $     0.55            $     0.87
          Pro forma ......                  0.44                  0.82

     Pro forma net income reflects only options granted in fiscal 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of three to four years and compensation cost for options granted prior to July 1, 1995, is not considered.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with a dividend yield of 0% and the following weighted average assumptions:

                                             Stock Option Plans                        Stock Purchase Plan
                                          1997                 1996                 1997                 1996
                                        --------             --------             --------             --------

     Expected life (years) ....            3.745                3.745                0.500                0.500
     Expected volatility ......               85%                  85%                  85%                  85%
     Risk-free interest rate...             6.51%                5.82%                5.29%                5.38%

(10) EMPLOYEE BENEFIT PLAN

     In July 1990, the Company adopted a 401(k) Profit Sharing Plan ("401(k) Plan") which is intended to qualify under section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers substantially all of the Company's U.S. employees. Participants may elect to contribute a percentage of their compensation to this plan, up to the statutory maximum amount. The Company makes contributions to the 401(k) Plan based on 25% of an employee's contribution up to a maximum of 1.25% of total compensation; $198,820 and $226,844 in matching contributions were recorded during fiscal 1997 and fiscal 1996, respectively. No matching contributions were made in prior years.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(11) INDUSTRY SEGMENT AND MAJOR CUSTOMERS

     The Company designs, develops and markets high performance multimedia semiconductors and related software to original equipment manufacturers worldwide who serve the PC, consumer electronics and digital office equipment markets.

     The following table summarizes the annual percentage contribution to net revenues by customers when sales to such customers exceeded 10% of net revenues and the percentage of total accounts receivable due from these customers.

                                                       Percentage of Net Revenues
                                                  ----------------------------------
                                                         Year Ended June 30,
                                                  ----------------------------------
                                                  1997           1996           1995
                                                  ----           ----           ----
     LG Electronics .......................         13%             2%             -
     Mitsumi Electronic Co.,Ltd ...........         14%            26%            29%
     Kanematsu Semiconductor Corporation...          7%            19%            13%
     NEC Home Electronics, Ltd. ...........          8%            13%             9%


                                                Percentage of Total Accounts Receivable
                                                  ----------------------------------
                                                            As of June 30,
                                                  ----------------------------------
                                                  1997           1996           1995
                                                  ----           ----           ----
     LG Electronics........................          1%             -              -
     Mitsumi Electronic Co.,Ltd ...........         23%            31%            32%
     Kanematsu Semiconductor Corporation...          6%             7%            21%
     NEC Home Electronics, Ltd. ...........         22%            20%            20%

     Sales of the Company's CD-ROM controller products comprised 84%, 91%, and 74% of the net revenues in fiscal 1997, 1996, and 1995, respectively.

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(12) GEOGRAPHIC SEGMENT REPORTING

     The Company maintains significant operations in the United States, Taiwan and Japan. Activities in the United States consist of corporate administration, product development, logistics and worldwide sales management. Foreign operations consist of regional sales and limited board-level manufacturing.

     The following is a summary of operations by geographic areas (in thousands):

                                                                                       Year Ended June 30,
                                                                      -----------------------------------------------------
                                                                        1997                  1996                  1995
                                                                      ---------             ---------             ---------
     Revenue from unaffiliated customers originating from:
               United States .............................            $  15,139             $  37,142             $  25,224
               Taiwan ....................................               82,613                47,963                28,368
               Japan .....................................               69,643               162,879                57,390
                                                                      ---------             ---------             ---------
                                                                      $ 167,395             $ 247,984             $ 110,982
                                                                      =========             =========             =========
     Transfers between geographic areas
         (eliminated in consolidation):
               United States .............................            $ 130,102             $ 180,569             $  72,483
               Taiwan ....................................                    1                 4,175                 5,523
               Japan .....................................                  710                   233                 7,161
                                                                      ---------             ---------             ---------
                                                                      $ 130,813             $ 184,977             $  85,167
                                                                      =========             =========             =========
     Income before income taxes:
               United States .............................            $  31,767             $  48,349             $  27,579
               Taiwan ....................................                6,041                 2,536                 3,069
               Japan .....................................                  834                 8,574                 3,844
               Eliminations ..............................                 (386)                3,699                (3,401)
                                                                      ---------             ---------             ---------
                                                                      $  38,256             $  63,158             $  31,091
                                                                      =========             =========             =========
     Identifiable assets:
               United States .............................            $ 251,706             $ 226,039             $ 178,262
               Taiwan ....................................               27,743                14,778                20,096
               Japan .....................................               25,731                22,848                28,118
               Eliminations ..............................              (17,585)               (7,357)              (32,523)
                                                                      ---------             ---------             ---------
                                                                      $ 287,595             $ 256,308             $ 193,953
                                                                      =========             =========             =========
     Export sales from United States to
          unaffiliated customers:
               Canada ....................................            $      51             $      50             $     207
               Taiwan ....................................                  190                     9                    59
               Japan .....................................                  211                 1,273                     6
               Other Asia ................................                6,621                26,189                13,594
               Europe ....................................                1,212                 3,668                 2,134
                                                                      ---------             ---------             ---------
                                                                      $   8,285             $  31,189             $  16,000
                                                                      =========             =========             =========

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

(13) SUBSEQUENT EVENT

     On August 19, 1997 the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, par value $0.001 per share (the "Common Stock") of the Company. The dividend is payable on August 29, 1997 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $0.001 per share of the Company at a price of $60.00 per Unit subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 19, 1997 between the Company and BankBoston, N.A., as Rights Agent.

                                                                     SCHEDULE II

                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                                       Additions
                                                      Charged to
                                       Beginning       Costs and       Deductions        Ending
     Allowance for Doubtful Accounts    Balance         Expenses       Write-Offs        Balance
     -------------------------------    -------         --------       ----------        -------
     Year ended June 30, 1997.......     $916            $286            $(539)            $663

     Year ended June 30, 1996.......      534             866             (484)             916

     Year ended June 30, 1995.......      218             458             (142)             534

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  September 24, 1997                     OAK TECHNOLOGY, INC.



                                              By:/s/ Sidney S. Faulkner
                                                 -------------------------------
                                                     Sidney S. Faulkner
                                                     Vice President, Finance,
                                                     Chief Financial Officer
                                                     and Secretary

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Tsang and Sidney S. Faulkner, and each of them, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any amendments to this report on Form 10-K and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:


Signature                                                Title                                  Date
---------                                                -----                                  ----
/s/ David D. Tsang                       President, Chief Executive Officer                 September 24, 1997
---------------------------              and Director
David D. Tsang                           (Principal Executive Officer)



/s/ Sidney S. Faulkner                   Vice President, Finance,                           September 24, 1997
---------------------------              Chief Financial Officer and
Sidney S. Faulkner                       Secretary
                                         (Principal Financial and Accounting
                                         Officer)



/s/ Richard B. Black                     Director                                           September 24, 1997
---------------------------
Richard B. Black


/s/ Ta-Lin Hsu                           Director                                           September 24, 1997
---------------------------
Ta-Lin Hsu


/s/ Timothy Tomlinson                    Director                                           September 24, 1997
---------------------------
Timothy Tomlinson

                                  EXHIBIT INDEX


                                                                                     Sequentially
Exhibit                                                                                Numbered
Number    Exhibit Title                                                                   Page
------    -------------                                                                   ----
3.03      Certificate of Correction to the Restated Certificate of Incorporation
          of the Company

4.05      Form of Certificate of Designation of Series A Junior Participating
          Preferred Stock of the Company dated August 18, 1997

4.06      Rights Agreement between the Company and BankBoston, N.A. dated August
          19, 1997

10.20 First Amendment to Plan of Reorganization and Agreement of Merger dated October 27,1995 among the Company, Oak Acquisition Corporation,
          Pixel Magic, Inc. and the then shareholders of Pixel dated June 25, 1996 and Second Amendment thereto dated June 13, 1997

10.21 First Amendment to Non-Compete and Technology Transfer Agreement by and among the Company, Pixel Magic, Inc. and Peter D. Besen dated June
          13, 1997**

10.22     Agreement of Termination of Employment Agreement between Pixel Magic,
          Inc. and Peter D. Besen dated June 13, 1997

10.23     Agreement of Termination of Employment Agreement between Pixel Magic,
          Inc. and Don Schulsinger dated June 13, 1997

10.24     Release and Settlement Agreement between the Company and United
          Microelectronics Corporation dated July 31, 1997**

11.01     Statement regarding computation of net income per share

23.01     Consent of Independent Auditors

24.01     Power of Attorney (see page 55 of this Form 10-K)

27.01     Financial Data Schedule

---------------------------

** Confidential treatment granted and/or requested as to portions of the exhibit.

                                                                   EXHIBIT 11.01


                      OAK TECHNOLOGY, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       June 30,
                                                                    ---------------------------------------------
                                                                     1997               1996               1995
                                                                    -------            -------            -------
     Statement of Operations data:
          Net income ...................................            $23,719            $37,133            $21,222
                                                                    =======            =======            =======
     Weighted average number of common and
          dilutive common equivalent shares
          used in computations:
              Common stock .............................             40,751             39,262             17,390
              Preferred stock ..........................                  -                  -              8,028
              Stock options and other
                  common stock equivalents .............              2,006              3,352              4,136
                                                                    -------            -------            -------
                       Subtotal ........................             42,757             42,614             29,554
              Preferred stock granted subject to
                  Staff Accounting Bulletin No. 83 .....                  -                  -              1,058
              Stock options and other common stock
                  equivalents granted subject to Staff
                  Accounting Bulletin No. 83 ...........                  -                  -                862
     Shares used in computing net income per share (1) .             42,757             42,614             31,474
                                                                    =======            =======            =======
     Net income per share (2) ..........................            $  0.55            $  0.87            $  0.67
                                                                    =======            =======            =======


(1) Shares used in computing net income per share for prior periods have been restated to reflect the impact of a two for one stock split approved by the Company's Board of Directors in January 1996.

(2) The difference between primary and fully diluted net income per share is not material.

                                                                   EXHIBIT 23.01



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Oak Technology, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-89446 and 333-04334) on Form S-8 of Oak Technology, Inc. of our report dated July 29, 1997, except as to Note 13, which is as of August 19, 1997, relating to the consolidated balance sheets of Oak Technology, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, and related schedule, which report appears in the June 30, 1997 annual report on Form 10-K of Oak Technology, Inc.

KPMG Peat Marwick LLP
Palo Alto, California
September 23, 1997

           Form 10-Q for OAK TECHNOLOGY INC filed on May 15 1998

                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                     FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                    FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1998

                                          OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

              For the Transition Period from __________ to __________

                            COMMISSION FILE NO. 0-25298

                                OAK TECHNOLOGY, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                77-0161486
          (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

                                  139 KIFER COURT
                            SUNNYVALE, CALIFORNIA 94086
            (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                                   (408) 737-0888
                (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing
requirements for the past 90 days.  YES  X    NO    .
                                        ---      ---

As of March 31, 1998, there were outstanding 42,192,509 shares of the Registrant's Common Stock, par value $0.001 per share.

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                                       INDEX

                                                                           PAGE
                                                                           -----
PART  I - FINANCIAL INFORMATION

Item 1.   Financial Statements

               Consolidated Balance Sheets as of March 31, 1998
               and June 30, 1997 . . . . . . . . . . . . . . . . . . . . . .  3

               Consolidated Statements of Operations for the
               Three Months and Nine Months ended
               March 31, 1998 and 1997 . . . . . . . . . . . . . . . . . . .  4

               Consolidated Statements of Cash Flows for the
               Nine Months Ended March 31, 1998 and 1997 . . . . . . . . . .  5

               Notes to Consolidated Financial Statements. . . . . . . . . .  6

Item 2.        Management's Discussion and Analysis of
               Financial Condition and Results of Operations . . . . . . . . 13

PART II - OTHER INFORMATION

Item 1.        Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . 32

Item 6.        Exhibits and Reports on Form 8-K. . . . . . . . . . . . . . . 35

SIGNATURES     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

EXHIBIT INDEX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEETS
                  (in thousands, except share and per share data)
                                    (Unaudited)

                                                         ASSETS
                                                                              March 31,        June 30,
                                                                                1998             1997
                                                                            -----------      ------------
Current assets:
  Cash and cash equivalents............................................     $    71,508      $    87,609
  Short-term investments...............................................          57,754           57,660
  Accounts receivable, net of allowance for doubtful accounts of
     $647 and $663, respectively.......................................          20,624           24,872
  Inventories..........................................................           9,137           12,322
  Current portion of foundry deposits..................................          10,098           15,015
  Deferred tax assets..................................................           4,350            4,350
  Prepaid expenses and other current assets............................           7,708            4,107
                                                                            -----------      ------------
     Total current assets..............................................         181,179          205,935
Property and equipment, net............................................          24,342           19,958
Foundry deposits.......................................................          18,231           19,145
Investment in foundry venture..........................................          51,234           39,618
Other assets...........................................................           2,893            2,939
                                                                            -----------      ------------
     Total assets......................................................     $   277,879      $   287,595
                                                                            -----------      ------------
                                                                            -----------      ------------

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and current portion of long-term debt..................     $     7,766      $     7,264
  Accounts payable.....................................................           6,287           16,144
  Accrued expenses.....................................................           8,484            9,882
  Income taxes payable.................................................               -            3,893
  Deferred revenue.....................................................             320              584
                                                                            -----------      ------------
     Total current liabilities.........................................          22,857           37,767
Long-term debt.........................................................              49            2,496
Deferred income taxes..................................................           4,151            6,344
Other long-term liabilities............................................             203            2,291
                                                                            -----------      ------------
     Total liabilities.................................................          27,260           48,898
                                                                            -----------      ------------
Stockholders' equity:
  Preferred stock, $0.001 par value; 2,000,000 shares authorized;
    none issued and outstanding as of March 31, 1998 and
    June 30, 1997......................................................               -                -
  Common stock, $0.001 par value; 60,000,000 shares authorized;
    42,192,509 and 41,086,754 shares issued and outstanding as of
    March 31, 1998 and June 30, 1997, respectively.....................              42               41
  Additional paid-in capital...........................................         161,031          159,901
  Retained earnings....................................................          89,546           78,755
                                                                            -----------      ------------
     Total stockholders' equity........................................         250,619          238,697
                                                                            -----------      ------------
     Total liabilities and stockholders' equity........................     $   277,879       $  287,595
                                                                            -----------      ------------
                                                                            -----------      ------------

            See accompanying notes to consolidated financial statements.

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands, except per share data)
                                    (Unaudited)


                                                         Three Months Ended          Nine Months Ended
                                                              March 31,                  March 31,
                                                      ------------------------   -------------------------
                                                         1998         1997          1998          1997
                                                      -----------   ----------   -----------   -----------
Net revenues.......................................   $ 35,550      $ 50,634     $ 128,196     $ 117,171
Cost of revenues...................................     21,145        22,829        65,133        48,270
                                                      -----------   ----------   -----------   -----------
     Gross profit..................................     14,405        27,805        63,063        68,901
Research and development expenses..................     12,394         8,552        35,400        24,506
Selling, general and administrative expenses.......      8,823         5,720        22,970        15,100
Restructuring charges..............................      1,766             -         1,766             -
                                                      -----------   ----------   -----------   -----------
     Operating income (loss).......................     (8,578)       13,533         2,927        29,295
Nonoperating income, net...........................      2,342         1,143        12,060         3,127
                                                      -----------   ----------   -----------   -----------
    Income (loss) before income taxes..............     (6,236)       14,676        14,987        32,422
Income taxes expense (benefit).....................     (3,232)        5,136         4,196        11,347
                                                      -----------   ----------   -----------   -----------
    Net income (loss)..............................   $ (3,004)     $  9,540     $  10,791     $  21,075
                                                      -----------   ----------   -----------   -----------
                                                      -----------   ----------   -----------   -----------
Net income (loss) per share:
    Basic..........................................   $  (0.07)     $   0.24     $    0.26     $    0.52
                                                      -----------   ----------   -----------   -----------
                                                      -----------   ----------   -----------   -----------
    Diluted........................................   $  (0.07)     $   0.22     $    0.25          0.49
                                                      -----------   ----------   -----------   -----------
                                                      -----------   ----------   -----------   -----------
Shares used in computing net income (loss)
  per share:
    Basic..........................................     42,000        40,532        41,809        40,469
                                                      -----------   ----------   -----------   -----------
                                                      -----------   ----------   -----------   -----------
    Diluted........................................     42,000        42,801        42,644        42,630
                                                      -----------   ----------   -----------   -----------
                                                      -----------   ----------   -----------   -----------

            See accompanying notes to consolidated financial statements.

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (in thousands)
                                    (Unaudited)

                                                                                     Nine Months Ended
                                                                                         March 31,
                                                                                --------------------------
                                                                                   1998            1997
                                                                                ----------     -----------
Cash flows from operating activities:
  Net income............................................................        $  10,791      $  21,075
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization......................................            5,309          4,020
     Inventory-related adjustments......................................            3,630        (20,154)
     Equity in loss of unconsolidated affiliates........................                -            292
     Restructuring charges..............................................            1,766
     Deferred income taxes..............................................           (2,193)           277
     Foundry deposits utilized..........................................            5,831          3,364
     Changes in operating assets and liabilities:
        Accounts receivable.............................................            4,248         (4,086)
        Inventories.....................................................             (445)        19,002
        Prepaid expenses and other current assets.......................           (1,418)          (805)
        Accounts payable and accrued expenses...........................          (13,962)        11,308
        Income taxes payable, deferred revenue and other liabilities....           (7,165)        11,704
                                                                                ----------     -----------
           Net cash provided by operating activities....................            6,392         45,997
                                                                                ----------     -----------
Cash flows from investing activities:
     Purchases of short-term investments................................          (57,235)       (31,022)
     Proceeds from matured short-term investments.......................           57,141         41,037
     Additions to property and equipment, net...........................           (9,450)        (4,456)
     Investment in foundry venture......................................          (11,616)       (25,922)
     Other assets.......................................................              (97)            26
                                                                                ----------     -----------
           Net cash used in investing activities........................          (21,257)        (20,337)
                                                                                ----------     -----------
Cash flows from financing activities:
  Issuance of debt......................................................           12,497          31,976
  Repayment of debt.....................................................          (14,442)        (34,121)
  Issuance of common stock..............................................            2,496           1,533
  Treasury stock acquisitions...........................................           (1,787)              -
                                                                                ----------     -----------
        Net cash used in financing activities...........................           (1,236)           (612)
                                                                                ----------     -----------
Net increase (decrease) in cash and cash equivalents....................          (16,101)         25,048
Cash and cash equivalents, beginning of period..........................           87,609          44,934
Cash and cash equivalents, end of period................................        $  71,508      $   69,982
                                                                                ----------     -----------
                                                                                ----------     -----------
Supplemental information:
  Cash paid during the period:
     Interest...........................................................        $     246      $      102
                                                                                ----------     -----------
                                                                                ----------     -----------

     Income taxes.......................................................        $  13,654      $    1,508
                                                                                ----------     -----------
                                                                                ----------     -----------

Noncash investing and financing activities:
  Benefit related to stock plans........................................        $     422      $    1,530
                                                                                ----------     -----------
                                                                                ----------     -----------

  Adjustment to foundry commitments.....................................        $   5,342      $  (14,400)
                                                                                ----------     -----------
                                                                                ----------     -----------

  Utilization of foundry deposits.......................................        $     489      $    3,364
                                                                                ----------     -----------
                                                                                ----------     -----------

            See accompanying notes to consolidated financial statements.

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)

1.   BASIS OF PREPARATION

     The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). In the opinion of management, the consolidated financial statements reflect all adjustments considered necessary for a fair presentation of the consolidated financial position, operating results and cash flows for those periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or in any future period. This quarterly report on Form 10-Q should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended June 30, 1997, included in the Oak Technology, Inc. (the "Company") 1997 Annual Report on Form 10-K filed with the Commission.

2.   NET INCOME (LOSS) PER SHARE

     Basic and diluted net income (loss) per share have been computed using the weighted average number of shares of common stock and dilutive common equivalent shares from stock options and warrants outstanding in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share." The following table provides a reconciliation of the components of the basic and diluted earnings per share computations:

                                            Three Months Ended     Nine Months Ended
                                                 March 31,              March 31,
                                           --------------------   --------------------
                                              1998       1997        1998       1997
                                           ---------   --------   ---------   --------
Net income (loss).......................   $ (3,004)   $  9,540    $ 10,791   $ 21,075
                                           ---------   --------   ---------   --------
                                           ---------   --------   ---------   --------
Weighted average shares used in
  computing basic net income (loss)
  per share.............................     42,000      40,532      41,809     40,469
                                           ---------   --------   ---------   --------
Weighted average number of dilutive
  common equivalent shares used in
  computing diluted net income (loss)
  per share:
     Options............................          -       2,108         756      2,005
     Warrants...........................          -         161          79        156
                                           ---------   --------   ---------   --------
Weighted average shares used in
  computing diluted net income (loss)
  per share.............................     42,000      42,801      42,644     42,630
                                           ---------   --------   ---------   --------
                                           ---------   --------   ---------   --------
Net income (loss) per share:
     Basic..............................   $  (0.07)   $   0.24    $   0.26   $   0.52
                                           ---------   --------   ---------   --------
                                           ---------   --------   ---------   --------
     Diluted............................   $  (0.07)   $   0.22    $   0.25   $   0.49
                                           ---------   --------   ---------   --------
                                           ---------   --------   ---------   --------

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                                    (CONTINUED)

3.   INVENTORIES

     Inventories are stated at the lower of cost (first in, first out) or market and consisted of the following (in thousands):

                                                     March 31,    June 30,
                                                      1998         1997
                                                   -----------  ----------
 Purchased parts and work in process.............. $  4,243     $  5,521
 Finished goods...................................    4,894        6,801
                                                   -----------  ----------
                                                   $  9,137     $ 12,322
                                                   -----------  ----------
                                                   -----------  ----------

     The decrease in inventory is primarily due to a $3.5 million write-off of inventory related to the discontinuation of the graphics and audio/communications businesses during the quarter ended March 31, 1998.

4.   CONTINGENCIES

     The Company and various of its current and former officers and Directors are parties to several lawsuits which purport to be class actions filed on behalf of all persons who purchased or acquired the Company's stock (excluding the defendants and parties related to them) for the period July 27, 1995 through May 22, 1996. The first, a state court proceeding designated IN RE OAK TECHNOLOGY SECURITIES LITIGATION, Master File No. CV758510 pending in Santa Clara County Superior Court in Santa Clara, California, consolidates five putative class actions. This lawsuit also names as defendants several of the Company's venture capital fund investors, two of its investment bankers and two securities analysts. The plaintiffs allege violations of California securities laws and statutory deceit provisions as well as breaches of fiduciary duty and abuse of control. On December 6, 1996, the state court judge sustained the Oak defendants' demurrer to all causes of action alleged in plaintiffs' First Amended Consolidated Complaint, but allowed plaintiffs the opportunity to amend. The plaintiffs' Second Amended Consolidated Complaint was filed on August 1, 1997. On December 3, 1997, the state court judge sustained the Oak defendants' demurrer to plaintiffs' Second Amended Consolidated Complaint without leave to amend to the causes of action for breach of fiduciary duty and abuse of control, and to the California Corporations Code Sections 25400/25500 claims with respect to the Company, a number of the individual officers and directors, and the venture capital investors. The judge also sustained the demurrer with leave to amend to the California Civil Code Sections 1709/1710 claims, however plaintiffs elected not to amend this claim. Accordingly, the only remaining claim in the state court, IN RE OAK TECHNOLOGY SECURITIES LITIGATION, is the California Corporations Code Sections 25400/25500 cause of action against four officers of the Company and the Company's investment bankers.

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                                    (CONTINUED)

4.   CONTINGENCIES (CONTINUED)

     The Company and various of its current and former officers and Directors are also parties to four putative class action lawsuits pending in the U.S. District Court for the Northern District of California. These actions have been consolidated as IN RE OAK TECHNOLOGY, INC. SECURITIES LITIGATION, Case No. C-96-20552-SW(PVT). This action alleges certain violations of federal securities laws and is brought on behalf of purchasers of the Company's stock for the period July 27, 1995 through May 22, 1996. This action also names as a defendant one of the Company's investment bankers. On July 29, 1997, the federal court judge granted the Oak defendants' Motion to Dismiss the plaintiffs' First Amended Consolidated Complaint, but granted plaintiffs leave to amend most claims. The plaintiffs' Second Amended Consolidated Complaint was filed on September 4, 1997. Defendants Motion to Dismiss was heard on December 17, 1997. The federal court judge took the matter under submission and has not yet issued a ruling.

     Additionally, various of the Company's current and former officers and Directors are defendants in three consolidated derivative actions pending in Santa Clara County Superior Court in Santa Clara, California, entitled IN RE OAK TECHNOLOGY DERIVATIVE ACTION. This lawsuit, which asserts a claim for breach of fiduciary duty and a claim under California securities law based upon the officers' and Directors' trading in securities of the Company, has been stayed pending resolution of the class actions.

     In all of the putative state and federal class actions, the plaintiffs are seeking monetary damages and equitable relief. In the derivative action, the plaintiffs are also seeking an accounting for the defendants' sales of Company stock and the payment of monetary damages to the Company.

     All of these actions are in the early stages of proceedings. Based on its current information, the Company believes the suits to be without
merit and will defend its position vigorously.   Although it is reasonably
possible the Company may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made. No provision for any liability that may result upon adjudication has been made in the Company's Consolidated Financial Statements.

     In connection with these legal proceedings, the Company has incurred, and expects to continue to incur, substantial legal and other expenses. Shareholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of the Company's management.

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                                    (CONTINUED)

5.   FOUNDRY AGREEMENTS

     In June and November 1995, the Company entered into agreements with Taiwan Semiconductor Manufacturing Company ("TSMC") and Chartered Semiconductor Manufacturing Pte. Ltd. ("Chartered") to obtain certain additional wafer capacity through the year 2001. The agreements call for the Company to commit to certain future wafer purchases and to deposit funds with the suppliers as either a portion of the price of the additional wafers in advance of their delivery or as a non-interest bearing deposit to secure the availability of additional wafers. The price of such wafers will be determined in the future periods in which specific orders are actually placed. If the Company is not able to use, assign, or sell the additional wafer quantities, all or a portion of the deposits may be forfeited.

     In October 1996, the Company amended its previous agreement with TSMC resulting in a reduction of the Company's future wafer purchases required under the original agreement and the elimination of required future cash prepayments of approximately $73 million. Under the amended agreement, no additional prepayment is required; however the Company must utilize the entire amount of the prepayment paid as of October 1996 through a certain committed amount of wafer purchases in calendar years 1997, 1998, and 1999 or a portion of the prepayment will be forfeited. In March 1998, the Company further amended its agreement with TSMC allowing the Company to utilize excess wafer purchases in 1997 and 1998 to reduce the Company's committed wafer purchases in the following years. This amendment resulted in the Company utilizing calendar 1998 committed wafer purchases beginning in calendar 1997 after the committed wafer purchases for calendar 1997 were met.
 As a result of this amendment, the Company recorded a credit to foundry deposits of approximately $5.3 million which was used to offset payables to TSMC in the quarter ended March 31, 1998. In addition, the Company received an additional credit of $7.1 million which will be used to offset future payments to TSMC. The Company currently believes the terms and conditions of the agreement, as amended, will be met although no assurance can be given in this regard.

     In September 1996, April 1997 and September 1997, the Company amended its agreement with Chartered. The amendments resulted in a reduction of the Company's future wafer purchase commitments and the elimination of required future cash deposits under the original agreement of approximately $36 million. Under the amended agreement, the required future cash deposits of approximately $36 million could be reinstated if certain conditions are not met. The Company currently believes the terms and conditions of the agreement, as amended, will be met and that these commitments will not be reinstated although no assurance can be given in this regard.

     The deposits and prepayments under the amended foundry agreements described above are recorded at cost and total approximately $28.3 million as of March 31, 1998. The Company currently anticipates being able to utilize and fully recover the value of all foundry prepayments and deposits under the terms of the amended agreements although no assurance can be given in this regard.

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                                    (CONTINUED)

6.   INVESTMENT IN FOUNDRY VENTURES

     In October 1995, the Company entered into a series of agreements with United Microelectronics Corporation ("UMC") to form, along with other investors, a separate Taiwanese company, United Integrated Circuits Corporation ("UICC"), for the purpose of building and managing a semiconductor manufacturing facility in the Science Based Industrial Park in Hsin Chu City, Taiwan, Republic of China. As an investor in this venture, the Company has rights to a portion of the total wafer capacity for the manufacture of its proprietary products. The Company paid approximately $51.2 million for approximately 9.3% of the total outstanding shares of the foundry venture. The investment in UICC has been accounted for under the cost method of accounting.


     In October 1997, a fire damaged the UICC facility. UICC management has advised the Company that a majority of the equipment, majority of the inventory and a significant portion of the building were completely destroyed at an estimated loss of approximately $331 million (based on current exchange rates). UICC management has also advised the Company that approximately 10% of the loss to the facility will not be covered by insurance and that there is a deductible amount that UICC must pay with respect to the insured portion. Despite any unreimburseable loss, UICC management has represented to the Company that it is rebuilding the facility and expects the facility to be fully rebuilt and operational by April of 1999. Given the fire, the Company has evaluated its investment in the UICC facility and the potential impact of the Company's portion of the unreimburseable loss to determine whether there has been an impairment and as the Company believes that estimated future cash inflows expected to be generated by the facility and/or disposition of the investment are in excess of the carrying amount of the investment, no impaired loss has been recognized as of March 31, 1998. Representations have been made by UICC management that the facility's foundry capacity that has been guaranteed to the Company will be available through substitute capacity arrangements. To date, the Company has not requested that UICC make such substitute capacity available to the Company. Therefore, there can be no assurance that such substitute foundry capacity will be available to the Company should the Company require it. Additionally, there can be no assurance that a market will develop for the shares representing the Company's equity investment at any time in the future.

7.   SETTLEMENT AWARDS

     In September 1997, October 1997 and February 1998, the Company received $2.6 million, $4.8 million and $0.7 million, respectively, pursuant to a Settlement Agreement entered into on July 31, 1997 between the Company and United Microelectronics Corporation ("UMC") in connection with a complaint the Company had filed with the International Trade Commission on July 21, 1997 based on the Company's belief that certain UMC CD-ROM controllers infringed one of the Company's patents. Proceeds from this settlement were recorded as miscellaneous income and are included in nonoperating income for the periods ended September 30, 1997, December 31, 1997 and March 31, 1998, respectively.

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                                    (CONTINUED)

8.   BUSINESS REORGANIZATION

   In January 1998, the Company announced its intention to discontinue its graphics and audio/communications businesses and focus on three core markets: optical storage, consumer electronics and digital office equipment. Unable to locate a buyer for either its graphics or its audio/communications businesses, the Company discontinued all product development, marketing, selling and other efforts related to these businesses during the quarter ended March 31, 1998. As a result of the discontinuation of these businesses, the Company laid-off 30 employees and recorded a restructuring charge to operations related to this reorganization of $1.8 million and an inventory-related charge of $3.5 million to cost of revenues during the quarter ending March 31, 1998.

   The following represents the Company's restructuring activities for the quarter ended March 31, 1998:

                                            Prepaid
                                            Royalties    Severance        Other          Total
                                          -----------   ----------     ----------     ------------
  Restructuring charges.................  $  948,322    $  611,549     $  206,496     $  1,766,367
  Noncash items.........................    (948,322)            -       (111,496)      (1,059,818)
                                          -----------   ----------     ----------     ------------
Balance at March 31, 1998...............  $        -    $  611,549     $   95,000     $    706,549
                                          -----------   ----------     ----------     ------------
                                          -----------   ----------     ----------     ------------


   The remaining restructuring accrual of $0.7 million is included in accrued expenses as of March 31, 1998. Of the remaining restructuring accrual of $0.7 million, the Company made $0.6 million in cash payments in April 1998 and the remaining balance of $0.1 million is anticipated to be paid in the first quarter of fiscal year 1999.

9.   BUSINESS ACQUISITIONS

     On January 29, 1998, the Company and its wholly-owned subsidiary Pixel Magic, Inc. signed a Plan of Reorganization and Agreement of Merger ("The Merger Agreement") with Xerographic Laser Images Corporation ("XLI"), a developer of resolution enhancement technology. Pursuant to the Merger Agreement, XLI will become a wholly-owned subsidiary of Pixel Magic. The Merger Agreement provides for a cash payment of approximately $3.7 million to XLI shareholders on the effective date of the merger and the right to receive additional payments up to a maximum of approximately $11.3 million subject to the achievement of certain milestones by XLI over a three year period ending on December 31, 2000. The merger is subject to the approval of XLI shareholders. The transaction will be accounted for as a purchase transaction. The Company currently anticipates that it will expense a significant portion of the purchase price in the period during which the acquisition is closed.

                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                                    (CONTINUED)

9.   BUSINESS ACQUISITIONS (CONTINUED)

     On March 20, 1998, the Company entered into an asset purchase agreement with Odeum Microsystems, Inc. ("Odeum") and Hyundai Electronics America ("HEA") pursuant to which the Company agreed to acquire certain assets of Odeum for approximately $4.0 million. With this acquisition, the Company acquired two products currently in production, an integrated MPEG-2 audio/video decoder and transport demultiplexer and a DVD-5 compliant QPSK demodulator. Both products are used predominantly in "free to air" satellite and cable set-top boxes for MPEG-2 encoded digital television broadcasting. The transaction was consummated on April 2, 1998. This transaction will be accounted for as a purchase transaction. The Company anticipates that it will expense a significant portion of the purchase price for this acquisition in the period ended June 30, 1998.

10.  STOCK REPURCHASE PLAN

     On January 22, 1998, the Company announced that its Board of Directors had authorized the repurchase of up to 2.0 million shares of its common stock, either in the open market or in private transactions. The repurchase program is authorized for one year, unless further extended by the Company's Board of Directors. As of March 31, 1998, the Company has purchased 287,500 shares for approximately $1.8 million.

11. SUBSEQUENT EVENTS

     On April 30, 1998, the Company entered into several agreements with Omni Peripherals Pte. Ltd., a private Singaporean company ("Omni") and two other investors pursuant to which the Company acquired a preferred equity interest in Omni. Omni was incorporated in Singapore on January 2, 1996, and is in the business of designing, developing and marketing mechatronics modules for optical storage drives. The Company paid $802,124, for its interest, representing approximately 20% of the issued stock of Omni. As a group, the three preferred investors own 51% of the issued stock of Omni. There can be no assurance that a market will develop for the shares representing the Company's equity investment at any time in the future nor can there be any assurance that Omni will successfully develop its products or that if developed, its products will be competitive and achieve market acceptance.

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ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS

EXCEPT FOR THE HISTORICAL FINANCIAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS QUARTERLY REPORT ON FORM 10-Q MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISION TO THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS ARE: (i) THAT THE INFORMATION IS OF A PRELIMINARY NATURE AND MAY BE SUBJECT TO FURTHER ADJUSTMENT, (ii) VARIABILITY IN THE COMPANY'S QUARTERLY OPERATING RESULTS,
(iii) GENERAL CONDITIONS IN THE SEMICONDUCTOR INDUSTRY, (iv) RISKS RELATED TO PENDING LEGAL PROCEEDINGS, (v) DEVELOPMENT BY COMPETITORS OF NEW OR SUPERIOR PRODUCTS OR THE ENTRY OF NEW COMPETITORS INTO THE COMPANY'S MARKETS, (vi) THE COMPANY'S ABILITY TO DIVERSIFY ITS PRODUCT AND MARKET BASE BY DEVELOPING AND INTRODUCING NEW PRODUCTS WITHIN DESIGNATED MARKET WINDOWS AT COMPETITIVE PRICE AND PERFORMANCE LEVELS, (vii) WILLINGNESS OF PROSPECTIVE CUSTOMERS TO DESIGN THE COMPANY'S PRODUCTS INTO THEIR PRODUCTS, (viii) AVAILABILITY OF ADEQUATE FOUNDRY CAPACITY AND ACCESS TO PROCESS TECHNOLOGIES, (ix) THE COMPANY'S ABILITY TO PROTECT ITS PROPRIETARY INFORMATION AND OBTAIN ADEQUATE LICENSES OF THIRD PARTY TECHNOLOGY ON ACCEPTABLE TERMS, (x) RISKS RELATED TO USE OF INDEPENDENT MANUFACTURERS AND THIRD PARTY ASSEMBLY AND TEST VENDORS,
(xi) DEPENDENCE ON KEY PERSONNEL, (xii) RELIANCE ON A LIMITED NUMBER OF LARGE CUSTOMERS, (xiii) THE COMPANY'S CURRENT DEPENDENCE ON SALES OF CD-ROM CONTROLLER PRODUCTS AND THE PC MARKET, (xiv) RISKS RELATED TO INTERNATIONAL BUSINESS OPERATIONS AND THE COMPANY'S CURRENT DEPENDENCE ON SALES TO THE ASIAN MARKETS, (xv) ABILITY OF THE COMPANY TO MAINTAIN ADEQUATE PRICE LEVELS AND MARGINS WITH RESPECT TO ITS PRODUCTS, (xvi) MANAGEMENT OF CHANGING OPERATIONS RELATED TO THE COMPANY'S RESTRUCTURING AND MANAGEMENT CHANGES ANNOUNCED ON JANUARY 22, 1998, (xvii) RISKS RELATED TO ACQUISITIONS (xviii) THE ABILITY TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL AND OTHER RISKS IDENTIFIED FROM TIME TO TIME IN THE COMPANY'S REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1997.

     The Company designs, develops and markets high performance integrated semiconductors and related software to original equipment manufacturers worldwide that serve the optical storage, consumer electronics and digital office equipment markets. The Company's products typically consist of hardware, firmware and software to provide a complete solution for customers.

     The Company contracts with independent foundries to manufacture all of its hardware products, enabling the Company to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. Except pursuant to its agreements with TSMC, Chartered and UICC, the Company's foundries generally are not

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

obligated to supply products to the Company for any specific period, in any specific quantity or at a specific price.

     During the quarter ending March 31, 1998, the Company implemented a strategy of concentrating its efforts on the markets for optical storage, consumer electronics and digital office equipment. As part of this strategy, the Company sought to discontinue its graphics and audio/communications businesses and restructure its business to leverage its three core technologies: optical storage, MPEG imaging and digital imaging. Unable to locate a buyer for either its graphics or its audio/communications businesses, the Company discontinued all product development, marketing, selling and other efforts related to these businesses during the quarter ended March 31, 1998. As a result of the discontinuation of these businesses, the Company laid-off 30 employees and recorded a restructuring charge of $1.8 million to operations and a $3.5 million inventory-related charge to cost of revenues related to this restructuring during the quarter ended March 31, 1998. The $1.8 million charge consisted of $1.0 million charges related to a write-off of prepaid royalties, approximately $0.6 million for severance pay and $0.2 in miscellaneous charges.

     On April 22, 1998, the Company announced that it expects to incur a loss from operations in the quarter ending June 30, 1998 due to a number of factors currently affecting its optical storage business, including, but not limited to, new competitors entering the market, a maturation of the CD-ROM controller market, pressure from the sub-$1000 PC segment for low-cost components, uncertain demand for personal computers and delays in new product releases. Through the restructuring efforts described above, the Company intends to direct and focus Company resources and management time on the optical storage, consumer electronics and digital office equipment markets with primary emphasis on the optical storage market. However, there can be no assurance that these actions will enable the Company to diminish the pressures currently affecting its optical storage business and/or enable the Company to successfully transition the business to the emerging CD-R/W and DVD markets.

          On January 29, 1998, the Company and its wholly-owned subsidiary Pixel Magic, Inc. signed a Plan of Reorganization and Agreement of Merger ("The Merger Agreement") with Xerographic Laser Images Corporation ("XLI"), a developer of resolution enhancement technology. Pursuant to the Merger Agreement, XLI will become a wholly-owned subsidiary of Pixel Magic. The Merger Agreement provides for a cash payment of approximately $3.7 million to XLI shareholders on the effective date of the merger and the right to receive additional payments up to a maximum of approximately $11.3 million subject to the achievement of certain milestones by XLI over a three year period ending on December 31, 2000. The merger is subject to the approval of XLI shareholders. The transaction will be accounted for as a purchase transaction. The Company currently anticipates that it will expense a significant portion of the purchase price in the period during which the acquisition is closed.

          On March 20, 1998, the Company entered into an asset purchase agreement with Odeum Microsystems, Inc. ("Odeum") and Hyundai Electronics America ("HEA") pursuant to which the Company agreed to acquire certain assets of Odeum for approximately $4.0 million. With this acquisition, the Company acquired two products currently in production, an integrated MPEG-2 audio/video decoder and transport demultiplexer and a DVD-5 compliant QPSK demodulator. Both products are used predominantly in "free to air" satellite and cable set-top boxes for MPEG-2 encoded digital television broadcasting. The transaction was consummated on April 2, 1998. This transaction will be accounted for as a purchase transaction. The Company anticipates that it will expense a significant portion of the purchase price for this acquisition in the period ended June 30, 1998.

          On April 30, 1998, the Company entered into several agreements with Omni Peripherals Pte. Ltd., a private Singaporean company ("Omni") and two other investors pursuant to which the Company acquired a preferred equity interest in Omni. Omni was incorporated in Singapore on January 2, 1996, and is in the business of designing, developing and marketing mechatronics modules for optical storage drives. The Company paid $802,124, for its interest, representing approximately 20% of the issued stock of Omni. As a group, the three preferred investors own 51% of the issued stock of Omni. There can be no assurance that a market will develop for the shares representing the Company's equity investment at any time in the future nor can there be any assurance that Omni will successfully develop its products or that if developed, its products will be competitive and achieve market acceptance.

          On February 27, 1998, the Company incorporated a wholly-owned subsidiary, Oak Technology, Ltd. in Bristol, England. The subsidiary will employ primarily technical personnel who will develop products for the Company's consumer products business.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

     NET REVENUES. The Company's net revenues in the comparison periods were primarily derived from sales of its CD-ROM controller products which comprised 77% and 86% of the Company's net revenues in the three months ended March 31, 1998 and 1997 respectively. Net revenues decreased 29.8% to $35.6 million in the three months ended March 31, 1998 from $50.6 million in the comparable period of fiscal 1997. This decrease was primarily attributable to a decrease in unit sales and overall average selling price ("ASP") of CD-ROM controllers, in relatively equal proportion, partially offset by an increase in sales of digital office equipment controllers. In the three months ended March 31, 1998 and 1997, sales to the Company's top ten customers accounted for approximately 76% and 78%, respectively, of the Company's net revenues. International sales, principally to Japan, Taiwan, Korea and Belgium accounted for approximately 87% and 98% of the Company's net revenues in the three months ended March 31, 1998 and 1997, respectively. This decrease in international sales, as a percentage of total sales, is primarily attributable to a decrease in international revenues as well as an increase in domestic revenues in the comparison quarters. Sales of products related to the graphics and audio/communications businesses which the Company discontinued in the quarter ended March 31, 1998 accounted for less than 3% and 1% of the Company's net revenues in each of the three months ended March 31, 1998 and 1997, respectively. Although the Company is attempting to diversify its revenue product base in the three core markets of optical storage, consumer electronics and digital office equipment, it anticipates that CD-ROM controller sales will continue to account for a substantial majority of its revenue in the foreseeable future. As the Company has been experiencing continued pressure on CD-ROM controller ASPs, increased competition, a maturation of the CD-ROM controller market and development delays in the Company's next generation CD-ROM product, the Company does not anticipate year over year growth in CD-ROM controller unit sales and revenue to continue at the same rate, if at all, in the foreseeable future. See "Factors That May Affect Future Results" below.

     GROSS MARGIN. Cost of revenues includes the cost of wafer fabrication, assembly and testing performed by third-party vendors and direct and indirect costs associated with the procurement, scheduling and quality assurance functions performed by the Company. The

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

Company's gross margin decreased to 40.5% in the three month period ended March 31, 1998 as compared to 54.9% during the comparable period in the prior year. Gross margin in the three month period ended March 31, 1998 includes the impact of a $3.5 million inventory-related charge to cost of revenues related to the discontinuation of the graphics and audio/communications businesses. Excluding the impact of the discontinuation of these businesses, gross margin in the three months ended March 31, 1998 would have been 50.5%. Gross margin in the three month period ended March 31, 1997 included the impact of favorable adjustments of approximately $5.2 million to cost of revenues associated with the sale of products which had been fully reserved in a prior period. Excluding the effect of this adjustment, gross margin in the three month period ended March 31, 1997 would have been 44.7%. The increase in gross margin during the comparison periods, excluding the impact of the adjustments recorded during the three months ended March 31, 1998 and March 31, 1997, is primarily the result of a product mix shift to higher margin CD-ROM controllers and the CD-R/W controller. Gross margins related to the graphics and audio/communications businesses which the Company discontinued in the quarter ended March 31, 1998 accounted for approximately 2% and less than 1% of the Company's total gross margin contribution in each of the three months ended March 31, 1998 and 1997, respectively. The Company's overall gross margin is subject to change due to various factors, including, among others, competitive product pricing, yields, wafer costs, assembly and test costs, product design changes and product mix. The Company expects that ASPs for its existing products will continue to decline over time and that ASPs for each new product will decline significantly over the life of the product. The Company is currently experiencing severe price pressure on its CD-ROM controller and MPEG products and expects such price
erosion to continue.   A decline in ASPs that is not offset by cost
reductions through product design changes, manufacturing process changes, yield improvement, savings negotiated with its manufacturing subcontractors or by sales of new products with higher gross margins would decrease the Company's overall gross margin and could materially adversely affect the Company's operating results. The Company does not believe that it can achieve cost reductions or sales of new products with higher gross margins which fully offset the expected price declines of its CD-ROM and MPEG products and therefore, it expects gross margin percentages to decline for such products. In addition, the Company believes that gross margins for new products in its optical storage and consumer markets will be lower than historical levels and that, as a result, gross margins in general will decline in the future.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development costs are expensed as incurred. Research and development expenses increased 44.9% to $12.4 million in the three months ended March 31, 1998 from $8.6 million in the comparable period in the prior year. Additionally, research and development expenses increased as a percentage of net revenues to 34.9% during the three months ended March 31, 1998 from 16.9% in the comparable period in the prior year. The increased spending related to research and development activities was principally the result of the hiring of additional technical personnel and associated expenses during the comparison periods. The Company will continue to invest substantial resources in research and development, including hiring additional technical personnel, in an effort to maintain its technological leadership in the optical storage market and diversify its product development in its other core markets: consumer electronics and digital office equipment. Although the Company expects research and development expenses to decrease as a result of the discontinuation of its graphics and audio/communications businesses, the increase in the investment in the remaining core businesses may partially, if not fully, offset this decrease. As a result, no assurance can be given that absolute research and development expenses for the remainder of fiscal 1998 will decrease.

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

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include costs related to salaries, commissions, legal fees, consulting and other costs related to the sales, marketing and administrative functions of the Company. Selling, general and administrative expenses increased 54.2% to $8.8 million in the three months ended March 31, 1998 from $5.7 million in the comparable period in the prior year. Additionally, selling, general and administrative expenses increased as a percentage of net revenues to 24.8% in the three months ended March 31, 1998 from 11.3% during the comparable period in fiscal 1997. This increase was principally the result of the hiring of additional management and administrative personnel and associated expenses, an increase in legal expenses as well as a decrease in the Company revenues in the comparison periods. The increase in legal expenses relates primarily to a complaint the Company filed with the International Trade Commission on July 21, 1997 ("ITC Complaint") and additional litigation related to a settlement agreement with one of the parties in the ITC Complaint. See "Legal Proceedings". Although the Company may experience a decrease in selling, general and administrative expenses as a result of the discontinuation of its graphics and audio/communications businesses, any such decrease is expected to be offset by the continuing efforts to develop the Company's support infrastructure and hire additional senior management personnel. As a result, the Company expects to incur higher absolute selling, general and administrative expenses in the remainder of fiscal 1998.

     RESTRUCTURING CHARGES.   During the three months ended March 31, 1998,
the Company discontinued its graphics and audio/communications businesses and incurred a charge to operations of $1.8 million related to these discontinued businesses. The $1.8 million charge consisted of $1.0 million related to a write-off of prepaid royalties, approximately $0.6 million for severance pay and $0.2 for miscellaneous charges.

     NONOPERATING INCOME. During the three months ended March 31, 1998, nonoperating income increased to $2.3 million from $1.1 million during the comparable three months of fiscal 1997. This increase was primarily the result of the receipt of approximately $0.7 million related to the settlement agreement between the Company and United Microelectronics Corporation in connection with a complaint the Company filed with the International Trade Commission on July 21, 1997. See "Legal Proceedings".

     INCOME TAXES. The overall effective tax rate for the three months ended March 31, 1998 was 52% and 35% for the period ended March 31, 1997. The change in the tax rate was the result of the loss recorded in the quarter ended March 31, 1998 and the resultant impact on total anticipated fiscal 1998 net income.

NINE MONTHS ENDED MARCH 31, 1998 COMPARED TO NINE MONTHS ENDED MARCH 31, 1997

     NET REVENUES. The Company's net revenues in the comparison periods were primarily derived from sales of its CD-ROM controller products which comprised 81% and 86% of the Company's net revenues in the nine months ended March 31, 1998 and 1997 respectively. Net revenues increased 9.4% to $128.2 million in the nine months ended March 31, 1998 from $117.2 million in the comparable period of fiscal 1997. This increase was primarily attributable to an increase in unit sales of CD-ROM controllers from the comparable period of fiscal 1997 partially offset by a decline in the average selling price ("ASP") of the CD-ROM controllers. The increase in unit sales of the CD-ROM controllers is primarily the result of the relatively low unit sales in the comparable period of fiscal 1997 resulting from customer decisions to reduce inventory, an overall slowdown in the PC market and a shift in the CD-ROM industry from 4x

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

speed drives to 6x and 8x speed drives. In the nine months ended March 31, 1998 and 1997, sales to the Company's top ten customers accounted for approximately 80% and 77%, respectively, of the Company's net revenues. International sales, principally to Japan, Taiwan, Korea and Belgium accounted for approximately 93% and 98% of the Company's net revenues in the nine months ended March 31, 1998 and 1997, respectively. Sales of products related to the graphics and audio/communications businesses that the Company discontinued accounted for approximately 3% of the Company's net revenues in the nine months ended March 31, 1998 and approximately 2% in the nine months ended March 31, 1997.

     GROSS MARGIN. Cost of revenues includes the cost of wafer fabrication, assembly and testing performed by third-party vendors and direct and indirect costs associated with the procurement, scheduling and quality assurance functions performed by the Company. The Company's gross margin decreased to 49.2% in the nine month period ended March 31, 1998 as compared to 58.8% during the comparable period in the prior year. Gross margin in the nine month period ended March 31, 1998 includes the impact of a $3.5 million inventory-related charge to cost of revenues related to the discontinuation of the graphics and audio/communications businesses. Excluding the impact of these discontinued businesses, gross margin in the nine month period ended March 31, 1998 would have been 52.0%. Margins for the nine month period ended March 31, 1997 were favorably affected by adjustments of approximately $18.7 million to cost of revenues associated with the sale of products which had been fully reserved in a prior period as well as manufacturing cost adjustments of $3.0 million related to foundry agreements. Excluding the impact of these adjustments, gross margin for the nine month period ended March 31, 1997 would have been 40.0%. The increase in gross margin during the comparison periods, excluding the impact of the adjustments recorded during the nine months ended March 31, 1998 and the nine months ended March 31, 1997, is primarily the result of a product mix shift to higher margin CD-ROM controllers and the CD-R/W controller. Gross margins related to the graphics and audio/communications businesses that the Company discontinued accounted for approximately 2% and (4%) of the Company's total gross margin contribution in the nine months ended March 31, 1998 and 1997, respectively.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development costs are expensed as incurred. Research and development expenses increased 44.4% to $35.4 million in the nine months ended March 31, 1998 from $24.5 million in the comparable period in the prior year. This increase was principally the result of the hiring of additional personnel and associated expenses. Research and development expenses increased as a percentage of net revenues to 27.6% during the nine months ended March 31, 1998 from 20.9% in the comparable period in the prior year. This increase was principally the result of the hiring of additional technical personnel and associated expenses during the comparison periods.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include costs related to salaries, commissions, legal fees, consulting and other costs related to the sales, marketing and administrative functions of the Company. Selling, general and administrative expenses increased 52.1% to $23.0 million in the nine months ended March 31, 1998 from $15.1 million in the comparable nine months in fiscal 1997. Additionally, selling, general and administrative expenses increased as a percentage of net revenues to 17.9% in the nine months ended March 31, 1998 from 12.9% during the comparable period in fiscal 1997. This increase was principally the result of the hiring of additional management and administrative personnel and associated expenses as well as increases in legal expenses. The increase in legal expenses relates primarily to a complaint the Company filed with the

International Trade Commission on July 21, 1997 ("ITC Complaint") and additional litigation related to a settlement agreement with one of the parties in the ITC Complaint. See "Legal Proceedings."

     NONOPERATING INCOME. During the nine months ended March 31, 1998, nonoperating income increased to $12.1 million from $3.1 million during the comparable nine months in fiscal 1997. This increase was primarily the result of the receipt of approximately $8.1 million related to the settlement agreement between the Company and United Microelectronics Corporation in connection with a complaint the Company had filed with the International Trade Commission on July 21, 1997. See "Legal Proceedings".

     INCOME TAXES. The overall effective tax rate for the nine months ended March 31, 1998 was 28% and 35% for the nine months ended March 31, 1997. The change in the tax rate was the result of the loss recorded in the quarter ended March 31, 1998 and the resultant impact on total anticipated fiscal 1998 net income.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The following factors should be carefully considered in evaluating the Company and its business.

     The Company's operating results are subject to quarterly and other fluctuations due to a variety of factors, including the gain or loss of significant customers, increased competitive pressures, the timing of new product introductions by the Company or its competitors and market acceptance of new or enhanced versions of the Company's and its customers' products. Other factors include the availability of foundry capacity, fluctuations in manufacturing yields, availability and cost of raw materials, the cyclical nature of both the semiconductor industry, the market for PCs and the other markets addressed by the Company's products, seasonal customer demand, the Company's ability to diversify its product offerings, the competitiveness of the Company's customers, the timing of significant orders and order cancellations or rescheduling, significant increases in expenses associated with the expansion of operations and development of the Company's support infrastructure, and changes in pricing policies by the Company, its competitors or its suppliers, including decreases in ASPs of the Company's products. In addition, the Company's quarterly operating results could be materially adversely affected by legal expenses incurred in connection with, or any adverse judgment in, the Company's ongoing shareholder legal proceedings. The Company's operating results could also be adversely affected by economic conditions generally in various geographic areas where the Company or its customers do business. These factors are difficult to forecast, and these or other factors could materially affect the Company's quarterly or annual operating results. The Company's operating results in the remainder of fiscal 1998 are likely to be affected by these factors as well as others. Accordingly, there can be no assurance as to the level of sales or earnings that may be attained by the Company in any given period in the future.

     The Company currently places noncancelable orders to purchase its products from independent foundries on an approximately three month rolling basis and is currently committed with two of its foundries for certain minimum amounts of capacity through the end of calendar 1999, while its customers generally place purchase orders with the Company less than four weeks prior to delivery that may be rescheduled or under certain circumstances may be canceled without significant penalty. Consequently, if anticipated sales and shipments in any quarter are

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

rescheduled, canceled, or do not occur as quickly as expected, expense and inventory levels could be disproportionately high and the Company's business, financial condition and results of operations for that quarter or for the fiscal year would be materially adversely affected.

     The semiconductor industry has historically been characterized by rapid technological change, cyclical market patterns, significant price erosion, periods of over-capacity and production shortages, variations in manufacturing costs and yields and significant expenditures for capital equipment and product development. In addition, the industry has experienced significant economic downturns at various times, characterized by diminished product demand and accelerated erosion of product prices. The Company may experience substantial period-to-period fluctuations in operating results due to conditions affecting the Company's specific markets or to general semiconductor industry conditions.

     The Company's success is highly dependent upon its ability to develop new, technically advanced products, to introduce them to the marketplace ahead of the competition, and to have them selected for design into products of leading OEM manufacturers. Both revenues and margins may be affected quickly if new product introductions are delayed or if the Company's products are not designed into successive generations of products of the Company's customers. These factors have become increasingly important to the Company's results of operations because the rate of change in the markets served by the Company continues to accelerate. In an effort to attempt to increase its competitiveness in the Company's core markets, the Company recently implemented a strategy to concentrate its efforts on the markets for optical storage, consumer electronics and digital office equipment. As part of this strategy, the Company discontinued its graphics and audio/communications businesses and is restructuring its business to leverage its three core technologies: optical storage, MPEG imaging and digital imaging. As a result of the decision to discontinue its graphics and audio/communications businesses the Company recorded a charge to operations related to this restructuring during the quarter ended March 31, 1998 of $1.8 million and an inventory-related charge to cost of revenues of $3.5 million. See "Notes to Consolidated Financial Statements".

     The Company and various of its current and former officers and Directors are parties to certain legal proceedings. See "Legal Proceedings". All of these actions are in the early stages of proceedings. Based on its current information, the Company believes the suits to be without merit and will defend its position vigorously. No provision for any liability that may result has been made in the Company's Consolidated Financial Statements. In connection with these legal proceedings, the Company has incurred, and expects to continue to incur, substantial legal and other expenses. Shareholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of the Company's management.

     The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, declining unit ASPs and rapid product obsolescence. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with solutions that may be less costly or provide higher performance or additional features. Competition typically occurs at the design stage, where the customer evaluates alternative design approaches that require integrated circuits such as those offered by the Company. Because of shortened product life cycles and even shorter design-in cycles, particularly in the CD-ROM controller market, the Company's competitors have increasingly frequent opportunities to

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achieve design wins in next generation systems or, in the CD-ROM controller market, in the next generation drive. In the event that competitors succeed in supplanting the Company's products, the Company's market share may not be sustainable and revenue, gross margin and earnings would be adversely affected. The Company's existing and potential competitors include many large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than the Company. The Company's competitors also include a number of emerging companies as well as some of the Company's own customers and suppliers. Certain of the Company's principal competitors maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technological advantages. The Company believes that its ability to compete successfully depends on a number of factors, both within and outside of its control, including the price, quality and performance of the Company's and its customers' products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new PC and other market standards, the development of technical innovations, the ability to obtain adequate foundry capacity and sources of raw materials, the efficiency of production, the rate at which the Company's customers design the Company's products into their products, the market acceptance of the Company's customer's products, the number and nature of the Company's competitors in a given market, the assertion of intellectual property rights and general market and economic conditions. There can be no assurance that the Company will be able to compete successfully in the future.

     The willingness of prospective customers to design the Company's products into their products depends, to a significant extent, upon the ability of the Company to have product available at the appropriate market window and to price its products at a level that is cost effective for such customers. The markets for most of the applications for the Company's products, particularly the optical storage market and the consumer electronics market, are characterized by intense price competition. As the markets for the Company's products mature and competition increases, the Company anticipates that ASPs on its products will decline. If the Company is unable to reduce its costs sufficiently to offset declines in ASPs or is unable to successfully introduce new higher performance products with higher ASPs, the Company's operating results will be materially adversely affected. In addition, if the Company experiences yield or other production problems or shortages of supply that increase its manufacturing costs, or fails to reduce its manufacturing costs, the result would be a material adverse effect on the Company's business, financial condition and operating results.

     The markets for the Company's products are characterized by evolving industry standards, rapid technological change and product obsolescence. The Company's performance is highly dependent upon the successful development and timely introduction of new products at competitive price and performance levels. Currently, the Company's financial performance is dependent upon the Company's level of success in the CD-ROM controller market. The Company has recently experienced some product development delays in this area. In an effort to diversify its product and market base, the Company has invested substantial resources in optical storage as well as in its other core technologies for the consumer and digital office equipment markets. There can be no assurance that products currently under development in these core technologies or any other new products will be successfully developed or will achieve market acceptance, thereby affecting the Company's ability to achieve diversification of its products and markets, and thereby revenue diversification. The failure of the Company to introduce new products successfully or the failure of new products to achieve market acceptance would have a

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material adverse effect on the Company's business, financial condition and results of operations. The success of new product introductions is dependent on several factors, including recognition of market requirements, product cost, timely completion and introduction of new product designs, securing sufficient foundry capacity for volume manufacturing of wafers, quality of new products and achievement of acceptable manufacturing yields from the Company's contract manufacturers. Due to the design complexity of its products, the Company has experienced delays in completing development and introduction of new products, and there can be no assurance that the Company will not encounter such delays in the development and introduction of future products. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely manner, that the Company's products will be selected for design into the products of its targeted customers or that products or technologies developed by others or changing industry standards will not render the Company's products or technologies obsolete or noncompetitive.
The failure of the Company's new product development efforts or the failure of the Company to achieve market acceptance of its new products would have a material adverse effect on the Company's business, financial condition and operating results.

     The Company has begun to pursue, and will continue to pursue, opportunities to acquire key technology to augment its technical capabilities or to achieve faster time to market as alternatives to internally developing such technology. Acquisitions involve numerous risks, including difficulties in integration of the operations, technologies, and products of the acquired companies; the risk of diverting management's attention from normal daily operations of the business; risks of entering markets in which the Company has no or limited direct prior experience and where competitors in such markets have stronger market positions; the coordination of sales, marketing and research and development; and the potential loss of key employees of the acquired company. The Company must also maintain its ability to manage any such growth effectively. Failure to manage growth effectively and successfully integrate acquisitions made by the Company could adversely affect the Company's business and operating results. In addition, with such acquisitions, there is the risk that future operating performance may be unfavorably impacted due to acquisition related costs such as, but not limited to, in-process research and development charges, additional development expenses, lower gross margins generated by the sales of acquired products and restructuring costs associated with duplicate facilities.

     The Company's ability to compete is affected by its ability to protect its proprietary information. The Company considers its technology to be proprietary and relies on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. The Company currently has six patents granted, thirty patents pending, thirty-two patents in preparation in the United States, and fifteen international patents pending. The Company intends to seek additional international patents and additional United States patents on its technology. There can be no assurance that additional patents will issue from any of the Company's pending applications or applications in preparation, or be issued in all countries where the Company's products can be manufactured or sold, or that any claims allowed from pending applications or applications in preparation will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. Additionally, competitors of the Company may be able to design around the Company's patents. The laws of certain foreign countries in which the Company's products are or may be manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United

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

States and thus make the possibility of piracy of the Company's technology and products more likely. On April 7, 1998, the Company filed a complaint with the International Trade Commission ("ITC") against certain Asian manufacturers of optical storage controller devices based on the Company's belief that such devices infringed one or more of the Company's patents. The complaint seeks a ban on the importation into the United States of any infringing CD-ROM controller or products containing such infringing CD-ROM controllers. See "Legal Proceedings".

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in significant, often protracted and expensive litigation. The Company and certain of its customers and foundries have, from time to time, been notified that they may be infringing patents or other intellectual property rights owned by third parties. In addition, customers have been named in suits alleging infringement of patents or other intellectual property rights by customer products. Certain components of these products have been purchased from the Company and may be subject to indemnification provisions made by the Company
to its customers.   If it is necessary or desirable, the Company may seek
licenses under such patents or other intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend the manufacture of products or the use by the Company's foundries of processes requiring the technology. As the Company's products become more integrated and offer increased functionality, there is a likelihood that more of these claims will occur. The Company cannot accurately predict the eventual outcome of any suit or other alleged infringement of intellectual property. Furthermore, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish
the validity of the Company's proprietary rights.   The Company recently
initiated such litigation by filing a complaint with the International Trade Commission. See "Legal Proceedings". Litigation by or against the Company could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that the Company would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. Patent disputes in the semiconductor industry have often been settled through cross-licensing arrangements. Because the Company has a limited portfolio of patents, the Company may not be able to settle an alleged patent infringement claim through a cross-licensing arrangement. If a successful claim is made against the Company, or its customers, and a license is not made available to the Company on commercially reasonable terms, or if the Company is required to pay substantial damages or awards, the Company's business, financial condition and operating results would be materially adversely affected.

     The Company generally enters into confidentiality agreements with its employees and confidentiality and license agreements with its customers and potential customers, and limits access to and distribution of the source and object code of its software and other proprietary information. Under some circumstances, the Company grants licenses that give its customers

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

limited access to the source code of the Company's software which increases the likelihood of misappropriation or misuse of the Company's technology. Accordingly, despite precautions taken by the Company, it may be possible for unauthorized third parties to copy certain portions of the Company's technology or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or to provide an adequate remedy in the event of a breach or misappropriation by others.

     Certain technology used in the Company's products is licensed from third parties. Some of the Company's products, particularly those targeted for the DVD market, require certain types of copy protection software that the Company must license from third parties. In addition, if the Company is to successfully design and develop technologically advanced products, it must license a variety of software design and development tools from third parties. There can be no assurance that such licenses, or licenses of other third party technology, will be available or can be renewed on terms acceptable to the Company, if at all. The inability of the Company to obtain or renew such license arrangements on acceptable terms could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company contracts with independent foundries to manufacture all of its hardware products, enabling the Company to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. Certain of the Company's foundry agreements require up-front, nonrefundable prepayments or deposits and these fixed costs could affect the Company's operating margins if the Company is unable to utilize the minimum number of wafers required under the agreements. The Company is dependent on its foundries to allocate to the Company a portion of their foundry capacity sufficient to meet the Company's needs to produce products of acceptable quality and with acceptable manufacturing yields and to deliver products to the Company in a timely manner. These foundries fabricate products for other companies and some manufacture products of their own design. While the Company believes there is adequate foundry capacity available to meet its current requirements, there can be no assurance that the Company will continue to have access to sufficient capacity to meet its needs in the future. If there is a decrease in available foundry capacity it is likely that the lead time required to manufacture the Company's products will increase. In addition, the Company had anticipated that it would be able to satisfy a small portion of its manufacturing requirements from UICC; however due to the October 1997 fire at UICC the Company will not be able to utilize this foundry in the foreseeable future. UICC management has indicated that capacity will be available through substitute capacity arrangements, however no assurance can be given as to the availability of such capacity. The loss of any of these foundries as a supplier, the inability of the Company in a period of increased demand for its products to expand the foundry capacity of its current suppliers or qualify other wafer manufacturers for additional foundry capacity, any inability to obtain timely and adequate deliveries from the Company's current or future suppliers or any other circumstances that would require the Company to seek alternative sources of supply could delay shipments of the Company's products, which could damage relationships with its current and prospective customers, provide an advantage to the Company's competitors and have a material adverse effect on the Company's business, financial condition and operating results.

     In October 1997, a fire damaged the UICC facility. UICC management has advised the Company that a majority of the equipment, majority of the inventory and a significant portion of the building were completely destroyed at an estimated loss of approximately $331 million (based on current exchange rates). UICC management has also advised the Company that approximately 10% of the loss to the facility will not be covered by insurance and that there is a deductible amount that UICC must pay with respect to the insured portion. Despite any unreimburseable loss, UICC management has represented to the Company that it is rebuilding the facility and expects the facility to be fully rebuilt and operational by April of 1999. Given the fire, the Company has evaluated its investment in the UICC facility and the potential impact of the Company's portion of the unreimburseable loss to determine whether there has been an impairment and as the Company believes that estimated future cash inflows expected to be generated by the facility and/or disposition of the investment are in excess of the carrying amount of the investment, no impaired loss has been recognized as of March 31, 1998. Representations have been made by UICC management that the facility's foundry capacity that has been guaranteed to the Company will be available through substitute capacity arrangements. To date, the Company has not requested that UICC made such substitute capacity available to the Company. Therefore, there can be no assurance that such substitute foundry capacity will be available to the Company should the Company require it. Additionally, there can be no assurance that a market will develop for the shares representing the Company's equity investment at any time in the future.

     The Company's reliance on independent manufacturers and third party assembly and testing vendors involves a number of additional risks, including the unavailability of, or interruption in access to, certain process technologies and reduced control over delivery schedules, quality assurance and costs. In addition, as a result of the Company's dependence on foreign subcontractors, the Company is subject to the risks of conducting business internationally, including foreign government regulation and general political risks, such as political and economic instability, potential hostilities, changes in diplomatic and trade relationships, currency fluctuations, unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions, and other barriers and restrictions, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control.

     The manufacture of semiconductors is a highly complex and precise process. Minute levels of contaminants in the manufacturing environment, defects in the masks used to print circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these problems are difficult to diagnose and time consuming or expensive to remedy. The Company's products are particularly complex and difficult to manufacture. There can be no assurance that the Company's foundries will not experience irregularities or adverse yield fluctuations in their manufacturing processes. Any yield or other production problems or shortages of supply experienced by the Company or its foundries could have a material adverse effect on the Company's business, financial condition and results of operations.

     Sales of the Company's CD-ROM controller products comprised 77% and 86% of the Company's net revenues in the three months ended March 31, 1998 and 1997, respectively. Sales of CD-ROM controller products are expected to continue to account for a substantial portion of the Company's total revenues for the foreseeable future. The market for CD-ROM controller products continues to mature and therefore, it is expected that sales of such products will not necessarily continue to grow at historical rates and will be influenced by the traditional seasonality and volatility associated with the PC market. It is further anticipated that the proliferation of DVD-ROM drives will impact the demand for CD-ROM controller products. Due to the backward compatibility of DVD-ROM drives, it is critical that the Company maintain its CD-ROM customer base throughout this transition to DVD-ROM. As the CD-ROM market has begun to mature and transition toward the emerging CD-R/W and DVD-ROM market, there have been a number of new competitors entering the market. This increased competition combined with pressure from the sub-$1000 PC segment for lower cost components have caused tremendous price erosion on CD-ROM controller prices. In addition, as a majority of the new competitors are located in Asia, together with a majority of the Company's customers, the Company currently is hampered in its ability to effectively compete given the effects of the strong dollar versus Asian currencies. Furthermore, there is currently a trend toward integrating increased functionality on the CD-ROM controller. Therefore, the Company's revenues and its gross margins from its CD-ROM controller products will be dependent on the Company's ability to introduce such integrated products in a commercially competitive manner. The Company has not previously offered an integrated CD-ROM controller product that provides functions that had traditionally been supplied by separate, single function chips. The Company is currently experiencing development delays with its first integrated CD-ROM controller product. To provide integrated CD-ROM controller products, the Company has been and will continue to be required to expand the scope of its research and development efforts to provide these new functions, which will require the hiring of engineers skilled in the respective areas and additional management coordination among the Company engineering and marketing groups. Alternatively, the Company may find it necessary or desirable to license or acquire technology to enable the Company to provide these functions, and there can be no assurance that any such technology will be available for license or purchase on acceptable terms to the Company. In addition, with new functions being added to the CD-ROM controller product, companies that historically provided chips with these functions are now entering the CD-ROM controller market with integrated products containing these functions as well as the controller function. Accordingly, given the above-stated factors, there can be no assurance that the Company will be able to sustain the current level of such product sales or current operating margins. In addition, there can be no assurance that the market for CD-ROM controller products in general, or the Company's CD-ROM controller products in particular, will support the Company's planned operations in the future. Any decrease in the overall level of sales of, or the prices for, the Company's CD-ROM controller products, due to introductions of products by present or future competitors, a decline in demand for CD-ROM controller products, product obsolescence or any other reason would have a material adverse effect on the Company's business, financial condition and results of operations.

     International sales, principally to Japan, Taiwan, Korea and Belgium accounted for approximately 87% and 98% of the Company's net revenues in the three months ended March 31, 1998 and 1997, respectively. A substantial portion of the Company's international revenues in the comparison periods were derived from Taiwanese, Japanese, Korean and Belgian manufacturers of CD-ROM drives. Most of the Company's foreign sales are negotiated in U.S. dollars; however, invoicing is often done in local currency. Assets and liabilities which are denominated in non-functional currencies are translated to the functional currency on a monthly basis and the resulting gain or loss is recorded within nonoperating income in the statement of operations. Many of the Company's non-functional currency receivables and payables are hedged through managing net asset positions, product pricing and other means. The Company's strategy is to minimize its non-functional currency net assets or net liabilities in its foreign subsidiaries. The Company's policy is not to speculate in financial instruments for profit on the exchange rate price fluctuations, trade in currencies for which there are not underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. The Company uses financial instruments, including local currency debt arrangements, to offset the gains or losses of the

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

financial instruments against gains or losses on the underlying operations cash flows or investments. The Company expects that there could be hedges of anticipated transactions or investments in foreign subsidiaries in the future. The Company is also subject to the additional risks of conducting business outside of the United States. These risks include unexpected changes in, or impositions of, legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax rates, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. With the current economic problems in Asia and the strengthening of the dollar, the Company has recently experienced a more conservative buying pattern from its customers and increased price pressure on its products. The Company is also subject to general geopolitical risks in connection with its international operations, such as political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. There can be no assurance that such factors will not adversely affect the Company's operations in the future or require the Company to modify its current business practices. In addition, the laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. As a result, the Company may be subject to the risks of currency fluctuations. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition or results of operations or require the Company to modify its current business practices.

     A limited number of customers historically have accounted for a substantial portion of the Company's net revenues. In the three months ended March 31, 1998 and 1997, sales to the Company's top ten customers accounted for approximately 76% and 78%, respectively, of the Company's net revenues. The Company expects that sales to a limited number of customers will continue to account for a substantial portion of its net revenues for the foreseeable future. The Company has experienced significant changes from year to year in the composition of its major customer base and believes this pattern will continue. The Company does not have long-term purchase agreements with any of its customers. Customers generally purchase the Company's products pursuant to cancelable short-term purchase orders. The loss of, or significant reduction in purchases by, current major customers would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurances that the Company's current customers will continue to place orders or that existing orders will not be canceled. If sales to current customers cease or are reduced, there can be no assurance that the Company will be able to continue to obtain the orders from new customers necessary to offset any such losses or reductions.

     The Company's future performance depends, to a significant degree, on the continued retention and contribution of members of the Company's senior management as well as other key personnel. The Company is in the process of recruiting additional senior managers and technical personnel. Competition for these persons is intense and there can be no assurance that the Company will be able to attract and retain qualified managers and other personnel. The loss of the services of one or more of these key personnel could adversely affect the Company.

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years,

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computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company is currently installing various new internal information systems in connection with operating its business. These systems are believed to be Year 2000 compliant. The Company is currently evaluating the impact of the Year 2000 on its products, suppliers and customers, but has not yet completed the process. As a result, the Company has no reasonable basis to conclude that the Year 2000 will not materially affect the Company's operations.

     Since its inception, the Company has experienced significant growth in the number of its employees and in the scope of its operating and financial systems. To manage growth effectively, the Company will need to continue to improve its operational, financial and marketing information systems, procedures and controls, and expand, train, and manage its employee base. The Company is in the final stages of implementing a new management information system. Any problems encountered with the new system could materially adversely affect the Company's operations.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its cash requirements from cash generated from operations, the sale of equity securities, bank lines of credit and long-term and short-term debt. The Company's principal sources of liquidity as of March 31, 1998 consisted of approximately $129.3 million in cash, cash equivalents and short-term investments, approximately $25.0 million in lines of credit with two Japanese financial institutions, of which $17.8 million was available as of March 31, 1998 and approximately $12.5 million in lines of credit with Taiwanese financial institutions of which approximately $12.1 million was available as of March 31, 1998.

     During the nine months ended March 31, 1998, operating activities provided net cash of approximately $6.4 million. This cash resulted primarily from net income of $10.8 million, non-cash adjustments to net income of $6.7 million, utilization of foundry deposits of $5.8 million and restructuring related charges of $1.8 million, partially offset by net changes in accounts payable of $14.0 million and other operating assets and liabilities of $4.7 million. Net income includes the impact of the receipt of approximately $8.1 million recorded during the nine months ended March 31, 1998 related to the settlement agreement between the Company and United Microelectronics Corporation in connection with a complaint the Company had filed with the International Trade Commission on July 21, 1997. See "Legal Proceedings". Investing and financing activities utilized cash of approximately $22.5 million consisting primarily of an investment in the UICC foundry venture of $11.6 million, purchases of property and equipment of $9.5 million and net repayment of debt of $1.9 million and treasury stock acquisitions of $1.8 million, partially offset by proceeds from issuance of common stock of $2.5 million.

     The Company believes that its existing cash, cash equivalents, short-term investments and credit facilities will be sufficient to provide adequate working capital and to fund necessary purchases of property and equipment through at least the next twelve months. Capital expenditures for the remainder of fiscal 1998 are anticipated to be approximately $3.2 million.

     The Company may also utilize cash to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies.

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     In November 1995, the Company acquired Pixel Magic, a privately-held company based in Andover, Massachusetts for $10.5 million in cash, of which $5.0 million was contingent upon the achievement of certain performance criteria over a three-year period. Approximately $4.8 million of the initial cash payment was allocated to in-process research and development and was charged to operations in fiscal 1996. In June 1997, the Company waived certain of the performance criteria and agreed to pay the contingent amount of $5.0 million in two installments during calendar 1998. The $5.0 million amount was expensed by the Company in the quarter ended June 30, 1997. The first payment of $3.0 million was paid in January 1998 and the second payment of $2.0 million is due in December 1998.

     On January 29, 1998, the Company and its wholly-owned subsidiary Pixel Magic, Inc. signed a Plan of Reorganization and Agreement of Merger ("The Merger Agreement") with Xerographic Laser Images Corporation ("XLI"), a developer of resolution enhancement technology. Pursuant to the Merger Agreement, XLI will become a wholly-owned subsidiary of Pixel Magic. The Merger Agreement provides for a cash payment of approximately $3.7 million to XLI shareholders on the effective date of the merger and the right to receive additional payments up to a maximum of approximately $11.3 million subject to the achievement of certain milestones by XLI over a three year period ending on December 31, 2000. The merger is subject to the approval of XLI shareholders. The transaction will be accounted for as a purchase transaction. The Company currently anticipates that it will expense a significant portion of the purchase price in the period during which the acquisition is closed.

     On March 20, 1998, the Company entered into an asset purchase agreement with Odeum Microsystems, Inc. ("Odeum") and Hyundai Electronics America ("HEA") pursuant to which the Company agreed to acquire certain assets of Odeum for $4.0 million. With this acquisition, the Company acquired two products currently in production, an integrated MPEG-2 audio/video decoder and transport demultiplexer and a DVD-5 compliant QPSK demodulator. Both products are used predominantly in "free to air" satellite and cable set-top boxes for MPEG-2 encoded digital television broadcasting. The transaction was consummated on April 2, 1998. This transaction will be accounted for as a purchase transaction. The Company anticipates that it will expense a significant portion of the purchase price for this acquisition in the period ended June 30, 1998.

     On January 22, 1998, the Company announced that its Board of Directors had authorized the repurchase of up to 2.0 million shares of its common stock, either in the open market or in private transactions. Accordingly, the Company may utilize cash to repurchase its common stock. The repurchase program is authorized for one year, unless further extended by the Company's Board of Directors. As of March 31, 1998, the Company has purchased 287,500 shares for approximately $1.8 million.

     In June and November 1995, the Company entered into agreements with TSMC and Chartered to obtain certain additional wafer capacity through the year 2001. The agreements call for the Company to commit to certain future wafer purchases and to deposit funds with the suppliers as either a portion of the price of the additional wafers in advance of their delivery or as a non-interest bearing deposit to secure the availability of additional wafers. The price of such wafers will be determined in the future periods in which specific orders are actually placed. If the Company is not able to use, assign, or sell the additional wafer quantities, all or a portion of the deposits may be forfeited.

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

     In October 1996, the Company amended its previous agreement with TSMC resulting in a reduction of the Company's future wafer purchases required under the original agreement and the elimination of required future cash prepayments of approximately $73 million. Under the amended agreement, no additional prepayment is required; however, the Company must utilize the entire amount of the prepayment paid as of October 1996 through a certain committed amount of wafer purchases in calendar years 1997, 1998, and 1999 or a portion of the prepayment will be forfeited. In March 1998, the Company further amended its agreement with TSMC allowing the Company to utilize excess wafer purchases in 1997 and 1998 to reduce the Company's committed wafer purchases in the following years. This amendment resulted in the Company utilizing calendar 1998 committed wafer purchases beginning in calendar 1997 after the committed wafer purchases for calendar 1997 were met. As a result of this amendment the Company recorded a credit to foundry deposits of approximately $5.3 million which was used to offset payables to TSMC in the quarter ended March 31, 1998. In addition, the Company received an additional credit of $7.1 million which will be used to offset future payments to TSMC. The Company currently believes the terms and conditions of the agreement, as amended, will be met although no assurance can be given in this regard.

     In September 1996, April 1997 and September 1997, the Company amended its agreement with Chartered. The amendments resulted in a reduction of the Company's future wafer purchase commitments and the elimination of required future cash deposits under the original agreement of approximately $36 million. Under the amended agreement, the required future cash deposits of approximately $36 million could be reinstated if certain conditions are not met. The Company currently believes the terms and conditions of the agreement as amended will be met and that these commitments will not be reinstated although no assurance can be given in this regard.

     The deposits and prepayments under the amended foundry agreements described above are recorded at cost and total approximately $28.3 million as of March 31, 1998. The Company currently anticipates being able to utilize and fully recover the value of all foundry prepayments and deposits under the terms of the amended agreements although no assurance can be given in this regard.

     In October 1995, the Company entered into a series of agreements with United Microelectronics Corporation ("UMC") to form, along with other investors, a separate Taiwanese company, United Integrated Circuits Corporation ("UICC"), for the purpose of building and managing a semiconductor manufacturing facility in the Science Based Industrial Park in Hsin Chu City, Taiwan, Republic of China. As an investor in this venture, the Company has rights to a portion of the total wafer capacity for the manufacture of its proprietary products. The Company paid for its investment in the foundry venture in three installments: $13.7 million in January 1996, $25.9 in January 1997 and $11.6 in December 1997. This final payment was made by the Company after receiving representations from UICC management that the losses from the October fire (discussed below) would be covered by insurance and that the facility would be rebuilt to its fully operational state. Investment in the foundry venture as of March 31, 1998 was approximately $51.2 million which represents an investment of approximately 9.3% of the total outstanding shares of the foundry venture.

     In October 1997, a fire damaged the UICC facility. UICC management has advised the Company that a majority of the equipment, majority of the inventory and a significant portion of the building were completely destroyed at an estimated loss of approximately $331 million (based on current exchange rates). UICC management has also advised the Company that approximately 10% of the loss to the facility will not be covered by insurance and that there is a deductible amount that UICC must pay with respect to the insured portion. Despite any unreimburseable loss, UICC management has represented to the Company that it is rebuilding the facility and expects the facility to be fully rebuilt and operational by April of 1999. Given the fire, the Company has evaluated its investment and the potential impact of the Company's portion of the unreimburseable loss in the UICC facility to determine whether there has been an impairment and as the Company believes that estimated future cash inflows expected to be generated by the facility and/or disposition of the investment are in excess of the carrying amount of the investment, no impaired loss has been recognized as of March 31, 1998. Representations have been made by UICC management that the facility's foundry capacity that has been guaranteed to the Company will be available through substitute capacity arrangements. To date, the Company has not requested that UICC make such substitute capacity available to the Company. Therefore, there can be no assurance that such substitute foundry capacity will be available to the Company should the Company require it. Additionally, there can be no assurance that a market will develop for the shares representing the Company's equity investment at any time in the future.

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     The Company and various of its current and former officers and Directors are parties to several lawsuits which purport to be class actions filed on behalf of all persons who purchased or acquired the Company's stock (excluding the defendants and parties related to them) for the period July 27, 1995 through May 22, 1996. The first, a state court proceeding designated IN RE OAK TECHNOLOGY SECURITIES LITIGATION, Master File No. CV758510 pending in Santa Clara County Superior Court in Santa Clara, California, consolidates five putative class actions. This lawsuit also names as defendants several of the Company's venture capital fund investors, two of its investment bankers and two securities analysts. The plaintiffs allege violations of California securities laws and statutory deceit provisions as well as breaches of fiduciary duty and abuse of control. On December 6, 1996, the state court judge sustained the Oak defendants' demurrer to all causes of action alleged in plaintiffs' First Amended Consolidated Complaint, but allowed plaintiffs the opportunity to amend. The plaintiffs' Second Amended Consolidated Complaint was filed on August 1, 1997. On December 3, 1997, the state court judge sustained the Oak defendants' demurrer to plaintiffs' Second Amended Consolidated Complaint without leave to amend to the causes of action for breach of fiduciary duty and abuse of control, and to the California Corporations Code Sections 25400/25500 claims with respect to the Company, a number of the individual officers and directors, and the venture capital investors. The judge also sustained the demurrer with leave to amend to the California Civil Code Sections 1709/1710 claims, however plaintiffs elected not to amend this claim. Accordingly, the only remaining claim in state court, IN RE OAK TECHNOLOGY SECURITIES LITIGATION, is the California Corporations Code Sections 25400/25500 cause of action against four officers of the Company and the Company's investment bankers.

     The Company and various of its current and former officers and Directors are also parties to four putative class action lawsuits pending in the U.S. District Court for the Northern District of California. These actions have been consolidated as IN RE OAK TECHNOLOGY, INC. SECURITIES LITIGATION, Case No. C-96-20552-SW(PVT). This action alleges certain violations of federal securities laws and is brought on behalf of purchasers of the Company's stock for the period July 27, 1995 through May 22, 1996. This action also names as a defendant one of the Company's investment bankers. On July 29, 1997, the federal court judge granted the Oak defendants' Motion to Dismiss the plaintiff's First Amended Consolidated Complaint, but granted plaintiffs leave to amend most claims. The plaintiffs' Second Amended Consolidated Complaint was filed on September 4, 1997. Defendants' Motion to Dismiss was heard on December 17, 1997. The federal court judge took the matter under submission and has not yet issued a ruling.

     Additionally, various of the Company's current and former officers and Directors are defendants in three consolidated derivative actions pending in Santa Clara County Superior Court in Santa Clara, California, entitled IN RE OAK TECHNOLOGY DERIVATIVE ACTION. This lawsuit, which asserts a claim for breach of fiduciary duty and a claim under California securities law based upon the officers' and Directors' trading in securities of the Company, has been stayed pending resolution of the class actions.

     In all of the putative state and federal class actions, the plaintiffs are seeking monetary damages and equitable relief. In the derivative action, the plaintiffs are also seeking an accounting for the defendants' sales of Company stock and the payment of monetary damages to the Company.

     All of these actions are in the early stages of proceedings. Based on its current information, the Company believes the suits to be without merit and will defend its position vigorously. Although it is reasonably possible the Company may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made. No provision for any liability that may result upon adjudication has been made in the Company's Consolidated Financial Statements.

     In connection with these legal proceedings, the Company has incurred, and expects to continue to incur, substantial legal and other expenses. Shareholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of the Company's management.

     On July 21, 1997, the Company filed a complaint with the International Trade Commission ("ITC") based on the Company's belief that certain CD-ROM controllers infringed one or more of the Company's patents. The complaint seeks a ban on the importation into the United States of any infringing CD-ROM controller or product containing such infringing CD-ROM controller. A formal investigative proceeding was instituted by the ITC (Investigation No. 337-TA-401) on August 19, 1997, naming as respondents: Winbond Electronics Corporation ("Winbond"); Winbond Electronics North America Corporation; Wearnes Technology (Private) Ltd.; Wearnes Electronics Malaysia Sendirian Berhad; and Wearnes Peripheal International (Pte.).

     On March 16, 1998, the Company and Winbond entered into a settlement agreement pursuant to which Winbond obtained a nonexclusive, royalty-bearing license to the Company's U.S. patents No.'s 5,535,327 and 5,581,715 and the Company obtained a nonexclusive, royalty-free license to several Winbond patents. The settlement agreement provided that the parties would jointly seek termination and dismissal of investigation No. 337-TA-401 as to Winbond and its four affiliated companies: Winbond Electronics North America Corporation; Wearnes Technology (Private) Ltd.; Wearnes Electronics Malaysia Sendirian Berhad; and Wearnes Peripheal International (Pte.). On April 15, 1998, Investigation No. 337-TA-401 was ordered terminated as to all parties.

     As originally filed with the ITC, the Company's complaint also identified as proposed respondents: United Microelectronics Corporation ("UMC"); Lite-On Group; Lite-On Technology Corp.; Behavior Tech Computer Corp. and Behavior Tech Computer (USA) Corp. Prior to the ITC's institution of the formal investigation proceeding, the Company and UMC entered into a settlement agreement, effective July 31, 1997, pursuant to which UMC agreed to cease and desist the manufacture of its specified CD-ROM controllers, except under certain limited conditions which expired on January 31, 1998. The settlement agreement additionally provided for the withdrawal of the Company's ITC complaint against UMC and the above-named Lite-On and Behavior Tech companies. In September 1997, October 1997 and February 1998, the Company received $2.6 million, $4.8 million and $0.7 million, respectively pursuant to this settlement. Proceeds from the settlement were recorded as miscellaneous income and included in nonoperating income for the periods ended September 30, 1997, December 31, 1997 and March 31, 1998, respectively.

     On October 27, 1997, the Company filed a complaint in the United States District Court, Northern District of California against UMC for breach of contract, breach of the covenant of good faith and fair dealing and fraud based on UMC's breach of the settlement agreement arising out of the ITC action. Together with the filing of the complaint, the Company filed a motion for a preliminary injunction against UMC, seeking to enjoin UMC from selling the CD-ROM controllers, that were the subject of the ITC action and related settlement agreement, through or to a UMC affiliated, Taiwanese entity called MediaTek. On February 23, 1998, the federal court judge denied the Company's request for a preliminary injunction based on the court's findings that there was no evidence that UMC was presently engaged in the manufacture of CD-ROM controllers or other products covered by the settlement agreement. On December 24, 1997, UMC answered the Company's complaint and counterclaimed asserting causes of action for recission, restitution, fraudulent concealment, mistake, lack of mutuality, interference and declaratory judgment of non-infringement, invalidity and unenforceability of the Oak patent that was the subject of the original ITC action filed against UMC.
The Company believes these counterclaims to be without merit and will vigorously defend its patent. Both the Company and UMC seek compensatory and punitive damages. In addition, the Company seeks permanent injunctive relief. On April 14, 1998, the Company filed a Motion to Bifurcate UMC's patent counterclaims from the contract-related claim's and counterclaims.
The Motion to Bifurcate is scheduled to be heard on May 22, 1998. If an order is granted bifurcating the UMC patent counterclaims, a trial on the contract-related issues is scheduled for December of 1998. If the Company's Motion to Bifurcate is not granted, it is expected that a trial on all claims and counterclaims will occur in the second calendar quarter of 1999.

     In a related action to the lawsuit that was commenced by the Company against UMC (described above), on December 19, 1997, MediaTek, a UMC affiliated, Taiwanese entity, filed a complaint in the United States District Court, Northern District of California, against the Company for declaratory judgment of non-infringement, invalidity and unenforceability of the Oak patent that was the subject of the original ITC action against UMC, and intentional interference with prospective economic advantage. MediaTek seeks compensatory damages of not less than $10 million and punitive damages. The Company filed its answer on January 8, 1998 denying all the allegations. The Company believes the suit to be without merit and will vigorously defend its patent.

     On April 7, 1998, the Company filed a new complaint with the International Trade Commission ("ITC") alleging that five Asian companies, are violating U.S. trade laws by importing or selling CD-ROM drive controllers that infringe a United States patent owned by the Company. The Company's complaint is asserted against United Microelectronics Corp.; MediaTek, Inc.; Lite-On Group; Lite-On Technology Corp and AOpen, Inc.
In its complaint, the Company requests the ITC to investigate the five above-named companies and to enter an order barring imports into the United States of their allegedly infringing products and products containing them, including CD-ROM drives and personal computers. A formal investigative proceeding was instituted by the ITC (Investigation No. 337-TA-409) on May 8, 1998 naming as respondents United Microelectronics Corp. MediaTek, Inc., Lite-On Technology Corp. and AOpen, Inc. In most cases, the ITC decides within 12 to 15 months after the filing of a complaint whether or not to issue an order excluding foreign products that allegedly infringe U.S. patents. In connection with this legal proceeding, the Company will incur substantial legal and other expenses.

     If any of the above pending actions are decided adversely to the Company, it would likely have a material adverse affect on the Company's financial condition and results of operations.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) The following exhibits are filed herewith or incorporated by reference herein.

     Exhibit
     Number      Exhibit Title
     ------      -------------
     3.01        The Company's Restated Certificate of Incorporation, as amended (1)

     3.02        The Company's Restated Bylaws (2)

     3.03        Certificate of Correction to the Restated Certificate of
                 Incorporation of the Company (16)

     4.01        Form of Specimen Certificate for the Company's Common Stock (3)

     4.02 Amended and Restated Registration Rights Agreement dated as of October 15, 1993 among the Company and various investors (3)

     4.03 The Company's Restated Certificate of Incorporation, as amended (See Exhibit 3.01)

     4.04        The Company's Restated Bylaws (See Exhibit 3.02)

     4.05        Form of Certificate of Designation of Series A Junior Participating
                 Preferred Stock of the Company dated August 18, 1997 (16)

     4.06        Rights Agreement between the Company and BankBoston, N.A. dated
                 August 19, 1997 (16)

     10.01       1988 Stock Option Plan, as amended and related documents (3)*

     10.02 1994 Stock Option Plan and related documents (3) and amendment thereto dated February 1, 1996 (4)*

     10.03       1994 Outside Directors' Stock Option Plan and related documents (3)*

     10.04       1994 Employee Stock Purchase Plan (3)*

     10.05 401(k) Plan and related documents (3) and Amendment Number One and Supplemental Participation Agreement thereto (5)*

     10.06       Lease Agreement dated August 3, 1988 between John Arrillaga,
                 Trustee, or his Successor Trustee, UTA dated 7/20/77 (John
                 Arrillaga Separate Property Trust) as amended and Richard T.
                 Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77
                 (Richard T. Peery Separate Property Trust) as amended, and
                 Justin Jacobs, Jr., dba Siri-Kifer Investments, a joint
                 venture, and the Company, as amended June 1, 1990, and Consent to Alterations dated March 26, 1991 (lease agreement for 139 Kifer
                 Court, Sunnyvale, California) (3), and amendments thereto dated
                 June 15, 1995 and July 19, 1995 (5)

     10.07       Lease Agreement dated August 22, 1994 between John
                 Arrillaga, Trustee, or his Successor Trustee, UTA dated
                 7/20/77 (John Arrillaga Separate Property Trust) as amended and Richard T. Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77 (Richard T. Peery Separate Property Trust) as amended, and Justin Jacobs, Jr., dba Siri-Kifer Investments, a joint venture, and the Company (lease agreement for 140 Kifer
                 Court, Sunnyvale, California) (3), and amendment thereto dated
                 June 15, 1995 (5)

     10.08 Form of Indemnification Agreement, between the Company and each of its Directors and executive officers (14)

     10.09       VCEP Agreement dated July 30, 1990 between the Company and Advanced
                 Micro Devices, Inc. (3)

     10.10       Product License Agreement dated April 13, 1993 between the Company and Media Chips, Inc., as amended September 16, 1993 (3)

     10.11       Resolutions of the Board of Directors of the Company dated July 27,
                 1994 setting forth the provisions of the Executive Bonus Plan (3) (12)*

     10.12       Employee Incentive Plan effective January 1, 1995 (3)*

     10.13       Option Agreement between Oak Technology, Inc., and Taiwan Semiconductor
                 Manufacturing Co., Ltd. dated as of August 8, 1996 (14)**

     10.14       Foundry Venture Agreement between the Company and United Microelectronics
                 Corporation dated as of October 2, 1995 (6) (12)

     10.15       Fab Ven Foundry Capacity Agreement among the Company, Fab Ven and
                 United Microelectronics Corporation dated as of October 2, 1995 (7) (12)

     10.16       Written Assurances Re: Foundry Venture Agreement among the Company, United
                 Microelectronics Corporation and Fab Ven dated as of October 2, 1995 (8) (12)

     10.17       Lease Agreement dated June 15, 1995 between John Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (John Arrillaga Separate Property
                 Trust) as amended and Richard T. Peery, Trustee, or his Successor Trustee,
                 UTA dated 7/20/77 (Richard T.Peery Separate Property Trust) as amended, and the Company (lease agreement for 130 Kifer Court, Sunnyvale, California) (9), and amendments thereto dated June 15, 1995 and August 18, 1995 (10)

     10.18       Deposit Agreement dated November 8, 1995 between Chartered Semiconductor
                 Manufacturing Ltd. and the Company (11), and  Amendment Agreement (No. 1)
                 thereto dated September 25, 1996 (13)**

     10.19       Amendment Agreement (No. 2) dated April 7, 1997 to Deposit Agreement dated
                 November 8, 1995 between Chartered Semiconductor Manufacturing Ltd. and the
                 Company(15) and addendum thereto dated September 26, 1997(17)**

     10.20       First Amendment to Plan of Reorganization and Agreement of Merger dated
                 October 27, 1995 among the Company, Oak Acquisition Corporation, Pixel
                 Magic, Inc. and the then shareholders of Pixel dated June 25, 1996 and
                 Second Amendment thereto dated June 13, 1997 (16)

     10.21       First Amendment to Non-Compete and Technology Transfer Agreement by and
                 among the Company, Pixel Magic, Inc. and Peter D. Besen dated June 13, 1997 (16)**

     10.22       Agreement of Termination of Employment Agreement between Pixel Magic, Inc.
                 and Peter D. Besen dated June 13, 1997 (16)

     10.23       Agreement of Termination of Employment Agreement between Pixel Magic, Inc.
                 and Don Schulsinger dated June 13, 1997 (16)

     10.24       Release and Settlement Agreement between the Company and United
                 Microelectronics Corporation dated July 31, 1997 (16)**

     10.25       Sublease Agreement dated December 1, 1997 between Global Village Communication,
                 Inc. and the Company (lease agreement for 1150 East Arques Avenue, Sunnyvale,
                 California) and accompanying lease and amendment thereto (18)

     10.26       Amendment to Option Agreement by and between Taiwan Semiconductor
                 Manufacturing Co., Ltd, and the Company. **

     10.27       Settlement Agreement between Winbond Electronics Corporation and the
                 Company. **

     11.01       Statement regarding computation of net income per share

     27.01       Financial Data Schedule

-------------------
(1) Incorporated herein by reference to exhibit 3.01 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
(2) Incorporated herein by reference to exhibit 3.05 filed with the Company's Registration Statement on Form S-1 (File No. 33-87518) declared effective by the Securities and Exchange Commission on February 13, 1995 (the "February 1995 Form S-1").
(3) Incorporated herein by reference to the exhibit with the same number filed with the February 1995 Form S-1.
(4) Incorporated herein by reference to Exhibit 10.1 filed with the Company's Registration Statement on Form S-8 (File No. 333-4334) on May 2, 1996.
(5) Incorporated herein by reference to the exhibit with the same number filed with the Company's Annual Report on Form 10-K for the year ended June 30, 1996.
(6) Incorporated herein by reference to Exhibit 2.1 filed with the Company's Form 8-K dated October 2, 1995 (the "October 1995 form 8-K").
(7) Incorporated herein by reference to Exhibit 2.2 filed with the October 1995 Form 8-K.
(8) Incorporated herein by reference to Exhibit 2.3 filed with the October 1995 Form 8-K.
(9) Incorporated herein by reference to Exhibit 10.08 filed with the Company's Annual Report on Form 10-K for the year ended June 30, 1995.
(10) Incorporated herein by reference to Exhibit 10.08 filed with the Company's Annual Report on Form 10-K for the year ended June 30, 1996.
(11) Incorporated herein by reference to Exhibit 10.04 filed with the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

(12) Confidential treatment has been granted with respect to portions of this exhibit.
(13) Incorporated herein by reference to Exhibit 10.17 filed with the Company's Annual Report on Form 10-K for the year ended June 30, 1996.
(14) Incorporated herein by reference to the exhibit with the same number filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
(15) Incorporated herein by reference to the exhibit with the same number filed with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.
(16) Incorporated herein by reference to the exhibit with the same number filed with the Company's Annual Report on Form 10-K for the year ended June 30, 1997.
(17) Incorporated herein by reference to the exhibit with the same number filed with the Company's Quarterly report on Form 10-Q for the quarter ended September 30, 1997.
(18) Incorporated herein by reference to the exhibit with the same number filed with the Company's Quarterly report on Form 10-Q for the quarter ended December 31, 1997.

-------------------
*    Indicates Management incentive plan.
** Confidential treatment granted and/or requested as to portions of the exhibit.

(b)  Reports on Form 8-K

          A report on Form 8-K was filed on January 28, 1998 reporting the business restructuring that was announced with the release of the Company's second fiscal quarter results. Pursuant to the restructuring plan, the Company would discontinue its graphics and audio/communications businesses and focus on three core markets: optical storage, consumer electronics and digital office equipment. The Company also appointed Mr. Richard Black, a Director of the Company since 1987, to the executive management team as president and added Mr. Young Sohn, president of Quantum Corporation's Enterprise and Personal Storage Group, to its Board of Directors. The form 8-K also reported that its Board of Directors approved a stock repurchase plan.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    OAK TECHNOLOGY, INC.
                                    (Registrant)

Date:  May 14, 1998                 /S/ SIDNEY S. FAULKNER
                                    -----------------------------
                                    Sidney S. Faulkner
                                    Vice President, Finance
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer
                                    and Duly Authorized Officer)

                                EXHIBIT INDEX

     Exhibit
     Number      Exhibit Title
     ------      -------------
     10.26       Amendment to Option Agreement by and between Taiwan
                 Semiconductor Manufacturing Co., Ltd, and the Company.**

     10.27 Settlement Agreement between Winbond Electronics Corporation and the Company. **

     11.01       Statement regarding computation of net income per share

     27.01       Financial Data Schedule

     -------------------
     ** Confidential treatment requested as to portions of the exhibit

                                                                 EXHIBIT 10.26

                   FIRST AMENDMENT TO THE OPTION AGREEMENT

     THIS FIRST AMENDMENT TO THE OPTION AGREEMENT (the "Amendment") is made and becomes effective as of March 1, 1998 (the "Effective Date") by and between Taiwan Semiconductor Manufacturing Co., Ltd., and company duly incorporated under the laws of the Republic of China ("ROC"), having its principal place of business at No. 121, Park Avenue 3, Science Based Industrial Park, Hsin-Chu, Taiwan, ROC ("TSMC"), and Oak Technology, Inc., a company duly incorporated under the laws of ROC, having its principal place of business at Rm. B, No. 370, Sec. 1, Fu-Hsing S. Rd. Taipei, Taiwan ("Oak").

     In consideration of mutual covenants and conditions, the parties, hereto agree to amend the Option Agreement entered into on August 8, 1996 (the "Option Agreement") as follows:

1. Capitalized terms not defined herein shall have the same meanings given them in the Option Agreement.

2. Owing to the fact that the actual number of wafers purchased by OAK in 1996 exceeded the 1996 Customer Committed Capacity by [ * ] wafers, the parties agree to apply such exceeding number of wafers to the 1997 Base Capacity thereby reducing the 1997 Base Capacity from [ * ] wafers to
    [ * ] wafers, and the 1997 Customer Committed Capacity from [ * ] wafers to [ * ] wafers. The parties further agree that the 1997 TSMC Committed Capacity shall remain at [ * ] wafers.

3. In the event that OAK's purchase of wafers exceeds the TSMC Committed Capacity of year(s) 1997 and/or 1998, the parties agree that the exceeding number of wafers would be applied first to the Base Capacity and then to the Option Capacity of the following calendar year, and the Base Capacity, Option Capacity and Customer Committed Capacity of the following calendar year will therefore be reduced as appropriate by the excess amount. However, the TSMC Committed Capacity would not be affected by the occurrence of the above-stated conditions.

4. Subject to the foregoing amendments, the Option Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Option Agreement as of the date first stated above.

Taiwan Semiconductor                          Oak Technology, Inc.
Manufacturing Co., Ltd.

By: /s/ C.C. Tsai                             By: /s/ Sidney S. Faulkner
    ----------------------------                  ----------------------------

Name:  C.C. Tsai                              Name:  Sidney S. Faulkner

Title:  Senior Director                       Title:  Vice President
        Asia Marketing & Technical Service            & Chief Financial Officer

                * CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR
                  REDACTED PORTIONS WHICH HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

                                                                EXHIBIT 10.27

                             SETTLEMENT AGREEMENT

          WINBOND ELECTRONICS CORPORATION (hereinafter "Winbond") and OAK TECHNOLOGY, INC. (hereinafter "Oak") hereby agree to settlement of ITC Investigation No. 337-TA-401 on the following terms and conditions:

1.   DEFINITIONS.

     a.   The "Effective Date" of the settlement is March 16, 1998.

     b. The "Licensed Patents" are Oak's U.S. Patent No. 5,535,327 and U.S. Patent No. 5,581,715, and any continuation, division, continuation-in-part, reissue, reexamination, renewal and extension thereof, including U.S. and foreign counterparts.

     c.   The "Licensed Products" are [ *

     ] It is agreed that the Winbond 88111F, 88111AF, 88112F, 88113F, 88113AF, 88222, and 88223 chips are Licensed Products that are, were or will be individually sold by or for Winbond. It is also agreed that all other Winbond controllers implementing substantially the same structures and/or methods insofar as the claims of the Licensed Patents are concerned, are also Licensed Products.

     d.   As used in this Agreement [ *

                                                                              ]

     e.   As used in this Agreement  [ *

                                                                              ]

2.   RIGHTS UNDER THE LICENSED PATENTS.

     a.   Winbond has the right [ *

                                                                              ]

3.   RIGHTS UNDER WINBOND PATENTS.  [ *

                                                                              ]

4. DISMISSAL OF ITC ACTION. Based on this Settlement Agreement, Oak and Winbond agree to jointly seek termination and dismissal of Investigation No. 337-TA-401 as to all parties.

                * CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR
                  REDACTED PORTIONS WHICH HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

5. CONFIDENTIALITY. Terms of this settlement shall be kept confidential, except as required by law or statute or as otherwise agreed to by the parties.
[ *

                                                                      ]
9. MODIFICATION. This Agreement shall not be modified, except by a writing duly executed by both parties.

10. The parties agree that, except as required by law, public comment will be limited to the following:

               Oak and Winbond have resolved their dispute regarding CD-ROM controller chips. As part of the resolution, Winbond has obtained a license under the Oak patents.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

                                   OAK TECHNOLOGY, INC.

Date:     March 17, 1998           By: /s/ SHAWN M. SODERBERG
                                       -------------------------------
                                   Title: GENERAL COUNSEL
                                          ----------------------------

Date:     March 18, 1998           By: /s/ ARCHIE YEH
                                       -------------------------------
                                   Title: VP WINBOND ELECTRONICS CORP.
                                          ----------------------------

                * CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR
                  REDACTED PORTIONS WHICH HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

                                                                  EXHIBIT 11.01



                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                    (UNAUDITED)

                                                                        Three Months Ended                Nine Months Ended
                                                                             March 31,                       March 31,
                                                                   ----------------------------     ---------------------------
                                                                       1998             1997           1998             1997
                                                                   ------------     -----------     ------------    -----------
Net income (loss).............................................     $  (3,004)        $   9,540      $  10,791        $  21,075
                                                                   ------------     -----------     ------------    -----------
                                                                   ------------     -----------     ------------    -----------
Weighted average shares used in computing basic
 net income (loss) per share..................................        42,000            40,532         41,809           40,469
                                                                   ------------     -----------     ------------    -----------
Weighted average number of dilutive common
 equivalent shares used in computing diluted net
 income (loss) per share:
   Options....................................................             -             2,108            756            2,005
   Warrants...................................................             -               161             79              156
                                                                   ------------     -----------     ------------    -----------
Weighted average shares used in computing
 diluted net income (loss) per share..........................        42,000            42,801         42,644           42,630
                                                                   ------------     -----------     ------------    -----------
                                                                   ------------     -----------     ------------    -----------
Net income (loss) per share:
   Basic......................................................     $   (0.07)        $    0.24      $    0.26        $    0.52
                                                                   ------------     -----------     ------------    -----------
                                                                   ------------     -----------     ------------    -----------
   Diluted....................................................     $   (0.07)        $    0.22      $    0.25        $    0.49
                                                                   ------------     -----------     ------------    -----------
                                                                   ------------     -----------     ------------    -----------

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED BALANCE SHEETS AND CONSOLIDATED STATEMENTS OF OPERATIONS AS FOUND ON PAGES 3 AND 4 OF THE COMPANY'S FORM 10-Q FOR THE YEAR TO DATE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                                JANUARY 22, 1998
                Date of Report (Date of earliest event reported)


                              OAK TECHNOLOGY, INC.
               (Exact name of registrant as specified in charter)



         DELAWARE                 0-25298                       77-0161486
(State or other jurisdiction    (Commission                   (IRS Employer
    of incorporation)           File Number)               Identification No.)



139 KIFER COURT, SUNNYVALE, CALIFORNIA                            94086
(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code         (408) 737-0888



                                       N/A

         (Former name or former address, if changed since last report.)

Item 5.  Other Events.


         On January 22, 1998, the Registrant issued a press release announcing simultaneously with releasing its fiscal second quarter results that it has decided to focus its resources on its three core markets: Optical Storage, Consumer Electronics, and Digital Office Equipment and therefore, will divest its graphics and audio businesses. The Registrant also announced that Mr. Richard Black will join the executive management team as president, and that it had added Mr. Young Sohn, president of Quantum Corporation's Enterprise and Personal Storage Group, to its Board of Directors. Furthermore the Registrant announced that its Board of Directors approved a stock repurchase plan authorizing the purchase of up to two million shares of the Registrant's Common Stock.

Item 7.  Exhibits.

         A copy of the Registrant's press release announcing its fiscal second quarter results, its decision to focus on its three core markets, the election of a new president and a new member to its Board or Directors, and the authorization of its stock repurchase plan is attached hereto as Exhibit 99.1 and incorporated herein by reference.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   OAK TECHNOLOGY, INC.
                                   --------------------
                                       (Registrant)


Date:  January 28, 1998       By  /s/ Sidney S. Faulkner
                                ------------------------
                                 Name:    Sidney S. Faulkner
                                 Title:   Vice President, Finance
                                          Chief Financial Officer and Secretary
                                          (Principal Financial and Accounting
                                          Officer and Duly Authorized Officer)

                                INDEX TO EXHIBITS




    Exhibit No.            Description                                   Page
    -----------            -----------                                   ----

       99.1            Press Release disseminated January 22, 1998.

                                                                  PRESS RELEASE


CONTACTS:
INVESTOR RELATIONS           EDITORIAL
Supriya Venkat               Jonathan Bloom
Oak Technology, Inc.         McGrath/Power Public Relations
(408) 328-6899               (408) 727-0351
supriyav@oaktech.com         jonathan_bloom@mcgrathpowerpr.com


           OAK TECHNOLOGY ANNOUNCES Q2'98 RESULTS AND BUSINESS UNIT
                                 RESTRUCTURING

     - COMPANY TO FOCUS ON THREE CORE MARKETS AND DIVEST ITS INTERESTS IN PC AUDIO AND GRAPHICS
     -    NEW PRESIDENT AND NEW ADDITION TO BOARD OF DIRECTORS
     -    UP TO TWO MILLION SHARE STOCK REPURCHASE AUTHORIZED

Sunnyvale, Calif. - January 22, 1998 - Simultaneously with releasing its fiscal second quarter results, Oak Technology (NASDAQ: OAKT) today announced that it would refocus its efforts by concentrating on three core markets: Optical Storage, Consumer Electronics and Digital Office Equipment and therefore, will divest its graphics and audio businesses. The Company also announced that it has elected a new president and a new member to its Board of Directors. Furthermore, the Company announced its Board of Directors has authorized the repurchase of up to two million shares of its Common Stock.

RESULTS FOR Q2 '98

     The Company today reported results for the second fiscal quarter of 1998 ending December 31, 1997. Net sales for the quarter were $49.4 million, an increase of 4 percent over the second fiscal quarter of 1997 net sales of $47.6 million. Net income of $7.6 million compares to net income of $13.2 million in the comparable period of fiscal 1997. Diluted net income per share of $0.18 compares with net income of $0.31 per diluted share in the second quarter of fiscal 1997. Net income for the quarter ending December 31, 1997 includes non-operating income of approximately $4.8 million or $0.07 per diluted share net of taxes, resulting from a favorable legal settlement. Net income for the second quarter of fiscal 1997 includes the impact of favorable inventory-related adjustments of approximately $14.5 million to cost of revenues.

OAK ANNOUNCES Q2 '98 RESULTS AND BUSINESS RESTRUCTURING-2

The Optical Storage business continued to account for the largest portion of Oak's business, representing approximately 80 percent of the Company's revenues during the fiscal second quarter. The business continues to experience pressure from new competitors entering the market, pressure from the sub-$1000 PC segment for lower-cost components, and the effects of a strong dollar versus Asian currencies. Due to these factors as well as lower PC unit demand after the holiday season, the company expects it may incur a loss from operations in the March quarter.

FOCUS ON THREE CORE MARKETS; DIVESTITURE OF PC AUDIO AND GRAPHICS INTERESTS

     The Company has made a strategic decision to focus all its resources on its three core markets: Optical Storage, Consumer Electronics, and Digital Office Equipment. As a result of this decision, the Company plans to divest its interests in PC audio and graphics.

     "In order to extend our leadership positions in the Optical Storage and Digital Office Equipment markets and expand our presence in the Consumer Electronics market, we have decided to focus all of our resources on these strategically important core markets," stated David D. Tsang, chairman and chief executive officer of Oak Technology. "For our PC audio and graphics divisions, we are actively seeking interested parties that can leverage these businesses with their own to achieve maximum value," further stated Tsang.

     "Our PC audio and graphics businesses combined accounted for less than 5 percent of this quarter's revenues and approximately 20 percent of operating expenses," continued Tsang. "The audio and graphics semiconductor markets are highly competitive and we believe they offer limited opportunities for Oak. We also believe that there is value in what we have developed and that for the right company, acquiring these businesses can offer a tremendous head start."

ADDITIONS TO THE EXECUTIVE MANAGEMENT TEAM AND BOARD

     The Company also announced today Mr. Richard Black will join Oak's executive management team as president. Mr. Black joined the Company's Board of Directors in 1987 and will continue to serve as a director. He has been president and CEO of three large companies, two with sales in excess of one billion dollars. His management experience spans diverse fields such as electronic publishing equipment and software, networking hardware, semiconductors, and interactive video software.

     The Company also stated that it has added Mr.Young Sohn, president of Quantum Corporation's Enterprise and Personal Storage Group, to its Board of Directors. Mr. Sohn was president and managing director of Quantum Asia-Pacific until June 1994. Prior to joining Quantum in 1992, he spent nine years as a marketing and sales executive at Intel Corporation.

OAK ANNOUNCES Q2 '98 RESULTS AND BUSINESS RESTRUCTURING-3

     "I am excited to announce these new additions to the Oak team," said Tsang. "with Rick as part of the executive management team, I expect to concentrate on strategic direction and key customer relationships while Rick will be responsible for the day-to-day operations of the Company. In addition, we look forward to utilizing Mr. Sohn's industry experience on our Board to help guide the Company as we move forward."

STOCK REPURCHASE PLAN

     The Company's Board of Directors today approved a stock repurchase plan authorizing the purchase of up to two million shares of Oak Technology Common Stock. Repurchases will be made from time to time in open market or privately negotiated transactions. The plan authorizes, but does not require, Oak to purchase all two million shares. Actual repurchases in any period will depend on market conditions and other factors and could be in substantially lesser amounts. The repurchase program is authorized for one year, unless further extended by the Board.

BUSINESS REVIEW FOR SECOND FISCAL QUARTER '98

OPTICAL STORAGE

     During the quarter, the Company demonstrated its continued commitment to expanding its product offerings as well as achieving higher levels of product integration in Optical Storage. The OTI-9325, announced in the second quarter, is an integrated, high-performance three-in-one CD-ROM controller. Although integrated products have higher ASPs (average selling prices) than the Company's single-function products, gross margins will continue to come under pressure from the competitive environment of this market. During the quarter, the Company continued to ship its OTI-975 CD-RW controller which is used in leading CD-RW drives in the market today, and sampled the OTI-9800 DVD-ROM controller.

CONSUMER ELECTRONICS

     The Company's Consumer Electronics business comprises Oak's existing MPEG-1 decoders used in VideoCD players, MPEG-2/Dolby Digital decoders for the DVD player market, and DVD navigation software. This month, Oak announced the OTI-257, a highly integrated, low-cost solution for VideoCD players including karaoke support. "Oak is committed to investing the necessary resources to be competitive in this market and we intend to leverage our MPEG technology with our strong Optical Storage expertise to deliver complete solutions for this developing market," explained Tsang.

DIGITAL OFFICE EQUIPMENT

     Oak believes the Digital Office Equipment market offers growth opportunities and is pursuing these through its Pixel Magic subsidiary. During the quarter, Pixel announced design wins at JetFax and Xerox. Last month, Pixel announced the signing of a letter of intent to acquire Xerographic Laser Images (XLI) which develops products that produce enhanced resolution output from printers, copiers, fax systems and multifunction peripherals. The Company expects to complete this acquisition by the end of its fiscal year.

OAK ANNOUNCES Q2 '98 RESULTS AND BUSINESS RESTRUCTURING-4

THE FOREGOING STATEMENTS CONTAIN FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FACTORS THAT COULD CAUSE ACTUAL OUTCOME TO DIFFER MATERIALLY FROM THOSE SET FORTH INCLUDE, WITHOUT LIMITATION, MARKET CONDITIONS IN THE PERSONAL COMPUTER AND SEMICONDUCTOR INDUSTRIES, THE DEGREE OF COMPETITIVENESS OF THE COMPANY'S CUSTOMERS, LEVELS OF INVENTORY HELD BY THE COMPANY'S CUSTOMERS, THE RATE AT WHICH THE PC INDUSTRY MOVES TO HIGHER SPEED DRIVES AS WELL AS DVD-ROM DRIVES, AND THE COMPANY'S CUSTOMERS' PERCEPTIONS THEREOF, ECONOMIC CONDITIONS IN ASIA, THE COMPANY'S ABILITY TO CONTROL EXPENSES, AND OTHER RISKS THAT ARE CONTAINED IN DOCUMENTS WHICH THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION. FOR A DISCUSSION OF SUCH RISKS, SEE THE COMPANY'S MOST RECENT SEC FORM 10-K AND 10-Q.

ABOUT OAK TECHNOLOGY

Founded in 1987, Oak Technology, Inc. designs, develops and markets semiconductors and related software to original equipment manufacturers worldwide who serve the optical storage, consumer electronics and digital office equipment markets. Oak has a software design center in Boca Raton, Fla.; a mixed signal design center in Austin, Texas; and subsidiaries in Japan (Oak Technology K.K.), Taiwan (Oak Technology, Taiwan), and Andover, Mass. (Pixel Magic, Inc.). The Company completed its initial public offering in February 1995. Additional information about Oak Technology and its products can be found on the World Wide Web at www.oaktech.com.

Oak Technology and the Oak logo are registered trademarks of Oak Technology, Inc. Pixel Magic is a trademark of Oak Technology. All other product names or Company names are mentioned for identification purposes only, and may be trademarks of their respective holders.

                                     # # #

OAK ANNOUNCES Q2 '98 RESULTS AND BUSINESS RESTRUCTURING-5

                    OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (Unaudited)


                                                 THREE MONTHS ENDED       SIX MONTHS ENDED
                                                    DECEMBER 31,            DECEMBER 31,
                                                 --------------------    --------------------
                                                   1997        1996        1997        1996
                                                 --------    --------    --------    --------
Net revenues                                      $49,353     $47,611     $92,646     $66,537
Cost of revenues                                   23,233      15,225      43,988      25,441
                                                  -------     -------     -------     -------
     Gross profit                                  26,120      32,386      48,658      41,096

Research and development expenses                  11,921       7,860      22,752      15,954
Selling, general, and administrative expenses       8,090       5,087      14,401       9,380
                                                  -------     -------     -------     -------
     Operating income                               6,109      19,439      11,505      15,762

Nonoperating income                                 5,586         850       9,718       1,984
                                                  -------     -------     -------     -------
     Income before income taxes                    11,695      20,289      21,223      17,746

Income taxes                                        4,093       7,101       7,428       6,211
                                                  -------     -------     -------     -------
     Net income                                   $ 7,602     $13,188     $13,795     $11,535
                                                  -------     -------     -------     -------
                                                  -------     -------     -------     -------

Net income per share:
     Basic                                        $  0.18     $  0.33     $  0.33     $  0.29
                                                  -------     -------     -------     -------
                                                  -------     -------     -------     -------
     Diluted                                      $  0.18     $  0.31     $  0.32     $  0.27
                                                  -------     -------     -------     -------
                                                  -------     -------     -------     -------

Shares used in computing net income per share:
     Basic                                         41,824      40,382      41,716      40,348
                                                  -------     -------     -------     -------
                                                  -------     -------     -------     -------
     Diluted                                       42,643      42,701      42,762      42,399
                                                  -------     -------     -------     -------
                                                  -------     -------     -------     -------


OAK ANNOUNCES Q2 '98 RESULTS AND BUSINESS RESTRUCTURING-6


                    OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (IN THOUSANDS)


                                                           (Unaudited)
                                                           DECEMBER 31,     JUNE 30,
                                                               1997           1997
                                                           ------------   ------------
ASSETS

Current assets:

     Cash and investments                                    $132,946       $145,269
     Accounts receivable, net                                  27,991         24,872
     Inventories                                               12,184         12,322
     Prepaid expenses and other current assets                 24,984         23,472
                                                             --------       --------
         Total current assets                                 198,105        205,935

Property and equipment, net                                    24,892         19,958
Foundry deposits                                               18,265         19,145
Other assets                                                   54,115         42,557
                                                             --------       --------
         Total assets                                        $295,377       $287,595
                                                             --------       --------
                                                             --------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

     Notes payable and current portion of long-term debt     $  9,505       $  7,264
     Accounts payable                                          14,778         16,144
     Other accrued liabilities                                 12,230         14,359
                                                             --------       --------
         Total current liabilities                             36,513         37,767

Long-term liabilities                                           4,440         11,131
                                                             --------       --------
         Total liabilities                                     40,953         48,898
                                                             --------       --------

Stockholders' equity:

     Common stock                                             161,874        159,942
     Retained earnings                                         92,550         78,755
                                                             --------       --------
         Total stockholders' equity                           254,424        238,697
                                                             --------       --------
         Total liabilities and stockholders' equity          $295,377       $287,595
                                                             --------       --------
                                                             --------       --------


                                                                      APPENDIX E

                                                              [X]     PLEASE MARK YOUR
                                                                      VOTES AS IN THE
                                                                      EXAMPLE.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                      XEROGRAPHIC LASER IMAGES CORPORATION
                            ------------------------
                                SPECIAL MEETING
                                          , 1998

    The undersigned hereby appoints Anthony D. D'Amelio and Roger F. Salava as proxies to represent the undersigned, with full power of substitution, at the Special Meeting of Stockholders of Xerographic Laser Images Corporation, to be
held on         , 1998 at 10:00 A.M., local time, at the offices of Warner &
Stackpole LLP, 75 State Street, Boston, Massachusetts, and at any adjournments thereof. The undersigned hereby directs the said Anthony D. D'Amelio and Roger
F. Salava to vote in accordance with their judgment on any matters that may properly come before the Special Meeting, all as indicated in the Notice of Special Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned:

1.   Proposal to approve the merger of OTI             FOR                   AGAINST          ABSTAIN
     Acquisition with and into XLI.                    [ ]                     [ ]            [ ]
2.   Proposal to ratify and approve the                FOR                   AGAINST          ABSTAIN
     Plan of Reorganization and                        [ ]                     [ ]            [ ]
     Agreement of Merger, dated as
     of January 29, 1998.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

3.   Appointment of Stockholder                       FOR ALL NOMINEES           WITHHOLD AUTHORITY
     Representatives                                   LISTED AT RIGHT            TO VOTE FOR ALL
                                                    (EXCEPT AS MARKED TO         NOMINEES LISTED AT  NOMINEES: DANIEL ALLEN
                                                     THE CONTRARY BELOW)               RIGHT         ADAM CARLEY
                                                             [ ]                                     ANTHONY D'AMELIO
                                                                                        [ ]          JOSEPH KATZ
                                                                                                     VINCENT SPOTO

  For, except vote withheld for the following nominee(s):

  -----------------------------------------------------------------------------

4. In their discretion to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   In their discretion, the Proxies are authorized to vote upon such other business that may properly come before the meeting.

   THIS BALLOT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" EACH PROPOSAL.

   PLEASE DATE, SIGN AND RETURN THIS PROXY. THANK YOU.

Signature of Stockholder(s):                              Dated:
                            -----------------------------        ---------------


Printed Name:
             -------------------------------------------------------------------

Address:
         -----------------------------------------------------------------------

NOTE: Signature should agree with the name on the stock certificate as printed thereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing.